Warning Statement

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Web Proof Information Pack of

MGM CHINA HOLDINGS LIMITED

(Incorporated in the Cayman Islands with limited liability)

WARNING

The Web Proof Information Pack is being published as required by The Stock Exchange of Hong Kong Limited and the Securities and Futures Commission solely for the purpose of providing information to the public in Hong Kong.

This Web Proof Information Pack is in draft form. The information contained in it is incomplete and is subject to change which can be material. By viewing this Web Proof Information Pack, you acknowledge, accept and agree with MGM China Holdings Limited (the “Company”), any of its affiliates, sponsors and advisers and members of the underwriting syndicate that:

(a)	this Web Proof Information Pack is only for the purpose of providing information and facilitating equal dissemination of information to investors in Hong Kong and not for any other purposes. No investment decision should be based on the information contained in this Web Proof Information Pack;

(b)	the posting of this Web Proof Information Pack or any supplemental, revised or replacement pages on the website of Hong Kong Exchanges and Clearing Limited does not give rise to any obligation of the Company, its affiliates, sponsors and advisers or members of the underwriting syndicate to proceed with any offering in Hong Kong or any other jurisdiction. There is no assurance that the Company will proceed with any offering;

(c)	the contents of this Web Proof Information Pack or any supplemental, revised or replacement pages may or may not be replicated in full or in part in the actual prospectus;

(d)	this Web Proof Information Pack is in draft form and may be changed, updated or revised by the Company from time to time and the changes, updates and/or revisions could be material, but neither the Company nor any of its affiliates, sponsors and advisors and members of the underwriting syndicate is under any obligation, legal or otherwise, to update any information contained in this Web Proof Information Pack;

(e)	this Web Proof Information Pack does not constitute a prospectus, notice, circular, brochure, advertisement or other document offering to sell any securities to the public in any jurisdiction, nor is it an invitation to the public to make offers to subscribe for or purchase any securities, nor is it calculated to invite or solicit offers by the public to subscribe for or purchase any securities;

(f)	this Web Proof Information Pack must not be regarded as an inducement to subscribe for or purchase any securities, and no such inducement is intended;

(g)	neither the Company nor any of its affiliates, sponsors and advisers and members of the underwriting syndicate is offering, or its soliciting offers to buy, any securities in any jurisdiction through the publication of this Web Proof Information Pack;

(h)	neither this Web Proof Information Pack nor anything contained herein shall form the basis of or be relied on in connection with any contract or commitment whatsoever;

(i)	neither the Company nor any of its affiliates, sponsors and advisers and members of the underwriting syndicate makes any express or implied representation or warranty as to the accuracy or completeness of the information contained in this Web Proof Information Pack;

(j)	each of the Company, any of its affiliates, sponsors and advisers and members of the underwriting syndicate expressly disclaims any and all liabilities on the basis of any information contained in, or omitted from, or any inaccuracies or errors in, this Web Proof Information Pack;

(k)	securities may not be offered or sold in the United States absent registration under the United States Securities Act of 1933, as amended (“U.S. Securities Act”) or any state securities laws of the United States, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act or any state securities laws of the United Sates. The securities referred to in this Web Proof Information Pack have not been and will not be registered under the U.S. Securities Act, or any state securities laws of the United States. The Company will not conduct a public offering of securities in the United States. This Web Proof Information Pack is not an offer of securities for sale in the United States. You confirm that you are accessing this Web Proof Information Pack from outside the United States; and

(l)	as there may be legal restrictions on the distribution of this Web Proof Information Pack or dissemination of any information contained in this Web Proof Information Pack, you agree to inform yourself about and observe any such restrictions applicable to you.

THIS WEB PROOF INFORMATION PACK IS NOT FOR PUBLICATION OR DISTRIBUTION TO PERSONS IN THE UNITED STATES. ANY SECURITIES REFERRED TO HEREIN HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR PURSUANT TO AN AVAILABLE EXEMPTION THEREFROM. NO PUBLIC OFFERING OF THE SECURITIES WILL BE MADE IN THE UNITED STATES.

NEITHER THIS WEB PROOF INFORMATION PACK NOR THE INFORMATION CONTAINED HEREIN CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE UNITED STATES OR IN ANY OTHER JURISDICTIONS WHERE SUCH OFFER OR SALE IS NOT PERMITTED. THIS WEB PROOF INFORMATION PACK IS NOT BEING MADE AND MAY NOT BE DISTRIBUTED OR SENT TO CANADA OR JAPAN.

No offer or invitation will be made to the public in Hong Kong until after a prospectus of the Company has been registered with the Registrar of Companies in Hong Kong in accordance with the Companies Ordinance (Chapter 32 of the Laws of Hong Kong). If an offer or an invitation is made to the public in Hong Kong in due course, prospective investors are reminded to make their investment decisions solely based on a prospectus of the Company registered with the Registrar of the Companies in Hong Kong, copies of which will be distributed to the public during the offer period.

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CONTENTS

This Web Proof Information Pack contains the following information relating to the Company.

•	SUMMARY

•	DEFINITIONS

•	GLOSSARY

•	RISK FACTORS

•	FORWARD-LOOKING STATEMENTS

•	DIRECTORS AND PARTIES INVOLVED

•	CORPORATE INFORMATION

•	HISTORY AND CORPORATE STRUCTURE

•	THE SUBCONCESSION

•	OUR INDUSTRY

•	REGULATIONS

•	U.S. REGULATORY MATTERS

•	BUSINESS

•	RELATIONSHIP WITH MGM RESORTS INTERNATIONAL AND PANSY HO

•	CONNECTED TRANSACTIONS

•	DIRECTORS, SENIOR MANAGEMENT AND THE EMPLOYEES

•	FINANCIAL INFORMATION

•	FUTURE PLANS

•	APPENDIX IA — ACCOUNTANTS’ REPORT

•	APPENDIX IB — ACCOUNTANTS’ REPORT — MGM CHINA HOLDINGS

•	APPENDIX III — PROFIT FORECAST

•	APPENDIX IV — PROPERTY VALUATION

•	APPENDIX V — SUMMARY OF THE REVIEW OF ANTI-MONEY LAUNDERING PROCEDURES, SYSTEMS AND CONTROLS

•	APPENDIX VI — SUMMARY OF THE CONSTITUTION OF OUR COMPANY AND CAYMAN ISLANDS COMPANY LAW

•	APPENDIX VII — STATUTORY AND GENERAL INFORMATION

YOU SHOULD READ THE SECTION HEADED “WARNING” ON THE COVER OF THIS WEB PROOF INFORMATION PACK.

i

THIS WEB PROOF INFORMATION PACK IS IN DRAFT FORM. The information contained in it is incomplete and is subject to change. This Web Proof Information Pack must be read in conjunction with the section headed “Warning” on the cover of this Web Proof Information Pack.

SUMMARY

OVERVIEW

Our subsidiary, MGM Grand Paradise, is one of the leading casino gaming resort developers, owners and operators in the greater China region and holds one of the six gaming concessions/subconcessions in Macau. According to the DICJ, as at December 2010, in terms of revenue, we held an approximate 11.4% market share out of the 33 casinos in Macau. We currently own and operate MGM Macau, a premium integrated casino resort on the Macau Peninsula. In addition, we are also exploring growth opportunities in Cotai, the other key area of casino gaming development in Macau. We have identified a site of approximately 17.8 acres in Cotai and have submitted an application to the Macau Government to obtain the right to lease this parcel of land. We are awaiting approval of this application.

We benefit from the complementary expertise of MGM Resorts International and Pansy Ho. After [●], our controlling shareholder will be MGM Resorts International (with interests in 51% of our issued share capital) and Pansy Ho and her controlled companies will be our substantial shareholder (with interests in 29% of our issued share capital). As a result of the relationship between MGM Resorts International and Pansy Ho in respect of our Company following the completion of [●] and the arrangements in place under the Voting Agreement, MGM Resorts International and Pansy Ho will be considered to be parties acting in concert (as that term is defined in the Takeovers Code) in relation to our Company. For further details on our Group Structure, see the Section headed “History and Corporate Structure” in this document. MGM Resorts International is one of the world’s leading gaming and hospitality companies. It operates a premium portfolio of integrated resorts, including Aria at CityCenter, Bellagio, MGM Grand, Mandalay Bay and The Mirage, in Las Vegas, Nevada, along with several other casino and resort properties in the United States. Through its hospitality management subsidiary, MGM Resorts International holds a growing number of development and management agreements for non-gaming resorts projects around the world. MGM Resorts International has licensed its international trademark rights to us for use in the greater China region, and will provide access to its international marketing department.

Pansy Ho is a well-known business leader with in-depth experience in and familiarity with the entertainment, leisure and government sectors in Macau and throughout the greater China region. She provides us with unique Asian access and perspective, as well as her extensive network and experience in concept development. MGM Resorts International and Pansy Ho will, through MGM Branding and Development Holdings, provide development services for new properties we may develop. We believe that the combined strengths of MGM Resorts International and Pansy Ho, together with our access to the premier international “MGM” brand and extensive global marketing network, place us in a distinctive position in comparison to other operators of integrated resorts in Asia.

MGM Macau is an award-winning, five-star integrated casino and luxury hotel resort located on the Macau Peninsula, the center of gaming activity in the greater China region. The casino has a floor area of approximately 28,976 square meters, with 1,006 slot machines, 427 gaming tables and multiple VIP and private gaming areas. The hotel comprises a 35-story tower with 587 deluxe rooms, including 468 standard guest rooms, 99 luxury suites, 20 private luxury villas, dedicated leisure areas and 11 restaurants and bars. Our property is directly connected to the One Central complex, which features many of the world’s leading luxury retailers and includes a Mandarin Oriental Hotel and serviced apartments.

Since opening, we have improved our casino revenues and adjusted EBITDA by offering premium quality services and amenities with a focus on growing our VIP business and main floor player loyalty programs. For the years ended December 31, 2008 and 2009, we recorded a net loss of HK$296.7 million and HK$167.1 million, respectively, and for the year ended December 31, 2010, we recorded a net profit of HK$1,566.0 million. Casino revenues for the year ended December 31, 2009 were HK$7,455.9 million, with adjusted EBITDA of HK$1,179.3 million, a 12.9% and 25.3% increase, respectively, over 2008. For the year ended December 31, 2010, our casino revenues were

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SUMMARY

HK$12,126.8 million, with adjusted EBITDA of HK$2,830.8 million, a 62.7% and 140.1% increase, respectively, over the same period in 2009.

OUR COMPETITIVE STRENGTHS

•	World-class gaming property in Macau

•	Complementary shareholder expertise combined with a strong management team

•	Ability to leverage and adapt the internationally recognized MGM brand

•	Superior customer segmentation approach

•	Enhanced profitability and capital strength driving future growth

OUR STRATEGIES

•	Optimize gaming products and services

•	Strengthen brand appeal

•	Refine customer segmentation and enhance customer base

•	Drive operational efficiencies

•	Pursue future growth opportunities

RISK FACTORS

A number of factors could adversely affect our business, results of operations, financial condition and/or prospects. We have categorized these risks and uncertainties into those relating to (1) our business and, (2) the gaming industry in Macau, details of which are set out in the Section headed “Risk Factors” in this document. Additional risks and uncertainties not currently known to us, not currently considered by us to be material or not expressed or implied below could also affect our business, financial condition and results of operations. Investors should note that the risks set out below may not be exhaustive.

Risks Relating to Our Business

     Risks Relating to Our Business and Operations

•	We face intense competition in Macau and elsewhere in Asia.

•	Our business is particularly sensitive to downturns in the economy, economic uncertainty and other factors affecting discretionary consumer spending.

•	We are currently dependent upon a single property in Macau for all of our cash flows.

•	The Significant Shareholders may develop and operate additional integrated resorts or casinos outside of the Restricted Zone that may compete with our property.

•	We may lose our right to use certain MGM trademarks which are sublicensed through MGM Branding and Development Holdings.

•	We are dependent on MGM Resorts International and its subsidiaries and MGM Branding and Development Holdings for the provision of certain services, including corporate support, development, marketing and personnel supply services.

•	Our business depends on our ability to attract and retain a sufficient number of qualified employees to run our operations. A limited supply of qualified managers or labor could cause labor costs to increase.

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SUMMARY

•	If we fail to retain the services of Pansy Ho, our business, financial condition and results of operations may be adversely affected.

•	Our insurance coverage may not be adequate to cover all potential losses that we could suffer, and our insurance costs could increase.

•	We have a limited operating history.

•	Our revenues are based primarily on gaming, which inherently involves elements of chance that are beyond our control. As a result, our revenues may be volatile.

•	We recorded net current liabilities in 2008 and 2009.

•	Our results of operations are substantially dependent on VIP gaming revenues.

•	From time to time, we may be involved in legal and other proceedings arising out of our operations.

•	We cannot assure you that our anti-money laundering and anti-corruption policies will be effective in preventing the occurrence of money laundering or other illegal activities at MGM Macau.

•	Our gaming business is subject to cheating and counterfeiting.

     Risks Relating to Gaming Promoters and Clients

•	We depend upon gaming promoters for a substantial portion of our casino revenues in Macau.

•	We are dependent on the reputation and integrity of the parties with whom we engage in business activities. If they are unable to maintain required standards of probity and integrity, we would cease doing business with them. In addition, we may face consequences from gaming regulators with authority over our operations, including the loss of the Subconcession.

•	We are exposed to credit risk on credit extended to our patrons and gaming promoters.

     Risks Relating to Financing

•	MGM Grand Paradise’s credit facility contains covenants that restrict its ability to engage in certain transactions and may impair our ability to respond to changing business and economic conditions.

•	We may require new or additional debt or equity financing to expand our business and fund future projects and we may not be able to obtain such financing on satisfactory terms or at all.

     Risks Relating to Significant Shareholders

•	Our Significant Shareholders will have significant influence over us and their interests may differ from those of the public Shareholders.

•	Certain laws, rules and regulations applicable to MGM Resorts International in other jurisdictions may require MGM Resorts International to curtail or sever its relationship with us or take other actions that are not in our best interests, each of which would have a material adverse effect on us.

•	MGM Resorts International is subject to certain U.S. federal and state laws, which may impose on us greater administrative burdens and costs than we would otherwise incur.

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SUMMARY

Risks Relating to the Gaming Industry in Macau

•	Gaming is a highly regulated industry in Macau, and the gaming and licensing authorities exercise significant control over our operations.

•	Restrictions on our patrons’ ability to travel to Macau or an outbreak of infectious diseases would reduce the number of visitors to our property and adversely affect our business and our results of operations.

•	The Macau Government can terminate the Subconcession under certain circumstances without compensating us, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

•	The Macau Government could grant additional rights to conduct gaming in the future.

•	We will stop generating any revenues from our Macau gaming operations if we cannot secure an extension of the Subconcession in 2020 or if the Macau Government exercises its redemption right.

•	Conducting business in Macau involves certain economic and political risks.

•	Macau’s infrastructure may limit the development of its gaming industry.

•	Local taxation may increase and current tax exemptions may not be extended.

•	Unfavorable changes in currency exchange rates may increase MGM Grand Paradise’s obligations under the Subconcession Contract and cause fluctuations in the value of our investment in Macau.

•	If China or other countries impose or adjust government restrictions on currency conversion or the ability to export currency, our business and results of operations could be adversely affected.

KEY TERMS AND CONDITIONS RELATING TO THE SUBCONCESSION

Committed investment	MOP4.0 billion (US$0.5 billion)(1)
Term	to March 31, 2020
Special gaming tax	35.0% of gross gaming revenue(2)
Annual gaming premium	MOP30.0 million (US$3.8 million) per annum fixed premium MOP300,000 (US$37,500) per annum per VIP gaming table MOP150,000 (US$18,750) per annum per mass market gaming table MOP1,000 (US$125) per annum per electric or mechanical gaming machine including slot machines
Special levies:
Contribution to a public foundation in Macau	1.6% of gross gaming revenue — for promotion, development or study of culture, society, economy, education, science and charity events(2),(3)
Contribution to Macau Government	2.4% of gross gaming revenue — for urban development, tourism promotion and social security(2),(3)
Total	4.0% of gross gaming revenue(2),(3)

Notes:

(1)	Already completed.
(2)	Gross gaming revenue is defined as all revenue derived from casino or gaming areas.
(3)	The contribution percentages are subject to changes upon re-negotiation between the Concessionaires or the Subconcessionaires and the Macau Government.

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SUMMARY

The Subconcession Contract also contains various general covenants and obligations. Specifically, MGM Grand Paradise shall, among other obligations:

•	submit periodic detailed financial and operating reports to the Macau Government and furnish any other information that the Macau Government may request;

•	arrange for its casinos or gaming areas to remain open for operations on a daily basis;

•	ensure the proper management and operation of casino games;

•	hire staff with appropriate qualifications;

•	undertake and operate casino games in a fair and honest manner and free from the influence of criminal activities;

•	safeguard and ensure the Macau Government’s tax revenue from operation of casino games; and

•	maintain required insurance coverage.

The Subconcession Contract may be terminated by agreement between MGM Grand Paradise and SJM but is independent of SJM’s concession. SJM is not entitled to unilaterally terminate the Subconcession. The Macau Government has the right to unilaterally terminate the Subconcession Contract for non-compliance with fundamental obligations under the Subconcession Contract and applicable Macau laws including:

•	operation of casino games without permission or operation of business beyond the scope of the Subconcession;

•	suspension of gaming operations without reasonable grounds for more than seven consecutive days or more than 14 non-consecutive days within one calendar year;

•	unauthorized total or partial transfer of gaming operations in violation of the relevant laws and administrative regulations governing the operation of casino games;

•	failure to pay taxes, premiums, levies or other amounts payable to the Macau Government;

•	refusal or failure to resume operations or failure to continue operations due to on-going serious disruption or organizational insufficiency;

•	repeated failures in the implementation of supervision and inspection control or repeated failure to comply with decisions of the Macau Government, in particular, the DICJ instructions;

•	systematic non-compliance with fundamental obligations stipulated under the concession regime;

•	refusal or failure to provide or replenish the bank guarantee or surety in the Subconcession Contract within the prescribed period;

•	bankruptcy or insolvency;

•	fraudulent activity to the detriment of the public interest;

•	serious violation of the rules applicable to the operation of casino games or causing harm to fairness of casino games;

•	grant to a third party of managing powers over gaming activities; and

•	non-compliance with obligations regarding transfer of shares.

MGM Grand Paradise has the opportunity to remedy any such non-compliance with its fundamental obligations under the Subconcession Contract within a period to be stipulated by the Macau Government.

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SUMMARY

THE DGE SPECIAL REPORT

Prior to entering into an association with MGM Resorts International in 2005, Pansy Ho and Daisy Ho voluntarily submitted to the scrutiny of the DGE to permit the DGE to evaluate the proposed association. In May 2009, the DGE provided its Special Report to the New Jersey Commission, the entity with responsibility for determining gaming suitability issues in the State of New Jersey, in relation to the DGE’s investigation with respect to MGM Resorts International’s investment in Macau and its relationship with Pansy Ho. The Special Report recommended, among other things, that the New Jersey Commission find Pansy Ho to be an unsuitable person under the Casino Control Act of the State of New Jersey based on grounds including her alleged dependence upon her father, Stanley Ho, and her alleged association with certain individuals as disclosed in the Special Report. The Special Report also recommended that MGM Resorts International be directed to disengage from any business association with Pansy Ho. The Special Report comprises allegations of and recommendations by the DGE to the New Jersey Commission, rather than a finding by the New Jersey Commission itself. The New Jersey Commission has not taken any action on this recommendation and there has been no finding of any type of unsuitability of Pansy Ho in New Jersey. Since neither Stanley Ho nor Pansy Ho were applicants for licensure in New Jersey, Pansy Ho filed a petition, based upon negotiations with the DGE, on October 20, 2009 with the New Jersey Commission seeking approval and execution of a stipulation confirming that neither the DGE nor the New Jersey Commission interpreted the relief requested in the Special Report regarding Pansy Ho’s suitability as requiring a finding by the New Jersey Commission that Pansy Ho did not satisfy the necessary standards for licensure or qualification under the Casino Control Act of the State of New Jersey. The DGE never opposed the relief requested in the petition and the issue was rendered moot by the subsequent settlement agreement between MGM Resorts International and the DGE described below. MGM Resorts International was provided a copy of the Special Report substantially concurrently with its provision to the New Jersey Commission and in turn promptly provided copies of the confidential Special Report to its regulators in other states.

In response to a further DGE submission, and as required consequently under New Jersey law, the New Jersey Commission reopened the licensing of MGM Resorts International’s jointly owned gaming property in New Jersey to address the ongoing suitability of MGM Resorts International as a licensee. MGM Resorts International subsequently reached a settlement with the DGE, which was approved by the New Jersey Commission on March 17, 2010, pursuant to which MGM Resorts International placed its 50% ownership interest in its New Jersey gaming property and the related leased land into a divestiture trust pending sale. The settlement agreement did not represent any finding as to the issues raised by the DGE in the Special Report. As a result of the settlement agreement, MGM Resorts International ceased to be a regulated entity in New Jersey except to the limited extent set forth in the settlement agreement.

Following the public release of the Special Report, gaming authorities in Mississippi and Michigan have stated that they are reviewing MGM Resort International’s association with Pansy Ho and the gaming authority in Illinois has opened an investigation into this association. MGM Resorts International is cooperating fully with the investigations and reviews of the relevant authorities in each of the foregoing jurisdictions following the public release of the Special Report. We do not believe that the results of these reviews and investigation in any of the foregoing jurisdictions will have an adverse consequences for our business, reputation or association with MGM Resorts International or Pansy Ho. A compliance committee has been constituted in MGM Grand Paradise to monitor, and make recommendations to the Board of MGM Grand Paradise relating to, gaming regulatory compliance with all relevant standards applicable to MGM Grand Paradise, including U.S. regulatory standards to the extent appropriate. Nevertheless, there can be no assurance that we will not suffer such adverse consequences in the future arising from these reviews and investigation. In the event that any of the U.S. domestic gaming regulators of MGM Resorts International or its subsidiaries were to find Pansy Ho to be an unsuitable person, MGM Resorts International and those of its subsidiaries which are subject to the jurisdiction of such

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SUMMARY

regulators may be required to terminate their associations with Ms. Ho by divesting their interests in our Company or to surrender their gaming licenses in the relevant jurisdictions. MGM Resorts International may also need to curtail or sever its other relationships with us, including, but not limited to, termination of the Corporate Support Agreement, termination of the licenses to use certain trademarks, including the “MGM” and “Walking Lion Design” trademarks, and the resignation of those members of our Board that also hold positions in MGM Resorts International. For further details on the Special Report, see the section headed “U.S. Regulatory Matters” in this document.

LEGAL COMPLIANCE AND PROCEEDINGS

In early 2011, Pansy Ho was involved in a dispute with her father, Stanley Ho, and other members of the Ho family and companies controlled by them regarding, in part, the issuance of shares in, and ownership of, Lanceford, which at that time held 31.7% of the share capital of STDM, the controlling shareholder of SJM. In March 2011, Stanley Ho and his family members, including Pansy Ho, entered into a settlement agreement to resolve the dispute. As part of the settlement, Stanley Ho discontinued all the legal proceedings commenced on his behalf in connection with the dispute. For further details, see the section headed “Business — Legal Compliance and Proceedings” in this document.

ANTI-MONEY LAUNDERING PROCEDURES, SYSTEMS AND CONTROLS

Based on the limited assurance engagement performed by BDO on MGM Grand Paradise’s anti-money laundering control procedures, nothing has come to BDO’s attention that causes BDO to believe that MGM Grand Paradise’s anti-money laundering control procedures do not comply, in all material respects, with applicable anti-money laundering statutes and guidelines for the period from December 1, 2009 to December 31, 2010. See the section headed “Summary of the Review of Anti-Money Laundering Procedures, Systems and Controls” in Appendix V to this document for the report from BDO. Also see the section headed “Risk Factors — Risks Relating to Our Business — Risks Relating to Our Business and Operations — We cannot assure you that our anti-money laundering and anti-corruption policies will be effective in preventing the occurrence of money laundering or other illegal activities at MGM Macau” in this document.

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SUMMARY

SUMMARY HISTORICAL FINANCIAL INFORMATION

The summary financial information set forth below presents our selected consolidated financial information as at and for the years ended December 31, 2008, 2009 and 2010 (the “Financial Information”). The Financial Information has been prepared in accordance with IFRS. Investors should read the Financial Information together with the Accountants’ Report set out in Appendix IA to this document and the discussion set out in the section headed “Financial Information — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Review of Historical Operating Results” in this document.

Consolidated Statements of Comprehensive Income

The following table presents the consolidated statements of comprehensive income data for the years ended December 31, 2008, 2009 and 2010.

	For the year ended December 31,
	2008	2009	2010
	(HK dollars in thousands)

Operating Revenue
Casino revenue	6,603,357	7,455,854	12,126,848
Other revenue	313,100	271,232	307,880

	6,916,457	7,727,086	12,434,728
Operating Costs and Expenses
Special gaming tax and special levy to the Macau Government	(3,432,763)	(4,028,679)	(6,480,269)
Staff costs	(1,275,639)	(1,147,384)	(1,188,424)
Operating and administrative expenses	(1,345,802)	(1,393,709)	(1,967,699)
Depreciation and amortization	(746,986)	(793,084)	(777,780)

	(6,801,190)	(7,362,856)	(10,414,172)

Operating profit	115,267	364,230	2,020,556
Interest income	8,311	305	1,299
Finance costs	(450,681)	(531,671)	(450,516)
Net foreign currency difference	30,626	663	(5,012)

(Loss)/profit before tax	(296,477)	(166,473)	1,566,327
Taxation	(186)	(658)	(292)

(Loss)/profit for the year and total comprehensive
(Loss)/income attributable to the owners of the Company	(296,663)	(167,131)	1,566,035

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SUMMARY

Consolidated Statements of Financial Position

The following table presents our consolidated statements of financial position as at December 31, 2008, 2009 and 2010.

	As at December 31,
	2008	2009	2010
	(HK dollars in thousands)

Non-Current Assets
Property and equipment	5,903,595	5,794,070	5,351,259
Subconcession premium	1,427,848	1,301,296	1,174,048
Land use right premium	409,442	390,196	370,950
Other assets	68,583	5,341	6,058
Construction in progress	311,169	21,070	28,827

	8,120,637	7,511,973	6,931,142

Current Assets
Inventories	40,983	44,240	63,848
Trade receivables	357,814	840,691	1,137,422
Prepayments, deposits and other receivables	30,978	75,693	77,314
Land use right premium — short term	19,246	19,246	19,246
Amount due from a related company	—	97	72,471
Bank balances and cash	1,448,468	1,975,711	1,922,723

	1,897,489	2,955,678	3,293,024

Current Liabilities
Payables and accrued charges	1,487,980	1,734,940	2,706,145
Bank borrowings — due within 12 months	401,057	1,062,735	—
Deposits and advances	96,665	201,272	135,103
Construction retention payable — due within 12 months	108,237	8,319	3,433
Amounts due to related companies	11,933	180	11,681
Taxation payable	—	274	225

	2,105,872	3,007,720	2,856,587

Net Current (Liabilities)/Assets	(208,383)	(52,042)	436,437

Total Assets Less Current Liabilities	7,912,254	7,459,931	7,367,579

Non-Current Liabilities
Bank borrowings — due after 12 months	6,066,768	5,658,508	5,886,730
Loans from shareholders	605,033	658,261	—
Loan from a related company	817,201	891,817	—
Construction retention payable — due after 12 months	4,776	—	—

	7,493,778	7,208,586	5,886,730

Net Assets	418,476	251,345	1,480,849

Capital and Reserves
Share capital	194,175	194,175	194,175
Share premium	778,485	778,485	778,485
Equity reserve	630,256	630,256	293,725
(Deficit) retained earnings	(1,184,440)	(1,351,571)	214,464

Shareholders’ Funds	418,476	251,345	1,480,849

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SUMMARY

PROFIT FORECAST FOR THE SIX MONTHS ENDING JUNE 30, 2011

On the bases and assumptions set out in the section headed “Profit Forecast” in Appendix III to this document and, in the absence of unforeseen circumstances, certain profit forecast data of the Group for the six months ending June 30, 2011 are set out below:

Forecast profit attributable to the owners of our Company for the six months ending June 30, 2011(1)	not less than HK$	1,450.1 million
Unaudited forecast earnings per Share on a pro forma basis(2)	not less than HK$	0.38

Notes:

(1)	Our estimated profit attributable to the owners of our Company for the six months ending June 30, 2011 is extracted from the section headed “Financial Information — Profit Forecast For The Six Months Ending June 30, 2011” in this document. The bases and assumptions on which the above profit forecast has been prepared are summarized in the section headed “Profit Forecast” in Appendix III to this document. The Directors have prepared the forecast consolidated profit attributable to the owners of our Company for the six months ending June 30, 2011 based on the unaudited consolidated results based on the management accounts of the Group for the three months ended March 31, 2011 and a forecast of the consolidated results of the Group for the remaining three months ending June 30, 2011. The forecast has been prepared on a basis consistent in all material respects with the accounting policies presently adopted by the Group as set out in Note [●] of Section A of the Accountant’s Report, the text of which is set out in Appendix IA to this document.

(2)	The unaudited forecast earnings per Share on a pro forma basis is calculated by dividing the estimated profit attributable to the owners of our Company for the period ending June 30, 2011 by 3,800,000,001 Shares as if such Shares had been in issue on January 1, 2010. The number of Shares used in this calculation includes the Shares in issue as of the date of this document and the Shares to be issued pursuant to [●] but excludes any Shares which may be issued pursuant to the exercise of any options which may be granted pursuant to the Share Option Scheme or any shares which may be issued or repurchased pursuant to the general mandate.

Adjusted EBITDA Forecast

The forecast adjusted EBITDA of our Company has been derived from and on the same bases and assumptions as the ‘Profit Forecast‘ in Appendix III to this document. In the absence of unforeseen circumstances, forecast adjusted EBITDA for the six months ending June 30, 2011 is expected to be not less than HK$1,949.3 million. Adjusted EBITDA is used by management as the primary measure of operating performance of our Group’s properties and to compare the operating performance of our Group’s properties with that of its competitors. However, adjusted EBITDA should not be considered in isolation; construed as an alternative to profit or operating profit; treated as an indicator of our IFRS operating performance, other combined operations or cash flow data; or interpreted as an alternative to cash flow as a measure of liquidity. Adjusted EBITDA presented in this document may not be comparable to other similarly titled measures of other companies operating in the gaming or other business sectors. In addition, our adjusted EBITDA presented in this document may differ from adjusted EBITDA presented by MGM Resorts International for its Macau segment in its filings with the SEC. For a quantitative reconciliation of adjusted EBITDA to (loss)/profit for the year/period for the years ended December 31, 2008, 2009 and 2010, see the section headed “— Adjusted EBITDA” in this document.

DIVIDEND POLICY

Our Shareholders will be entitled to receive dividends we declare. Any amount of dividends we pay will be at the absolute discretion of our Directors and will depend on our future operations and earnings, development pipeline, capital requirements and surplus, general financial conditions, contractual restrictions and other factors which our Directors consider relevant. Other limitations on our ability to declare and pay dividends include the fact that, as a holding company, we are dependent upon the receipt of cash contributions from our subsidiaries, principally MGM Grand Paradise, to fund any dividend payments that we make. However, our subsidiaries must in turn comply with their constitutional documents and the laws and regulations of their jurisdictions of incorporation, which in the case of MGM Grand Paradise is Macau.

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SUMMARY

Pursuant to Article 198 of the Macau Commercial Code, if any entity has losses brought forward from previous years, any profit for the current accounting period cannot be distributed to shareholders without first covering the losses brought forward from those prior periods. For details of our financial performance during the Track Record Period, see the section headed “Financial Information” and Appendix IA to this document.

Pursuant to Article 432 of the Macau Commercial Code, at least 10% of MGM Grand Paradise’s annual profits must be retained as a legal reserve until such legal reserve reaches an amount equal to 25% of MGM Grand Paradise’s share capital of MOP200 million. MGM Grand Paradise’s exemption from Complementary Tax does not apply to the dividends to be distributed by MGM Grand Paradise. Dividends and other distributions that we receive from MGM Grand Paradise are subject to Complementary Tax at a rate of up to 12%. As we are not subject to Macau Complementary Tax for dividends paid prior to the completion of the Reorganization, no deferred tax provision has been made by us on the undistributed earnings of MGM Grand Paradise during the Track Record Period.

Upon the completion of the Reorganization, however, we will be subject to Macau Complementary Tax on dividends paid by MGM Grand Paradise. MGM Grand Paradise plans to make arrangements with the Macau Government to settle the Complementary Tax due by paying a flat annual fee regardless of the amount of distributable dividends. If such arrangements are not approved, we will be required to recognize deferred tax liabilities for taxable temporary differences associated with our investment in MGM Grand Paradise.

Moreover, under the credit agreement MGM Grand Paradise entered into with a syndicate of lenders on July 27, 2010, MGM Grand Paradise is not permitted to declare, make or pay any dividends if its pro forma leverage ratio exceeds 4:1 and, to the extent the pro forma leverage ratio exceeds 3.5:1, may only pay dividends if it concurrently prepays an equal amount under the term loans then outstanding under the credit agreement. Accordingly, MGM Grand Paradise may not be able to distribute 100% of its annual profits to us as cash dividends.

As at March 31, 2011, the leverage ratio of MGM Grand Paradise under the credit agreement was approximately 1.60. Subsequent to December 31, 2010, total dividends of MOP490.0 million have been declared and paid to the Shareholders after retaining as legal reserve the full amount of MOP50 million required pursuant to Article 432 of the Macau Commercial Code.

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DEFINITIONS

In this document, the following expressions have the following meanings unless the context otherwise requires. Certain technical terms are explained in the section headed “Glossary” in this document.

“Acquisition Note”	the non-interest bearing note issued by our Company to Grand Paradise Macau Limited as part of the Reorganization

“affiliate”	in relation to any specified person, any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person

“AML”	anti-money laundering

“Articles”	our articles of association (as amended from time to time), conditionally adopted on April [●], 2011 and which will become effective upon [●], a summary of which is set out in the section headed “Summary of the Constitution of Our Company and Cayman Islands Company Law” in Appendix VI to this document

“Board of Directors” or “Board”	the board of Directors of our Company

“Branding Agreement”	the Branding Agreement dated May [●], 2011 among the Company, MGM Grand Paradise, MGM Branding and Development Holdings, MGM Resorts International, MGM Resorts International Holdings, and New Corporate Enterprises Limited

“business day”	any day (other than a Saturday, Sunday or public holiday) on which banks in Hong Kong are generally open for business throughout their normal business hours

“BDO”	BDO Financial Service Limited, our internal controls consultant

“BVI”	British Virgin Islands

“CAGR”	compound annual growth rate

“Cayman Companies Law”	the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, as amended, supplemented or otherwise modified from time to time

“CEIC”	CEIC Data Company Limited

“China”, “mainland China” or “PRC”	the People’s Republic of China excluding, for the purpose of this document for geographical and statistical references only and except where the context otherwise requires, Hong Kong, Macau and Taiwan

“Companies Ordinance”	the Companies Ordinance (Chapter 32 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time

“Company”, “our”, “we”, “us” or “MGM China”	MGM China Holdings Limited, a company incorporated in the Cayman Islands on July 2, 2010 as an exempted company with limited liability and, except where the context otherwise requires, in respect of the period before the completion of the Reorganization, MGM Grand Paradise and its subsidiaries

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DEFINITIONS

“Complementary Tax”	a tax that is imposed on all income derived by a Macau entity. The rates of complementary tax range from 3% to 12%, depending on the amount of income

“Concessionaire”	the holder of a concession for the operation of casino games in Macau. As at the Latest Practicable Date, the Concessionaires were Galaxy, SJM and Wynn Macau

“Contribution and Share Issuance Agreement”	Contribution and Share Issuance Agreement dated April 13, 2011 among us, MGM Grand Paradise, Pansy Ho, Grand Paradise Macau Limited, and MGM Resorts International Holdings

“controlling shareholder”	has the meaning ascribed to such term under the Listing Rules and, in this document, means a controlling shareholder of our Company, namely MGM Resorts International Holdings

“Corporate Support Agreement”	the corporate support agreement entered into by the Company, MGM Resorts International and Grand Paradise Macau Limited on May [●] 2011

“Cotai”	an area of reclaimed land located between the islands of Taipa and Coloane in Macau

“Daisy Ho”	Ho, Daisy Chiu Fung, sister of Pansy Ho

“Deed of Non-compete Undertakings”	the non-competition deed dated [●], 2011 entered into among MGM Resorts International, Pansy Ho and our Company

“Development Agreement”	the Development Agreement dated [●] 2011 among the Company, MGM Grand Paradise, MGM Branding and Development Holdings, MGM Resorts International, MGM Resorts International Holdings, and New Corporate Enterprises Limited

“DGE”	the New Jersey Division of Gaming Enforcement

“DICJ”	the Direcção de Inspecção e Coordenação de Jogos (the Gaming Inspection and Coordination Bureau) of the Secretariat for Economy and Finance of the Macau Government

“Directors”	the directors of our Company

“DSEC”	the Direcção dos Serviços de Estatística e Censos, a department of the Public Administration of Macau in charge of the orientation, coordination, execution and control of the statistical activities in Macau

“FCPA”	the U.S. Foreign Corrupt Practices Act

“Galaxy”	Galaxy Casino, S.A., a company incorporated in Macau on November 30, 2001, one of three direct Concessionaires and an Independent Third Party

“Gambling Ordinance”	the Gambling Ordinance (Chapter 148 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time

“Gaming Credit Law”	Law No. 5/2004 (Legal Framework for the Extension of Credit for Gaming and Betting in Games of Fortune)

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DEFINITIONS

“Gaming Law”	Macau Law No. 16/2001 (Legal Framework for the Operations of Games of Fortune and Chance in a Casino)

“Gaming Promoters Regulation”	Macau Administrative Regulation No. 6/2002

“Gaming Tender Regulation”	Macau Administrative Regulation No. 26/2001

“GDP”	gross domestic product

“Grand Paradise Macau Limited”	Grand Paradise Macau Limited, a company incorporated in the Isle of Man and wholly-owned by Pansy Ho

“Group”	our Company and our subsidiaries and, in respect of the period before our Company became the holding company of such subsidiaries, the entities which carried on the business of the present Group at the relevant time

“HIBOR”	Hong Kong InterBank Offer Rate

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“Hong Kong dollars” or “HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong Listed Share Registrar”	Computershare Hong Kong Investor Services Limited

“IAS”	International Accounting Standards

“IFRS”	International Financial Reporting Standards

“Illinois Board”	the Illinois Gaming Board

“INEDs”	the independent non-executive Directors

“Independent Third Party(ies)”	parties which are not connected persons of the Company within the meaning of the Listing Rules

“Intellectual Property Rights”	the intellectual property rights that have been licensed by MGM Branding and Development Holdings to our Company pursuant to the Branding Agreement, details of which are set out in the section headed “Connected Transactions” in this document

“IVS”	the Individual Visit Scheme that allows citizens of mainland China to obtain visas to visit Macau and Hong Kong individually and not as part of a tour group

“Las Vegas”	the Las Vegas gaming market as defined by the Nevada Gaming Control Board

“Latest Practicable Date”	[●], 2011, being the latest practicable date for ascertaining certain information in this document prior to its publication

“LIBOR”	London InterBank Offer Rate

“Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, as amended, supplemented or otherwise modified from time to time

“Loan Facility”	a loan facility dated April 19, 2005 between MGM Resorts International as lender and MGM Grand Paradise as borrower, which was fully repaid on December 22, 2010

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DEFINITIONS

Resorts International Holdings), Grand Paradise Macau Limited and Pansy Ho, which were fully repaid on December 22, 2010

“Macau”	the Macau Special Administrative Region of the PRC

“Macau Gaming Law”	the Regulation of the Public Tender for Awarding Licenses to Operate Casino Games of Chance in Casinos issued by the Macau Government

“Macau Government”	the local government of Macau

“Melco Crown”	Melco Crown Jogos (Macau) S.A., one of three Subconcessionaires

“Memorandum”	our memorandum of association (as amended from time to time), adopted on [●], 2011 and which will become effective upon [●], a summary of which is set out in the section headed “Summary of the Constitution of Our Company and Cayman Islands Company Law” in Appendix VI to this document

“MGM Grand Paradise”	MGM Grand Paradise, S.A., a private company limited by shares (“sociedade anónima”) incorporated on June 17, 2004 under the laws of Macau, one of three Subconcessionaires and one of our subsidiaries

“MGM Grand Paradise (HK) Limited”	MGM Grand Paradise (HK) Limited, a company incorporated in Hong Kong on October 15, 2004 and one of our subsidiaries

“MGM Branding and Development Holdings”	MGM Branding and Development Holdings, Ltd., a company incorporated in the BVI and jointly wholly-owned, directly or indirectly, by MGM Resorts International and Pansy Ho in equal portions

“MGM Macau” or “our property”	our sole resort and casino property in Macau owned by MGM Grand Paradise

“MGM Resorts International”	MGM Resorts International, a company incorporated in Delaware and listed on the New York Stock Exchange under the ticker symbol MGM, and our controlling shareholder

“MGM Resorts International Holdings”	MGM Resorts International Holdings, Ltd., formerly named MGMM International Holdings Ltd., a wholly-owned direct subsidiary of MGM International incorporated in Isle of Man

“MGM International”	MGM International, LLC, a wholly-owned subsidiary of MGM Resorts International incorporated in Nevada, which is the owner of all of the capital stock of MGM Resorts International Holdings

“Michigan Board”	the Michigan Gaming Control Board

“Mississippi Commission”	the Mississippi Gaming Commission

“MOP” or “Pataca”	Macau Pataca, the lawful currency of Macau

“Morgan Stanley”	Morgan Stanley Asia Limited

“Nevada Board”	the Nevada Gaming Control Board

“New Jersey Commission”	the New Jersey Casino Control Commission

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DEFINITIONS

“NYSE”	the New York Stock Exchange

“Pansy Ho”	Ho, Pansy Catilina Chiu King, sister of Daisy Ho, a substantial shareholder and an executive director of our Company

“PRC government”	the central government of China and all governmental subdivisions (including provincial, municipal and other regional or local governments) and organs thereof or, as the context requires, any of them

“Reorganization”	the reorganization of our Group, as more fully described in the section headed “History and Corporate Structure — Reorganization” in this document

“Restricted Zone”	the PRC, Macau, Hong Kong and Taiwan

“RMB” or “Renminbi”	Renminbi, the lawful currency of China

“Savills”	Savills Valuation and Professional Services Limited

“SEC”	the U.S. Securities and Exchange Commission

“Securities and Futures Commission” or “SFC”	the Securities and Futures Commission of Hong Kong

“Securities and Futures Ordinance” or “SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time

“Shares”	ordinary shares in our capital with a nominal value of HK$1.00 each

“Share Option Scheme”	the share option scheme conditionally adopted by our Company pursuant to a resolution passed by our Board on [●], a summary of the principal terms of which is set out in the section headed “Statutory and General Information — Share Option Scheme” in Appendix VII to this document

“Shareholder”	a holder of our Shares from time to time

“Shun Tak”	Shun Tak Holdings Limited, a company incorporated in Hong Kong and listed on the Stock Exchange (stock code: 0242)

“Significant Shareholders”	MGM Resorts International Holdings, Pansy Ho and Grand Paradise Macau Limited

“SJM”	Sociedade de Jogos de Macau, S.A., one of three Concessionaires

“Special Report”	the report styled “The Special Report of the Division of Gaming Enforcement to the Casino Control Commission on its Investigation of MGM MIRAGE’s Joint Venture with Pansy Ho in Macau, Special Administrative Region, People’s Republic of China.” MGM MIRAGE is the former name of MGM Resorts International

“Stanley Ho”	Ho, Stanley Hung Sun, the chairman of SJM and the father of Pansy Ho and Daisy Ho

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DEFINITIONS

“STDM”	Sociedade de Turismo e Diversões de Macau, S.A., one of the controlling shareholder of SJM through STDM-Investments Limited

“Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Subconcession” or “Subconcession Contract”	the tripartite Subconcession Contract for the Exploitation of Games of Fortune and Chance or Other Games in Casino in the Special Administrative Region of Macau entered into among SJM, MGM Grand Paradise and the Macau Government on April 19, 2005

“Subconcessionaire(s)”	the holder(s) of a subconcession for the operation of casino games in Macau. As at the Latest Practicable Date, the Subconcessionaires were VML, Melco Crown and MGM Grand Paradise

“Takeovers Code”	the Hong Kong Code on Takeovers and Mergers

“Track Record Period”	the three years ended December 31, 2008, 2009 and 2010

“U.S.” or “United States”	the United States of America, its territories and possessions and all areas subject to its jurisdiction

“U.S. dollars” or “US$”	United States dollars, the lawful currency of the United States

“U.S. Exchange Act”	the U.S. Securities Exchange Act of 1934, as amended, supplemented or otherwise modified from time to time, including the rules and regulations promulgated thereunder

“U.S. Securities Act”	the U.S. Securities Act of 1933, as amended, supplemented or otherwise modified from time to time, including the rules and regulations promulgated thereunder

“Venetian Macao”	Venetian Macao Resort Hotel, one of the casinos owned by VML

“VML”	Venetian Macao, S.A., a company incorporated in Macau on June 21, 2002, one of three Subconcessionaires and an Independent Third Party

“Voting Agreement”	the voting agreement dated [●], 2011 among Pansy Ho, Grand Paradise Macau Limited, MGM Resorts International and MGM Resorts International Holdings

“Wynn”	the resort and casino properties owned by Wynn Macau

“Wynn Macau”	Wynn Resorts (Macau) S.A., a company incorporated in Macau on October 17, 2001, one of three direct Concessionaires and an Independent Third Party

“%”	per cent.

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DEFINITIONS

In this document:

•	the English language names of certain entities are provided for identification purposes and for your convenience only. Some of these entities do not have registered English language names and, accordingly, in the event of any inconsistency, the Chinese names or Portuguese names (as the case may be) shall prevail;

•	the terms “associate”, “connected person”, “connected transaction”, “controlling shareholder”, “subsidiary” and “substantial shareholder” shall have the meanings given to such terms in the Listing Rules, unless the context otherwise requires; and

•	references to “we”, “us”, “our” in the context of Macau gaming activities and operations are specifically to our subsidiary, MGM Grand Paradise, the Subconcession and gaming operations in Macau.

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GLOSSARY

The following glossary contains explanations of certain terms and definitions used in this document as applicable to our Company and business. These terms and their meanings may not correspond to their standard industry meanings or usages.

“cage”	a secure room within a casino with a facility that allows clients to exchange cash for chips used in the casino’s gaming activities, or to exchange redeemable chips for cash

“casino”	a gaming facility that provides casino games consisting of table games, slot machines and other electronic games and other games of chance

“casino revenue”	revenue from casino gaming activities (gross table games win and gross slot win), calculated net of commissions and discounts and in accordance with IFRS

“chips”	tokens, usually in the form of plastic discs issued by a casino to patrons in exchange for cash or credit, which may be used (in lieu of cash) to place bets on gaming tables

“dealer”	a casino employee who takes and pays out wagers or otherwise oversees a gaming table

“drop”	the sum of markers exchanged for chips at the gaming table and the amount of cash deposited in a gaming table’s drop box

“drop box”	a box or container that serves as a repository for cash, chips and net markers

“EBITDA”	earnings before interest, tax, depreciation and amortization

“gaming area”	a gaming facility that provides casino games consisting of table games, electronic games, slot machines and other casino games but has not been designated as a casino by the Macau Government

“gaming promoters” or “junket operators”	individuals or corporations licensed by and registered with the Macau Government to promote games of fortune and chance or other casino games to patrons, through the arrangement of certain services, including the extension of credit, transportation, accommodation, dining and entertainment, whose activity is regulated by the Gaming Promoters Regulation

“gross gaming revenue” or “gross gaming win”	the total win generated by all casino gaming activities combined, calculated before deduction of commissions and discounts

“gross slot win”	the amount of slot handle that is retained as winnings. We record this amount and gross table games win as casino revenue after deduction of a portion of commissions and discounts

“gross table games win”	the amount of drop (in our main floor casino segment) or turnover (in our VIP casino segment) that is retained as winnings. We record this amount and gross slot win as casino revenue after deduction of a portion of commissions and discounts

“high-end slot machine”	a slot machine that is used in an area of the casino with high limits

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GLOSSARY

“high value transaction”	a transaction effected in connection with gaming or wagering with a value equal to or higher than MOP500,000 or its equivalent in foreign currencies, as defined in the applicable AML regulations

“In-house VIP Program”	an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their financial background and payment history

“integrated resort”	a resort which provides customers with a combination of hotel accommodation, casinos or gaming areas, retail and dining facilities, meeting and entertainment venues, spas and other amenities

“Las Vegas Strip”	the group of resort hotels and casinos located on Las Vegas Boulevard South in Clark County, Nevada. The Las Vegas Strip is home to the majority of the large-scale casinos and the source of the majority of gaming revenues in the Las Vegas metropolitan area

“main floor”	consists of the full range of our gaming products offered to our mass market players

“marker”	evidence of indebtedness by a player to the casino or gaming operator

“mass market player”	non-rolling chip players or cash chip players

“MICE”	tourism in which large groups are brought together for meeting, incentive, convention and exhibition purposes

“money laundering”	conduct or acts designed in whole or in part to conceal or disguise the nature, location, source, ownership, movement or control of money or assets, so as to make the money or assets appear to have originated from a legitimate source

“occupancy rate”	the number of total hotel room nights occupied as a percentage of the number of total hotel rooms available

“premium mass market player”	consists of predominantly walk-in, day-trip visitors to Macau from China. Our premium mass market clients generally do not take advantage of our luxury amenities to the same degree as VIP clients, but they are offered a variety of premium mass market amenities and loyalty programs, such as reserved space on the regular gaming floor and various other services, that are unavailable to the general mass market

“promotional allowance”	the retail value of rooms, food and beverage and retail and other services furnished to guests (typically VIP clients) without charge

“rolling chip” or “non-negotiable chip”	a physically identifiable chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and individual VIP players

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GLOSSARY

“slot handle”	the total value of slot machine credits wagered resulting from coins and bank notes in the drop box, plus the value of any electronic money transfers made to the slot machine through the use of a cashless wagering system

“slot machines”	gaming machines operated by a single player and electronic multiple-player gaming machines. In this document, the number of slot machines is counted on the same basis used by the DICJ, namely, the number of slot machines equals the number of single-player electronic gaming machines plus the number of player-positions on multiple-player electronic gaming machines

“suspicious transaction”	a transaction effected or attempted in connection with the deposit or withdrawal of funds or gaming or wagering which, by its nature, non-habitual manner or complexity, indicates possible money laundering or financing of terrorist activities, as defined in the applicable AML regulations

“table games”	typical casino games, including card games such as baccarat, blackjack and sic bo as well as craps and roulette

“turnover”	the sum of all rolling chip wagers which represents wagers won by our relevant subsidiary (non-negotiable chip purchase plus non-negotiable chip exchange minus non-negotiable chip return)

“VIP client” or “VIP patron”	patrons or players who participate in our In-house VIP Program or in the VIP program of any of our gaming promoters

“visits” or “visitations”	with respect to visitation of our property, the number of times our property is entered during a fixed time period. Estimates of the number of visits to our property are based on information collected from digital cameras placed above every entrance to our property capable of counting visitors (including repeat visitors) to our property on a given day

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RISK FACTORS

A number of risks and uncertainties are inherent in our operations. We have categorized these risks and uncertainties into those relating to (1) our business and; (2) the gaming industry in Macau. Investors should carefully consider the following information in conjunction with the other information contained in this document.

RISKS RELATING TO OUR BUSINESS

Risks Relating to Our Business and Operations

We face intense competition in Macau and elsewhere in Asia.

The casino, hotel and convention businesses in Macau are highly competitive, and we expect to encounter increasing competition as developers and operators complete and open new projects in the future. As at December 31, 2010, MGM Macau was one of 33 casinos of varying sizes in Macau. Since 2009, there have been several casino openings and/or expansions, including Encore at Wynn Macau, City of Dreams, Casino L’Arc Macau, Casino Lan Kwai Fong Macau, Casino Oceanus and Jimei Casino, as of December 31, 2010, there were approximately 14,050 slot machines and 4,791 gaming tables.

Through our subsidiary Subconcessionaire, MGM Grand Paradise, we currently compete with five other Concessionaires and Subconcessionaires authorized by the Macau Government to conduct gaming operations in Macau, including SJM, which operates 20 casinos in Macau. SJM’s holdings include two of the largest casinos in Macau, the Hotel Lisboa and The Grand Lisboa, and two of its affiliates own most of the water ferry services between Macau and Hong Kong. In addition, we compete with Galaxy, which operates five casinos in Macau, VML, which operates three casinos and a water ferry service between Hong Kong and Macau, Melco Crown, which operates three casinos and several slot parlors, and Wynn Macau, which operates one casino.

We expect competition in Macau to increase in the near future as multiple hotel, casino and entertainment complex projects are completed. Our competitors’ properties which have recently opened, or which are currently under construction or development and are scheduled to open in 2010 and 2011, include Encore at Wynn Macau, which opened in April 2010, Phases 5 and 6 of VML’s Cotai development, which are still under construction, and Galaxy’s project in Cotai, which is currently scheduled to open on May 15, 2011. These projects include internationally recognized hotels and significant additional gaming areas. If additional casinos are opened in Cotai, or if additional concessions or subconcessions are granted, we could face additional competition from new market entrants as well.

Our operations will also compete with casinos and integrated resorts located elsewhere in Asia, as well as elsewhere in the world. Two new integrated resorts offering gaming in Singapore, Genting Singapore’s US$4.4 billion Resorts World Sentosa and Las Vegas Sands’ US$5.5 billion Marina Bay Sands, opened in February and April of 2010, respectively, and it is still unclear whether or how the opening of these resorts will impact resorts and gaming in Macau. Certain other countries in the region, including Malaysia, Vietnam (where MGM Resorts International, our controlling shareholders, is already developing a casino property with a partner) and Cambodia, have also legalized casino gaming while others, such as Japan, Taiwan and Thailand, may legalize gaming in the future, each of which could further increase regional competition. Although the PRC government has strictly enforced its regulations prohibiting domestic gaming operations, there may be casinos in parts of mainland China that are operated illegally and without licenses that may also compete with us. Gaming tax regimes may also be more favorable in certain jurisdictions, such as Singapore, which would allow our competitors in such jurisdictions to earn higher gaming margins than us or to provide their patrons with more favorable incentives. We also face competition from other major gaming centers located around the world, including Australia and Las Vegas, as well as from cruise ships in Asia (many based in Hong Kong) that offer gaming. The proliferation of gaming venues in Southeast Asia and other regions could significantly and adversely affect our business, financial condition, results of operations and cash flows.

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Further, as a result of an increase in the intensity of competition in the industry in which we operate, some casinos may begin to take actions such as offering cash rebates to attract mass market patrons. Such actions could affect our competitive position, forcing us to follow or risk losing market share. Competitive pressures or regulatory developments in Macau’s gaming industry could have a material and adverse effect on our business, financial condition and results of operations. For further details, see the section headed “— Risks Relating to The Gaming Industry in Macau — The Macau Government could grant additional rights to conduct gaming in the future”.

Our business is particularly sensitive to downturns in the economy, economic uncertainty and other factors affecting discretionary consumer spending.

Demand for the type of luxury services, gaming-related services and leisure activities we offer is particularly sensitive to downturns and uncertainty in the global and regional economy and corresponding decreases in discretionary consumer spending, including on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions; the current global economic slowdown; high energy, fuel and other commodity costs; the cost of travel; the potential for bank failures; a weakening job market; an actual or perceived decrease in disposable consumer income and wealth; and changes in consumer confidence in the economy. These and other factors have in the past reduced consumer demand for the luxury services, gaming-related services and leisure activities we offer, imposed practical limits on pricing and adversely affected our gaming business, results of operations and financial condition and could further affect our liquidity position.

Although recent data have shown significant growth in terms of visitor arrivals and gaming revenue in Macau, there can be no assurance that these trends will continue or that government responses to global economic conditions will successfully address fundamental weakness in the markets, increase consumer confidence or increase market liquidity. Continued weakness in the global economy or in the economy of China, where a significant number of our gaming patrons reside and/or generate their income, may result in a reduction of the number of patrons, including VIP patrons, visiting MGM Macau or a reduction in the frequency of visits by these patrons, or may result in these patrons visiting MGM Macau but spending less money. Any reduction in consumer demand for the gaming-related services and leisure activities we offer would materially and adversely affect our gaming volumes and revenues and, as a result, our business, financial condition and results of operations.

We are currently dependent upon a single property in Macau for all of our cash flows.

Given that our operations currently are conducted at a single property in Macau, we have been and may continue to be entirely dependent upon that property for all of our cash flows. We have identified a site of approximately 17.8 acres in Cotai and have submitted an application to the Macau Government to obtain the right to lease this parcel of land, for the purpose of constructing an integrated casino and hotel. However, there is currently no definitive timetable for finalizing negotiations with the Macau Government and therefore there can be no assurance that we will secure the necessary approval. If we do not secure such approval, we may remain dependent on our existing property for all of our cash flows. Even if we secure the approval, it may take up to four years to develop our project if there are no major delays. If we experience delays, due to construction problems or for other reasons, we may continue to depend on our existing property for longer than we expect.

Moreover, even if our Cotai project is approved and we are able to develop it successfully, we will continue to be dependent on Macau for our cash flows to the extent we are unable to develop properties in other markets. As a consequence, we may be subject to greater risks than competitors

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with a number of operating properties in Macau and/or elsewhere, due to lack of diversification of our business, risks and sources of revenue. These risks include, among others:

•	“event risk”, or the risk that a single event, such as a fire, power outage, terrorist act, criminal act or incident involving a highly infectious disease, could disrupt our entire business;

•	fewer patrons, resulting in lower gaming revenues;

•	fewer bets, resulting in less stable win rates and resultant revenues;

•	economic, political and competitive conditions in Macau;

•	travel restrictions to Macau imposed by mainland China or other countries in Asia;

•	inaccessibility to Macau due to inclement weather or closure of primary access routes such as by sea, air or highway;

•	decline in air or ferry passenger traffic to Macau due to higher ticket costs or fears concerning air or ferry travel;

•	greater impact of any failure to win regulatory approvals for any future developments;

•	changes in Macau Governmental laws and regulations, including gaming laws and regulations and interpretations thereof;

•	liberalization in gaming laws and regulations in other regional economies that would compete with the Macau market;

•	natural and other disasters, including the risk of typhoons in the South China region; and

•	a significant decline in the number of visitors to Macau for any other reason.

Any of the above events could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The Significant Shareholders may develop and operate additional integrated resorts or casinos outside of the Restricted Zone that may compete with our property.

Pursuant to the Deed of Non-compete Undertakings, MGM Resorts International and Pansy Ho and their associates (as defined therein and excluding our Company) are, subject to limited exceptions, restricted from having any interest or involvement in gaming businesses in the Restricted Zone. However, the Deed of Non-compete Undertakings does not impact MGM Resorts International’s or Pansy Ho’s ability to continue to develop and operate new gaming projects or engage in existing gaming operations located outside of the Restricted Zone, or non-gaming resorts outside of Macau, which may provide incentives or otherwise attract gaming customers who may otherwise have patronized our property.

The Deed of Non-compete Undertakings will terminate on the earlier of (i) March 31, 2020, or (ii) the date on which our Shares cease to be listed on the Stock Exchange, provided that the Deed of Non-compete Undertakings shall cease to apply in respect of either of MGM Resorts International and its associates or Pansy Ho and her associates following the date on which their respective shareholding in our Company represents less than 20% of the then issued share capital of our Company. Upon the expiration or termination of the Deed of Non-compete Undertakings, MGM Resorts International and Pansy Ho may also compete with us in the Restricted Zone. For details of the Deed of Non-compete Undertakings, see the section headed “Relationship with MGM Resorts International and Pansy Ho — Non-Competition Undertakings by MGM Resorts International and Pansy Ho” in this document.

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We may lose our right to use certain MGM trademarks which are sublicensed through MGM Branding and Development Holdings.

Our Intellectual Property Rights, especially our sublicensed rights to use the logo versions of “MGM” in the PRC in respect of gaming, hotel and resort operations, are among our most valuable assets. We have sublicensed the right to use these logos and certain other “MGM”-related trademarks and service marks from MGM Branding and Development Holdings, which is the beneficiary of head licenses from MGM Resorts International Holdings and MGM Resorts International. Pursuant to the sublicensing arrangement, MGM Branding and Development Holdings has licensed to us the right to use the “MGM” trademark in connection with our operation of hotel casinos within the Restricted Zone which we co-develop with MGM Branding and Development Holdings, but excluding internet gaming, in return for a license fee of 1.75% of our consolidated revenue each year. We may also, by mutual agreement obtain the use of other marks owned by MGM Resorts International at the same fee. The licensing arrangement has a term ending on March 31, 2020 and is also terminable on the occurrence of certain events, such as our failure to comply with applicable Macau regulatory requirements or if MGM Resorts International is directed by any regulator to curtail or sever its relationship with us or if we fail to maintain our resorts and casinos in a manner which is consistent with MGM Resorts International required quality standards.

If the existing licensing arrangement were to be terminated for these or any other reasons and we were unable to enter into new arrangements with MGM Branding and Development Holdings, MGM Resorts International Holdings or MGM Resorts International, as the case may be, in respect of the “MGM” mark, we would lose our rights to use the “MGM” brand name and “MGM” trademarks and domain names. This would cause severe disruption to our business and have a material and adverse effect on our business, financial condition and results of operations. In addition, we also are exposed to the risk that third parties may use “MGM”-related trademarks without authorization, which may also harm our reputation as well as our business. For details of the intellectual property licensing arrangement, see the section headed “Connected Transactions” in this document.

We are dependent on MGM Resorts International and its subsidiaries and MGM Branding and Development Holdings for the provision of certain services, including corporate support, development, marketing and personnel supply services.

We currently obtain certain services from MGM Resorts International and its subsidiaries and MGM Branding and Development Holdings, including corporate support, accounting, development, marketing, finance and other professional services. We have entered into agreements with MGM Resorts International, its subsidiaries and MGM Branding and Development Holdings to continue using these services following [●]. For further information on these connected transactions, see the section headed “Connected Transactions” in this document.

In addition, we have entered into certain transactions with MGM Resorts International, Pansy Ho and their respective associates, particularly with respect to marketing, corporate support and branding and development services. Certain provisions of these connected transactions and the emoluments of the directors borne by the Significant Shareholders were not charged to the Group during the Track Record Period. For further information on these connected transactions, see the section headed “Connected Transactions” in this document. Although the Company is required to pay for these connected transactions and the directors’ emoluments going forward, as the total amount involved is insignificant relative to the Group’s financial position, we do not expect these transactions to significantly alter the Group’s cost structure or profit margin after [●].

A termination of any or all of the services which are currently provided to us by MGM Resorts International, MGM Branding and Development Holdings, and their subsidiaries could cause significant disruption to our business and could increase future costs to us for such services. If, in the future, MGM Resorts International chooses not to provide such services to us on terms

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acceptable to us, we will need to seek alternative means of securing comparable services, which may not be available on terms that are as favorable as the current terms.

Our business depends on our ability to attract and retain a sufficient number of qualified employees to run our operations. A limited supply of qualified managers or labor could cause labor costs to increase.

Our ability to maintain our competitive position is dependent to a large degree on the efforts, skills and continued service of our key management and operating personnel. The loss of our key management and operating personnel would likely have a material adverse effect on our business.

Our business is also labor intensive and, therefore, our success also depends in large part on our ability to attract, train, motivate and retain a sufficient number of qualified and skilled employees to run our operations. Macau has a relatively limited labor market for the supply of employees for the gaming and gaming-related operations at MGM Macau as well as for the operation of our intended future projects. Under Macau Government policy, all casinos in Macau are currently prohibited from hiring non-Macau residents as dealers and gaming supervisors. Furthermore, our ability to seek employees from other countries to staff other aspects of our operations is restricted by labor quota restrictions imposed by the Macau Government. Under Macau law, employers may be held criminally liable if they knowingly hire illegal workers. In addition, many employees at MGM Macau are required to possess certain gaming-related skills for which substantial training and experience are needed.

Given the limited pool of qualified operating, marketing, financial and technical personnel and experienced gaming and other personnel currently available in Macau as well as the large and growing number and scale of casino resort developments and non-casino businesses currently operating in Macau, we face and will continue to face significant competition in the recruitment of appropriately qualified employees. This could require us to raise the salaries of current employees or to pay higher wages to attract new employees, which could cause our labor costs to increase. If we are unable to attract and retain a sufficient number of qualified employees, or if we encounter a significant increase in labor costs due to salary increases or for any other reason, our ability to compete effectively with the other Concessionaires or Subconcessionaires in Macau and our business, financial condition and results of operations could be materially and adversely affected.

In addition, we may be unable to retain the services of our key management personnel and may not easily be able to replace such personnel if they choose to leave us for any reason. In turn, this could have an adverse effect on our business, financial condition and results of operations.

If we fail to retain the services of Pansy Ho, our business, financial condition and results of operations may be adversely affected.

We operated as a joint venture prior to [●] with Pansy Ho, both individually and through her operating entity, Grand Paradise Macau Limited, acting as MGM Macau’s local partner. The expertise, local market knowledge and marketing efforts of Pansy Ho have played a significant role in the development and success of MGM Macau and if we were to lose the services of Pansy Ho or if she were unable to devote sufficient time or attention to our business, our business, financial condition and results of operations may be adversely affected. See the section headed “History and Corporate Structure — Ownership of the Company upon Completion of [●]” for details of the historic and current role played by Pansy Ho in the management of our business. In particular, if Pansy Ho were to reduce her involvement in our Company, we may no longer be able to benefit from her extensive relationships and business reputation within the greater China region. This may have an adverse effect on our Group’s ability to secure future development opportunities and on our regulatory relationships. Our Group may also be adversely affected by the loss of the local market knowledge and experience which Pansy Ho brings to the board of our Company.

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Our insurance coverage may not be adequate to cover all potential losses that we could suffer, and our insurance costs could increase.

Although we have all-risk property insurance for our property covering damage caused by a casualty loss (such as fire, natural disasters or certain acts of terrorism), the policy has certain exclusions. In addition, our property insurance coverage is in an amount that may be less than the expected full replacement cost of rebuilding our property if there was a total loss. Our level of insurance coverage may be inadequate to cover all possible losses in the event of a major casualty. In addition, certain casualty events, such as labor strikes, terrorist attacks, loss of income due to cancellation of room reservations or conventions due to fear of terrorism, or damage resulting from deterioration or corrosion, insects or animals and pollution, might not be covered under our insurance policies. Therefore, certain acts and events could expose us to substantial uninsured losses. In addition to the damage caused to our property by a casualty loss, we may suffer business disruption as a result of these events or be subject to claims by third parties who were injured or harmed. While we carry general liability insurance and limited business interruption insurance, this insurance may not continue to be available on commercially reasonable terms and, in any event, may not be adequate to cover all losses.

In addition, although we currently have insurance coverage for occurrences of terrorist acts with respect to our property and for certain losses that could result from these acts, our terrorism coverage is subject to the same risks and deficiencies as those described above for our all-risk property coverage. The lack of sufficient insurance coverage for these types of acts could expose us to substantial losses in the event that any damages occur, directly or indirectly, as a result of terrorist attacks or otherwise, which could have a significant negative impact on our operations.

We renew our insurance policies on an annual basis. The cost of coverage may become so high that we may need to further reduce our policy limits or increase deductibles to the minimum levels permitted under our loan agreements, or agree to additional exclusions from our coverage. There is also limited available insurance in Macau and our Macau insurance companies may need to secure reinsurance in order to adequately insure our properties and development projects.

Our credit agreements, the Subconcession Contract and other material agreements require us to maintain a certain minimum level of insurance, a portion of which we must procure from insurance companies based in Macau. Failure to satisfy these requirements could result in an event of default under these credit agreements, the Subconcession Contract or other material agreements and have a material adverse effect on our business, financial condition, results of operations and cash flows.

We have a limited operating history.

MGM Macau opened to the public in December 2007 and our business operations are not as mature as those of many of our competitors. Further, we operated as a joint venture prior to [●]. Because we have a limited operating history, it may be more difficult for us to prepare for and respond to the significant business, economic, regulatory and competitive uncertainties and contingencies frequently encountered by new businesses in competitive environments compared to a company with a longer operating history. If we are not able to manage these risks successfully, it could have a material and adverse effect on our results of operations, financial performance and business.

Our revenues are based primarily on gaming, which inherently involves elements of chance that are beyond our control. As a result, our revenues may be volatile.

The gaming industry is characterized by the element of chance. In addition to the element of chance, theoretical expected win rates are also affected by other factors, including players’ skill and experience, the mix of games played, the financial resources of players, the spread of table limits, the volume of bets placed by our players and the amount of time players spend on gambling. As a

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result, MGM Macau’s actual win rates may differ greatly over short time periods, including from quarter to quarter and could cause our results of operations to be volatile. Further, it is possible for the winnings of our patrons to exceed MGM Macau’s casino winnings, in which case we may even record a loss from MGM Macau’s gaming operations over a specified period.

In addition, a substantial portion of our gaming revenues is earned from our VIP patrons. For further details regarding the revenue figures relating to VIP patrons, such as VIP gross table games win, as compared to our overall revenues, see the section headed “Financial Information — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Review of Historical Operating Results” in this document. VIP patrons typically place large individual wagers which may lead to greater variances in win-loss results that could have a greater relative impact on our revenues and cash flow in a particular quarter.

As a consequence of our reliance on gaming revenues, particularly from our VIP patrons, our casino revenues may experience significant volatility during a particular interim period and may not be indicative of our casino revenues for a full year. These factors, alone or in combination, have the potential to materially and adversely impact our business, financial condition and results of operations.

We recorded net current liabilities in 2008 and 2009.

At December 31, 2008 and 2009, our Company recorded net current liabilities in the amount of HK$208.4 million and HK$52.0 million, respectively. This was mainly due to construction payables due within the year and the current portions of our long-term bank loans. At December 31, 2010, our net current assets were in the amount of HK$436.4 million. We may in the future incur current liabilities that result in the reporting of net liabilities for any given financial period due to factors including but not limited to changes in current assets, such as trade and other receivables, investments in trading securities and cash and fluctuations in items such as trade and other payables, current tax liabilities, and financial guarantee obligations.

Our results of operations are substantially dependent on VIP gaming revenues.

A substantial portion of our total revenue is derived from VIP gaming, which accounted for 58.0%, 56.2% and 61.8% of our total revenue in 2008, 2009 and 2010 respectively. VIP gaming results are subject to significant short-term volatility because of the amounts wagered. Significant deviations from statistical net-win norms in our VIP gaming operations could have an adverse effect on our earnings. In addition, a limited number of VIP gaming patrons could contribute a significant portion of MGM Grand Paradise’s VIP gaming revenue during any particular period. The loss of business from key VIP gaming patrons, a reduction in play by VIP gaming patrons or significant gaming wins by VIP gaming patrons could materially and adversely affect our business financial condition and results of operations.

From time to time, we may be involved in legal and other proceedings arising out of our operations.

We may be involved in disputes with various parties involved in the operation of our properties, including contractual disputes with suppliers or property damage or personal liability claims. Regardless of the outcome, these disputes may lead to legal or other proceedings and may result in substantial costs and the diversion of resources and management’s attention. In addition, litigation is often necessary to enforce intellectual property rights, which can be expensive and difficult in Macau due to the early stage of the development of intellectual property laws. We may also have disagreements with regulatory bodies in the course of our operations, which may subject us to administrative proceedings and unfavorable decisions that result in penalties being imposed on us. In such cases, our business, financial condition, results of operations and cash flows could be materially and adversely affected. For information on our current legal and arbitration proceedings, see the section headed “Business — Legal Compliance and Proceedings” in this document.

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We cannot assure you that our anti-money laundering and anti-corruption policies will be effective in preventing the occurrence of money laundering or other illegal activities at MGM Macau.

We have implemented anti-money laundering policies in compliance with all applicable laws and regulations in Macau. However, we cannot assure you that these policies will be effective to prevent the MGM Macau casino operations from being exploited for money laundering purposes. Any incidents of money laundering, accusations of money laundering or regulatory investigations into possible money laundering activities involving us, our employees, our gaming promoters or our patrons would have a material adverse impact on our reputation, relationship with our regulators, business, cash flows, financial condition, prospects and results of operations. Any serious incident of money laundering or regulatory investigation into money laundering activities may cause a revocation or suspension of the Subconcession. For more information regarding Macau’s anti-money laundering regulations, see the section headed “Regulations — Laws and Administrative Regulations Governing the Operation of Casinos in Macau — Anti-Money Laundering and Anti-Terrorism Financing Regulations” in this document.

As an affiliate of MGM Resorts International, we are also subject to the FCPA, which generally prohibits U.S. companies and their affiliates and intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining business. We have specifically agreed with MGM Resorts International that we will conduct our business in a manner which is in compliance with the FCPA. Any determination that we have violated the FCPA would have a material adverse effect on us.

Our gaming business is subject to cheating and counterfeiting.

Players in our casinos or gaming areas may attempt to commit fraud or cheat in order to increase winnings. Acts of fraud or cheating could involve the use of counterfeit currency, chips or other tactics, possibly in collusion with our employees. Internal acts of cheating could also be conducted by employees through collusion with dealers, surveillance staff, floor managers or other casino or gaming area staff. Failure to discover such acts or schemes in a timely manner could result in losses in our gaming operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, thereby materially and adversely affecting our business, financial condition, results of operations and cash flows.

We conduct regular reviews of our operations to prevent cheating. Each game has a statistical theoretically expected win rate and we also examine our win statistics for any evidence of cheating when our gaming win consistently varies from the theoretical normal win inherent in the games. However, there can be no assurance that our efforts to prevent cheating will be effective and, although we maintain relevant insurance cover, any failure to prevent cheating may adversely affect our business, financial condition, results of operations and cash flows.

Risks Relating to Gaming Promoters and Clients

We depend upon gaming promoters for a substantial portion of our casino revenues in Macau.

Although we seek to establish direct relationships with VIP patrons, a substantial portion of our casino revenues and gross gaming win are generated by VIP patrons introduced to us by our gaming promoters. Gaming promoters introduce a number of VIP patrons to MGM Macau, typically assist those patrons with their travel and entertainment arrangements and often extend credit to their clients. In exchange for their services, we pay our gaming promoters either through turnover based commissions or through revenue sharing. With the rise in gaming in Macau, the competition for services provided by gaming promoters has increased. We anticipate that this competition will further intensify as additional casinos are developed and expected to open in Macau and elsewhere in Asia in the near future. While we believe that we currently maintain good relations with our existing gaming promoters and their VIP patrons, there can be no assurance that this will continue to be the case in the future. Furthermore, we cannot assure you that affiliates or collaborators of our

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gaming promoters will not seek to develop relationships with our competitors. If we are unable to maintain or develop additional, successful relationships with reputable gaming promoters or if we lose a significant number of our gaming promoters to competitors, our ability to maintain or grow our casino revenues will be diminished and we will need to seek alternative ways of developing relationships with and delivering our services to our VIP patrons, including extensions of credit. In addition, if our gaming promoters are unable to develop or maintain relationships with a sufficient number of VIP patrons, our ability to maintain or grow our casino revenues will be diminished. There is also no assurance that the clients of any particular gaming promoter will generate sufficient win to offset the commissions to that gaming promoter.

Effective from September 2009, commission caps for gaming promoters were set by the Macau Government at 1.25% of turnover or a fixed percentage of gross table games win. This cap on commissions has affected our gaming promoters and the level of their incentives to bring travelers to MGM Macau and, as a result, may have an impact on our business. Although there has been no material impact on our business in relation to the commission caps, if the Macau Government further reduces the cap on the commission rates payable to gaming promoters at a level lower than the maximum 1.25% we are currently permitted to pay, gaming promoters’ incentives to bring travelers to casinos in Macau, including MGM Macau, would be further diminished, and certain of our gaming promoters may be forced to cease operations. If this were to happen, our business, financial condition and results of operations could be materially and adversely affected.

In addition, although a global economic recovery appears to be underway, there can be no assurance that the global or Asian economies will continue to improve. If the economic recovery stalls or reverses for any reason, our gaming promoters may encounter decreased liquidity, limiting their ability to grant credit to their patrons and thereby decreasing gaming volume at MGM Macau. Further, credit already extended by our gaming promoters to their patrons may become increasingly difficult for them to collect. This inability to grant credit and collect amounts due may negatively affect the operations of our gaming promoters at MGM Macau and, as a result, our results of operations and our ability to collect credit from our gaming promoters could be adversely impacted.

We are dependent on the reputation and integrity of the parties with whom we engage in business activities. If they are unable to maintain required standards of probity and integrity, we would cease doing business with them. In addition, we may face consequences from gaming regulators with authority over our operations, including the loss of the Subconcession.

The reputation and integrity of the parties with whom we engage in business activities, in particular the gaming promoters with whom we deal, are important to our own reputation and ability to continue to operate in compliance with the Subconcession and Macau gaming laws. Under Macau gaming laws, MGM Grand Paradise has an obligation to supervise its gaming promoters to ensure compliance with applicable laws and regulations and serious breaches or repeated misconduct by its gaming promoters could result in the termination of its Subconcession. While we endeavor, through contractual protections and otherwise, to ensure that our gaming promoters comply with our high standards of probity and integrity as well as those required by Macau gaming laws, we cannot assure you that they will always maintain these high standards. If we become aware that any of our gaming promoters have failed to meet the requisite standards, we may choose to terminate our business relationship with such gaming promoter, which could adversely affect our VIP revenues. In addition, if we enter into a business relationship with a gaming promoter whose probity was in doubt, this may be considered by regulators or investors to reflect negatively on our own probity. If any of our gaming promoters violate the Macau gaming laws, the Macau Government may, in its discretion, take enforcement action against us, MGM Grand Paradise, the gaming promoter, or each concurrently, and we may be sanctioned and our reputation harmed.

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We are exposed to credit risk on credit extended to our patrons and gaming promoters.

We extend credit to certain premium patrons in the ordinary course of our business. We selectively extend credit to those premium patrons whose level of play and financial resources, in the opinion of management, warrant such an extension. This credit is typically unsecured. For these extensions of credit, we often are provided a certain amount of “front money” as a deposit, or secured by uncertified or personal cheques as collateral. Gaming promoter commissions are earned based upon gross gaming win or rolling chip turnover generated in the casino by such gaming promoter’s patrons. We settle each gaming promoter’s account and pay commissions on a monthly basis. The bulk of these commissions are netted against casino revenues, with the rest being included in other operating expenses in our financial statements. The total amounts of junket commissions were HK$414.1 million, HK$533.5 million and HK$912.8 million for the years ended December 31, 2008, 2009 and 2010, respectively. There were no net commissions outstanding included as a component of trade receivables in the consolidated statement of financial position during the Track Record Period.

Under Macau law, Concessionaires and Subconcessionaires (and gaming promoters upon engagement by Concessionaires or Subconcessionaires) are permitted to extend credit to, and collect gaming debts from, gaming patrons. We may not be able to collect all of our gaming receivables from our credit players. We have in the past experienced and may in the future experience payment defaults by patrons and may be unable to collect fully or partially in respect of such debts. As at December 31, 2010, an amount of approximately HK$120.0 million credit remained due from a single client. After taking into account the deterioration of the creditworthiness of this client, we have made full provision for the amount of this receivable based on our allowance for doubtful debts policy. As of the Latest Practicable Date, this HK$120.0 million remains outstanding. Although we have enhanced our standard operating procedures relating to credit policy for in-house VIP patrons and gaming promoters in response to this event, there is no assurance that we will be able to reduce our risk exposure in respect of credit we have extended to our patrons and gaming promoters, and our business, financial condition and results of operations consequently could be materially and adversely affected.

We expect that we will be able to enforce credit-related obligations only in a limited number of jurisdictions, including Macau. To the extent that we extend credit to patrons from other jurisdictions, we may not have access to a forum in which we will be able to collect all of our gaming receivables because, among other reasons, courts of many jurisdictions do not enforce gaming debts and we may encounter forums that will refuse to enforce such debts.

The gaming tax in Macau is calculated as a percentage of gross gaming win without deduction for bad debt. As a result, if we extend credit to patrons and are unable to collect on the related receivables from them, we must pay taxes on the gross gaming win generated by these patrons even though we are unable to collect on the related receivables.

Risks Relating to Financing

MGM Grand Paradise’s credit facility contains covenants that restrict its ability to engage in certain transactions and may impair our ability to respond to changing business and economic conditions.

As March 31, 2011, MGM Grand Paradise had approximately HK$4,290.0 million of debt outstanding under its term loan credit facility and HK$1,310.0 million outstanding under its revolving credit facility. The MGM Grand Paradise credit facility contains covenants that restrict its and certain of its subsidiaries’ ability to engage in certain transactions and may impair its ability to respond to changing business and economic conditions. In particular, the credit facility requires MGM Grand Paradise and certain of its subsidiaries to satisfy various financial covenants, including a maximum adjusted leverage ratio and minimum debt service coverage ratio, and imposes certain operating and financial restrictions on MGM Grand Paradise and its subsidiaries, including, among other things, limitations on its ability to pay dividends or distributions to us, incur additional debt,

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make investments or engage in other businesses; merge or consolidate with other companies, or transfer and sell assets. While we are not subject to the operational covenants set forth in MGM Grand Paradise’s credit agreement, we have issued guarantee thereunder. We anticipate that credit facilities incurred to finance additional projects undertaken by us may contain similar restrictions, which may also be binding upon us and our other subsidiaries.

MGM Grand Paradise’s ability to comply with these covenants in the future may be affected by events beyond its control, including prevailing economic, financial and industry conditions. As a result, it may not be able to comply with these covenants, including with respect to making our required payments due to insufficient cash flow. Its failure to comply with any of these covenants could result in an event of default, which could materially and adversely affect our business, operating results and our financial condition. If there were an event of default under one of our debt instruments, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to become due and payable immediately. In addition, such an event of default could also cause an event of default under the terms of any future indebtedness. We cannot assure you that our assets or cash flows would be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default, or that we would be able to repay, refinance or restructure the payments on those debt securities. In addition, if MGM Macau were to cease to produce cash flows sufficient to service our indebtedness, we may be required to sell our assets, refinance all or a portion of our existing debt or obtain additional financing, and any future indebtedness or other contracts could contain financial or other covenants more restrictive than those applicable to our existing credit facilities.

We may require new or additional debt or equity financing to expand our business and fund future projects and we may not be able to obtain such financing on satisfactory terms or at all.

We have partially financed MGM Macau through external bank borrowings. We may require new or additional debt or equity financing in the future to expand our business and fund future projects, including other potential Macau projects. Our ability to obtain new or additional financing will depend on a variety of factors, many of which are beyond our control, including aspects of our financial performance, conditions of the global capital markets in which we may seek to raise funds, credit availability, interest rates, the conditions of the economy in general, other gaming companies that may also seek funding, securing certain approvals from the Macau gaming and governmental authorities and lenders’ perceptions of, and investors’ demand for, debt and equity securities of gaming companies. Lenders’ perceptions and investors’ demand may be affected by many factors, including the number of visitors to Macau and the resulting business volume and revenues of Macau casino resorts, which are in turn subject to other factors, including travel restrictions from China and any potential outbreak of infectious diseases. See the section headed “— Risks Relating to the Gaming Industry in Macau — Restrictions on our patrons’ ability to travel to Macau or an outbreak of infectious diseases would reduce the number of visitors to our property and adversely affect our business and our results of operations”.

As a result, we cannot assure you that we will be able to access capital from external sources on terms and conditions satisfactory to us, or at all. Further, even if we do secure financing for our future projects, we may also encounter substantial cost increases, cost overruns or delays in connection with those projects which could necessitate further financing that we may not be able to obtain on acceptable terms or at all. If we are unable to obtain new or additional financing, we may not be able to expand our business as anticipated or to fund future projects, including our potential Cotai project, and our business, financial condition and results of operations could be materially and adversely affected.

In addition, if we do take on additional indebtedness to fund future projects, this increased leverage could, among other things, have an adverse impact on our cash flows and operational flexibility and require us to comply with potentially burdensome financial and other covenants.

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Risks Relating to Significant Shareholders

Our Significant Shareholders will have significant influence over us and their interests may differ from those of the public Shareholders.

Immediately following the completion of [●], Pansy Ho and MGM Resorts International together will beneficially own the substantial majority of our outstanding Shares. Pansy Ho, Grand Paradise Macau Limited, MGM Resorts International Holdings and MGM Resorts International have entered into an agreement regarding the voting of their Shares. For details of the voting agreement, see the section headed “Relationship with MGM Resorts International and Pansy Ho — Voting Agreement Relating to Our Company Between Pansy Ho and MGM Resorts International” in this document.

As a result of their substantial equity and voting interests, the Significant Shareholders will, when acting together, have the power, among other things, to elect a majority of the Directors to our Board, including the collective ability to nominate Directors, appoint and change our management, affect our legal and capital structure and our day-to-day operations, approve material mergers, acquisitions, dispositions and other business combinations and approve any other material transactions and financings. These actions may be taken in many cases without the approval of the INEDs or other Shareholders and the interests of the Significant Shareholders may conflict with the interests of the public Shareholders.

Certain laws, rules and regulations applicable to MGM Resorts International in other jurisdictions may require MGM Resorts International to curtail or sever its relationship with us or take other actions that are not in our best interests, each of which would have a material adverse effect on us.

MGM Resorts International is subject to the laws, rules and regulations of the various other jurisdictions in which it operates. Gaming laws are based upon declarations of public policy designed to ensure that gaming is conducted honestly, competitively and free of criminal and corruptive elements. Gaming authorities may investigate any individual or entity having a material relationship to, or material involvement with, MGM Resorts International to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. MGM Resorts International may be subject to disciplinary action, if it or we:

•	knowingly violate any laws applicable to our Macau gaming operations;

•	fail to conduct our Macau gaming operations in accordance with the standards of honesty and integrity required with respect to MGM Resorts International’s other gaming operations;

•	engage in any activity or enter into any association that is unsuitable for MGM Resorts International because it poses a threat to the control of gaming in its United States operations, or tends to reflect discredit or disrepute upon gaming in its United States operations, or is contrary to the gaming policies of the jurisdictions in which MGM Resorts International has gaming operations; or

•	employ, contract with or associate with any person in our Macau gaming operations who has been denied a license or a finding of suitability on the ground of personal unsuitability, or who has been found guilty of cheating at gambling.

MGM Resorts International may have to act in its own best interests, even at the expense of our Company, in order to ensure that it is in compliance with its obligations under U.S. or other applicable laws and regulations.

If any of MGM Resorts International’s gaming regulatory agencies determines that our activities or associations in Macau are unsuitable or prohibited, MGM Resorts International may be required to terminate such activity or association, or may be prohibited from undertaking such activity or association. MGM Resorts International may also need to curtail or sever its relationship with us,

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including, but not limited to, divestment of its holdings in us, termination of the joint venture between Pansy Ho and MGM Resorts International, termination of the Corporate Support Agreement, termination of the licenses to use certain trademarks, including the “MGM” and “Walking Lion Design” trademarks, which have significant brand recognition, and the resignation of those members of our Board that also hold positions in MGM Resorts International. See the section headed “Connected Transactions” in this document for further details. In particular, if we are no longer able to rely upon the experience of key members of our Board or if we are unable to utilize the “MGM” and “Walking Lion Design” brands, our business, financial condition, results of operations and cash flows will be materially and adversely affected. See the sections headed “— Risks Relating to Our Business and Operations — We may lose our right to use certain MGM trademarks which are sublicensed through MGM Branding and Development Holdings” and “— Risks Relating to Our Business and Operations — We are dependent on MGM Resorts International and its subsidiaries and MGM Branding and Development Holdings for the provision of certain services, including corporate support, development, marketing and personnel supply services”.

MGM Resorts International’s association with us and Pansy Ho and her affiliates and associates has been, currently is being and may in the future be reviewed by the gaming regulators of each of the jurisdictions in which MGM Resorts International has gaming operations. See the section headed “U.S. Regulatory Matters” in this document for further details.

In the future, MGM Resorts International may have operations in other jurisdictions. Accordingly, MGM Resorts International will be subject to gaming laws and regulations of those jurisdictions, including laws and regulations that relate to our operations. If any of our activities or associations are deemed to be in violation of the gaming laws and regulations in jurisdictions where MGM Resorts International has, or may in the future have, operations (even if compliant with the laws of the Cayman Islands, Macau and Hong Kong), MGM Resorts International may be deemed to be in violation of such gaming laws and regulations and may be required to curtail or sever its relationship with us.

Should MGM Resorts International terminate its joint venture with Pansy Ho or sever its ties with us in order to avoid liability as a result of our violation of these gaming laws and regulations or otherwise, our business, financial condition and results of operations will be materially and adversely affected. While we expect that any divestiture of MGM Resorts International in us would be conducted in an orderly manner, having regard to the public market for our Shares, it also is possible that any such divestiture could adversely affect our Share price, for example due to the termination of our license and service agreements with MGM Resorts International or the acceleration of our payment obligations under our credit facility. Moreover, we have been advised by our Macau advisor that any such divestiture will not constitute a termination event under the Subconcession Contract. However, a complete divestiture by MGM Resorts International of its holding in us or failure to maintain beneficial ownership of at least 25% of the issued shares of MGM Grand Paradise would trigger immediate cancellation of our credit facility and mandatory prepayment of any amount outstanding thereunder, unless a prior waiver or amendment can be agreed with the lenders. Termination of the Branding Agreement would constitute an event of default under our credit facility unless we enter into agreements on substantially similar terms to use the relevant intellectual property rights.

MGM Resorts International is subject to certain U.S. federal and state laws, which may impose on us greater administrative burdens and costs than we would otherwise incur.

MGM Resorts International is a reporting company pursuant to the U.S. Exchange Act and is subject to the U.S. federal securities laws and regulations. In addition, MGM Resorts International is subject to other laws applicable to U.S. companies, such as the FCPA and the anti-money laundering laws of the Bank Secrecy Act of 1970, as amended, 31 U.S.C. § 5311 et seq., and the regulations of the United States Department of the Treasury, 31 CFR § 103.11 et seq. (the “U.S. Anti-Money Laundering

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Laws”), among others. MGM Resorts International is also listed on the NYSE and must comply with the NYSE’s Listed Company Manual rules, including imposing certain on-going reporting obligations relating to its interest in us. MGM Resorts International’s on-going compliance obligations with respect to any of the above may impose on us greater administrative burdens and costs than we would otherwise have, as a result of measures we are required to take to monitor such compliance.

RISKS RELATING TO THE GAMING INDUSTRY IN MACAU

Gaming is a highly regulated industry in Macau, and the gaming and licensing authorities exercise significant control over our operations.

Gaming is a highly regulated industry in Macau. The continuation of our operations is contingent upon our maintaining all necessary regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations pursuant to Macau law. The laws, regulations and ordinances requiring these licenses, permits and other approvals generally relate to the responsibility, financial stability and character of the owners and managers of the gaming operations, as well as persons financially interested or involved in gaming operations.

In addition, our activities in Macau are subject to administrative review and approval by various agencies of the Macau Government, including the DICJ, the Health Department, the Labor Bureau, the Public Works Bureau, the Fire Department, the Economic Services Bureau (including the Tax Department), the Institute for Civic and Municipal Affairs, the Macau Monetary Authority, the Financial Intelligence Bureau and the Macau Government Tourism Office. We cannot assure you that we will be able to obtain all necessary approvals and licenses, and our failure to do so may materially affect our business and operations. Macau law permits redress to the courts with respect to administrative actions; such redress is, however, largely untested in relation to gaming regulatory issues.

Current laws, such as licensing requirements, tax rates and other regulatory obligations, could change or become more stringent, resulting in additional regulations being imposed upon the gaming operations at MGM Macau or an increase in competition in the gaming industry. For example, the Macau Government currently is in the process of considering and/or implementing policies relating to the gaming industry that may affect our business, including capping the number of gaming tables operated in Macau and changing the minimum age of casino entrants from outside Macau from 18 to 21 years of age with similar limits that would apply to our dealers and other gaming floor workers and further restrict the pool of potential applicants for those positions. The Macau Government recently has approved smoking control legislation, which will prohibit smoking in casinos from January 1, 2013. The legislation permits casinos to maintain designated smoking areas of up to 50% of their gaming areas. See the section headed “— Risks Relating to Our Business — Risks Relating to Our Business and Operations — Our business depends on our ability to attract and retain a sufficient number of qualified employees to run our operations. A limited supply of qualified managers or labor could cause labor costs to increase”.

The Macau Government has also recently placed a cap of 1.25% on the commission rates payable to gaming promoters which has limited the incentives for gaming promoters to bring travelers to Macau. See the section headed “— Risks Relating to Our Business — Risks Relating to Gaming Promoters and Clients — We depend upon gaming promoters for a substantial portion of our casino revenues in Macau”. Failure to adapt to the regulatory and gaming environment in Macau could result in the revocation of the Macau Grand Paradise Subconcession or otherwise negatively affect our operations in Macau.

There is limited precedent interpreting and applying the laws of Macau and regulations concerning gaming and gaming concessions. These laws and regulations are complex, and a court or administrative or regulatory body may in the future render an interpretation of these laws and

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regulations, or issue new or modified regulations, that differ from our interpretation, which could have a material adverse effect on our business, financial condition and results of operations.

Restrictions on our patrons’ ability to travel to Macau or an outbreak of infectious diseases would reduce the number of visitors to our property and adversely affect our business and our results of operations.

As most of our patrons travel to reach our property, the strength and profitability of our business depends on the ability of our patrons to travel. Only a small percentage of our business is generated by local residents in Macau. Our VIP players, premium players and mass market players typically come from nearby destinations in Asia, including mainland China, Hong Kong, Taiwan, Singapore, Philippines, South Korea and Japan. Given the number of our VIP and other patrons that are visitors to Macau, in particular from mainland China, and the revenue they generate for our business, we would expect that barriers to or restrictions on entry into Macau from abroad would have a material adverse impact on our business. For example, in May and July 2008, the PRC government readjusted its visa policy toward Macau and limited the number of visits that some mainland Chinese citizens may make to Macau in a given time period. In September 2008, it was publicly announced that mainland Chinese citizens with a Hong Kong visa (but not a Macau visa) could no longer enter Macau from Hong Kong. In addition, in May 2009, China also began to restrict the operation of “below-cost” tour groups involving low up-front payments and compulsory shopping, which were popular among visitors to Macau from mainland China. It is unclear whether these and other measures will continue to be in effect, or become more restrictive, in the future. These measures have had the effect of reducing the number of visitors to Macau from mainland China. Any reduction in visitors to Macau, as a result of these measures or otherwise, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Furthermore, recent incidents of H1N1 influenza, avian flu and severe acute respiratory syndrome in the region have had a negative impact on peoples’ willingness and ability to travel to or within the region, including Macau, as well as a negative impact on economic activity within the region. A future outbreak of a highly infectious disease or fears concerning such an outbreak could potentially reduce the number of visitors to Macau. An outbreak might also disrupt our ability to adequately staff our business and could disrupt our operations. If any of our patrons or employees is suspected of contracting certain highly contagious diseases, we may be required to quarantine these patrons or employees or close the affected areas of our facilities and temporarily suspend part or all of our operations. Any new outbreak of such highly infectious diseases could thus have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, natural disasters, inclement weather, acts of terrorism or regional political events could have a negative impact on international travel and leisure expenditures, including for lodging, gaming and tourism. We cannot predict the extent to which travel disruptions as a result of any such events would adversely affect our business, financial condition, results of operations and cash flows.

The Macau Government can terminate the Subconcession under certain circumstances without compensating us, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

In March 2002, the Macau Government granted one of three concessions to operate casinos and gaming areas in Macau to SJM pursuant to the terms of the Macau Gaming Law and other related legislation. In April 2005, MGM Grand Paradise entered into a tripartite Subconcession Contract with SJM and the Macau Government. The Subconcession Contract contains various general covenants, obligations and other provisions as to which determination of compliance is subjective. In many of these instances, the Subconcession Contract does not provide a specific cure period within which a breach of any provision of the Subconcession Contract may be cured and, instead, we

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would need to rely on consultations and negotiations with the Macau Government to give us an opportunity to remedy any such default. Accordingly, we will be dependent on our continuing communications and good faith negotiations with the Macau Government to ensure that we are performing our obligations in compliance with the Subconcession Contract. Pursuant to the Subconcession, the Macau Government has the right to unilaterally terminate the Subconcession in the event of fundamental non-compliance by MGM Grand Paradise with applicable Macau laws or MGM Grand Paradise’s basic obligations under the Subconcession Contract. MGM Grand Paradise has the opportunity to remedy any such non-compliance with its fundamental obligations under the Subconcession Contract within a period to be stipulated by the Macau Government. Upon such termination, all of MGM Grand Paradise’s casino area premises and gaming-related equipment would be automatically transferred to the Macau Government without compensation to MGM Grand Paradise, and we would cease to generate any revenues from these operations. We cannot assure you that MGM Grand Paradise will perform all of its obligations under the Subconcession Contract in a way that satisfies the requirements of the Macau Government. For a more detailed description of these terms, see the section headed “The Subconcession” in this document.

The Subconcession Contract also allows the Macau Government to request various changes in the plans and specifications of our property and to make various other decisions and determinations that will be binding on us. For example, the Macau Government has the right to require that we increase the share capital of our Macau subsidiaries or that we provide certain deposits or other guarantees of performance in any amount determined and justified by the Macau Government to be necessary. Our ability to raise additional financing is subject to the requirement to first obtain the approval of the Macau gaming and governmental authorities before raising additional debt or equity. As a result, we cannot assure you that we will be able to comply with these requirements or any other requirements of the Macau Government or with the other requirements and obligations imposed by the Subconcession.

Furthermore, under the Subconcession Contract, MGM Grand Paradise is obligated to comply with any laws and regulations that the Macau Government might promulgate in the future. We cannot assure you that MGM Grand Paradise will be able to comply with these laws and regulations or that these laws and regulations would not adversely affect our ability to construct or operate our Macau businesses. If any disagreement arises between MGM Grand Paradise and the Macau Government regarding the interpretation of, or our compliance with, a provision of the Subconcession Contract, we will be relying on the consultation process with the applicable Macau governmental agency described above. During any consultation, we will be obligated to comply with the terms of the Subconcession Contract as interpreted by the Macau Government. Currently, there is no precedent concerning how the Macau Government will treat the termination of a concession or subconcession upon the occurrence of any of the circumstances mentioned above. The loss of the Subconcession would require us to cease conducting gaming operations in Macau, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

The Macau Government could grant additional rights to conduct gaming in the future.

Through our subsidiary, MGM Grand Paradise, we are one of six companies authorized by the Macau Government to conduct gaming activities in Macau. Pursuant to the terms of the Gaming Law, the Macau Government is precluded from granting more than three gaming concessions. Under its concession contracts with Galaxy, SJM and Wynn Macau, the Macau Government also undertook not to grant any additional gaming subconcessions before April 1, 2009. If additional subconcessions are granted, or if the Gaming Law is amended to allow for the granting of additional concessions, we would face additional competition, which could cause us to lose market share and adversely affect our business and results of operations.

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We will stop generating any revenues from our Macau gaming operations if we cannot secure an extension of the Subconcession in 2020 or if the Macau Government exercises its redemption right.

The Subconcession Contract expires on March 31, 2020. Unless the Subconcession is extended, or legislation with regard to reversion of casino premises is amended, all of MGM Grand Paradise’s casino premises and gaming-related equipment will automatically be transferred to the Macau Government on that date without compensation to us, and we will cease to generate any revenues from such gaming operations. Beginning on March 31, 2017, the Macau Government may redeem the Subconcession Contract by providing us at least one year’s prior notice. In the event the Macau Government exercises this redemption right, MGM Grand Paradise is entitled to fair compensation or indemnity. The amount of such compensation or indemnity will be determined based on the amount of gaming and non-gaming revenue generated by MGM Macau, excluding the convention and exhibition facilities, during the taxable year prior to the redemption, before deducting interest, depreciation and amortization, multiplied by the number of remaining years before expiration of the Subconcession. We cannot assure you that we will be able to renew or extend the Subconcession Contract on terms favorable to us or at all. We also cannot assure you that if the Subconcession is redeemed, the compensation paid to MGM Grand Paradise will be adequate to compensate for the loss of future revenues.

Conducting business in Macau involves certain economic and political risks.

All of our business operations are in Macau. Conducting business in Macau involves certain risks not typically associated with investments in companies with operations outside of Macau, including risks relating to changes in Macau’s and China’s political, economic and social conditions, changes in Macau Governmental policies, changes in Macau laws or regulations or their interpretation, changes in exchange control regulations, potential restrictions on foreign investment and repatriation of capital, measures that may be introduced to control inflation, such as interest rate increases, and changes in the rates or method of taxation. In addition, our operations in Macau are exposed to the risk of changes in laws and policies that govern operations of Macau-based companies.

Macau’s infrastructure may limit the development of its gaming industry.

Macau is the fastest growing gaming market in the world, with equally increasing demands on the capacity of its transportation infrastructure. To improve Macau’s existing transportation infrastructure, the Macau Government has announced a number of infrastructure projects to facilitate travel to and within Macau. These projects, which are in various stages of planning or development, include a further expansion of the Macau International Airport, construction of a light rail transit system, construction of two new tunnels linking the Macau Peninsula and Taipa, construction of the Hong Kong-Zhuhai-Macau bridge, and improved pedestrian walkways and border crossings. However, we cannot assure you that any of these projects will be approved or completed in a timely fashion or at all that, if completed, they will be able to alleviate the growing transportation demand associated with the rapid expansion of Macau’s gaming industry and the related recent increase in visitor levels to Macau, or that we will secure convenient access to these projects when completed. If Macau fails to adequately address the growing transportation demand, transportation infrastructure problems could limit the number of visitors arriving in Macau which, in turn, could have a material and adverse effect on our business, financial condition and results of operations.

Local taxation may increase and current tax exemptions may not be extended.

As with all other gaming operators in Macau, the gaming profits of MGM Grand Paradise are subject to Complementary Tax of up to 12% of the casino winnings, as defined in the relevant tax laws, a 35% Special Gaming Tax as well as other levies of 4% in accordance with MGM Grand Paradise’s Subconcession Contract. The special levy to the Macau Government, currently standing at

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4%, is subject to change upon renegotiation between the Concessionaires and Subconcessionaires and the Macau Government.

Pursuant to the Dispatch of Chief Executive No. 186/2008, dated June 19, 2008, since 2007, MGM Grand Paradise has been exempted from paying Complementary Tax on profits generated by the operation of casino games and games of chance in Macau. It will continue to benefit from this tax exemption through December 31, 2011. This tax exemption does not apply to its non-gaming activities or to any other gaming entity controlled by MGM Grand Paradise in the future, which continue to be subject to Complementary Tax. We cannot assure you that this tax exemption will be extended beyond the expiration date. If MGM Grand Paradise’s exemption is not extended, it will be subject to Complementary Tax on profits generated by the operation of casino games and games of chance in Macau. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Moreover, pursuant to Macau tax laws, dividends distributed by MGM Grand Paradise to its shareholders are subject to Complementary Tax at a rate of up to maximum of 12% of the estimated assessable profits over MOP200,000. Macau Complementary Tax is paid on revenue by shareholders who receive dividends. As with all other gaming operators in Macau, MGM Grand Paradise plans to make arrangements with the Macau Government to settle the Complementary Tax due by paying a flat annual fee regardless of the amount of distributable dividends. If such arrangements are approved, MGM Grand Paradise will settle the tax on our behalf. However, if such arrangements are not approved, as the sole shareholder of MGM Grand Paradise, given that dividend income forms part of our assessable profits and we would be subject to Macau Complementary Tax on the dividends distributed to us.

In addition, if the Macau Government decides to amend existing laws and regulations which do apply to MGM Grand Paradise’s business, or to request MGM Grand Paradise to raise the bank guarantee required by the Subconcession or make other amendments to the Subconcession Contract, MGM Grand Paradise may incur substantial compliance costs and our business, financial condition and results of operations may be materially and adversely affected.

Unfavorable changes in currency exchange rates may increase MGM Grand Paradise’s obligations under the Subconcession Contract and cause fluctuations in the value of our investment in Macau.

The vast majority of our revenues are expressed in Hong Kong dollars, and a portion of our revenues are denominated in Patacas. The Hong Kong dollar is linked to the U.S. dollar, and the exchange rate between these two currencies has remained relatively stable over the past several years. The Pataca is linked to the Hong Kong dollar, and in many cases the two are used interchangeably in Macau. The exchange linkages of the Hong Kong dollar and Pataca, and the Hong Kong dollar and the U.S. dollar, are subject to potential changes due to, among other things, PRC, Hong Kong and Macau governmental policies and international economic and political developments.

We cannot assure you that the Hong Kong dollar will continue to be linked to the U.S. dollar, or that the Pataca will continue to be linked to the Hong Kong dollar. Any delinkage may result in severe fluctuations in the exchange rates for these currencies. We also cannot assure you that the current rate of exchange fixed by the applicable monetary authorities for these currencies will remain at the same level.

If China or other countries impose or adjust government restrictions on currency conversion or the ability to export currency, our business and results of operations could be adversely affected.

China currently imposes currency exchange controls and restrictions on the export and conversion of the Renminbi, the currency of mainland China. Restrictions on the export of the Renminbi, as well as increases in the effectiveness of such restrictions, may impede the flow of gaming patrons from China to Macau, inhibit the growth of gaming in Macau and negatively impact

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RISK FACTORS

our gaming operations. In addition, currency exchange controls and restrictions on the export of currency by other countries may negatively impact the success of our business and our results of operations could be adversely affected.

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FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements that are, by their nature, subject to significant risks and uncertainties, including the risk factors described in this document. These forward-looking statements include, but are not limited to, statements relating to our projections, business strategy and development activities as well as other capital spending, financing sources, the effects of regulation (including gaming and tax regulations), expectations concerning future operations, margins, profitability and competition.

Any statements contained in this document that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, in some cases you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “would”, “could”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “continue” or the negative of these terms or other comparable terminology. Such forward-looking information involves important risks and uncertainties. These risks and uncertainties include, but are not limited to:

•	competition in the casino/hotel and resort industries;

•	general domestic or international economic conditions and levels of travel, leisure and casino spending;

•	our limited operating history;

•	our dependence on a single property for all of our cash flow;

•	pending or future legal or regulatory proceedings;

•	relationships with our gaming promoters;

•	restrictions in our credit facilities on our ability to engage in certain transactions;

•	relationships with our Significant Shareholders;

•	changes in Macau’s developing gaming regulatory framework;

•	restrictions on travel to Macau for any reason;

•	our ability to maintain the Subconcession;

•	changes in tax laws or the administration of such laws; and

•	changes in exchange rates.

Furthermore, these forward-looking statements merely reflect our current view with respect to future events and are not a guarantee of future performance. Our financial condition may differ materially from the information contained in the forward-looking statements due to a number of factors, including, without limitation, the factors disclosed in the section headed “Risk Factors” and elsewhere in this document.

Subject to the requirements of applicable laws and regulations, we do not have any and undertake no obligation to update or otherwise revise the forward-looking statements in this document, whether as a result of new information, future events or otherwise. Because of these risks, uncertainties or assumptions, the forward-looking events and circumstances discussed in this document might not occur in the way we expect, or at all. Accordingly, you should not place undue reliance on any forward-looking statements. All forward-looking statements contained in this document are qualified by reference to this cautionary statement.

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DIRECTORS AND PARTIES INVOLVED

Directors

Name	Address	Nationality

Executive Directors
Pansy Ho	Room 1001-2, China Merchants Tower 168-200 Connaught Road Central Hong Kong	Canada

James Joseph Murren	3600 Las Vegas Boulevard South Las Vegas, NV 89109 USA	United States

Chen Yau Wong	1C, Hong Kong Garden 8, Seymour Road Hong Kong	United Kingdom

William Joseph Hornbuckle	16 Anthem Pointe Henderson, Nv. 89052 USA	United States

Grant R. Bowie	14A Phoenix Terrace 125 Rotunda de S. Joao Bosco Macau	Australia

Non-executive Directors

William M. Scott IV	1416 Via Merano St. Henderson, NV 89052 USA	United States

Daniel J. D’Arrigo	8514 Verde Park Circle Las Vegas, NV 89129 USA	United States
Kenneth A. Rosevear	8407 Turtle Creek Circle Las Vegas , NV 89113 USA	United States

Independent Non-executive Directors
Zhe Sun	Apt. 1503, No. 3 149 Dong An Road Shanghai 200032 PRC	PRC

Tommei Mei Kuen Tong	M6 Floral Villas 18 Tso Wo Road Sai Kung, New Territories Hong Kong	PRC

Sze Wan Patricia Lam (“Patti Wong”)	3C Gough Hill Path The Peak Hong Kong	Portugal

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DIRECTORS AND PARTIES INVOLVED

Parties Involved

Legal Advisors to the Company	as to Macau law DSL Lawyers Av. da Praia Grande no. 409 China Law Building 16th Floor Macau

as to Cayman Islands law Walkers 15th Floor, Alexandra House 18 Chater Road Central Hong Kong

Auditor and Reporting Accountant	Deloitte Touche Tohmatsu Certified Public Accountants 35/F, One Pacific Place 88 Queensway Admiralty Hong Kong

Independent Property Valuer	Savills Valuation and Professional Services Limited 23rd Floor, Two Exchange Square Central Hong Kong

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CORPORATE INFORMATION

Registered Office in the Cayman Islands	Walker House 87 Mary Street George Town Grand Cayman KY1-9005 Cayman Islands

Principal Place of Business and Head Office in Macau	Avenida Dr. Sun Yat Sen, Edificio MGM Macau, NAPE, Macau

Place of Business in Hong Kong Registered under Part XI of the Companies Ordinance	1402 China Merchants Tower 200 Connaught Road Central, Hong Kong

Company’s Website	www.mgmchinaholdings.com (information contained in this website does not form part of this document)

Joint Company Secretaries	Antonio Jose Menano Yee Har Yeung (HKICS, ICSA)

Audit Committee	Tommei Mei Kuen Tong (Chairman) Kenneth A. Rosevear Zhe Sun

Remuneration Committee	William Joseph Hornbuckle (Chairman) Pansy Ho Tommei Mei Kuen Tong Zhe Sun Patti Wong

Nomination and Corporate Governance Committee	William M. Scott IV (Chairman) Chen Yau Wong Tommei Mei Kuen Tong Zhe Sun Patti Wong

Cayman Islands Unlisted Share Registrar and Transfer Office	Walkers Corporate Service Limited Walker House, 87 Mary Street George Town, Grand Cayman KY1-9005 Cayman Islands

Principal Bankers	Bank of America Merrill Lynch 15/F, Citibank Tower 3 Garden Road Central Hong Kong

Bank of China Limited, Macau Branch Bank of China Building Avenida Doutor Mario Soares Macau

Industrial and Commercial Bank of China (Macau) Limited ICBC Tower, Macau Landmark 555 Avenida da Amizade Macau

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CORPORATE INFORMATION

Banco Nacional Ultramarino, S.A. Av. Almeida Ribeiro, 22 Macau

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HISTORY AND CORPORATE STRUCTURE

History

We were incorporated as an exempted company with limited liability in the Cayman Islands on July 2, 2010. MGM Grand Paradise, our principal subsidiary and a Subconcessionaire, owns and operates our sole property in Macau, MGM Macau, whose gaming revenues account for the substantially all of our current revenues. See the section headed “Business” in this document for more information on our Company and our operations.

Following its decision to open Macau’s gaming industry, the Macau Government conducted an international tender process for gaming concessions in Macau. In March 2002, the Macau Government awarded gaming concessions to Galaxy, SJM and Wynn Macau, pursuant to the terms of the Macau Gaming Law and other related legislation. The Macau Government subsequently and successively authorized three subconcessions, permitting MGM Grand Paradise, VML and Melco Crown, to operate casino games and other games of chance in Macau. MGM Grand Paradise entered into the Subconcession Contract on April 19, 2005. The Subconcession will expire on March 31, 2020, unless extended. For additional details about the Subconcession and the subconcession regime, see the section headed “The Subconcession” in this document.

Through MGM Grand Paradise, we were awarded a land concession for the development of what is now our sole operating property, MGM Macau. Upon receiving this concession, MGM Grand Paradise entered into a land concession contract on March 29, 2006 with the Macau Government under which MGM Grand Paradise was granted the exclusive use of the land for an initial term of 25 years, commencing from April 6, 2006. The construction of MGM Macau commenced shortly after the land concession and the lease were obtained and, less than two years later, on December 18, 2007, MGM Macau opened for business.

Our subsidiary, MGM Grand Paradise, was incorporated on June 17, 2004, with an authorized share capital of MOP1,000,000 divided into 1,000 ordinary shares of MOP1,000 each. On April 18, 2005, the share capital was increased to MOP200,000,000 divided into 200,000 ordinary shares of MOP1,000 each. MGM Grand Paradise was initially operated as a joint venture among Pansy Ho and her wholly-owned holding company, Grand Paradise Macau Limited (a company incorporated in the Isle of Man of which all of the issued shares are held by Pansy Ho), and MGM Resorts Macau, Ltd. and MGM Macau, Ltd., each a wholly-owned indirect subsidiary of MGM Resorts International. In April 2011, MGM Resorts Macau, Ltd. and MGM Macau, Ltd. transferred their entire shareholding in MGM Grand Paradise to MGM Resorts International Holdings.

Pursuant to the Subconcession and applicable regulations in Macau, 10.0% of MGM Grand Paradise’s issued share capital (i.e., 20,000 ordinary shares of MGM Grand Paradise) must be held by a managing director appointed by MGM Grand Paradise who is also a permanent resident of Macau. To date, this requirement has been satisfied by Pansy Ho’s 10.0% direct shareholding interest in MGM Grand Paradise.

Reorganization

Our Group will carry out the Reorganization described below. All other governmental and third party approvals and consents for [●] and the Reorganization have been obtained as at the date of this document. No approvals from the shareholders of MGM Resorts International are required for the Reorganization.

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HISTORY AND CORPORATE STRUCTURE

The structure of the Group prior to the Reorganization was as follows:

Notes:

(1)	Daisy Ho has a beneficial interest in Grand Paradise Macau Limited by virtue of her having advanced funds to Grand Paradise Macau Limited at or around the time the Subconcession Agreement was awarded to MGM Grand Paradise.
(2)	MGM Grand Paradise, S.A. has 200,000 existing issued shares.
(3)	For the organizational structure of the subsidiaries, see the section headed “— Subsidiaries” in this document.

As part of the Reorganization, the following will occur:

•	The Company, MGM Grand Paradise, Pansy Ho, Grand Paradise Macau Limited and MGM Resorts International Holdings will enter into the Contribution and Share Issuance Agreement.

•	Immediately upon receipt by the Company of the relevant regulatory approvals, Pansy Ho and MGM Resorts International Holdings shall each convert 20,000 of the shares held by

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HISTORY AND CORPORATE STRUCTURE

them in MGM Grand Paradise (i.e. 10% each of the aggregate shareholding in MGM Grand Paradise and 20% of the overall shareholding in MGM Grand Paradise) into Class B shares in order to satisfy the requirements of the Subconcession Contract and local Macau regulations that at least 10% of MGM Grand Paradise’s issued share capital be held by a local managing director of MGM Grand Paradise. The Class B shares will entitle the holder to voting rights but only de minimis economic rights. For additional information on the characteristics of the class B shares, see the section headed “— Characteristics of the Class B Shares”. We have been advised by our Macau counsel that the holding of these class B shares by Pansy Ho satisfies the requirement under Macau law that 10% of the issued share capital of the Subconcessionaire be held by a local managing director of the Subconcessionaire who is also a permanent resident of Macau.

•	The remaining 160,000 outstanding shares of MGM Grand Paradise will be designated as class A shares. 80,000 of such Class A shares will be initially held by Grand Paradise Macau Limited and the remaining 80,000 of the Class A shares will initially be held by MGM Resorts International Holdings.

•	Immediately upon receipt by the Company of the relevant regulatory approvals, pursuant to the Contribution and Share Issuance Agreement, MGM Resorts International Holdings and Grand Paradise Macau Limited will contribute their 160,000 Class A shares in MGM Grand Paradise to the Company in the manner set out below.

MGM Resorts International Holdings will contribute to the Company (i) its 80,000 Class A shares (i.e. 50% of the Class A shares); (ii) the Purchase Note and (iii) 50% of the Estimated Expense Amount (as defined below), in exchange for the issuance of 1,938,000,000 Shares. “Estimated Expense Amount” refers to the estimated amount of costs and expenses of [●].

Antonio Jose Menano’s one share in the Company (issued to him upon the incorporation of the Company) will be purchased by MGM Resorts International Holdings upon completion of the Reorganization at [●].

The Purchase Note will represent the amounts due from MGM Resorts International Holdings to the Company and the [●] of the one share purchased from Antonio Jose Menano and will be paid in cash upon consummation of [●]. The Purchase Note shall be determined as the amount which is equal to [●] times the number of shares which is equal to 1% of the issued and outstanding Shares (after giving effect to [●]) plus [●] of the one share of the Company acquired from Antonio Jose Menano.

Grand Paradise Macau Limited will contribute its 80,000 Class A shares (i.e. 50% of the Class A shares) and 50% of the Estimated Expense Amount to the Company in exchange for (i) the issuance of 1,102,000,000 Shares, and (ii) the Acquisition Note. Grand Paradise Macau Limited will nominate Pansy Ho to receive 380,000,000 Shares (out of those otherwise deliverable to Grand Paradise Macau Limited), in consideration of the reclassification of her shares in MGM Grand Paradise into Class B shares. The Acquisition Note will represent the amounts owing from the Company to Grand Paradise Macau Limited and will be paid in cash upon consummation of [●].

The Company will remit the portion of the Estimated Expense Amount to MGM Grand Paradise that is sufficient to cover any expenses incurred by MGM Grand Paradise associated with [●]. The Company will use the balance of the Estimated Expense Amount to pay for its other expenses associated with [●].

•	Upon completion of the above steps, the Reorganization will be completed.

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HISTORY AND CORPORATE STRUCTURE

Immediately following the completion of the Reorganization, the structure of the Group will be as follows:

Notes:

(1)	For further information relating to MGM Branding and Development Holdings, Ltd. and details of the Trademark Sublicense Agreement, see the section headed “Connected Transactions” in this document.
(2)	For the organizational structure of the subsidiaries, see the section headed “— Subsidiaries” in this document.
(3)	Grand Paradise Macau Limited will also own the Acquisition Note issued by the Company.

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HISTORY AND CORPORATE STRUCTURE

(4)	Daisy Ho has a beneficial interest in Grand Paradise Macau Limited by virtue of her having advanced funds to Grand Paradise Macau Limited at or around the time the Subconcession Agreement was awarded to MGM Grand Paradise.
(5)	MGM Resorts International Holdings, Ltd. will also be obligated to the Company by way of the Purchase Note.

Immediately after the Reorganization and [●], the structure of the Group will be as follows:

Notes:

(1)	For further information relating to MGM Branding and Development Holdings and details of the Trademark Sublicense Agreement, see the section headed “Connected Transactions” in this document.
(2)	For the organizational structure of the subsidiaries, see the section headed “— Subsidiaries” in this document.

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HISTORY AND CORPORATE STRUCTURE

(3)	[●]
(4)	Daisy Ho has a beneficial interest in Grand Paradise Macau Limited by virtue of her having advanced funds to Grand Paradise Macau Limited at or around the time the Subconcession Contract was awarded to MGM Grand Paradise. Such beneficial interest is equal to a “look-through” interest in the Company of 6.25% prior to [●]. Following [●], such beneficial interest will be settled in full by a combination of (i) an equity shareholding in Grand Paradise Macau Limited which is, equivalent to a “look-through” interest in the Company of up to 4.95%; and (ii) cash to be distributed to Daisy Ho out of the amounts received by Grand Paradise Macau Limited under the Acquisition Note. The remainder of the share capital of Grand Paradise Macau Limited will be held by Pansy Ho.

Immediately following the completion of [●], (i) MGM Resorts International will hold, through MGM Resorts International Holdings, 1,938,000,001 Shares (representing 51% of the Shares plus the one Share purchased from Antonio Jose Menano), (ii) Pansy Ho will personally hold 380,000,000 Shares directly (representing 10% of the Shares), and an additional 722,000,000 Shares through Grand Paradise Macau Limited (representing 19% of the Shares); and (iii) the public will hold 760,000,000 Shares (representing 20% of the Shares).

Ownership of the Company upon Completion of [●]

The effect of the Reorganization described above will be that MGM Resorts International’s interest in our Group will increase from 50% to 51%, and Pansy Ho’s interest (including that of Grand Paradise Macau Limited) will reduce from 50% to between 26% (assuming [●]) and 29% (assuming [●]) following [●]. As a result of the relationship between MGM Resorts International and Pansy Ho in respect of our Company following the completion of [●] and the arrangements in place under the Voting Agreement, MGM Resorts International and Pansy Ho will be considered to be parties acting in concert (as that term is defined in the Takeovers Code) in relation to our Company. Accordingly, the same group of shareholders will continue to hold the controlling interest in our Company for the purposes of compliance with the requirements of Listing Rule 8.05(3)(c). Pansy Ho will continue to be actively involved in the management of our Company in her capacity as chairperson and executive director, and will remain the second largest shareholder and part of the controlling concert party.

Since the establishment of the joint venture in respect of MGM Grand Paradise between MGM Resorts International and Pansy Ho in 2004, Pansy Ho has played a significant role in the development of our business. She was instrumental in securing the grant of the Subconcession in April 2005 and the grant of a land concession for the MGM Macau property in April 2006 through her established relationships with governmental bodies and within the wider business community in Macau. She led the team with the concept development and design of MGM Macau through her experience in integrated mixed use developments and real estate projects in Macau, in particular her expertise in the MICE sector. With her knowledge of the local market needs and her wider familiarity with the Macau gaming industry, the construction phase was delivered in a short time frame and the property opened in December 2007. She has also contributed to our Group since MGM Macau became operational by bringing to our Board the benefit of her experience in and knowledge of the Macau market, her relationships in the greater China region and her general business skills, particularly in the areas of strategy, design and marketing. Pansy Ho will continue to undertake the same role following completion of [●], together with her additional duties as chairperson and executive director of our Company as a listed company.

In the longer term, it is expected that Pansy Ho will play a significant role in any future development opportunities which our Group may explore within the Restricted Zone, utilizing her relationships and reputation in the greater China region. However, were Pansy Ho to play a less significant role in our Company in the future for any reason, our Group may cease to benefit from her contribution to management as mentioned above. For further details, see the section headed “Risk Factors — Risks relating to our Business and Operations — If we fail to retain the services of Pansy Ho, our business, financial condition and results of operations may be adversely affected.”

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HISTORY AND CORPORATE STRUCTURE

Ownership and Control of MGM Grand Paradise

As a result of the Reorganization outlined above, MGM Grand Paradise will have two classes of share capital, class A and class B, with each share carrying one vote.

Our Company will hold 100% of the class A shares, which will represent 80% of the voting power of the combined class A and class B shares of MGM Grand Paradise. Pansy Ho and MGM Resorts International Holdings, Ltd. will each own one half of the class B shares (or 10% of the voting power of the combined class A and class B shares of MGM Grand Paradise each). Although our Company will hold 80% of the issued share capital and voting rights of MGM Grand Paradise, it will have a 100% economic interest in MGM Grand Paradise through its ownership of all of the class A shares (other than the de minimis rights described in the section headed “— Characteristics of the Class B shares”). Further, by reason of its 80% voting control, our Company will have de facto complete control of the operation of MGM Grand Paradise.

In the event that the services of Pansy Ho as a managing director of MGM Grand Paradise terminate, a compulsory assignment to a nominee of MGM Grand Paradise of all of Pansy Ho’s Class B shares will be required for a consideration of MOP1 only.

Characteristics of the Class B Shares

The characteristics of the class B shares as set out in the articles of association of the MGM Grand Paradise are summarized below:

•	Voting power: The class B shares will be issued at par value and will constitute 20% of the issued share capital of MGM Grand Paradise and represent 20% of the voting power of the combined class A and class B shares of MGM Grand Paradise.

•	Dividend Entitlement: On each occasion upon which dividends are paid by MGM Grand Paradise to the holders of class A shares, each holder of class B shares will be entitled to receive a portion of such dividends up to an amount of MOP1 only.

•	Change of managing director: In the event that the services of Pansy Ho as a managing director of MGM Grand Paradise terminate, a compulsory assignment to a nominee of MGM Grand Paradise of all of Pansy Ho’s Class B shares will be required for a consideration of MOP 1 only.

Since each holder of the class B shares will only hold 10% of the total voting power at a meeting of the shareholders of MGM Grand Paradise, neither class B shareholder will have the power to block the passing of any resolutions at such meetings, either individually or in the aggregate.

Subsidiaries

For the purposes of the organizational charts presented in this section, the term “Subsidiaries” refers to the following:

MGM Grand Paradise directly and wholly owns the following five limited liability companies:

•	MGM Grand Paradise (HK) Limited, incorporated on October 15, 2004 in Hong Kong, with an authorized share capital of HK$10,000.00, divided into 10,000 shares of HK$1.00 each, with two issued shares held in trust by Pansy Ho and James Joseph Murren on behalf of MGM Grand Paradise.

•	Superemprego Limitada, incorporated on April 24, 2007 in Macau, with an authorized share capital of MOP25,000.00, divided in two quotas, one of MOP24,000.00 held by MGM Grand Paradise and one of MOP1,000.00 held in trust by Antonio Jose Menano on trust for MGM Grand Paradise. Superemprego Limitada was formed to act as MGM Grand Paradise employment agency as legally required to process the hiring of non-resident workers.

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HISTORY AND CORPORATE STRUCTURE

•	Alpha Landmark Enterprises Ltd., incorporated on February 8, 2005, in the BVI, with an authorized share capital of US$50,000.00 divided into 50,000 shares of US$1.00 each, with one issued share, held by MGM Grand Paradise.

•	Alpha Vision Investments Ltd., incorporated on February 8, 2005, in the BVI, with an authorized share capital of US$50,000.00 divided into 50,000 shares of US$1.00 each, with one issued share, held by MGM Grand Paradise.

•	Apexworth Developments Ltd., incorporated on February 8, 2005, in the BVI, with an authorized share capital of US$50,000.00 divided into 50,000 shares of US$1.00 each, with one issued share, held by MGM Grand Paradise.

Alpha Landmark Enterprises Ltd., Alpha Vision Investments Ltd. and Apexworth Developments Ltd. were each created during the gaming concession negotiation process as part of a strategy to acquire the three pre-existing Macau incorporated companies identified below, each of which held a vested interest in one of three plots of land on the Macau Peninsula where MGM Macau was built. At a later stage, this land was directly granted to MGM Grand Paradise.

MGM Grand Paradise also indirectly and wholly owns the following three limited liability companies:

•	Prime Gestão de Hotéis S.A., incorporated on August 13, 2004 in Macau, with an authorized share capital of MOP1,000,000.00, divided into 10,000 shares of MOP100.00 each. Each of Alpha Landmark Enterprises Ltd., Alpha Vision Investments Ltd and Apexworth Developments Ltd. holds approximately one-third of the shares. On or about July 2007, the scope of this company was altered to hotel management and related services since it cooperates with MGM Grand Paradise on the hiring of non-resident hotel staff.

•	Breve, S.A., incorporated on August 13, 2004 in Macau, with an authorized share capital of MOP1,000,000.00, divided into 10,000 shares of MOP100.00 each. Each of Alpha Landmark Enterprises Ltd., Alpha Vision Investments Ltd and Apexworth Developments Ltd. holds one-third of the shares. Brief Ltd. is currently dormant.

•	Terra C Sub, S.A., incorporated on August 13, 2004, with an authorized share capital of MOP1,000,000.00, divided into 10,000 shares of MOP100.00 each. 74.99%, 25.00% and 0.01% of the shares are held by Prime Hotel Management Limited, Breve, S.A. and Apexworth Developments Ltd., respectively. Terra C Sub, S.A. is currently dormant.

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HISTORY AND CORPORATE STRUCTURE

Set out below is the organizational structure of our Subsidiaries:

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THE SUBCONCESSION

The following is a summary of the material terms of MGM Grand Paradise’s tripartite Subconcession Contract with the Macau Government and SJM. There are Chinese and Portuguese versions of the Subconcession Contract, each of which is an official document of equal authority. The following summary is based on an unofficial English translation of the official Portuguese version of the Subconcession Contract and is qualified in its entirety by reference to the two official versions of the Subconcession Contract themselves. We believe that the following summary of the Subconcession Contract reflects the material terms of the Subconcession Contract in all material respects. However, because of the difficulties inherent in translation, English may not precisely convey the nuances of the Subconcession Contract, and the English translation of the Subconcession Contract may imply meanings different from those embodied in the official documents. Moreover, the Subconcession Contract provides that all issues of interpretation will be subject to the exclusive jurisdiction of the Macau courts.

THE CONCESSION REGIME

Following its decision to open Macau’s gaming industry, the Macau Government conducted an international tender process for gaming concessions in Macau. In 2002, the Macau Government awarded three gaming concessions to Galaxy, SJM and Wynn Macau, respectively, pursuant to the terms of the Macau Gaming Law and other related legislation. The Macau Government subsequently and successively authorized three subconcessions, permitting each of Galaxy, SJM and Wynn Macau to enter into the subconcession contracts with their respective Subconcessionaires to operate casino games and other games of chance in Macau. The granting of further subconcessions is prohibited unless specifically authorized by the Macau Government. The existing concession regime does not place any limit on the number of casinos or gaming areas that may be operated under each concession or subconcession, although Macau Government approval is required before a Concessionaire or Subconcessionaire can commence operation of a casino or gaming area. As at December 31, 2010, we operated one of the 33 casinos or gaming areas in Macau. Of the remaining casinos or gaming areas in Macau, SJM operated 20, Galaxy operated five, each of Melco Crown and VML operated three, and Wynn Macau operated one.

SJM, Galaxy, and Wynn Macau entered into subconcession contracts with MGM Grand Paradise, VML and Melco Crown, respectively. These contracts set out the terms and conditions of their subconcession with their respective Concessionaire, as authorized by the Macau Government. Our subsidiary, MGM Grand Paradise executed a Subconcession Contract with SJM on April 19, 2005. SJM will continue to develop and operate hotel and casino projects that are independent from us. If the SJM concession is terminated for any reason, the Subconcession will remain in effect. See the section headed “Regulations — Laws and Administrative Regulations Governing the Operation of Casinos in Macau” in this document.

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THE SUBCONCESSION

Details of the concessions and subconcessions are set forth below:

Concessionaire(1)	SJM	Galaxy	Wynn Macau

Committed investment of the Concessionaire:	MOP4.7 billion (US$0.6 billion)	MOP8.8 billion (US$1.1 billion)	MOP4.0 billion(2) (US$0.5 billion)
Expiry Term:	March 31, 2020	June 26, 2022	June 26, 2022
Special levies:
Contribution to a public foundation in Macau for promotion, development and study of culture, society, economy, education, science and charity events:	1.6% of gross gaming revenue(3)(4)	1.6% of gross gaming Revenue(3)(4)	1.6% of gross gaming revenue(3)(4)
Contribution to Macau Government for urban development, tourism promotion and social security:	1.4% of gross gaming revenue(5)	2.4% of gross gaming revenue(3)(4)	2.4% of gross gaming revenue(3)(4)
Total:	3.0% of gross gaming revenue(3)(4)	4.0% of gross gaming revenue(3)(4)	4.0% of gross gaming revenue(3)(4)

Subconcessionaire	MGM Grand Paradise	VML	Melco Crown

Committed investment of The Subconcessionaire:	MOP4.0 billion(6) (US$0.5 billion)	MOP4.4 billion (US$0.6 billion)	MOP4.0 billion(2) (US$0.5 billion)
Expiry term:	March 31, 2020	June 26, 2022	June 26, 2022
Special levies:
Contribution to a public foundation in Macau for promotion, development and study of culture, society, economy, education, science and charity events:	1.6% of gross gaming revenue(3)(4)	1.6% of gross gaming revenue(3)(4)	1.6% of gross gaming revenue(3)(4)
Contribution to Macau for urban development, tourism promotion and social security of the Macau Government:	2.4% of gross gaming revenue(3)(4)	2.4% of gross gaming revenue(3)(4)	2.4% of gross gaming revenue(3)(4)
Total:	4.0% of gross gaming revenue(3)(4)	4.0% of gross gaming revenue(3)(4)	4.0% of gross gaming revenue(3)(4)

Source: DICJ
Notes:

(1)	Pursuant to the Macau gaming law, the Macau government is precluded from granting more than three gaming concessions. The Macau government subsequently and successively authorized three subconcessions permitting each of Galaxy, SJM and Wynn Macau to enter into a subconcession contract with its respective Subconcessionaire to operate casino games in Macau.

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(2)	Under the subconcession contract between Wynn Macau and Melco Crown, as authorized by the Macau government, Melco Crown is required to invest at least MOP4.0 billion in Macau for one resort-hotel-casino complex.
(3)	The contribution percentages are subject to changes upon re-negotiation between the Concessionaires or Subconcessionaires and the Macau government.
(4)	Gross gaming revenue is defined as all revenue derived from casino or gaming areas.
(5)	Under the concession contract between the Macau Government and SJM, SJM agreed it would contribute only 1.4% of its gross gaming revenue, taking into consideration SJM’s commitment to be jointly responsible with one of its controlling shareholders for Macau’s navigation channel dredging service with the support of the corresponding consideration costs. There are no similar arrangements between the Macau government and the other two Concessionaires.
(6)	Under the Subconcession Contract, MGM Grand Paradise was responsible for investing MOP4.0 billion. We have already completed our committed investment.

The following information in connection with contributions to the Macau Government is common to all Concessionaires and Subconcessionaires:

Special gaming tax:	35.0% of gross gaming revenue(1); plus
Annual gaming premium:	• MOP30.0 million (US$3.8 million) per annum fixed premium;
• MOP300,000 (US$37,500) per annum per VIP gaming table;
• MOP150,000 (US$18,750) per annum per mass market gaming table; and
• MOP1,000 (US$125) per annum per electric or mechanical gaming machine including slot machines.

Source: DICJ
Note:
(1) Gross gaming revenue is defined as all revenue derived from casino or gaming areas.

The Subconcession Contract

The Subconcession Contract sets out the terms and conditions of the Subconcession granted to MGM Grand Paradise for the operation of casino games. MGM Grand Paradise does not have the right to grant a subconcession to third parties pursuant to the Subconcession Contract.

Our Group paid a consideration of US$200 million to, or for the benefit of SJM in respect of the Subconcession. Because the Subconcession is independent from SJM’s concession, it will not be affected by any modification, suspension, redemption, termination or rescission of SJM’s concession. In addition, an early termination of SJM’s concession before March 31, 2020 would not result in the termination of the Subconcession. The Subconcession was authorized and approved by the Macau Government and our Macau legal advisor has advised us that the negotiation and formalization process complied with the applicable legal framework in Macau, including the Macau Gaming Law, the “Regulation of the public tender for awarding licenses to operate casino games of chance in casinos,” the concession contracts and the suitability and financial standing of the candidates (the “Gaming Tender Regulation”). In addition, our Macau legal advisor has advised us that, absent any change to MGM Grand Paradise’s legal status, rights, duties and obligations towards the Macau Government, MGM Grand Paradise shall continue to be validly and unconditionally entitled to operate independently under and pursuant to the Subconcession, notwithstanding the termination or rescission of SJM’s concession, the insolvency of SJM and/or the replacement of SJM as Concessionaire in the Subconcession Contract. Pursuant to the Subconcession Contract, each of the Macau Government and SJM is obligated to cooperate with MGM Grand Paradise so that MGM Grand Paradise can fulfill its legal and contractual obligations under the Subconcession Contract. The Subconcession expires on March 31, 2020.

MGM Grand Paradise may operate other gaming-related activities, provided that it receives prior approval from the Macau Government. If the Subconcession Contract is not extended or renewed upon its expiration on March 31, 2020, on that date all of its casino premises and gaming-related equipment would be automatically transferred to the Macau Government without compensation and we would cease to generate any revenues from such operations. See the sections headed “Risk Factors — Risks Relating to the Gaming Industry in Macau — We will stop generating

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any revenues from our Macau gaming operations if we cannot secure an extension of the Subconcession in 2020 or if the Macau Government exercises its redemption right” and “Risk Factors — Risks Relating to the Gaming Industry in Macau — The Macau Government can terminate the Subconcession under certain circumstances without compensating us, which would have a material adverse effect on our business, financial condition, results of operations and cash flows” in this document. Beginning on March 31, 2017, the Macau Government may redeem the Subconcession by providing MGM Grand Paradise at least one year’s prior notice. In the event the Macau Government exercises this redemption right, MGM Grand Paradise is entitled to fair compensation or indemnity. Pursuant to the Subconcession Contract, the amount of such compensation or indemnity will be determined based on the amount of gaming and non-gaming revenue generated by MGM Macau, excluding the convention and exhibition facilities, during the taxable year prior to the redemption, before deducting interest, depreciation and amortization, multiplied by the number of remaining years before expiration of the Subconcession.

The Subconcession Contract requires, among other things: (i) approval of the Macau Government for transfers of shares in MGM Grand Paradise, or of any rights over or inherent to such shares, including the grant of voting rights or other stockholders’ rights to persons other than the original owners, as well as for the creation of any charge, lien or encumbrance on such shares; (ii) approval of the Macau Government for transfers of shares, or of any rights over such shares, in any of our direct or indirect stockholders, provided that such shares or rights are directly or indirectly equivalent to an amount that is equal to or higher than 5.0% of MGM Macau’s share capital; and (iii) that the Macau Government be given notice of the creation of any encumbrance or the grant of voting rights or other stockholder’s rights to persons other than the original owners on shares in any of the direct or indirect stockholders in MGM Grand Paradise, provided that such shares or rights are equivalent to an amount that is equal to or higher than 5.0% of MGM Grand Paradise’s share capital. The requirements in provisions (ii) and (iii) above will not apply, however, to securities listed as tradable on a stock exchange.

In addition, Macau Grand Paradise, as a Subconcessionaire, must obtain prior approval from the Macau Government for the issuance of shares or bonds or the listing of its shares or those of a subsidiary on a stock exchange.

The transfer or creation of encumbrances over Macau Grand Paradise’s gaming assets (including casinos and gaming equipment and utensils) is also subject to approval of the Macau Government.

To ensure MGM Grand Paradise’s suitability and financial capacity as a Subconcessionaire, the Macau Government requires MGM Grand Paradise’s directors and executive staff in relevant positions in the casino and shareholders holding 5.0% or more of MGM Grand Paradise’s share capital to be subject to suitability assessment and on-going suitability screening during the Subconcession term, and accept the persistent and long-term inspection and supervision exercised by the Macau Government. The Macau Government may investigate relevant individuals at any time and may object to suitability for any cause it deems reasonable. MGM Grand Paradise is required to ask bi-annually of its directors, executive staff in relevant positions in the casino and shareholders holding 5.0% or more of Macau Grand Paradise’s share capital if they have any knowledge of any fact that might be relevant to their own or MGM Grand Paradise’s suitability and to immediately notify the Macau Government should it become aware of any fact that may be material to the appropriate qualification of any directors, executive staff in relevant positions in the casino or shareholders holding 5.0% or more of Macau Grand Paradise’s share capital. Changes in MGM Grand Paradise’s management, including its managing director, must be reported to the Macau gaming authorities and, in addition to their authority to object to a finding of suitability, the Macau gaming authorities have jurisdiction to disapprove a change in corporate position. If the Macau gaming authorities were to find one of our officers, directors or executive staff in relevant casino positions unsuitable for licensing, we would have to sever all relationships with that person. In addition, the Macau gaming authorities may require us to terminate the employment of any person who refuses to be subject to a suitability review. Any person who refuses to after being ordered to

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do so by the Macau gaming authorities may be found unsuitable. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us, we:

•	pay that person any dividend or interest upon its shares;

•	allow that person to exercise, directly or indirectly, any voting right conferred through shares held by that person; or

•	pay remuneration in any form to that person for services rendered or otherwise;.

MGM Grand Paradise is also required to: (i) notify and obtain prior approval from the Macau Government before it may provide loans to, or enter into similar contracts with, MGM Grand Paradise’s board of directors, shareholders or executive staff in relevant positions in its casino; and (ii) obtain the Macau Government’s prior approval of any recapitalization plan proposed by MGM Grand Paradise’s board of directors. The Chief Executive of Macau could also require MGM Grand Paradise to increase its issued share capital if he deems it necessary and duly justified on a case-by-case basis.

The Macau Government imposes a special gaming tax on the Concessionaires and Subconcessionaires at the rate of 35.0% of gross gaming revenue, payable on a monthly basis. The special gaming tax accounted for approximately 59.4%, 69.4% and 65.4% of Macau’s total public revenue for fiscal years 2007, 2008 and 2009, making it the biggest contributor to Macau’s public revenue. The Macau Government also requires the Concessionaires and Subconcessionaires to pay a percentage of the gross gaming revenue as a special levy to be given to (i) a public foundation designated by the Macau Government and (ii) the Macau Government for urban development, tourism promotion and social security. MGM Grand Paradise is exempt from payment of Complementary Tax, which acts as a tax on profit, pursuant to the Dispatch of Chief Executive No. 186/2008, until the end of fiscal year 2011. All Concessionaires and Subconcessionaires currently in operation maintain such an exemption with the relevant exemption periods being:

(a)	For SJM: Fiscal year 2007 until fiscal year 2011 (inclusive), pursuant to the Dispatch from the Chief Executive of MSAR No. 333/2007, dated December 8, 2007.

(b)	For Galaxy: Fiscal year 2004 until fiscal year 2013 (inclusive), pursuant to the Dispatch from the Chief Executive of MSAR No. 249/2004, dated September 30, 2004 and No. 326/2008 dated November 20, 2008.

(c)	For Wynn Macau: Fiscal year 2006 until fiscal year 2010 (inclusive), pursuant to the Dispatch from the Chief Executive of MSAR No. 283/2006, dated September 19, 2006.

(d)	For MGM Grand Paradise: Fiscal year 2007 until 2011 (inclusive), pursuant to the Dispatch from the Chief Executive of MSAR No. 186 / 2008, dated June 19, 2008.

(e)	For VML: Fiscal year 2004 until fiscal year 2013 (inclusive), pursuant to the Dispatch from the Chief Executive of MSAR No. 250/2004, dated September 30, 2004 and No. 167/2008, dated May 21, 2008.

(f)	For Melco Crown: Fiscal year 2007 until fiscal year 2011 (inclusive), pursuant to the Dispatch from the Chief Executive of MSAR No. 180/2007, dated June 7, 2007.

MGM Grand Paradise is also required to remit annually to the Macau Government a gaming premium with a fixed portion and a variable portion based on the number and type of gaming tables and electronic gaming machines operated by MGM Grand Paradise as described below. The fixed portion is MOP30.0 million (US$3.8 million), while the variable portion is dependent upon the number of gaming tables and electric or mechanical gaming machines operated under the Subconcession. The variable portion of the gaming premium shall not be less than MOP45.0 million (US$5.6 million) per annum. MGM Grand Paradise is required to pay the fixed portion of the gaming premium by January 10 of each year, although the Macau Government may stipulate that the

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payment be made in monthly installments. The variable portion of the gaming premium must be paid by the 10th day of each month with each month’s payment taking into account the number of days each table and electric and mechanical gaming machine was operated over the course of that month. MGM Grand Paradise is required under Clause 33 of the Subconcession Contract and Article 432 of the Macau Commercial Code to maintain a legal reserve fund equal to one-fourth of its share capital. In addition, the Subconcession Contract requires MGM Grand Paradise to provide, from April 20, 2010 until 180 days after the term of the Subconcession, a “first demand” guarantee of an amount not exceeding MOP300.0 million (US$37.5 million).

Under the terms of the Subconcession Contract, MGM Grand Paradise is required to carry certain types of insurance policies for the entire duration of the Subconcession. As at the Latest Practicable Date, MGM Grand Paradise maintained all-risk property insurance for substantially all of its owned and leased properties buildings, equipment and MGM Macau, and gaming-related inventories such as chips relating to its casino, gaming area and slot machine operations. MGM Grand Paradise is also required by the Subconcession Contract to carry general third party liability insurance in connection with the operation of casino games located in Macau and the development of gaming-related services included in the Subconcession Contract that are not already covered by existing insurance policies.

Based on (i) the DICJ’s confirmation, dated March 18, 2011, which confirms full compliance by MGM Grand Paradise with the Subconcession Contract and that no default or event of default exists thereunder; (ii) due inquiry of MGM Grand Paradise’s anti-money laundering legal and regulatory framework; (iii) examination of the agreements executed between MGM Grand Paradise and its five largest gaming promoters in terms of income contribution, as well as a random sample of MGM Grand Paradise’s agreements with its remaining gaming promoters; (iv) inquiry of several of our top officials in relation to the modus operandi of MGM Grand Paradise’s compliance checks; and (v) the non-existence of noticed investigations by the DICJ in relation to non-compliance of MGM Grand Paradise or any gaming promoter engaging in business activities with MGM Grand Paradise, we confirm, having obtained the advice of our Macau legal advisor, that MGM Grand Paradise is in compliance with its obligations as a Subconcessionaire, which include compliance with anti-money laundering legal and regulatory framework requirements and the relevant laws relating to MGM Grand Paradise’s business operations with its gaming promoters. Our Macau legal advisor has advised us that MGM Grand Paradise is the only Macau company in our Group which is bound by the obligations pertaining to the prevention and repression of money laundering offenses in Macau.

There are no renewal conditions imposed under the Subconcession Contract. However, the Macau Government may impose new conditions for renewal. See the section headed “Risk Factors — Risks Relating to the Gaming Industry in Macau — We will stop generating any revenues from our Macau gaming operations if we cannot secure an extension of the Subconcession in 2020 or if the Macau Government exercises its redemption right” in this document.

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THE SUBCONCESSION

MGM Grand Paradise has certain payment obligations under the Subconcession Contract and pursuant to Macau Gaming Law, which include payment of a special gaming tax, annual gaming premiums and contributions to a public foundation in Macau and to urban development, the promotion of tourism and social security. Pursuant to the Subconcession Contract, MGM Grand Paradise also agreed to a committed investment of MOP4.0 billion (US$0.5 billion) which has been completed. The following table sets out some of the major terms and conditions of the Subconcession Contract.

Committed investment	MOP4.0 billion (US$0.5 billion)(1)
Term	to March 31, 2020
Special gaming tax	35.0% of gross gaming revenue(2)
Annual gaming premium	MOP30.0 million (US$3.8 million) per annum fixed premium
MOP300,000 (US$37,500) per annum per VIP gaming table
MOP150,000 (US$18,750) per annum per mass market gaming table
MOP1,000 (US$125) per annum per electric or mechanical gaming machine including slot machines
Special levies:
Contribution to a public foundation in Macau	1.6% of gross gaming revenue — for promotion, development or study of culture, society, economy, education, science and charity events(2),(3)
Contribution to Macau Government	2.4% of gross gaming revenue — for urban development, tourism promotion and social security(2),(3)
Total	4.0% of gross gaming revenue(2),(3)

Notes:
(1) Already completed.
(2) Gross gaming revenue is defined as all revenue derived from casino or gaming areas.

(3)	The contribution percentages are subject to changes upon re-negotiation between the Concessionaires or the Subconcessionaires and the Macau government.

The Subconcession Contract also contains various general covenants and obligations. Specifically, MGM Grand Paradise shall, among other obligations:

•	submit periodic detailed financial and operating reports to the Macau Government and furnish any other information that the Macau Government may request;

•	arrange for its casinos or gaming areas to remain open for operations on a daily basis;

•	ensure the proper management and operation of casino games;

•	hire staff with appropriate qualifications;

•	undertake and operate casino games in a fair and honest manner and free from the influence of criminal activities;

•	safeguard and ensure the Macau Government’s tax revenue from operation of casino games; and

•	maintain required insurance coverage.

The Subconcession Contract may be terminated by agreement between MGM Grand Paradise and SJM but is independent of SJM’s Concession. SJM is not entitled to unilaterally terminate the Subconcession. Although the Subconcession Contract specifies that the Macau Government has the right to unilaterally terminate the Subconcession after consultation with SJM, the Subconcession Contract does not explicitly grant SJM any veto rights, nor require SJM’s consent in order to allow the Macau Government to exercise its unilateral termination rights. Moreover, the Macau

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Government has reconfirmed that the Subconcession is separate from SJM’s concession and that MGM Grand Paradise does not have any obligations to SJM pursuant to the Subconcession Contract, except with respect to the investment obligations under the Subconcession Contract which already have been completed.

The Macau Government has the right to unilaterally terminate the Subconcession Contract for non-compliance with fundamental obligations under the Subconcession Contract and applicable Macau laws including:

•	operation of casino games without permission or operation of business beyond the scope of the Subconcession;

•	suspension of gaming operations without reasonable grounds for more than seven consecutive days or more than 14 non-consecutive days within one calendar year;

•	unauthorized total or partial transfer of gaming operations in violation of the relevant laws and administrative regulations governing the operation of casino games;

•	failure to pay taxes, premiums, levies or other amounts payable to the Macau Government;

•	refusal or failure to resume operations or failure to continue operations due to on-going serious disruption or organizational insufficiency;

•	repeated failures in the implementation of supervision and inspection control or repeated failure to comply with decisions of the Macau Government, in particular, the DICJ instructions;

•	systematic non-compliance with fundamental obligations stipulated under the concession regime;

•	refusal or failure to provide or replenish the bank guarantee or surety in the Subconcession Contract within the prescribed period;

•	bankruptcy or insolvency. The terms “bankruptcy” or “insolvency” are not expressly defined in the Subconcession Contract. However, the Macau Civil Procedure Code expressly establishes that a company is deemed “bankrupt” when a court judges that such company is “unable to fulfill its obligations timely” and that a debtor becomes “insolvent” when its liabilities are greater than its assets. Although a company cannot be declared legally “insolvent” by a court pursuant to the Macau Civil Procedure Code, our Macau legal advisor has advised us that the financial concept of insolvency is frequently used to provide contracting parties with remedies in a situation whereby a counterparty is, for all intents and purposes, bankrupt, but has not yet been legally so declared by a court.

•	fraudulent activity to the detriment of the public interest;

•	serious violation of the rules applicable to the operation of casino games or causing harm to fairness of casino games;

•	grant to a third party of managing powers over gaming activities; and

•	non-compliance with obligations regarding transfer of shares.

MGM Grand Paradise has the opportunity to remedy any such non-compliance with its fundamental obligations under the Subconcession Contract within a period to be stipulated by the Macau Government.

These events could ultimately lead to the termination of the Subconcession without compensation to MGM Grand Paradise or result in potential liability to MGM Grand Paradise. Upon such termination, all of MGM Grand Paradise’s casinos, slot machine operations and related equipment and property rights to the casino premises in Macau would be automatically transferred to the Macau Government without compensation to MGM Grand Paradise and we would cease to

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generate any revenue from MGM Grand Paradise’s operations. In many of these instances, the Subconcession Contract does not provide a specific period within which any such events may be cured and, instead, we would rely on consultations and negotiations with the Macau Government to enable us to remedy any such default.

Investment Obligations under the Subconcession Contract

As part of the requirements under the Subconcession Contract, MGM Grand Paradise was required to make certain capital investments of a stipulated value of MOP4.0 billion (US$0.5 billion) in Macau within a specified period. The Macau Government may request or approve the request to make changes in the plans and specifications of MGM Grand Paradise’s properties in Macau. We have already completed our committed investment.

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Certain information and statistics set out in this section and elsewhere in this document relating to the Macau economy and the industry in which we operate is derived from government agencies, including information obtained from DSEC and DICJ and various news sources such as the Wall Street Journal, Businessweek and Bloomberg. None of the reports cited in this document was commissioned by our Company, any of our directors, officers, agents, employees, advisors or representatives or any other person or party involved.

We believe that the sources of the information and statistics are appropriate sources for such information and statistics and have taken reasonable care in extracting and reproducing such information and statistics. We have no reason to believe that such information and statistics is false or misleading or that any fact has been omitted that would render such information and statistics false or misleading. No independent verification has been carried out on such information and statistics by our Company, any of our directors, officers, agents, employees, advisors or representatives or any other person or party involved, and no representation is given as to the accuracy of such information and statistics.

ASIAN GAMING MARKET OVERVIEW

Asia is the fastest-growing gaming market in the world and Macau is the world’s largest gaming destination in terms of revenue. Other casino and gaming centers in Asia include Malaysia, Singapore, Japan, South Korea, the Philippines and Vietnam. The Macau market is currently more than 2.5 times the size of the Las Vegas Strip and Atlantic City markets combined in terms of gaming revenues in 2010. The success of Macau as a gaming and entertainment destination has acted as a catalyst for the legalization, regulation and proliferation of gaming across the Asia Pacific region, and has initiated the development and construction of multiple other casino-entertainment resorts, such as the opening in early 2010 of two integrated resorts in Singapore with a combined investment of HK$72.4 billion. In turn, the industry has supported each local economy within the broader pan-Asian region through enhanced tourism, job creation, tax revenues and the influx of domestic and foreign capital and other resources. The growth of the gaming industry has also spurred investment and employment activity in ancillary industries, most notably in the retail, dining, entertainment, conference and convention sectors, augmenting and multiplying its positive impact on each economy. The industry’s growth and success is supported by Asia’s cultural affinity for gaming, the low relative supply penetration, an enormous population base, the world’s fastest urbanization rate and the emergence of a wealthy, middle-class segment of the population which has a propensity for leisure and entertainment consumption.

Macau Gaming Market Overview

The Macau gaming market is recognized as one of the world’s premier gaming destinations and exhibits attractive investment and operating prospects, including that Macau is:

•	the largest gaming market in the world in terms of gaming revenue (HK$184.0 billion in 2010);

•	the sole location in China to offer legalized casino gaming;

•	one of the world’s fastest growing gaming markets in terms of revenue, and the only major gaming market to continue to grow significantly in 2008, 2009 and 2010 despite the global economic downturn;

•	fed by a sizeable, underpenetrated population that is rapidly experiencing a substantial wealth increase;

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•	also comprised of nascent non-gaming segments in the form of retail, hotel, conference and entertainment amenities; and

•	supported by government infrastructure initiatives aimed at Macau’s growth and development generally.

Macau, a Special Administrative Region of the PRC, is located on the southeast coast of mainland China within the Pearl River Delta, and is adjacent to one of China’s wealthiest and most urbanized provinces, Guangdong (population of 95 million). It is reachable by a one hour ferry trip from Hong Kong and within a four hour flight from multiple populous regions including Beijing, Shanghai, Taipei, Seoul, Manila and Bangkok.

Visitors to Macau are primarily from mainland China and Hong Kong, which accounted for 53.0% and 29.9%, respectively, of arrivals in 2010. Driven by the continued development and prosperity of mainland China, total visitors to Macau under China’s Individual Visit Scheme (“IVS”) grew at a CAGR of 15.3% from 2002 to 2010. Macau’s proximity to major population centers in Asia facilitates its appeal as a popular gaming destination for foreign tourists. International visitation levels exhibited rapid expansion since 2002 with arrivals from Japan, Southeast Asia(1) and other Asia(2) growing at CAGRs of 14.2%, 25.6% and 37.6% from 2002 to 2010. The Macau Government is sponsoring several road and rail transportation developments to help ensure the region is able to accommodate expected future demand.

Proximity to Major Population Centers

Source: Population statistics as of 2010, per International Monetary Fund estimates; visitation figures as of 2010 from the Macau Government.

(1)	Consists of the Philippines, Malaysia, Singapore and Thailand.
(2)	Consists of Vietnam, Indonesia, Korea and others.

In 2009, Macau was designated by the PRC to be developed as the “most attractive tourism and recreation center in the world” (Planning Study on the Coordinated Development of the Greater Pearl River Delta Townships, October 2009). The process had begun in 2002 when the Macau Government ended STDM’s casino license monopoly, and granted five additional concessions or subconcessions to MGM Grand Paradise, Galaxy, Wynn Macau, VML and Melco Crown. The new

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casino operators introduced modern full-service casinos and propelled construction and development in the gaming sector. The increase in the number of full-service casino resorts has not only contributed to a four-fold increase in gross gaming revenues from 2005 through 2010, but has transformed Macau’s gaming market into one that features a diverse range of non-gaming retail and entertainment offerings. The Macau market is increasingly evolving to appeal to new, premium-focused customers attracted by a diversified range of gaming, retail, entertainment and leisure offerings. The market has attracted investment by internationally recognized hospitality and leisure brands, which have entered into management and other alliances or contractual relationships in order to establish greater market presence. It is anticipated that developers of “Las Vegas-style” resorts will be the prime beneficiaries of continued market transformation and revenue opportunities in the Macau gaming sector.

Macau gaming revenues experienced strong growth in 2009, with total casino revenue increasing 9.6% (an equivalent of HK$10.2 billion) to HK$116.9 billion, despite the global economic downturn and a temporary increase in visa restrictions, which affected the ease of mainland China cross-border visitation. This trend has continued in 2010, with HK$184.0 billion of gaming revenue being recorded in 2010, a 57.5% increase from 2009. Furthermore, the DICJ reported Macau’s highest monthly casino revenue on record of HK$19.3 billion in February 2011 and second highest monthly casino revenue of HK$18.3 billion in December 2010, demonstrating Macau’s continued strong growth trajectory. Growth was experienced by both VIP (18.9% sequential quarterly growth in the fourth quarter of 2010 and 69.9% year-over-year growth) and mass market (10.2% sequential quarterly growth in the fourth quarter of 2010 and 33.4% year-over-year growth) segments, reflecting the broadening appeal of casino gaming across demographic segments.

Macau Gaming Market General Statistics

										2005-2010
	2005	2006	2007	2008		2009		2010		CAGR

Gross Gaming Revenues(1) (HK$ million)	45,761	55,846	81,404	106,627		116,876		184,065		32.1%
Gross Casino Revenues (HK$ million)	44,706	54,974	80,607	105,603		115,894		182,857		32.5%
VIP gross gaming revenues	28,023	35,712	54,138	71,623		77,508		131,697		36.3%
Mass market table gross gaming revenues	15,469	17,269	22,979	28,493		32,071		42,791		22.6%
Slot machine gross gaming revenues	1,214	1,993	3,490	5,487		6,314		8,369		47.1%
Win Per Table (HK$)	85,848	52,553	48,292	68,282		62,939		99,781		3.1%
Win Per Slot (HK$)	972	834	721	1,268		1,204		1,632		10.9%
No. of Tables	1,388	2,762	4,375	4,017		4,770		4,791		28.1%
No. of Slots	3,421	6,546	13,267	11,856		14,363		14,050		32.6%
Visitation (000s)	18,711	21,998	26,993	22,933	(2)	21,753	(2)	24,965	(2)	5.9%

Source: DICJ, DSEC

(1)	Includes non-casino related activities such as horse racing, greyhound racing, Chinese lotteries, instant lotteries and sports lotteries.
(2)	Visitation count excludes laborers traveling to Macau.

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Macau Hotel and MICE Statistics 2005 — 2010

							2005-2010
	2005A	2006A	2007A	2008A	2009A	2010A	CAGR

Total Available Guest Rooms (000s)(1)	10.8	13.0	16.1	17.5	19.2	20.1	13%
Total Hotel Guests (MM)(2)	4.1	4.7	5.7	6.5	6.7	7.8	13%
Average Length of Stay (Nights)	1.2	1.2	1.4	1.4	1.5	1.5	5%
Occupancy Rate (%)	70.9%	72.3%	77.2%	74.5%	76.1%	84.5%	4%
ADR (US$)	$78	$85	$99	$104	$129	$139	12%
Number of MICE Events	305	360	1,177	1,240	1,215	1,399	36%
Number of MICE Participants (000s)	43.5	57.1	302.0	364.3	572.7	806.1	79%

Source: DSEC and Macau Government Tourist Office

(1)	Total available rooms as of year end. Includes both hotel rooms and guest houses.
(2)	Includes guests that stay in hotel rooms and guest houses.

MACAU MARKET DEVELOPMENT AND TRENDS

The Macau gaming market is geographically segregated into two regions, the Peninsula and Cotai. Currently, the Peninsula is the hub of gaming and entertainment activity given its dense cluster of 23 of the market’s 33 casino resort properties. The Peninsula spreads across 9.3 square kilometers and is geographically connected to Zhuhai, in mainland China. The Peninsula receives the most customer traffic and volume, as it is closer to mainland China, the location of the principal immigration terminals, and the point of embarkation for the main Macau-Hong Kong Ferry. Two new casinos, L’Arc Macau and Encore at Wynn Macau, also opened in 2009 and 2010. Both are adjacent to MGM Macau, creating a cluster of casinos within walking distance of each other that is expected to become the mainstay of Peninsula visitation as players can conveniently move between these casinos. Currently, there are no other planned casino developments on the Peninsula.

Cotai is a 5.6 square kilometer area of land located between Taipa and Coloane islands. Cotai’s greater available land for development has enabled gaming operators to build resorts characterized by significant non-gaming amenities, in particular convention and meeting facilities, compared to many of the properties currently located on the Peninsula. Galaxy and VML each have projects under construction. Wynn Macau, MGM Grand Paradise and SJM have applied for approval for new projects in Cotai.

Sustained Growth across both Market Segments

The Macau gaming market consists of distinct customer segments: mass market and VIP players. Historically, gaming operators in Macau have focused on VIP players, but have now begun to focus on the fast-growing mass market segment.

Mass Market.  The mass market segment consists of both table games and slot machines played on the main gaming floors for the public, which usually consists of walk-in and day-trip visitors. The mass market segment is the highest margin sector of the overall gaming market and exceeds the VIP segment due to the latter’s commission costs to gaming promoters. Gaming revenues from the main gaming floors have grown significantly since the introduction in 2004 of casino properties. According to the DICJ, from 2005 to 2010, mass market table and slot operations grew at a CAGR of 22.6% and 47.1%, respectively. Mass market table and slot operations accounted for approximately 23.4% and 4.6%, respectively, of total casino gaming revenue in Macau in 2010.

VIP.  VIP players in Macau are typically wealthy persons who play mostly in dedicated VIP rooms or designated gaming areas. VIP players are sourced either by gaming promoters offer various services to the VIP players, such as extension of credit as well as complimentary hotel, food and beverage services. In return for their services, the gaming operator typically pays a commission to the gaming promoter based on either gaming wins or losses. Our VIP clientele can be further

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segmented into direct VIP players. Direct VIP players are brought in through the direct marketing efforts of the gaming operators. These direct VIP players select VIP rooms based on their relationship with or preference for a particular gaming operator. The direct VIP business excludes paying commissions to intermediaries.

Increased Retail and Entertainment Diversify Offering Mix to Consumers and Further Proliferate Game Play

Currently, non-gaming revenues represent a small portion of total revenues, but the increase in development of non-gaming attractions position Macau as a comprehensive entertainment destination. As Las Vegas-experienced casino operators utilize their expertise to incorporate retail, food and beverage outlets, and entertainment into their properties, Macau’s offering of a complete resort experience increases visitation, lengthening visitors’ duration of stay and ultimately increases the spend per visitor in both gaming and non-gaming sectors.

Retail.  In the past three years, casino operators have opened approximately 61,333 square meters on the Peninsula and 27,498 square meters in Cotai of new retail space for upscale shopping. As shoppers are predominantly mainland Chinese, retail plays an important role in attracting customers to the region who would otherwise pay a luxury goods tax in mainland China versus none in Macau. The market’s latest upscale retail offering, One Central Macau, opened in December 2009 with a three-story, 18,587 square meter complex of leading luxury brand stores adjacent to the MGM Macau, directly increasing customer volume and foot traffic in its immediate vicinity. The new entertainment resorts’ upcoming supply of retail space is expected to help propel visitation and business to the casinos.

Entertainment.  The new gaming resorts support the development of Macau’s entertainment offerings with the potential to emulate Las Vegas’ breadth of entertainment attractions. The new resorts offer a variety of leisure and entertainment attractions to help draw in a constant flow of visitors.

Future Development of Transportation and Infrastructure

Macau is accessible by land, air and sea, mainly through the Peninsula. In 2010, approximately 52.4% of visitors arrived in Macau via the Zhuhai border gate crossing with China and the Cotai checkpoint, approximately 41.0% arrived via the Peninsula ferry terminal from Hong Kong and nearby cities in China, and approximately 6.5% arrived via the Macau International Airport and heliport. Several airline carriers currently fly directly to Macau International Airport from many major cities in Asia. Several airlines currently operate direct routes to Macau from countries such as, South Korea, Japan, Thailand, Malaysia, Singapore and the Philippines.

Improved transportation to and within Macau is expected to contribute to growth in visitation and mass market gaming. In particular, the planned Guangzhou-Zhuhai Super Highway will link Macau to Hengqin Island, a PRC government-mandated strategic new zone planned for development into a commercial, residential and resort destination. According to the National Development and Reform Commission, the PRC government has expressed support for a more modern and integrated transportation system within the region as described in its Outline of the Plan for the Reform and Development of the Pearl River Delta (2008-2020).

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Macau Infrastructure Development Update

Source: Media and Press Reports.

Liberalization of Travel Restrictions

Visitation growth from China, Macau’s primary source of visitors, has been supported by the implementation of IVS. Following its initiation in 2003, mainland Chinese citizens from select large urban centers and economically developed regions were able to obtain permits to travel to Macau on their own without belonging to a tour group. As at December 2009, IVS had expanded to cover 49 cities with access to more than 270 million Chinese citizens. In 2010, Chinese visitation reached 13.2 million, a 20.4% increase from the same period last year. The visa program currently permits citizens to travel to Macau once every two months. Although the Chinese government has in the past restricted, and then loosened, IVS travel frequency, the government has signaled its intention to accelerate tourism development by encouraging mainland Chinese to visit Macau.

Annual Growth of IVS Program

Source: DSEC, CEIC

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Emergence of a Wealthier Demographic in China

It is anticipated that Macau will directly benefit from China’s expanding economy. According to the National Bureau Statistics of China, China’s GDP grew at a 16% CAGR over the past five years. China is currently the second largest economy (by GDP) in the world. Unlike some of the world’s other large economies, the Chinese economy has been resilient in the face of the global economic crisis since 2008. As the global economy recovers, China’s economic growth is likely to remain strong, reflecting PRC government spending and development of the inland provinces. Leading economic research forecasts China’s economic growth to reach over 8.7% for 2011. Long-term, economic growth in China is expected to help sustain and fuel the development of Macau as the mass entertainment and leisure hub in the Pan Pearl River Delta.

The promotion of domestic demand plays a crucial role in sustaining long-term economic growth in China. The impact of the recent global recession on China’s economic growth explains China’s shift to increase domestic consumption in order to reduce dependence on exports and foreign investments. In order to strengthen domestic spending and consumption, the PRC government is accelerating urbanization and seeking to provide better education and jobs. At the end of 2010, approximately 48% of China’s 1.34 billion population lived in urban areas. Given the PRC government’s focus on promoting urbanization, research estimates that more than 50% of the population will be urbanized by 2012-2013. Rapid urbanization has historically spurred greater consumption and shifted the composition of the retail spending from a heavy weighting towards food to a more balanced consumption model. The shift in China’s consumption patterns towards more discretionary spending is expected to continue as income increases. Given the higher propensity for gaming in this demographic, increased spending patterns are expected to serve to further support the growth in Macau’s gaming market.

Retail Sales Growth	Per Capita Disposable Income

Source: DSEC, IHS Global Insight	Source: CEIC, IHS Global Insight

Other Asian Gaming Markets

The Macau market competes with a number of gaming centers in Asia and around the world, including Singapore, Australia, the Philippines, Malaysia, South Korea, Cambodia, Vietnam, and Las Vegas. The market also competes against cruise ships in Asia that offer gaming and against unlicensed gaming operators. The regulation, liberalization, development and growth of gaming in the region is in a state of continual assessment and evolution.

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The extension and proliferation of gaming to other regional markets such as the case in Singapore, while creating additional competition, is likely to encourage visitation and increases the population penetration of gaming across the region, including in Macau, to the benefit of the established operators and markets. For example, despite the opening of two new integrated resort casinos in Singapore in 2010 that have generated an aggregate HK$31 billion per annum of annualized revenues, Macau recorded the two highest monthly revenues in its history in February 2011 and December 2010.

See the section headed “Risk Factors — Risks Relating to Our Business — Risks Relating to Our Business and Operations — We face intense competition in Macau and elsewhere in Asia” in this document.

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REGULATIONS

GENERAL

MGM Grand Paradise is a Subconcessionaire that owns and operates MGM Macau in Macau. Both we and MGM Grand Paradise are subject to regulation by the Macau Government. The Macau Government has adopted various laws and administrative regulations governing the operation of casinos in Macau.

LAWS AND ADMINISTRATIVE REGULATIONS GOVERNING THE OPERATION OF CASINOS IN MACAU

Macau law prohibits (1) all forms of operation of, promotion of or assistance to gaming outside of the premises and areas authorized by the Macau Government, (2) any illicit form of gaming in the authorized areas and premises, and (3) unlicensed granting of loans or gaming credits to gaming patrons.

A number of laws and administrative regulations have been enacted by the Macau Government to regulate the gaming industry, which include the following principal laws and regulations:

Gaming Law and Related Regulations

The Gaming Law became effective on September 25, 2001. The Gaming Law establishes the legal framework for the regulation of casinos and principal rules for operating games of fortune in casinos in Macau. Its stated purpose is to ensure, among other things, (1) the adequate management and operation of games of fortune in casinos, (2) that the persons involved in the inspection, management and operation of games of fortune are suitable to carry out these functions and (3) that the management and operation of games of fortune in casinos is conducted in a fair and honest manner, free from any criminal influence. In addition to defining the types of permitted games and specifying the locations and periods for operating games of fortune, the Gaming Law contains provisions dealing with Macau’s concession system, detailing concessionaires’ obligations and laid the foundation for the Macau Government’s grant of the three current 20-year concessions through a public tender process.

The Gaming Tender Regulation became effective on October 31, 2001. The Gaming Tender Regulation supplements the Gaming Law and sets forth the terms of the public tender process through which the casino concessions were awarded. It also established the eligibility criteria for bidders as well as the financial requirements that the bidders for concessions and subconcessions had to satisfy. It was subsequently amended and supplemented several times. The Tender Committee for the Concession of Gaming Operation officially started the public tender process on November 2, 2001. The results were announced on February 8, 2002, and casino concessions were awarded to Galaxy, SJM and Wynn Macau.

Following adoption of the Gaming Law, the Macau Government promulgated additional rules to supplement the rules of casino games set forth in Section 55 of the Gaming Law. The supplemental rules were approved by the External Dispatches of the Secretary for Economy and Finance Nos. 41/2003, 42/20003, 55/2004, 56/2004, 57/2004, 58/2004, 59/2004, 60/2004, 61/2004, 65/2004, 89/2004, 73/2005 and 69/2006, 42/2007, 63/2007, 64/2007, 67/2007, 11/2008, 78/2008, 97/2008, 2/2009, 57/2009, 71/2009, 95/2010 and 97/2010 which set out or renew detailed procedures and rules for certain games of chance, namely football poker, wheel of fortune, baccarat, soccer poker, black jack, fish-prawn-crab, roulette, wheel of fortune, Q poker, cussec, fantan, stud poker, super pan 9, pai kao, makccarat, taxes holdem poker, fortune 8, fénix and omaha poker.

Extension of Credit for Gaming

The Gaming Credit Law became effective on July 1, 2004. The Gaming Credit Law regulates the extension of gaming credit in Macau and authorizes Concessionaires, Subconcessionaires and gaming promoters who enter into a contract with a Concessionaire or Subconcessionaire to carry

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out credit granting activities in connection with gaming and betting in casinos in Macau. The Gaming Credit Law specifies that the extension of gaming credit is limited to the following three types of creditors: (1) a Concessionaire or Subconcessionaire (as creditor) may grant gaming credit to a gaming patron (as borrower); (2) an authorized gaming promoter (as creditor) may extend gaming credit to a gaming patron (as borrower); and (3) a Concessionaire or Subconcessionaire (as creditor) may extend gaming credit to an authorized gaming promoter (as borrower). Pursuant to the Gaming Credit Law, Concessionaires, Subconcessionaires and authorized gaming promoters may not carry out their credit granting activities through a third party or entity. The Gaming Credit Law thus effectively prohibits the assignment or transfer of the permit to extend gaming credit. It also stipulates the creditors’ obligations towards the DICJ and details the scope of the DICJ’s supervision of credit granting activities. Other restrictions and conditions imposed by the Gaming Credit Law on creditors include requirements of persons extending credit to:

•	Act with prudence and integrity and in accordance with the laws, regulations and professional codes in conducting the business (Article 9);

•	Keep confidential and refrain from exploiting any information obtained in connection with the extension of gaming credit with certain exceptions set forth in Article 11 (Article 10); and

•	Assist the DICJ in its supervision of gaming credit activities, when necessary, and the law enforcement in crime prevention and investigations, when requested (Article 15).

Under the Gaming Credit Law, the credit extended pursuant to the Gaming Credit Law is legally enforceable — specifically, enforceable as a civil debt pursuant to Article 4 of the Gaming Credit Administrative Regulation. For a discussion of enforcement risks that may be encountered outside of Macau, see the section headed “Risk Factors — Risks Relating to Our Business — Risks Relating to Gaming Promoters and Clients — We are exposed to credit risk on credit extended to our patrons and gaming promoters” in this document.

Role and Responsibilities of the DICJ

The DICJ is the principal regulatory and supervisory authority in charge of Macau’s gaming industry. Pursuant to Administrative Regulation No. 34/2003, the DICJ’s role is to provide guidance and assistance to the Chief Executive of Macau on the definition and execution of the economic policies for, among other things, the operation of games of fortune.

Administrative Regulation No. 34/2003 further specifies that the DICJ’s primary responsibilities are to:

•	Collaborate in the definition, coordination and execution of economic policies for the operations of games of fortune or other gaming activities offered to the public;

•	Examine, supervise and monitor the activities of the Concessionaires and Subconcessionaires, especially on their compliance with legal, statutory and contractual obligations;

•	Examine, supervise and monitor the eligibility and financial capability of the Concessionaires, Subconcessionaires or other parties stipulated by the law;

•	Collaborate with the Macau Government in the process of authorization and classification of locations and places as “casinos” for the operation of games of fortune or other gaming activities;

•	Authorize and certify all equipment and utensils used by the Concessionaires and Subconcessionaires in connection with their operations authorized under the respective concessions;

•	Issue licenses to gaming promoters;

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•	Examine, supervise and monitor the activities of gaming promoters, especially their compliance with legal, statutory and contractual obligations, and other responsibilities stipulated in the applicable legislation;

•	Examine, supervise and monitor the eligibility of gaming promoters, their partners and principal employees;

•	Investigate and penalize any administrative violations in accordance with the applicable substantive and procedural laws;

•	Ensure that the relationship of the Concessionaires and Subconcessionaires with the Macau Government and with the public complies with the applicable regulations and is in the best interest of Macau; and

•	Perform any other duties as may be determined by the Chief Executive of Macau or as may be required by applicable laws.

The DICJ also plays an important role in fulfilling the stated objectives of the Gaming Law. In particular, it supervises and monitors the operations of the Concessionaires and Subconcessionaires to ensure compliance with their obligations imposed by the applicable gaming laws and administrative regulations and as set forth in their respective concession agreements. Concessionaires and Subconcessionaires are required to make all significant documentation and periodic reports regarding their business and operations available to the DICJ for record and/or inspection, and must submit to the DICJ all matters requiring approval or authorization from the Macau Government, including requests for changes in their shareholder structure, changes in directorship, key employees and gaming equipment, changes in control or some other changes and other matters related to the operation of games of fortune.

In addition, the DICJ (1) assesses the taxes and other amounts payable by the Concessionaires and Subconcessionaires to the Macau Government, (2) monitors the daily operations of Concessionaires and Subconcessionaires as well as gaming promoters, their directors, key employees and qualifying shareholders, and (3) conducts the licensing process for gaming promoters.

Responsibility of the Gaming Commission

The Gaming Commission was created pursuant to Executive Ruling No. 120/2000, dated as at July 4, 2000 and as amended by Executive Ruling No. 194/2003, No. 291/2007, and more recently by Executive Ruling No. 38/2010 which changed its structure. The Gaming Commission is a specialized commission directly reporting to and presided over by the Chief Executive of Macau. Its responsibility is to study the development of Macau’s gaming operations, to create and update the relevant regulatory framework, to supervise gaming operations and formulate policies to guide gaming operations.

Regulation of Concessionaires and Subconcessionaires

For a detailed description of the concession regime and the Subconcession, see the section headed “The Subconcession” in this document.

Regulation of Gaming Promoters

The Gaming Promoters Regulation became effective on April 1, 2002. The Gaming Promoters Regulation is the main law applicable to gaming promoters in Macau. It provides that gaming promoters must be licensed by the Macau Government in order to do business with and receive compensation from Concessionaires and Subconcessionaires. For a license to be obtained, direct and indirect owners of 5% or more of a gaming promoter (regardless of its corporate form or sole proprietor status), its directors and its key employees must be found suitable by the government, and the gaming promoter must be sponsored by a Concessionaire or Subconcessionaire. Applicants

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are required to pay the cost of license investigations and to maintain suitability standards during the period of licensure. The term of a gaming promoter’s license is one calendar year, and licenses can be renewed for additional periods upon the submission of renewal applications. Gaming promoter licensees who are individual persons are subject to a suitability verification process every three years, and business entity licensees are subject to the same process every six years. A gaming promoter may be suspended from business or have its license terminated if (i) the Macau Government determines that the gaming promoter fails to meet certain official suitability standards and does not renew the gaming promoter’s license, or (ii) the gaming promoter’s sponsoring concessionaire or subconcessionaire terminates business relations with such gaming promoter in accordance with the terms of such gaming promoter’s contract. Further regulatory procedures for the suspension, termination or assessment of fines against gaming promoters are set forth in further detail in Administrative Regulation no. 27/2009 titled “Amendment to Administrative Regulation no. 6/2002 with respect to the payment of commissions or other kind of remuneration paid to gaming promoters.” For further details on our gaming promoter contracts, see the section headed “Business — Gaming Patrons — Gaming Promoters” in this document.

Pursuant to the Gaming Promoters Regulation, licensed gaming promoters must identify collaborators who assist them in their promotion activities. These collaborators are subject to approval of the Macau Government. Changes in the management structure of gaming promoter licensees must be reported to the Macau Government, and any transfer or encumbering of interests in such licensees is ineffective without prior government approval. To conduct gaming promotion activities, licensees must be registered with one or more Concessionaires or Subconcessionaires and must have written contracts with such Concessionaires or Subconcessionaires, copies of which must be submitted to the Macau Government.

The Gaming Promoters Regulation further provides that Concessionaires and Subconcessionaires are jointly responsible with their gaming promoters for the activities of such promoters’ representatives and their directors and contractors in the Concessionaires’ and Subconcessionaires’ casinos, and for their compliance with applicable laws and regulations. Concessionaires and Subconcessionaires must submit annual lists of their gaming promoters for the following year. The Macau Government may designate a maximum number of gaming promoters and specify the number of gaming promoters a Concessionaire or a Subconcessionaire is permitted to engage. Concessionaires and Subconcessionaires are subject to periodic reporting requirements with respect to commissions paid to their gaming promoters’ representatives, and are required to oversee their activities and report instances of unlawfulness.

Following the amendment to the Gaming Promoters Regulation, by Dispatch no. 83/2009 published in Macau Official Gazette no. 38, dated September 21, 2009, the Secretary for Economy and Finance set the gaming promoters’ commission cap at 1.25% of the amount bet (net rolling chip) regardless of the calculation basis used by the Concessionaire or Subconcessionaire and required all contracts to be updated accordingly. It also states that the gaming promoters remuneration may include any bonus, gratuity, service or other benefits susceptible of pecuniary evaluation granted or provided to the gaming promoter by the Concessionaire or Subconcessionaire, in Macau or abroad, directly or indirectly.

Anti-Money Laundering and Anti-Terrorism Financing Regulations

MGM Grand Paradise is required to comply with various laws and regulations in Macau with respect to identifying, reporting and preventing money laundering and terrorism financing crimes at casinos owned and operated by MGM Grand Paradise. Under these laws and regulations, MGM Grand Paradise is required to, among other things,

•	Identify any client and transaction where there is a suspicion of money laundering or terrorism financing, or which involves significant sums of money in the context of the transaction, even if any suspicion of money laundering is absent;

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•	Refuse to deal with any client who fails to provide any information requested by us to make the above determination;

•	Keep records following the identification of a client for a period of five years;

•	Notify the Macau Financial Information Bureau if there is any suspicion of money laundering or terrorism financing; and

•	Cooperate with the Macau Government by providing all information and documentation requested in relation to fighting money laundering and terrorism financing.

Under Administrative Regulation No. 7/2006, effective November 12, 2006, and the DICJ Instruction No. 2/2006, effective November 13, 2006, we are also required to track and report cash transactions and the granting of credit involving MOP500,000 (HK$485,000) or more. Pursuant to the legal requirements above, if a client provides all required information, and after submitting the reports, MGM Grand Paradise may continue to deal with such client whom it reported to the DICJ and, in case of suspicious transactions, to the Financial Information Bureau.

Labor Quotas

All businesses in Macau must apply to the Macau Human Resources Office for labor quotas to import non-skilled workers from China and other countries. Businesses are free to employ Macau residents in any position without any type of quota, as by definition all Macau residents have the right to work in Macau. As a Subconcessionaire MGM Grand Paradise has two main labor quotas, one to import non-skilled workers from China and the other to import non-skilled workers from all other countries. MGM Grand Paradise’s non-China labor quota allows it to employ 771 non-skilled employees. MGM Grand Paradise’s China labor quota allows it, through its affiliate Prime Hotel Management Limited, to employ 488 non-skilled employees from China. MGM Grand Paradise is required by law to employ only Macau citizens as dealers and gaming supervisors. It employs a full time team within its human resources department, to apply for and maintain its labor quotas. Non-resident skilled workers are also subject to authorization by the Macau Human Resource Office, which is given individually on a case by case basis.

Pursuant to the Macau Social Security System, which was approved by Decree Law no. 58/93/M, revised Decree Law no. 41/96/M, Decree Law no. 29/98/M, Administrative Regulation no. 19/2008 and Law no. 21/2009 and recently amended by Law no. 4/2010, Macau employers must register their employees under the mandatory Social Security Fund and make social security contributions for each of its resident employees and pay a special duty for each of its non-resident employees on a quarterly basis. Employers must also buy insurance to cover employment accidents for all employees.

In the particular case of gaming Concessionaires and Subconcessionaires, there is also a general obligation to make annual contributions to urban development, tourism promotion and social security pursuant to the Gaming Law as well as to contribute annually to a public foundation that promotes studies and the development of cultural, social, economic, educational, scientific, academic and philanthropic actions and activities.

Land Use and Title Process Laws in Macau

Macau land is divided into lots, each of which is given a number. There is a small amount of private freehold land in Macau, typically found in the original area of the Macau territory, both in the Macau peninsula and Taipa and Coloane Islands. Where the land is private freehold land, no Government rent is payable and there are no temporal limits to the ownership of the land or the buildings erected on the land, which are of private property. The rest of the land, including land reclamation areas, belongs to the Macau Government.

The Macau government may dispose of its land by various legal means, the most common being land concessions. The land concession contract is similar to a lease and published in the Macau

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Official Gazette. Land concessions impose special development conditions, an upfront land premium and also a nominal amount of annual Government rent. The land is initially granted on a provisional basis, subject to completion of the proposed development and only upon completion of the development is the land concession converted into definitive status and registered with the Macau Property Registry.

Land concessions are granted for a determined period of time not exceeding 25 years and may be renewed successively for 10 year periods. Renewal of the land concession can be requested in writing six months prior to expiry. Such application may be submitted to the Public Works Department by any proprietor, co-owner or mortgagee, or any other person having an interest in the land, in a building or unit built on such land whose title is registered, as well as any holder of another right that could be affected by the expiration of the land concession (such as a tenant).

Macau property and all land concessions are subject to the Macau title registration system. Title can be established by reference to the title register. The person or party registered is recognized as the legal holder of the right/ title registered. The records in the Macau Land Registry are public and anyone who searches the title register can rely on the registered rights. Following the registration of title in Macau, the registered title holder will be officially recognized and able to enforce his rights vis-à-vis any third parties.

All ownership rights over the properties or buildings subject to a land concession (being strata title for residential units or full ownership of any building or fraction thereof) are also registered with the Macau Property Registry and fall under a private ownership regime.

Potential Regulatory Changes

To further strengthen the legal framework on gaming operations, the Macau Government may revise existing gaming laws and regulations in the near future. Certain revisions to the existing gaming laws and regulations in Macau are already under way with preliminary drafts of such revisions having already been completed by the DICJ. As announced by the DICJ, these revisions are not intended to be deep and the sole objective of the revisions is to implement certain casino access restrictions, namely raising the minimum age requirement for entering casinos from 18 to 21 years and covering preventive interdiction of players in casinos. These revisions are still subject to discussion within the legislative assembly and thus are not currently expected to be concluded within the current year.

The legal framework for slot-machine operations is under way to (i) establish slot-machine certification rules, (ii) set an interval regarding slot ratio payouts (within international practices), (iii) keep slot-machine establishments out of residential areas and (iv) prohibit public officials from entering into slot-machine parlors. This regulation is not subject to public discussion and may be approved in 2011.

On the non-gaming side, the Land Law is under revision and still to be discussed within the Legislative Assembly and the Macau environmental framework will also certainly be a key issue in the coming legislative developments. The Macau Legislative Assembly has approved new smoking prevention laws which may have an indirect impact on the gaming-related industries due to the smoking ban proposed for food and beverage, retail, recreational and entertainment spaces. The legislation prohibits smoking in casinos from January 1, 2013, except in designated smoking zones of up to 50% of their gaming areas.

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Regulatory Compliance

Our senior management continuously monitors the operations at MGM Macau and meets regularly with management and employees with a view to ensuring compliance with all applicable laws and regulations. We employ various measures, including the hiring of professional managers and experts to monitor compliance with local laws, regulations and permits and licensing requirements and to maintain constant communication between management and employees for the carrying out of relevant compliance measures. We also employ rules and procedures designed to ensure that we have all necessary licenses for the non-casino parts of our business operations; for our casino operations, we have adopted a manual on internal control requirements which governs all gaming activities at MGM Macau and which has been approved by and filed with the DICJ. A certificate was issued by the DICJ on March 18, 2011, which covers compliance with applicable Macau laws and regulations since the commencement of the operations of MGM Grand Paradise.

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U.S. REGULATORY MATTERS

MGM Resorts International’s association with us and Pansy Ho has been, currently is being and may in the future be subjected to review by gaming regulators in the jurisdictions in which MGM Resorts International and its subsidiaries are licensed to conduct gaming. In particular, MGM Resorts International’s association with us and Pansy Ho has been reviewed by the gaming regulatory agencies in the states of New Jersey, Nevada and Mississippi.

Prior to entering into an association with MGM Resorts International in 2005, Pansy Ho and Daisy Ho, voluntarily submitted to the scrutiny of the DGE to permit the DGE to evaluate the proposed association. In June 2005, the DGE stated to the New Jersey Commission that it would report to the New Jersey Commission any material information arising out of the evaluation that it deemed appropriate. There was no requirement for the New Jersey Commission to approve or waive approval of MGM Resorts International’s participation in the Macau joint venture.

In February 2006, MGM Resorts International submitted to the Nevada Board an application for a finding of suitability of the actual or intended association with MGM Grand Paradise in a foreign gaming operation in respect of its joint venture with companies affiliated with Pansy Ho. In February 2007, following a formal investigation in which the suitability of both Pansy Ho and Daisy Ho was scrutinized, the Nevada Board unanimously recommended that the Nevada Gaming Commission approve MGM Resorts International’s application, which was granted in March 2007.

In February 2005, the Mississippi Commission granted MGM Resorts International’s request for a waiver of foreign gaming approval in respect of its proposed Macau gaming operations. The waiver was granted following a formal investigation of the application by the Executive Director of the Mississippi Commission.

There was no requirement for the Michigan Board to approve or waive approval of MGM Resorts International’s participation in the Macau joint venture.

MGM Resorts International’s association with Pansy Ho was disclosed in its application for licensure in Illinois in connection with its acquisition of Mandalay Resort Group in 2005. As in Michigan, there was no requirement for the Illinois Board to approve or waive approval of MGM Resorts International’s participation in the Macau joint venture.

Following applicable state regulatory approvals (or waivers thereof) of MGM Resorts International’s proposed joint venture with us, MGM Macau opened in December 2007.

In May 2009, the DGE provided its Special Report to the New Jersey Commission in relation to the DGE’s investigation with respect to MGM Resorts International’s investment in Macau and its relationship with Pansy Ho. The Special Report is from the DGE, a division of the New Jersey State Attorney General’s Office, to the New Jersey Commission, the entity with responsibility for determining gaming suitability issues in the State of New Jersey. The Special Report recommended that the New Jersey Commission find Stanley Ho to be an unsuitable person under the Casino Control Act of the State of New Jersey. The DGE Report also recommended that the New Jersey Commission also find Pansy Ho to be an unsuitable person under that Act based on grounds including her alleged dependence upon her father and her alleged association with certain individuals as disclosed in the Special Report. The Special Report also recommended that MGM Resorts International be directed to disengage from any business association with Pansy Ho. The Special Report comprises allegations of and recommendations by the DGE to the New Jersey Commission, rather than a finding by the New Jersey Commission itself. The New Jersey Commission has not taken any action on this recommendation and there has been no finding of any type of unsuitability of Pansy Ho in New Jersey. Since neither Stanley Ho nor Pansy Ho were applicants for licensure in New Jersey, Pansy Ho filed a petition, based upon negotiations with the DGE, on October 20, 2009 with the New Jersey Commission seeking approval and execution of a stipulation confirming that neither the DGE nor the New Jersey Commission interpreted the relief requested in the Special Report regarding Pansy Ho’s suitability as requiring a finding by the New Jersey Commission that Pansy Ho did not satisfy the necessary standards for licensure or qualification

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U.S. REGULATORY MATTERS

under the Casino Control Act of the State of New Jersey. The DGE never opposed the relief requested in the petition and the issue was rendered moot by the subsequent settlement agreement between MGM Resorts International and the DGE described below. MGM Resorts International was provided a copy of the Special Report substantially concurrently with its provision to the New Jersey Commission and in turn promptly provided copies of the confidential Special Report to its regulators in other states.

In response to a further DGE submission, and as required consequently under New Jersey law, the New Jersey Commission reopened the licensing of MGM Resorts International’s jointly owned gaming property in New Jersey to address the ongoing suitability of MGM Resorts International as a licensee. MGM Resorts International reached a settlement with the DGE, which was approved by the New Jersey Commission on March 17, 2010, pursuant to which MGM Resorts International placed its 50% ownership interest in its New Jersey gaming property and the related leased land into a divestiture trust pending sale. The settlement agreement did not represent any finding as to the issues raised by the DGE in the Special Report. Pursuant to the settlement agreement, the previously confidential Special Report also was made public in redacted form(1)(. As a result of the settlement agreement, MGM Resorts International ceased to be a regulated entity in New Jersey except to the limited extent set forth in the settlement agreement.

Following the public release of the Special Report, certain members of the Nevada Board have stated publicly that the Nevada Board does not intend to reassess its prior recommendation concerning the relationship between MGM Resorts International and Pansy Ho, as the Special Report does not contain information that was unknown by it at the time it recommended approval in 2007.

The Mississippi Commission has stated that it is reviewing the Special Report and has sought further information in relation to the DGE’s investigation of Pansy Ho. The Mississippi Commission requested that Pansy Ho consent to their accessing certain information which was compiled in connection with such investigation and subsequently Pansy Ho consented to such access on the terms set out in a letter dated February 15, 2011. MGM Resorts International currently owns casino resorts in Biloxi, Mississippi and in Tunica County, Mississippi.

The Michigan Board has stated following the public release of the Special Report that it is reviewing MGM Resorts International. As part of its ongoing review, the Michigan Gaming Control Board requested in September 2010 that MGM Resorts International furnish all relevant agreements entered into between MGM Resorts International and Pansy Ho relating to the MGM Grand Paradise joint venture. MGM Resorts International complied with this request in September 2010. MGM Resorts International had also furnished these documents to the Michigan Gaming Control Board substantially contemporaneously with the formation of the joint venture. Subsequently, the Michigan Gaming Control Board requested that MGM Resorts International provide a written response to the issues related to the association with Pansy Ho raised by the Special Report and its application under Michigan law. MGM Resorts International provided this written response in February 2011. MGM Resorts International currently owns a controlling interest in and operates a casino and hotel in Detroit, Michigan.

The Illinois Board has opened an investigation into MGM Resorts International’s association with Pansy Ho following the public release of the Special Report. MGM Resorts International currently has a 50% ownership interest in a riverboat casino in Elgin, Illinois.

MGM Resorts International is cooperating fully with the investigations and reviews of the relevant authorities in each of the foregoing jurisdictions following the public release of the Special Report. We do not believe that the results of these reviews or investigation in any of the foregoing

(Note:
(1) The redacted Special Report can be found at http://www.state.nj.us/casinos/home/info/docs/MGM/dge_%20report_redacted.pdf. The information contained on this website does not form part of this document.

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U.S. REGULATORY MATTERS

jurisdictions will have an adverse consequences for our business, reputation or association with MGM Resorts International or Pansy Ho. A compliance committee has been constituted in MGM Grand Paradise to monitor, and make recommendations to the Board of MGM Grand Paradise relating to, gaming regulatory compliance with all relevant standards applicable to MGM Grand Paradise, including U.S. regulatory standards to the extent appropriate. Nevertheless, there can be no assurance that we will not suffer such adverse consequences in the future arising from these reviews or investigation. In the event that any of the U.S. domestic gaming regulators of MGM Resorts International or its subsidiaries were to find Pansy Ho to be an unsuitable person, MGM Resorts International and those of its subsidiaries which are subject to the jurisdiction of such regulators may be required to terminate their associations with Ms. Ho by divesting their interests in our Company or to surrender their gaming licenses in the relevant jurisdictions. MGM Resorts International may also need to curtail or sever its other relationships with us, including, but not limited to, termination of the Corporate Support Agreement, termination of the licenses to use certain trademarks, including the “MGM” and “Walking Lion Design” trademarks, and the resignation of those members of our Board that also hold positions in MGM Resorts International. See also the sections headed “Risk Factors — Risks Relating to Our Business — Risks Relating to Significant Shareholders — Certain laws, rules and regulations applicable to MGM Resorts International in other jurisdictions may require MGM Resorts International to curtail or sever its relationship with us or take other actions that are not in our best interests, each of which would have a material adverse effect on us” and “Connected Transactions” in this document.

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OVERVIEW

Our subsidiary, MGM Grand Paradise, is one of the leading casino gaming resort developers, owners and operators in the greater China region and holds one of the six gaming concessions/subconcessions in Macau. According to the DICJ, as at December 2010, in terms of revenue, we held an approximate 11.4% market share out of the 33 casinos in Macau. We currently own and operate MGM Macau, a premium integrated casino resort on the Macau Peninsula. In addition, we are also exploring growth opportunities in Cotai, the other key area of casino gaming development in Macau. We have identified a site of approximately 17.8 acres in Cotai and have submitted an application to the Macau Government to obtain the right to lease this parcel of land. We are awaiting approval of this application.

We benefit from the complementary expertise of MGM Resorts International and Pansy Ho. After [●], our controlling shareholder will be MGM Resorts International (with interests in 51% of our issued share capital) and Pansy Ho and her controlled companies will be our substantial shareholder (with interests in 29% of our issued share capital). As a result of the relationship between MGM Resorts International and Pansy Ho in respect of our Company following the completion of [●] and the arrangements in place under the Voting Agreement, MGM Resorts International and Pansy Ho will be considered to be parties acting in concert (as that term is defined in the Takeovers Code) in relation to our Company. For further details on our Group Structure, see the Section headed “History and Corporate Structure” in this document. MGM Resorts International is one of the world’s biggest gaming and hospitality companies. It operates a premium portfolio of integrated resorts, including Aria at CityCenter, Bellagio, MGM Grand, Mandalay Bay and The Mirage, in Las Vegas, Nevada, along with several other casino and resort properties in the United States. Through its hospitality management subsidiary, MGM Resorts International holds a growing number of development and management agreements for non-gaming resorts projects around the world. MGM Resorts International has licensed its international trademark rights to us for use in the greater China region, and will provide access to its international marketing department.

Pansy Ho is a well-known business leader with in-depth experience in and familiarity with the entertainment, leisure and government sectors in Macau and throughout the greater China region. She provides us with unique Asian access and perspective, as well as her extensive network and experience in concept development. MGM Resorts International and Pansy Ho will, through MGM Branding and Development Holdings, provide development services for new properties we may develop. We believe that the combined strengths of MGM Resorts International and Pansy Ho, together with our access to the premier international “MGM” brand and extensive global marketing network, place us in a distinctive position in comparison to other operators of integrated resorts in Asia.

MGM Macau is an award-winning, five-star integrated casino and luxury hotel resort located on the Macau Peninsula, the center of gaming activity in the greater China region. The casino has a floor area of approximately 28,976 square meters, with 1,006 slot machines, 427 gaming tables and multiple VIP and private gaming areas. The hotel comprises a 35-story tower with 587 deluxe rooms, including 468 standard guest rooms, 99 luxury suites, 20 private luxury villas, dedicated leisure areas and 11 restaurants and bars. Our property is directly connected to the One Central complex, which features many of the world’s leading luxury retailers and includes a Mandarin Oriental Hotel and serviced apartments.

Since opening, we have improved our casino revenues and adjusted EBITDA by offering premium quality services and amenities with a focus on growing our VIP business and main floor player loyalty programs. For the years ended December 31, 2008 and 2009, we recorded a net loss of HK$296.7 million and HK$167.1 million, respectively, and for the year ended December 31, 2010, we recorded a net profit of HK$1,566.0 million. Casino revenues for the year ended December 31, 2009 were HK$7,455.9 million, with adjusted EBITDA of HK$1,179.3 million, a 12.9% and 25.3% increase, respectively, over 2008. For the year ended December 31, 2010, our casino revenues were

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BUSINESS

HK$12,126.8 million, with adjusted EBITDA of HK$2,830.8 million, a 62.7% and 140.1% increase, respectively, over the same period in 2009.

OUR COMPETITIVE STRENGTHS

We believe our competitive strengths lie principally in our high-end product and service offerings that enable us to capture a significant share of Macau’s burgeoning gaming market; our ability to leverage Pansy Ho’s local knowledge and exposure to a diverse regional network as well as the operating expertise and marketing reach of MGM Resorts International to drive consistent growth in all segments of our business; and our ability through our “Golden Lion” Club loyalty program and in-house marketing team to segment and conduct targeted marketing to various customer groups with increased efficiency, while growing our casino revenues and operating margins. Our objective is and will continue to be to deploy these strengths to seek out the most profitable segments within our VIP and main floor customer target markets.

World-class gaming property in Macau

MGM Macau is an integrated gaming and luxury hotel resort located on a prime site in Macau, currently one of the largest and fastest growing gaming destinations in the world. We seek to provide a premium experience to our patrons across our gaming and leisure products and services. We believe our target customers are attracted to our property because of the aspirational levels of luxury and sophistication it projects. We focus on delivering the highest quality of services to our guests in order to attract and retain their loyalty. Our property boasts a number of distinguishing features, including the architecturally stunning 1,088 square-meter Grande Praça and the award-winning Six Senses Spa. MGM Macau also contains many significant works of art.

Our property has been designed with the flexibility to allow additional gaming capacity as needed. Significant reserve space is currently available to allow additional gaming and leisure activities. We continually monitor the mix of gaming products and leisure-related amenities we offer to ensure we can match desired products and services to our target customer groups.

Our property further benefits from its strategic location in the heart of the Macau Peninsula. This area houses 23 of the 33 casinos in Macau, the largest concentration of casinos in Asia, including those that generate the highest turnover per table in the entire Macau enclave. Due to our central location, the completion of construction in our immediate vicinity and proximity to One Central, we believe our property has benefited greatly from the added pedestrian traffic in and around the facility. MGM Macau is highly visible to visitors arriving in Macau from air and sea and is located

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within close proximity to the Macau Airport, the Ferry Terminal and the Gongbei border crossing to Zhuhai in China, the main access points for visitors to Macau. As the supply of land is limited in the Macau Peninsula, management does not expect any significant new gaming property construction to take place there in the next several years.

Complementary shareholder expertise combined with a strong management team

We benefit from the international reputation and know-how of MGM Resorts International and the local insights and expertise of Pansy Ho, who bring us complementary strengths. While MGM Resorts International is an experienced and highly successful international gaming company to whose marketing and development know-how we have access, Pansy Ho is instrumental in helping drive our strategy and in identifying growth opportunities for us in Macau, Cotai and the greater China region. MGM Resorts International and Pansy Ho work closely together and both have representation on our board of directors.

We have access to MGM Resorts International’s global expertise, operating and marketing experience and its regional customer database. MGM Resorts International has conducted marketing in the region for many years and currently has a sizable market share of Asian gaming visitors to Las Vegas. Building upon this history, MGM Resorts International has recently focused its marketing efforts in Macau with offices located in our property to serve its customer network.

Our management team responsible for implementing our strategy collectively has several decades of experience in the gaming industry, including significant management experience at prestigious gaming resorts in Macau and the Asia-Pacific region. Our Company is led by Grant Bowie (Chief Executive Officer), Yiu Ling Kwong (Executive Vice President, Casino Operations), Brian Fiddis (Senior Vice President, Casino Marketing), Janice Fitzpatrick (Senior Vice President, Finance and Chief Financial Officer) and Mark J. Whitmore (Senior Vice President, VIP Operations, Marker and Collections).

We believe the combination of international and local expertise on the part of both MGM Resorts International and Pansy Ho and our key senior management provides us with the operational knowledge and strategic advantage necessary to be competitive in Macau. As a result, we have attracted talented local employees to our Company and we believe our continued focus on training and development, with the assistance of MGM Resorts International, has helped us retain and motivate our dealers and hotel and service staff.

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Ability to leverage and adapt the internationally recognized MGM brand

The “MGM” brand is among one of the best-recognized brands in the gaming industry worldwide. Its heritage spans more than 80 years to when Metro Goldwyn Mayer was founded as a movie studio and production company in the United States in the 1920s and the brand’s gaming roots go back over 30 years. We believe our relationship with Pansy Ho and her close involvement in the operations of our property have been instrumental in adapting the “MGM” brand to suitably address the preferences of customers from the greater China region. The “MGM Macau” brand is characterized by a golden lion, a symbol of prosperity and strength in Chinese culture, and has achieved high recognition among Chinese gaming patrons as being synonymous with high quality and luxury.

We believe Pansy Ho’s experience in branding and concept development, and her vision as well as successful track record with building integrated products, have enabled us to market the “MGM” brand, our property and our gaming and related products more effectively to our target clientele. We also believe her involvement in our business has enabled us to anticipate and respond quickly to emerging trends in our core gaming markets.

Superior customer segmentation approach

We believe our comprehensive approach to customer segmentation enables us to identify, attract and retain the most profitable customers in both our VIP and main floor customer markets. Our marketing efforts are centered on our “Golden Lion Club” loyalty program that allows us to analyze customer data by segment and individual player profile. In turn, this has improved the effectiveness of our marketing campaigns and contributed to a significant increase in rated play. The four tiers of the program allow us to meet the needs of a range of customers from lower spending leisure and entertainment customers through to our highest level VIP cash players. A structured rewards system based on member value and tiers ensures that customers can progressively access the full range of services that MGM Macau provides. The program is aspirational by design and transparent in its rewards, encouraging customers to increase both visitation and spend.

We have developed dedicated gaming and non-gaming areas in our property to reflect different levels of rated play. In addition to the gaming offerings for our main floor players, we also have created and continue to expand several luxurious private gaming salons that provide a distinctive, high-end environment for the VIP players our gaming promoters and in-house marketing team bring to our property.

We have created a variety of incentive programs to reward gaming promoters for increased business and efficiency. We closely monitor the turnover and revenue of our gaming promoters in order to ensure that we are able to capture the more profitable segments of the VIP market and increase our share of this high growth market segment. We believe the flexibility inherent in our segmentation approach means that we can adapt it successfully to our future gaming properties and markets.

Enhanced profitability and capital strength driving future growth

As a result of the foregoing core strengths and our sustained focus on attracting high-value gaming customers and efficiently managing our capital, we have experienced attractive returns on invested capital and have generated strong growth in our revenue and profitability. Our revenue increased by 11.7% and 60.9% in 2009 and 2010, compared to the corresponding prior periods in 2008. Our adjusted EBITDA also increased by 25.3% and 140.1% in 2009 and 2010, compared to the corresponding prior periods in 2008. Our adjusted EBITDA margins increased from 13.6% in 2008, 15.3% in 2009 to 22.8% in 2010.

We believe that our significant free cash flow and our strong balance sheet will enable us to reinvest in our property and actively pursue additional growth opportunities.

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OUR STRATEGIES

Our primary business strategies are to continue building on our core strengths by optimizing our gaming products and services and expanding key gaming areas on our property, strengthening our brand appeal and marketing reach, refining our customer segmentation approach to maximize revenues and profitability, driving operational efficiencies at our property and pursuing compelling growth opportunities in the region.

Optimize gaming products and services

We intend to continue developing new gaming products and services aimed at our target customer markets to ensure our patrons benefit from a premium experience at our property. In particular, we will continuously evaluate the types and quality of gaming products and services we offer to specific customer segments to ensure that individual patrons benefit from gaming and leisure services customized to their individual preferences.

We have begun reconfiguring and upgrading our main floor gaming and leisure spaces to cater to emerging customer preferences with respect to gaming products and other amenities. In addition, our significant reserve capacity provides us with the opportunity for growth by expanding our VIP client floor space. We will implement these measures with a view to continuing to capture the most profitable segments of our target customer markets and generating optional returns on invested capital.

Strengthen brand appeal

We will aggressively promote the MGM Macau brand in the greater China region as a premium aspirational brand that combines an international heritage with local relevance. We will further build our brand via targeted advertising campaigns as well as conducting tailored promotional and event sponsorship activities. We intend to focus our brand promotion efforts in Macau, Hong Kong and rapidly urbanizing cities in the greater China region.

Refine customer segmentation and enhance customer base

We will continue to refine our customer segmentation by applying advanced analytics to our customer database. We will focus on creating customized one to one marketing programs for our best customers, advanced retention and referral programs, targeted promotions based on customer activity levels, reactivation programs for dormant customers and robust research programs to better understand customer preferences and spending patterns.

We will monitor and enhance our network of gaming promoters to strengthen VIP relationships. We intend to strategically manage the number and mix of gaming promoters we work with and ensure that high quality players remain central to our business. We will also continue to enhance our In-house VIP program and actively pursue direct relationships with VIP customers through our in-house marketing team and MGM Resorts International. Productivity of allocated VIP tables will also be a key focus and we will continue to invest the capital necessary to provide the most desirable gaming areas and amenities for our VIP customers.

We will continue to emphasize high quality service delivery across all areas of our gaming and non-gaming operations to maintain our brand appeal, retain the loyalty of our existing high-value customers and attract the interest of new customers who desire a premium gaming experience tailored to their individual preferences.

Drive operational efficiencies

We will continue to drive efficiencies across our operations by closely monitoring our key performance indicators and efficiently staffing our gaming and hotel operations, managing labor related costs and leveraging MGM Resorts International’s global platform to streamline our

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marketing and sales initiatives. We will also explore areas where economies of scale can be achieved by lowering our cost of goods and services.

We remain committed to enhancing our human resources capability in order to attract and retain the best quality staff in what we recognize to be a competitive market. We intend to increase our productivity through training and development programs and foster a proactive organizational culture that supports premium service delivery.

Pursue future growth opportunities

We intend to fund growth at our existing property from our free cash flow and strong balance sheet. We will also actively pursue opportunities externally that present compelling growth prospects. We believe our market presence and reputation, together with our strong balance sheet, position us well to explore these opportunities, particularly in Cotai. We believe we can generate attractive growth in the future and that our strategy of prudent balance sheet and cash flow management will provide the necessary financial flexibility to pursue potential expansion.

OUR PROPERTIES AND PROJECTS

MGM Macau Resort and Casino Overview

Our 205,824 square meter property (total floor area) is prominently situated on 43,167 square meters of land along the waterfront on the Macau Peninsula’s central Nam Van entertainment district, the same neighborhood as Wynn Macau and Encore at Wynn Macau, Casino L’Arc Macau, Galaxy Star World, the Grand Lisboa and the Hotel Lisboa. MGM Macau opened to the public on December 18, 2007.

MGM Macau was designed by renowned architects, Wong & Tung International Ltd., to blend both Eastern and Western design cues and pay homage to Macau’s multi-faceted history. In addition to the exterior facade’s distinctive “ocean wave” design, a 63-ton, 10-meter tall golden lion — the hallmark of the MGM brand and a symbol of prosperity — sits outside and adds another iconic landmark to our property. The interior of MGM Macau fuses the Las Vegas know-how of MGM Resorts International with our understanding of local tastes to create an atmosphere with broad appeal that is distinctly Macau.

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Our property features colorful hand-blown glass adornments by Dale Chihuly, including the massive “Fiori di Paradiso” chandelier and distinctive sculptures by Dali and other artists in the main lobby and entrance. The interior rooms and restaurants also feature the work of famed designers such as Super Potato and Wilson & Associates. Our suites and villas are accessed through private VIP lobbies featuring two-story ceilings painted with 24-carat gold filigree, handmade floor-to-ceiling tapestries and marble and lapis-lined floors, walls and exclusive VIP elevators. MGM Macau’s centerpiece, the 1,088 square meter Grande Praça features a 25-meter high glass skydome and European-inspired facades, including the main facade which is fashioned after the Estação Rossio, Lisbon’s central rail station. The Grande Praça is visible from a number of restaurants as well as areas of the upper gaming floor and is host to a variety of special exhibitions, shows, displays and various special occasions and events.

From the Grande Praça, patrons are able to access the casino on the main gaming floor. MGM Macau also maintains a convertible convention area on the main floor with 1,593 square meters of meeting space as well as a deluxe spa, swimming pool facilities and 11 bars and restaurants catering to a range of tastes. Our property is also seamlessly connected on multiple levels to the One Central complex, a premium 18,587 square meter shopping mall featuring retail stores for internationally recognized luxury brands, as well as serviced apartments and a Mandarin Oriental Hotel. MGM Macau and the first expansion were completed at a cost of approximately US$1.2 billion. Highlights of our property are described in greater detail below.

     Casino and Gaming Products

     Main Gaming Floor

MGM Macau’s casino currently occupies approximately 28,976 square meters of floor area, offering 24-hour gaming and a full range of games. The layout of our main gaming floor is organized using the different market segments we target, namely the four tiers of our Golden

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Lion Club loyalty program, as a basis for placing tables and games in such a way as to maximize their aspirational appeal. Although most of the floor features an open floor plan, design elements shift in an effort to create an impression of increasing luxury and exclusivity as patrons ascend from lower to higher limit gaming. To add to this appeal, we have also created a separate area on the main floor for high-end slot machines as well as the more exclusive Las Vegas Room, which features its own bar, elevated floors and higher-end table gaming in a more private and contemporary Las Vegas-style setting.

Our Supreme Gaming area on the casino main floor services VIP patrons with Supreme status in the Golden Lion Club as well as other invited patrons. The Supreme Gaming area occupies an expansive 1,785 square meter space across from our most high-end gaming tables on the main floor and in proximity to the Las Vegas Room. The Supreme Gaming area is being designed by the well-known hospitality industry designer, Hirsch Bedner Associates and features raised floors, exclusive facilities and luxury amenities and two exclusive entry-ways — one from the main gaming floor as well as a more private entry from the VIP lobby.

     Second Floor VIP Gaming Areas

The majority of our existing VIP gaming area is located on the second floor which is accessible by exclusive elevators from our VIP lobby. Our VIP gaming area is also accessible via escalator adjacent to the casino’s alternate entrance on the opposite end of our property from the lobby areas. The gaming rooms on the second floor comprise a mix of rooms operated by our in-house VIP team, while others are allocated to our gaming promoters. Our VIP rooms offer a substantial amount of privacy and feature two to three gaming tables, their own cage on the casino floor, a lounge and entertainment area and access to a wide array of luxury amenities and services. VIP rooms feature further enhancements including elevated floors, sliding walls/doors that allow rooms to be expanded or closed off for more privacy with each section having separate entry ways.

     34th/35th Floor Private VIP Gaming Rooms

The 34th floor in our hotel tower is home to our four luxurious private VIP gaming rooms. A combination of gold furnishings and the gold tint of the outside window create a golden aura in the corridor leading to the four VIP gaming rooms. The VIP gaming rooms are adorned in luxurious materials and fixtures and feature panoramic sea views, private offices, bathrooms and dining facilities. These private gaming rooms feature modular designs that allow sections of the room to be closed off into private spaces that can hold one to three gaming tables.

Our hotel tower’s 35th floor also features additional VIP gaming space with private VIP gaming rooms that are currently promoted by our gaming promoters. These VIP gaming rooms also feature panoramic sea views and extensive private facilities. Additionally, the 35th floor has a full kitchen capable of servicing the culinary needs of the VIP floors, including all our suites and villas.

     Gaming Product Statistics

As at December 31, 2010, MGM Macau contained:

•	approximately 427 approved gaming tables for all major types of table games such as baccarat, blackjack, craps, poker, Caribbean stud poker, roulette and sic bo. Baccarat is the most popular game among our patrons measured by the level of revenues generated per table. Gaming tables that are currently approved comprise 236 main floor (or mass market) tables and 191 VIP tables. Gaming tables that are currently licensed comprise 230 mass market tables and 172 VIP tables; and

•	a combination of 1,006 slot machines as well as other electronic gaming units placed throughout the casino in areas and bet denominations designed to target players in the various tiers of membership in our Golden Lion Club.

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MGM Macau allocates gaming tables and slot machines based upon a number of factors, including the popularity of particular games, feedback and suggestions from our gaming promoters with respect to the preferences of their clients and statistical gaming results.

Our VIP table games gross win, main floor (or mass market) table games win and slots gross win for the periods indicated below are:

	For the six months ended
	June 30,	December 31,	June 30,	December 31,	June 30,	December 31,
	2008	2008	2009	2009	2010	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(HK dollars in thousands)

VIP gross table games win	3,058,145	2,887,284	2,673,532	4,253,644	4,619,235	7,244,406
Mass market gross table games win	1,072,003	1,088,314	1,207,040	1,236,253	1,573,495	1,870,354
Slots machine gross win	216,759	231,163	303,917	378,700	410,346	581,926

     Luxury Hotel

The 35-story MGM Macau hotel tower is 154 meters tall and houses 587 hotel rooms comprising 468 standard guestrooms 99 luxury suites and 20 private luxury villas. All guest accommodations have access to wifi internet, video on-demand and the hotel’s full complement of room service options. Both internal and external corridors connecting to these rooms follow the exterior wave shape of the tower. In addition to the unique shape of the internal corridors, the beige tones of the interior corridors subtly darken along with the lighting as the corridor moves away from the elevator lobby toward either end of the tower to create a more unique and welcoming atmosphere than straighter and more conventional hotel corridors. For the years ended December 31, 2008, 2009 and 2010, our occupancy rates were 75.2%, 87.5% and 93.7%, respectively. Our average daily room

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rates during the same periods were HK$1,528, HK$1,426 and HK$1,658, respectively. The revenues per available room during the same periods were HK$1,264, HK$1,373 and HK$1,709, respectively(1)(.

Highlights of our guest accommodations themselves include the following:

     Standard Guestrooms

At 48 to 63 square meters in total floor area, our standard guestrooms are among the largest in Macau and the design of these rooms and the wide assortment of luxury amenities were chosen to be responsive to the needs of gaming patrons as well as regional leisure and business travelers with an eye toward attracting and retaining more multi-night leisure or business visitors to Macau. Each room is fitted with designer fixtures and finishes, including marble and lushly carpeted flooring and an oversized bathtub from which outside window views are possible through the curtained glass bathroom wall. Our standard guestrooms occupy floors 5 to 17 in the hotel tower.

     Luxury Suites

Our 99 luxury suites are located on floors 20-28 of the hotel tower and range from 102 to 220 square meters in total floor area. There are nine different luxury suite floor plans and two different color schemes: “espresso” and “cinnamon.” All one bedroom suites are equipped with one and a half bathrooms, while two-bedroom suites are equipped with two and a half bathrooms. In addition to all the amenities offered in our standard guestrooms, our luxury suites feature spacious walk-in closets, an entertainment area with a home theater system, heated marble bathroom floors, an oversized Jacuzzi tub and an additional flat screen TV in the bathroom concealed behind a mirror. All suites also feature a pantry with a full-sized refrigerator, microwave and espresso machine. The adjustable lighting, curtains and TV and home theater in our suites can all be adjusted from a single wireless remote control in addition to standard wall and equipment mounted controls.

     Private Luxury Villas

Our private luxury villas are designed to cater to our most discerning VIP patrons. Each of our 20 villas is located on floors 30-33 and is between 219 and 380 square meters in total floor area. Each villa has a grand entrance lined with marble to match one of the three themes of “Gold”, “Burgundy” (on floors 30-32), or “Jade” (floor 33). All of our villas feature contemporary designer furnishings, antique style mirrors and come with an around-the-clock butler and chef service, as well as a private pantry, full kitchen, separate lounge and entertainment areas and a Saint-Louis chandelier to illuminate the dining area. Both our suites and villas are accessed through the separate VIP lobby and its dedicated elevator bank.

(Note:
(1) Average daily rate and revenue per available room calculations include promotional allowance/complimentary revenue.

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     Restaurants and Bars

MGM Macau features several restaurants catering to a broad range of international tastes. The restaurants at MGM Macau provide high quality food, service and décor, which we believe are additional reasons for gaming patrons to visit and stay at MGM Macau. MGM Macau’s restaurants and bars include the following:

•	Aux Beaux Arts, a French, 1930’s style brasserie, is situated along the Grande Praça featuring an extensive wine list and an exclusive wine cellar. Aux Beaux Arts also includes its foyer, which is lit by a custom Saint-Louis chandelier, with: The ABA Bar, specializing in champagne and other festive libations; and The Russian Room, which was designed to be reminiscent of the opulence of tsarist Russia and specializes in pairing vodkas and caviar of the highest quality.

•	Imperial Court, which serves traditional and contemporary Cantonese cuisine created by the well-known celebrity Chef Chow Chung. In addition to Imperial Court’s distinctively Eastern design cues and adornments its cuisine also pays respect to time-honored Chinese culinary traditions with a blend of contemporary flair. Imperial Court is situated off our VIP lobby and features six distinctive private rooms.

•	Grand Imperial Court, located adjacent to the Level 2 VIP casino, which expands on the Chef Chow Chung’s menu at Imperial Court to offer an even wider range of traditional and contemporary regional delicacies to our VIP patrons as well as those simply in pursuit of a special meal. Grand Imperial Court also features its own Noodle House.

•	MGM Patisserie, situated on the ground floor, which features a wide array of confections and pastries created by celebrity pastry chef, Guenther Wolfsgruber. The MGM Patisserie also serves tea and coffee and offers lunch and light breakfast items in addition to decadent desserts.

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•	Rossio, MGM Macau’s signature restaurant named after the Estação Rossio, Lisbon’s central train station whose facade is replicated just outside the restaurant in the Grande Praça. Rossio’s interior was designed by the world-famous Japanese design firm Super Potato and its open-style kitchen prepares a variety of Western and Eastern dishes to fulfill orders off the menu and to supply its own extensive international buffet.

•	Square 8, a contemporary yet casual dining restaurant, featuring specialty dishes from around the world, 24 hours a day.

•	The Lion’s Bar, a popular Macau night spot situated at the center of the grand casino floor featuring live music from around the world.

Other food and beverage venues include two bars and lounges, namely, the Veuve Clicquot Lounge and the Pool Bar.

     The Six Senses Spa

World-famous spa treatment provider, Six Senses Spa, operates our 2,311 square meter spa, which is Six Senses Spa’s first spa in greater China. The spa features a full range of luxury spa treatments and has its own vitality pool, flotation pool and a snow room.

     Art Collection

Precious works of art can be found throughout MGM Macau and the Chihuly Gallery Macau, the first Asian gallery of renowned artist Dale Chihuly, located at the hotel lobby. Elsewhere on the grounds, patrons can find additional pieces by Dale Chihuly, including the massive “Fiori di Paradiso” chandelier that was designed specifically for MGM Macau.

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     Convention, Meeting and Reception Facilities

MGM Macau features approximately 1,593 square meters of convention, meeting and reception space, which includes a grand ballroom, three salons and the Vista, an area for private parties and gatherings. All areas feature advanced audio visual and internet capabilities, while the Vista, which overlooks the pool, also offers unobstructed views of the South China Sea from its floor-to-ceiling glass windows.

     Salon, Gym and Pool

MGM Macau also operates a salon and fitness complex where fitness equipment, branded skin and body treatment products and clothing, accessories and athletic wear are available. The gym at MGM Macau is outfitted with modern gym and cardio training equipment and, along with the outdoor swimming pool, is a complimentary facility for hotel guests.

Land Concession

The Macau Government owns most of the land in Macau and, in most cases, private interests in real property located in Macau are obtained through long-term conditional land concessions and other grants of rights to use land from the government which contracts are published in Macau Official Gazette. Land concessions in Macau typically become unconditional upon compliance of the terms and conditions therein. The requirements and procedures on the government lease are established in the Land Law, enacted by Law no. 6/80/M, with several amendments and currently under revision. Land concessions in Macau generally have 25 year terms. Within six months prior to the expiry of the initial term, any interested party may submit an application to the Public Works Department to renew the leasehold for another 10 years upon payment of a renewal fixed premium. Pursuant to Ordinance no. 219/93/M, the renewal fixed premium corresponds to 10 years of updated

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rent. There are common rates based on land use, which are generally applied to determine the cost of these land concessions. See the section headed “Regulations — Laws and Administrative Regulations Governing the Operation of Casinos in Macau — Land Use and Title Process Laws in Macau” in this document.

On March 29, 2006, MGM Grand Paradise entered into a land concession contract with the Macau Government for the leasehold of an approximate 43,167 square meters parcel of land on the Macau Peninsula. While we do not technically own this land, the land concession grants us exclusive use of the land for a term of 25 years, commencing from April 6, 2006, which term is renewable in accordance with Macau law. As specified in the land concession, MGM Grand Paradise had to pay a land premium, in a total of MOP299.0 million (approximately HK$290.0 million). MGM Grand Paradise settled the amount of MOP1.8 million in specie, through completion of the reclamation works required in the land concession, paid MOP100 million in cash on February 24, 2006 and a total of MOP197.5 million (HK$191.6 million) in semi-annual installments, the last being fully settled on November 7, 2007. In addition, there is an annual rent payment of approximately MOP2.9 million (approximately HK$2.8 million) for the land concession contract, which is reviewed every five years.

Cotai and Other Opportunities

Cotai, which derives its name from the surrounding islands, includes approximately 250 acres of newly reclaimed land between the islands of Coloane and Taipa. The area was developed to provide additional space for gaming and tourism. Cotai is expected to become an extensive development area with multiple resorts, including modern shopping malls, showrooms and spas, among other entertainment facilities and casinos.

We have identified a site of approximately 17.8 acres in Cotai and have submitted an application to the Macau Government to obtain the right to lease this parcel; no payments or deposits were made to the Macau Government when submitting the application. We are awaiting final approval of this application. The application submitted to the Macau Government does not contain any binding undertakings or conditions with respect to the potential integrated resort project. However, the draft land concession agreement to be prepared by the Macau Government in connection with the application is expected to contain several undertakings and conditions standard for any land concession in Macau, including the obligation to develop the land within a certain period of time (in this case, the development and construction of an integrated casino and hotel complex of a certain size). As such proposals have not yet been finalized with the Macau Government and are not binding, the specific parameters of any potential Cotai project, including whether such project is to be built at all, are subject to change. We believe our management’s experience, disciplined approach to development and prudent capital management put us in a strong position to evaluate Macau’s evolving gaming market and selectively take advantage of opportunities in Cotai and elsewhere in Macau.

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ADVERTISING AND MARKETING

We advertise through several types of media and undertake various marketing activities to promote our operations. These activities capitalize upon our well-recognized MGM brand, our product offerings and our network of relationships with travel service providers. We seek to attract patrons through the following marketing activities and plans:

•	Advertising. We have an internal advertising team responsible for promoting our properties and marketing preferred products and services to potential patrons in the region. Advertising includes newspapers, magazines, billboards, (to the extent permitted by Macau and other applicable laws) and handouts that promote general market awareness of our properties and brands.

•	Casino marketing. We engage in extensive marketing to our players, subject to the requirements of Macau and other applicable laws. We have developed gaming patron databases in order to attract new and repeat premium players as well as marketing strategies to attract mass market patrons. Where permitted, we actively engage in direct marketing and telemarketing targeted at specific market segments. In addition, we engage in database marketing which focuses on the premium players in our rolling chip segment.

•	Media and public relations. We utilize the local, regional and international media as a tool to market our properties to a large number of people across several market segments. Such publicity includes press releases or conferences relating to our projects and operations before our openings or our continued daily operations. We have a dedicated public relations team that develops and maintains our media relationships and works to ensure that accurate and timely messages are communicated to the public on matters which are important for our brand image.

•	Sales network. We have 13 sales staff in Macau and other regions throughout Asia. Our sales staff works in conjunction with staff in operations, information technology and other departments to develop sales messages and invitations for our target market segments. Our

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sales people are compensated on an incentive basis based on revenue attributable to their clients. We are currently in the process of developing a regional sales team that will be primarily focused on delivering premium play (VIP) business to MGM Macau.

•	Special events. We also host different types of entertainment events and exclusive functions designed to attract patrons to our properties, including parties at peak period times or during special occasions. We target various market segments with patron-specific events, which are designed to cater to our patrons’ needs and expectations, with the objective of cultivating repeat patron visitation and developing long-term patron relationships. We issue invitations by conducting direct mail and e-mail campaigns, as well as by placing personal phone calls and making personal visits to select patrons.

Loyalty and Marketing Program — the Golden Lion Club

We market MGM Macau directly to our gaming patrons through the use of our patron loyalty program. The Golden Lion Club, our four tier loyalty card program, commenced operation at MGM Macau in July 2009. The loyalty card has a structured reward delivery system for accommodation, food, ferry tickets (Hong Kong and China), bus tickets (China) and helicopter tickets (Hong Kong and China) based on patron value or tier. In addition, there is a calendar of events with a major mass signature promotion rotating every two months. Such promotions are viewed as property-wide promotions which allow us to advertise externally in Macau, Hong Kong and to those arriving through the China border. Cascading down from the signature promotions are sub or niche promotions aimed directly at the top three tiers, as well as game specific promotions (for example, tournaments).

We believe our loyalty and marketing program enables us to effectively identify and target different categories of gaming patrons, particularly premium mass market customers, and is an important part of our strategy to continually refine our market segmentation and enhance our profitability.

GAMING PATRONS

Our gaming patrons include VIP players, mass market players and gaming promoters who help source our VIP players.

Main Floor Players

Main floor players, including the premium mass market players we aim to attract, come to our properties for a variety of reasons, including our central location, direct marketing efforts, brand recognition, the quality and comfort of our mass market gaming floors, and our non-gaming offerings. Unlike VIP players, who would otherwise be brought to MGM Macau by gaming promoters or through our own in-house efforts, no commission costs are payable in respect of our main floor players, including premium and mass market players. These players also account for a significant portion of our total gross profit.

VIP Players

VIP clients who come to our property are patrons who participate in our In-house VIP Program or in the VIP programs of our gaming promoters. Our VIP clients are typically wealthy persons who play mostly in our dedicated VIP rooms or designated gaming areas. Our five largest clients together generate substantially less than 10% of our total operating revenues.

Our In-house VIP program is an internal program whereby we directly market our business to gaming clients, including high-end or premium players, or to players referred by MGM Resorts International or Pansy Ho. Gaming patrons generally qualify for a VIP program on the basis of their turnover level. These players are entitled to a variety of gaming-related rebates whereby they can

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earn cash commissions and room, food and beverage and other complimentary products or services. Gaming is conducted on a cash basis. We may extend credit, often in the form of non-negotiable chips, to these players based on our knowledge of them, their financial background and their payment history.

Alternately, our VIP clients may come under our gaming promoters’ programs. Gaming promoters are individuals and corporations licensed by and registered with the Macau Government to promote games to patrons, through the arrangement of certain services, including the extension of credit and the provision, transportation, accommodation, dining and entertainment gaming promoters’ activities are regulated by the Gaming Promoters Regulation. In exchange for the gaming promoters’ services, we pay them either through turnover-based commissions or through revenue-sharing arrangements. For a more detailed description of our gaming promoters and our arrangements with them, see the section headed “— Gaming Patrons— Gaming Promoters” in this document.

Gaming is conducted on a cash basis, and we generally only grant credit to our gaming patrons on a very limited basis such as to selected VIP players. For discussions on credit granted to our gaming patrons, see the section headed “Risk Factors — Risks Relating to Our Business — Risks Relating to Gaming Promoters and Clients — We are exposed to credit risk on credit extended to our patrons and gaming promoters” in this document and also “ — Gaming Operations — Credit Management” in this document.

Gaming Promoters

Gaming promoters have historically played a critical role in the Macau gaming market and are important to our business and operations. Upon opening of MGM Macau in December 2007, we had contracts with five gaming promoters. As at the Latest Practicable Date, we had active engagements with eight major gaming promoters. All are Independent Third Parties licensed as gaming promoters by the DICJ. There is no limit imposed by the DICJ on the number of gaming promoters that we are allowed to engage. Our gaming promoters’ primary business activities involve providing certain services, including directing patrons to MGM Macau and using best efforts to actively promote MGM Macau’s facilities to existing and potential patrons in designated geographical areas. Many of our gaming promoters have affiliates that work with the other casino operators in Macau. We expect to continue to evaluate and selectively add gaming promoters going forward.

Consistent with our compliance committee policies, we have established procedures to screen prospective gaming promoters prior to their engagement, and conduct periodic checks that are designed to ensure that the gaming promoters with whom we associate meet suitability standards. The background checks we perform with respect to our gaming promoters or their directors and key employees are limited to the information that we can obtain under the applicable laws and procedures of each relevant jurisdiction, some of which are more comprehensive than others. For jurisdictions where we are unable to obtain certified records from the relevant authorities regarding the absence of a criminal record of any individual, we rely on the strict licensing process of the DICJ, together with a self declaration certified by the relevant individual, to the extent applicable, and other publicly available information through database searches.

We are not responsible or jointly responsible for any misconduct on the part of the gaming promoters that occurs outside of our casino or gaming areas. During the Track Record Period, our Group was not subject to any material investigation, sanction, fine or penalty due to violations of Macau gaming laws by our gaming promoters.

Gaming promoters introduce a number of VIP patrons to MGM Macau and typically assist those patrons with their travel and entertainment arrangements. In addition, gaming promoters often extend credit to their clients. This extension of credit is one of the gaming promoters’ key functions. For a more detailed discussion of the gaming promoters’ role in extending credit to patrons, see the section headed “— Gaming Operations — Credit Management”. We believe that we have formed

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strong relationships with some of the top gaming promoters in Macau and have built a network of selected gaming promoters that help us market our properties and source and assist in managing their VIP players at our properties.

In exchange for their services, we pay our gaming promoters either through turnover-based commissions or through revenue sharing. The majority of our gaming promoters as at the Latest Practicable Date were compensated through a revenue sharing plan that is based on a percentage of win going to the Gaming Promoter for the VIP patrons they bring to MGM Macau. By linking our gaming promoters’ pay to revenue, we limit our exposure to fluctuation in gaming promoter performance while providing an incentive to perform. Our gaming promoters on revenue sharing plans are also liable to cover any losses we make as a result of the business they generate. Our gaming promoters with commission plans are compensated at a fixed percentage of rolling chip turnover which is capped, by law, at 1.25%. See the section headed “— Gaming Patrons — Regulation of Gaming Promoters” in this document. In addition to this commission, our commissioned gaming promoters also receive a monthly allowance of a percentage of the total turnover generated by their clients for room, food and beverage and other expenses. There has been no material dispute with our gaming promoters with respect to any such payments or any other matters.

From time to time and on a case-by-case basis, we extend credit which is non-interest bearing to our gaming promoters based on the Gaming Promoter’s three-month rolling turnover. We generally grant a credit period of 14 to 30 days on the issuance of markers to our gaming promoters and VIP patrons. The amounts of these credit are determined on a case-by-case basis. The total amounts of accrued commissions to the gaming promoters, were HK$29.3 million, HK$16.8 million and HK$49.6 million for the years ended December 31, 2008, 2009 and 2010. The trade receivables from gaming promoters during the Track Record Period were HK$65.0 million, HK$681.7 million and HK$1,386.2 million for the years ended December 31, 2008, 2009 and 2010. This credit’s disposition is normally 30 days from the date of issuance and is typically secured by the commissions earned by the Gaming Promoter over the course of the applicable month and sometimes by uncertified personal checks from the gaming promoters. The Gaming Promoter is legally obligated to repay the advances to us in the event of any shortfall. Most of our junket contracts provide that we may require a deposit from the junket operator at our option. There has been no default by our gaming promoters with respect to the repayment of outstanding credit balances during the Track Record Period. For a more detailed discussion of extending credit to our gaming promoters, see the section headed “— Gaming Operations — Credit Management”.

Regulation of Gaming Promoters

In July 2009, all Concessionaires and Subconcessionaires entered into an agreement to cap Gaming Promoter commissions. Under this agreement, commission payments to gaming promoters cannot exceed 1.25% of rolling chip volumes regardless of the commission structure adopted. The Secretary of Economy and Finance of the Macau Government now has the authority to issue a dispatch implementing the 1.25% Gaming Promoter commission cap, as agreed between all Concessionaires and Subconcessionaires, which became effective on December 1, 2009. The amendment sets forth standards for what constitutes a commission to gaming promoters, including all types of payments, either monetary or in kind, that are made to gaming promoters such as food and beverage services, hotel related services and allowances. The amendment also imposes obligations on gaming promoters, Concessionaires and Subconcessionaires to report regularly to the DICJ and imposes fines or other sanctions for noncompliance with the commission cap or the monthly obligations to report and detail the amount of commissions paid to gaming promoters. In anticipation of the implementation of the commission cap, we began implementing the necessary internal control systems to ensure compliance with the additional reporting obligations and applicable rules.

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The contracts we enter into with our gaming promoters have a term of one year, matching the duration of the licenses granted to gaming promoters by the DICJ. We also believe that the one-year term provides us with the ability to propose changes to both the commercial and legal terms of our Gaming Promoter arrangements on at least an annual basis as the market or our policies may dictate. Each of our eight gaming promoter agreements will automatically be voided if the relevant gaming promoter’s license is terminated, suspended or materially impaired. We also may unilaterally terminate the relevant agreement with each gaming promoter (i) by giving 30 days’ prior written notice to the affected gaming promoter and (ii) with immediate effect in the event that the gaming promoter commits a material breach of any of the terms of the relevant agreement or we determine that continuation of the agreement may have a materially adverse effect upon our relationship with any of our shareholders or their respective affiliates or any government agency. While our gaming promoter agreements do not stipulate an exclusivity clause, each of our gaming promoters must disclose to us the existence of any relationship it has with any of our competitors. All Gaming Promoter agreements must be filed with the DICJ, along with any changes to the agreements.

All of our gaming promoters undergo a thorough licensing and screening process by the DICJ. The DICJ examines the parties, including their corporate entities and ultimate owners, who operate and control the gaming promoters, as well as the gaming promoters’ employees and business associates. The DICJ monitors each Gaming Promoter, its employees and any parties having business relationships with the Gaming Promoter and requires quarterly updates regarding the gaming promoters’ personnel. Each Gaming Promoter is bound by Macau law and various DICJ regulations and is required to conduct its business in full accordance with the law at all times and to comply with all Macau anti-money laundering laws and regulations. The DICJ renews Gaming Promoter licenses on an annual basis and periodically conducts probity checks on the gaming promoters, their employees and business associates.

Under the terms of our concession agreement and the gaming laws of Macau, we are jointly responsible for violations of gaming laws by gaming promoters operating in our casino. Thus, in addition to the vetting performed by the DICJ, all of our gaming promoters undergo a thorough internal vetting process. We conduct extensive background checks on and continually monitor each gaming promoter, its employees and business associates. We also conduct periodic reviews of the activities of each gaming promoter, its employees, shareholders, affiliates, partners and collaborators for possible non-compliance with Macau legal and regulatory requirements. Such reviews include investigations into compliance with applicable money-laundering laws and regulations as well as tax withholding requirements. We require all gaming promoters to comply with all requests for information by us as part of such periodic review process. We have not been subject to any investigation, sanction, fine, penalty and do not believe we have suffered any reputational harm caused by any alleged violation by our gaming promoters of Macau gaming laws during the Track Record Period and we are not otherwise aware of any alleged violation of Macau gaming laws by our gaming promoters.

For more information regarding the risks associated with our relationships with gaming promoters, see the section headed “Risk Factors — Risks Relating to Our Business — Risks Relating to Gaming Promoters and Clients — We depend upon gaming promoters for a substantial portion of our casino revenues in Macau” in this document.

GAMING OPERATIONS

The Subconcession Contract requires that our casino and gaming areas be open seven days a week, every day of the year. MGM Macau operates on a 24-hour basis. MGM Macau’s gaming activities are conducted through a number of gaming operations, including gaming floor, cage and treasury as well as security and surveillance operations. MGM Macau’s gaming operations referred to herein include operations in all of areas that the VIP players and main floor players have access to, including gaming areas.

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Gaming Floor Operations

MGM Macau’s gaming floor is organized into multiple gaming pits, each consisting of a configuration of several gaming tables. Inside each gaming pit are playing cards, dice, table inventories of gaming chips and computer terminals used by gaming supervisors. As at December 31, 2010, we had 2,974 employees working in our gaming division. Of those, 1,313 were dealers, approximately 825 were gaming operations managers (including supervisors, pit managers and shift managers) and the remaining employees were technicians and other administrative staff.

MGM Macau’s dealers are responsible for conducting and facilitating various table games (such as baccarat, blackjack and roulette), handling chip exchanges occurring at their tables and assisting in chip counts. While most gaming tables have one dealer during operating hours, some table games, such as craps and baccarat, require more than one dealer to run. All of our casino staff are trained to identify high value transactions and suspicious transactions occurring at their gaming table and are required to report any such transaction to their supervisors for immediate and appropriate action.

Gaming operations managers are primarily responsible for the supervision of MGM Macau’s gaming operations. In particular, they monitor the performance of our gaming supervisors to ensure that all gaming floor operations are conducted properly and in accordance with both MGM Macau’s internal rules and regulations as well as with applicable laws and regulations imposed by the Macau Government. MGM Macau’s gaming supervisors and operations managers also monitor, through either MGM Macau’s electronic surveillance system or direct on-site supervision, the gaming activities of our patrons with a view to ensuring that no illegal or fraudulent activities are conducted in our casino or gaming areas.

MGM Macau’s gaming operations managers conduct chip counts and certify the amount and value of all chips contained in each gaming table’s chip tray on a regular basis. This process, which is recorded by MGM Macau’s video surveillance system, is completed in the presence of dealers and supervisors.

The chips contained in a gaming table’s chip tray represent the initial daily capital for each gaming table. Upon the closing of a gaming table, the supervisor in charge of the gaming table, under the supervision of the DICJ, counts and certifies the amount and value of all chips in that gaming table’s chip tray. The drop boxes are collected for centralized handling, and the total gross table games win is tabulated and certified by the DICJ.

Credit Management

In 2004, the law in Macau was changed to permit casino operators to extend credit to gaming patrons and gaming promoters. We provide credit to individual in-house VIP gaming patrons. Currently, the gaming tax in Macau is calculated as a percentage of gross gaming revenues, and the revenues calculation in Macau does not allow for deductions for bad debt.

We extend credit based on an evaluation of all available personal, business and gaming information relating to a gaming patron or Gaming Promoter. Regardless of the country of origin, we will conduct background checks and searches on all credit applicants with respect to gaming history and bank information (subject to the country’s laws). We also conduct searches on databases of relevant jurisdictions, websites and public records. In addition, we usually require a personal cheque from each credit player as a promissory form of advance payment. This policy has been used effectively as a collection vehicle and as proof of the gaming patron’s intention to honor the gaming debt.

Pursuant to agreements with our gaming promoters, gaming promoters are permitted to extend credit to their clients to use while playing in MGM Macau. We are not involved in these credit arrangements between the gaming promoters and their clients, and do not assume credit risk with respect to such extensions of credit. The extension of credit by gaming promoters to clients is an

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important function of the gaming promoters, as it helps us minimize credit risk caused by the lack of reliable credit databases on the basis of which to perform accurate credit check or asset verifications on our patrons. The use of gaming promoters in this way also reduces our exposure to credit risk associated with patrons who reside in jurisdictions where gaming related debts are not legally enforceable or where the enforcement of such debts is burdensome.

Our reserve for doubtful casino accounts receivable is based on our estimates of amounts that can be collected and depends on the risk assessments and judgments by our employees regarding realizability and our credit policy. As our client payment experience evolves, we will continue to refine our estimated reserve for bad debts. Accordingly, the associated provision for doubtful accounts expense may fluctuate, especially if MGM Macau’s casino operations expand and the outstanding issued credit ages. Because individual patron account balances can be significant, the reserves and provisions can change significantly between periods as we become aware of additional information about a patron and his financial information. We regularly evaluate our reserve for bad debts based on a detailed review of patrons’ accounts and their gaming activity, financial position and payment history as well as our experience with collection trends in the casino industry and our view of current economic and business conditions. For more information regarding allowances for doubtful accounts, see the section headed “Financial Information — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Allowance for Doubtful Debts” in this document.

Cage, Audit and Treasury

Key responsibilities carried out by MGM Macau’s cage, audit and treasury operations teams include:

•	verifying and reconciling results;

•	computing, verifying and recording win of each gaming table;

•	collecting cash from slot machines and table games and preparing cash collection reports under the supervision of the DICJ;

•	managing and monitoring bank accounts; and

•	auditing and ensuring compliance with anti-money laundering laws associated with high value transactions and suspicious transactions.

Security and Surveillance

The security of MGM Macau’s gaming operations and safety of our patrons and employees is of utmost importance to us. MGM Macau employs a security team whose primary responsibilities are to ensure the safety of the casino and resort employees and patrons and the security of its casino and gaming areas, in particular the gaming floors and the cage. In addition, MGM Macau’s security team is in charge of guarding and protecting MGM Macau’s premises and properties against theft, vandalism and other criminal and unlawful activities as well as transporting cash and chips within the casino and gaming areas. All members of MGM Macau’s security team are carefully screened and selected, and properly and extensively trained in law enforcement, crisis management, communications and patron service.

MGM Macau’s casino and gaming areas are divided into different security patrol sections. Each patrol section consists of a specified area of the gaming floor and generally includes several gaming tables, cash counters and slot machines. We generally assign at least one security officer to each cash counter and private casino VIP room, and typically position several security officers in key areas of the gaming floor, such as at the entrances and exits of the casino and gaming areas as well as near the casino cages.

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MGM Macau uses a sophisticated closed circuit television (CCTV) surveillance system consisting of fixed and movable cameras that rotate randomly to monitor and record all activities in the casino and gaming areas as well as elsewhere on our property. MGM Macau’s surveillance system is designed to assist our security team in maintaining the highest levels of patron and employee security in the casino and gaming areas. Our surveillance department monitors large betting activities or any irregular activity reported by the gaming operations or security department. All activities in monitored areas are covered and digitally recorded by our CCTV network of cameras placed throughout the casino and associated gaming areas. The surveillance department uses the live and/or recorded images and video from the CCTV system to monitor and review high action losses on table games to determine if any cheating or illegal activities have occurred. This includes checks of gaming equipment (playing cards), the patrons and employee actions. High resolution video images of the gaming activities recorded are typically archived for a period of no less than seven days. In more sensitive areas such as the cages, images are archived for longer periods. During the Track Record Period we did not encounter any problems or discover any weaknesses in relation to our securities and surveillance system.

QUALITY ASSURANCE, INTERNAL CONTROLS AND GOVERNMENT OVERSIGHT

MGM Macau employs internal controls and procedures designed to help ensure that gaming and other operations at MGM Macau are conducted in a professional manner and in compliance with the internal control requirements issued by the DICJ set forth in its instruction on Anti-Money Laundering, any applicable laws and regulations in Macau as well as the requirements set forth in the Subconcession Contract. Furthermore, like all casinos in Macau, MGM Macau is subject to on-site government oversight by the DICJ and the Macau Judiciary Police. For more information regarding the regulations to which MGM Macau is subject in Macau, see the section headed “Regulations” in this document.

Internal Controls on Gaming Operations

MGM Macau’s gaming operations are subject to risk of loss resulting from employee or patron dishonesty or fraud by our gaming promoters. Minimizing these risks requires the development of procedures that can control the authorization, accountability and safekeeping of gaming chips, cash and gaming equipment. We have implemented a system designed to detect cheating and fraud scams in table and slot games, which includes a comprehensive surveillance system and experienced surveillance monitoring and security enforcement teams. Prevention and investigation of fraud and cheating in our casino and gaming areas is primarily carried out by the gaming operations department with the cooperation of the finance, security and surveillance departments. Our surveillance department operates independently from all other operational departments to ensure integrity of operations and compliance with operational policies and procedures.

In addition, we employ advanced technology and techniques in our gaming facilities to prevent and detect potential fraud, cheating or counterfeiting activities. These methods include the use of cards and chips with embedded authentication features such as holograms in cash chips and barcodes on cards, infrared readers, money note scanners, electronic card readers and a 24-hour CCTV system. All gaming equipment inventory and card sorting and storage are under 24-hour closed circuit television surveillance. The majority of the playing cards are pre-shuffled by the manufacturer and properly secured in our playing-card room and we use a playing card management system to maintain total inventory control. In addition, our gaming tables are all equipped with dealing shoes that assist in preventing cheating. We utilize a system with exclusive card codes. It is designed and dedicated exclusively to our casino. The shoes have built-in devices to read the card codes of each playing card drawn from a shoe, allowing it to detect any foreign cards. Furthermore, the system maintains records of each card drawn from a shoe to mitigate the risk of cheating by players exchanging the playing cards they receive.

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Our casino staff and surveillance department are also trained in gaming protection techniques. Our surveillance department conduct reviews and checks on gaming equipment independent of our table games division to help ensure that game integrity has not been compromised and to help prevent collusion.

Our dealers, gaming supervisors, other senior gaming operations managers, cashiers, cash and chip counters, security, count, and surveillance personnel are subject to a randomized rotation plan in order to mitigate the risk of wrongdoing resulting from collusion.

Access to all sensitive areas such as count rooms, electronic storage rooms, cashiers and accounting offices is safeguarded with the use of physical access controls, including staff identification cards with RFID chips, fingerprint scanners, passwords, keys, double-layered doors and security guards. Access to gaming systems is also controlled and managed. Only authorized team members are allowed access to the gaming systems in performing their daily tasks. Any deposits to a patron’s front money account and subsequent withdrawal of the deposited front money are (i) processed and signed by a cage cashier/senior cashier and (ii) witnessed and signed by a cage supervisor. Daily delivery of all gaming table drop boxes to the count rooms takes place under escort by our security officers or other personnel, while under the independent scrutiny of our surveillance department.

We also work closely with officers of the Macau Judiciary Police, who are stationed 24-hours a day, 7 days a week in the resort and gaming areas. If a member of our staff identifies suspicious activity which may constitute a crime, our security department will report such activity to the stationed officers for further investigation. In addition, our security department maintains a permanent presence on the gaming floor to ensure that Macau Government blacklisted persons, money launderers, pickpockets, prostitutes and other criminal elements are not present in the casino. This is further supplemented by a plainclothes team of officers who also monitor the gaming floor to further ensure we maintain a safe and secure gaming operation.

Internal Control Measures Relating to Chips and Cards

All gaming activities at MGM Macau’s table games are conducted exclusively through the use of gaming chips. All players are required to purchase gaming chips prior to gaming and the total amount of chips purchased is monitored and recorded by MGM Macau’s internal accounting security and surveillance procedures. All transactions processed at the pits and the cage are conducted in accordance with table games’ departmental standard operating procedures (SOPs), recorded by the surveillance CCTV with footage retained for at least seven days and subsequently audited by casino accounting.

MGM Macau uses plastic-compound, high-quality, injection-molded chips. The placement and the type of authentication markings in different series of chips are different. Each series of chips has different denominations and the appearance of each denomination is also different. These chips allow MGM Macau to both protect gaming integrity and monitor drop and turnover. MGM Macau has also implemented various measures to prevent the use of counterfeit chips, including:

•	Scans of the chips and inventory checks prepared by the Table Games department in accordance with departmental SOPs.

•	Storage of chips not in use in secure locations.

MGM Macau employs stringent internal control measures on the creation, issuance and redemption of chips, including the following measures:

•	The DICJ governs the issuance of new chips. Before issuing any new chips, MGM Macau must submit to the DICJ samples of the new chips to be used and other details, including the intended location(s) of the new chips to be used and the number of new chips to be issued in such location(s), for record-keeping purposes;

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•	Chips that are not yet in circulation are stored in secure locations; and

•	Electronic security systems and surveillance cameras have been installed in all sensitive cash and chip handling areas.

MGM Macau has established elaborate recording and control systems with respect to the chips in inventory and in circulation. MGM Macau maintains inventory accounts for gaming chips and informs the DICJ of MGM Macau’s inventory of chips. MGM Macau periodically inspects its chips and retires chips which are worn or damaged. MGM Macau informs the DICJ before destroying issued chips or taking chips permanently out of circulation.

MGM Macau uses special technologies to prevent and detect potential fraudulent and counterfeiting activities in its casino and gaming areas. These methods include the use of electronic equipment, infra-red readers, money note scanners and a closed circuit television surveillance system. All gaming equipment inventory is also under 24-hour closed circuit television surveillance. MGM Macau has installed scanning technology on its currency sorters in the soft count room and main cage that facilitates detection of counterfeit currency notes.

     Overall Internal Control Compliance

As of the Latest Practicable Date, no counterfeit or altered chips have been detected and any instances of illegal or material fraudulent activity that have been detected have been reported to the authorities (the Macau Judicial Police and/or the DICJ). We have benefited from MGM Resorts International’s assistance and experience in developing, testing and implementing our internal control measures.

MGM Macau did not identify any material failure of its anti-cheating and anti-counterfeiting surveillance systems during or since the Track Record Period. In the event any failure is identified, we will seek to identify where the system failed, promptly rectify such failings and write off any losses resulting from such failings.

As a Subconcessionaire and the owner and operator of MGM Macau, we maintain regular contact with the Concessionaires and other Subconcessionaires in Macau in order to stay abreast of current issues in the area of casino security and potential fraudulent activity.

Internal Controls on Money Laundering

We have complied with all of our material obligations under the relevant laws and regulations as required by the Subconcession Contract as well as all relevant laws and regulations relating to anti-money laundering. We have successfully undergone several routine DICJ audits and our anti-money laundering procedures have been found to be compliant with applicable regulations upon each such occasion. We have obtained a certificate of compliance issued by the DICJ on March 18, 2011, stating that we have complied with all our obligations under the Subconcession, applicable gaming laws and AML since the opening of our property. For Macau’s regulatory regime on anti-money laundering measures that are applicable to us, see the section headed “Regulations — Laws and Administrative Regulations Governing the Operation of Casinos in Macau — Anti-Money Laundering and Anti-Terrorism Financing Regulations” in this document.

We have developed a comprehensive anti-money laundering policy and related procedures for our anti-money laundering and reporting process. The procedures cover accounts preparation, recording, reconciliations and reporting and are overseen by the Director of Audit.

Any new gaming employees who do or may come into contact with cash or cash equivalent transactions are provided AML training during their orientation. Follow-up AML training is provided annually to existing gaming employees. The AML Compliance committee meets monthly to discuss AML-related issues. Moreover, AML internal audit procedures are performed on a

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quarterly basis to determine the Company’s compliance with applicable Macau laws and regulations and the adequacy and effectiveness of the Company’s established AML internal controls.

We update our internal policies and compliance procedures accordingly whenever there are changes in the anti-money laundering laws and regulations. Any new legal and regulatory changes are communicated to us by, among others, the DICJ, upon the receipt of which we revise our policies and procedures. Any unclear issues are discussed with the DICJ or other applicable authorities to achieve a common understanding and interpretation of the applicable regulatory requirements. In principle, approval given by the DICJ for our anti-money laundering policies and procedures is one-off, meaning it is sufficient to annually send any minor revisions to the government for information and record purposes. However, if there are any major changes in the relevant laws and regulations, we are required to substantially amend our anti-money laundering policies and procedures and to submit the revised version to the DICJ for approval.

We use our established anti-money laundering tracking and reporting procedures to track high value transactions and suspicious transactions and generate a report when we detect any suspicious transaction or high value transaction. Upon receiving reports of high value transactions or suspicious transactions, we review the details of the case and decide on the course of action. We have successfully undergone several routine DICJ audits and have not encountered any problems with other Macau regulators with respect to our anti-money laundering procedures. In accordance with regulatory requirements, all suspicious transactions and high value transaction reports are generated and, to the extent required, submitted to the Financial Intelligence Bureau, as applicable. Our cashiers and gaming staff are trained to identify and to follow correct procedures in relation to high value transactions and suspicious transactions. In addition, all of our employees receive an employee handbook, all level 3 and above plus selected employees receive our code of conduct, and a group of employees receive anti-money laundering training. We also receive and monitor significant transaction reports from our gaming promoters with respect to transactions between our gaming promoters and their clients. In addition, we maintain and have available information on our gaming promoters, including as to matters such as responsible persons, commission schemes and license numbers.

Government Oversight

Our activities and operation are closely monitored by the DICJ. As is customary for all casinos in Macau, the DICJ maintains an office inside MGM Macau where officials are stationed 24 hours a day, 7 days a week. Our management is in continuous close contact with the DICJ regarding compliance with our gaming Subconcession and all applicable Macau laws. Inspectors from the DICJ are involved in inspecting and monitoring key processes, such as the issuance of chips, table fills and credits, drop box collections and the counting of cash and chips, on a daily basis. Weekly revenues from slot machines and daily revenues from table games are verified by the DICJ.

Monthly and quarterly financial reports are prepared by our accounting department and reviewed by our management. MGM Macau is also required to provide periodic reports to the DICJ that include, but are not limited to:

•	Quarterly trial balances;

•	Quarterly cash count reports;

•	Quarterly bank account reconciliations;

•	Annual reporting of lists of fixed assets;

•	Audited annual consolidated and unconsolidated financial statements; and

•	Monthly reporting of gaming tax payment schedules.

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The DICJ also performs periodic site audits and obtains third party confirmations relating to us, including those from our banks. Moreover, the Macau Judiciary Police also maintain an office inside MGM Macau.

INTELLECTUAL PROPERTY

Our Intellectual Property Rights, especially our rights to use the logo versions of “MGM”, are among our most valuable assets. We have sublicensed the right to use these logos and certain other “MGM”-related trademarks and service marks from MGM Branding and Development Holdings, which has licensed those same trademarks from MGM Resorts International. We have registered or applied to register numerous trademarks in connection with our properties, facilities and development projects. In March 2010, we launched our new logo to enhance our brand visibility and awareness. MGM is an established brand associated with a number of concepts including entertainment and aspiration. Our brand plays a key role in our internal and external initiatives including marketing, sales, promotions, product development and employee programs. We consider our brand name to be important to our business and believe that the name recognition, reputation and image that we have developed attract patrons to our facilities. It is our intent to pursue and maintain our trademark registrations and our trademark agreements with MGM Branding and Development Holdings consistent with our goals for brand development and identification. As far as we are aware, our intellectual property rights have not been infringed by third parties during the Track Record Period. For further information on our intellectual property licensing arrangements, see the section headed “Connected Transactions — Continuing Connected Transactions — Non-exempt Continuing Connected Transactions — Continuing Connected Transactions Subject To The Reporting, Annual Review, Announcement And Independent Shareholders’ Approval Requirements under Rule 14A.33 of the Listing Rules” in this document.

INFORMATION TECHNOLOGY

We operate an advanced information technology system. Our information technology team is responsible for ensuring all systems and applications are running at their optimal levels. Our information technology team works closely with management to understand the business needs and respond accordingly. Our information technology team consists of departments ranging from security and compliance to infrastructure, with a set of tested and integrated solutions for the day-to-day operation of our resorts and gaming areas. Our information technology infrastructure includes firewalls, virus protection, intrusion protection and monitoring in conjunction with redundant servers for all major applications. In line with our strategic goal of improving the cost-effectiveness of our operations, we intend to continue to develop these systems to provide further operational efficiencies. We will also focus on upgrading our compliance systems and infrastructure, with a goal of maintaining systems that meet international information technology compliance standards. We also aim to provide a stable and reliable platform that will allow employees and guests to more readily access our integrated resort offerings and options for gaming and leisure.

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EMPLOYEES

As at December 31, 2010, we had approximately 5,539 employees, of which 53.7% were gaming employees, with the balance being primarily hotel, food and beverage employees. The following table provides an approximate breakdown by function of our employees as at December 31, 2010:

Casino	2,974
— Dealers	1,434
— Gaming operations managers	825
— Management and administrative	92
— Marketing	151
— Property operations	386
— Technicians in gaming operations	86
Hotel	292
Food and beverages	1,057
Other	1,216

Total	5,539

Most of our workforce has been recruited from Macau but we also employ experienced management recruited from outside Macau. The Macau Government has granted us permission to hire foreign workers subject to a quota. We believe that we will be able to attract and retain a sufficient number of qualified individuals to operate the hotel and casino but there can be no assurance that this will be the case.

MGM Macau makes extensive efforts to ensure employee retention with a focus on the particularities of the Macau labor market. Our Human Resources Department leads the team in training, recognition and other initiatives designed to increase employee satisfaction and skills levels. None of our employees are members of any labor union, and we are not party to any collective bargaining or similar agreement with our employees. We believe that we have a good relationship with our employees. See the section headed “Risk Factors — Risks Relating to Our Business — Risks Relating to Our Business and Operations — Our business depends on our ability to attract and retain a sufficient number of qualified employees to run our operations. A limited supply of qualified managers or labor could cause labor costs to increase” in this document.

As at the Latest Practicable Date, our Group was in compliance with all currently applicable labor and employment regulations. We have in place and will maintain internal control systems and risk management procedures to monitor compliance with labor, employment and other applicable regulations.

SUPPLIERS

We depend on our suppliers to provide us with products and services such as slot machines, security and surveillance systems, retail goods, gaming equipment and accessories, and construction and other administrative services.

In 2009 and 2010, our five largest casino related products suppliers accounted for approximately 1.7% and 0.6% of our total purchases, respectively. In 2009 and 2010, our single largest casino related products supplier accounted for approximately 0.8% and 0.3% of our total purchases, respectively. In 2010, our five largest casino-related product suppliers were Angel Playing Cards Co., Ltd. (approximately 0.3% of total purchases); Aristocrat (Macau) Pty. Limited (approximately 0.2% of total purchases); IGT Asia Macau LDA (approximately 0.1% of total purchases); Gaming Partners International, SAS (approximately 0.04% of total purchases); and TCS John Huxley Asia Limited (approximately 0.02% of total purchases).

In 2009 and 2010, our five largest service suppliers, including for electricity, insurance, project and construction management and travel services, accounted for approximately 12.1% and 1.8% of our total purchases, respectively. In 2009 and 2010, our single largest service supplier accounted for

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approximately 7.1% and 0.6% of our total purchases, respectively. In 2010, our five largest service suppliers were CEM (approximately 0.6% of total purchases); Shun Tak — China Travel Ship Management Ltd. (approximately 0.4% of total purchases); Angel Playing Cards Co., Ltd (approximately 0.3% of total purchases); American International Assurance Company (Bermuda) Limited (approximately 0.3% of total purchases); and Pat Davie (Macau) Limited (approximately 0.3% of total purchases).

With the exception of Pansy Ho, who has an interest in Shun Tak — China Travel Ship Management Ltd., none of our Directors, their respective associates or any of our Shareholders had any interest in any of our top five suppliers or single largest supplier during the Track Record Period.

COMPETITION

We operate in a highly competitive industry. Prior to 2002, gaming in Macau was permitted as a government-sanctioned monopoly concession awarded to a single Concessionaire. However, under the authority of Macau’s Chief Executive and the Tender Commission of Macau, the Macau Government liberalized the gaming industry in 2002 by granting concessions to operate casinos to three Concessionaires, who in turn were permitted, subject to the approval of the Macau Government, to each grant one subconcession to other gaming operators. Our subsidiary, MGM Grand Paradise, is one of the three Subconcessionaires. Each Concessionaire and Subconcessionaire can operate multiple casinos subject to the approval of the Macau Government.

The gaming operators in Macau currently consist of the six Concessionaires or Subconcessionaires. As of December 31, 2010:

•	MGM Grand Paradise, our subsidiary, operated the MGM Macau.

•	SJM operated 20 casinos in Macau, including the Hotel Lisboa and The Grand Lisboa. In October and December 2010, SJM opened L’Arc and Oceanus, respectively. Other SJM casinos include Ponte 16, Babylon, Casa Real, Diamond, Emperor Palace, Fortuna, Golden Dragon, Jimei, Kam Pek Paradise, Lan Kwai Fong Macau, Macau Jockey Club (Grandview), New Century and VIP Legend. Additionally, SJM operated slot machine lounges, including Macau Jockey Club, Tiger Slot Lounge, Treasure Hunt Slot Lounge and Yat Yuen Canidrome Slot Lounge.

•	Venetian Macao, the subconcessionaire of Galaxy, operated three casinos in Macau, namely Sands Macao, Venetian Macao and Plaza Macao.

•	Galaxy operated five casinos, namely Star World and the CityClub casinos, which include Waldo, Rio, President and Grand Waldo

•	Melco Crown, the subconcessionaire of Wynn Macau, operated three casinos, namely Altira Macau, City of Dreams, Taipa Square and Mocha Clubs.

•	Wynn Macau operated one casino, namely Wynn Macau and its adjacent property, Encore Macau.

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The scale of our property and gaming operations relative to those of the other operators are shown in the tables below (the splits between the number of VIP and mass gaming tables of the competitors are not consistently disclosed and therefore cannot be reliably computed):

	As of December 31, 2010
	Number of Casinos	Gaming Tables	Slot Machines

MGM Macau(1)	1	402	1,006
Others	32	4,389	13,044
Total(2)	33	4,791	14,050

Sources:

(1)	Company data
(2)	DICJ

	For The		For The		For the
	Year Ended		Year Ended		Year Ended
	December 31 2008		December 31 2009		December 31 2010
	Gross casino revenue	%	Gross casino revenue	%	Gross casino revenue	%
					(HK dollars in millions)

MGM Macau(1)	8,539	8.1%	10,042	8.7%	16,314	8.9%
Others	97,065	91.9%	105,850	91.3%	166,543	91.1%
Total(2)	105,604	100.0%	115,892	100.0%	182,857	100.0%

Sources:

(1)	Company data
(2)	DICJ

As at December 31, 2010, there were approximately 33 operating casinos in Macau. Capacity has grown in Macau during 2009 when several casino openings and/or expansions including City of Dreams, Casino L’Arc Macau, Casino Lan Kwai Fong Macau, Casino Oceanus, and Jimei Casino brought approximately 2,500 additional slot machines, 220 additional VIP tables and 730 main floor table games into the market. We believe that the newer casinos are the most significant source of competition for VIP or premium clients seeking the luxury amenities which MGM Macau offers.

In April 2008, the Macau Government announced that it would be undertaking a series of reforms aimed at the gaming market. While such reforms have yet to result in new regulations or orders promulgated through executive dispatches, the Macau Government, through the DICJ, is exploring various measures, including maintaining the existing number of gaming concessions and subconcessions and limiting the number of tables in the overall market. The agreement of the Macau Government pursuant to its concession contracts with Galaxy, SJM and Wynn Macau to not grant any additional gaming concessions expired on April 1, 2009.

Further, in September 2009, the Macau Government capped the commissions paid to junket operators to 1.25%. The Macau Government also indicated that no additional land would be allocated for casino development and that no more casino venues would be permitted. Subsequently, senior officials of the Macau Government have made further public comments regarding the potential policy changes and new regulations. Until such measures have the force of law and are available for review, it is difficult to estimate the impact that these measures will have on the gaming market and MGM Macau. If the Macau Government decides to award additional concessions or permit additional subconcession, we will face increased competition from casino operators in Macau.

Our key competitors in Macau include five other Concessionaires and Subconcessionaires, including SJM, Galaxy, Wynn Macau, VML and Melco Crown. MGM Grand Paradise was the last of the six gaming concessionaires in Macau to open a property. As such, the MGM Macau commenced operations later than many of its key competitors. It also introduced its brand loyalty program only in July 2009. MGM Grand Paradise has thereafter steadily improved its operating results as its levels of rated play have increased.

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Other Regional Markets

We also encounter competition from other major gaming centers located in other areas of Asia and around the world, including Singapore, Malaysia, Australia and Las Vegas and cruise ships in Asia that offer gaming and from unlicensed gaming operations in the region. See the sections headed “Risk Factors — Risks Relating to Our Business — Risks Relating to Our Business and Operations — We face intense competition in Macau and elsewhere in Asia” and “Our Industry — Asian Gaming Market Overview — Other Asian Gaming Markets” in this document.

INSURANCE

Our credit agreements, the Subconcession Contract and other material agreements require us to procure and maintain a certain minimum level of insurance, a portion of which we are required to place with insurance companies based in Macau. We utilize the local Macau insurers supported by major Hong Kong and international insurers and reinsurers. We currently maintain an insurance program that includes, but is not limited to, property and business interruption, terrorism, public and product liability, crime, employee compensation, motor vehicle, directors and officers insurance, and a number of other coverages to meet identified risks and exposures of the company.

We believe that our insurance coverage is consistent with industry and regional practice and adequate and appropriate for our current operations and we expect to adjust our coverage going forward as identified risks and exposures change. See the section headed “Risk Factors — Risks Relating to Our Business — Risks Relating to Our Business and Operations — Our insurance coverage may not be adequate to cover all potential losses that we could suffer, and our insurance costs could increase” in this document.

ENVIRONMENTAL MATTERS

We maintain a pollution insurance policy with respect to environmental impact on our business. There were no material environmental incidents during the Track Record Period, all required permits and environmental approvals for construction were obtained and there was no administrative penalty imposed upon our Group as a result of any violation of environmental rules and regulations. In the absence of any complaints stating otherwise, our Macau legal advisors are of the opinion that our Group complies with Macau regulations and environmental rules and regulations in force.

LEGAL COMPLIANCE AND PROCEEDINGS

The Group has obtained all necessary approvals, licenses and permits required to conduct its business operations in Macau. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business. As at the Latest Practicable Date, no member of the Group was engaged in any material legal, arbitral or administrative proceedings and we are not aware of any material legal, arbitral or administrative proceedings pending or threatened by or against us.

In early 2011, Pansy Ho was involved in a dispute with her father, Stanley Ho, and other members of the Ho family and companies controlled by them regarding, in part, the issuance of shares in, and ownership of, Lanceford, which at that time held 31.7% of the share capital of STDM, the controlling shareholder of SJM. In connection with the dispute, proceedings were commenced on behalf of Stanley Ho in the Hong Kong courts on January 27, 2011 which were withdrawn/discontinued on January 29, 2011. Further proceedings were issued on February 17, 2011. In March 2011, Stanley Ho and his family members, including Pansy Ho, entered into a settlement agreement to resolve the dispute. As part of the settlement, Stanley Ho discontinued all the legal proceedings. The Company is of the view that neither the dispute nor the settlement of the same has had or will have a material impact on its management or business.

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RELATIONSHIP WITH MGM RESORTS INTERNATIONAL AND PANSY HO

INFORMATION ON OUR GROUP

Immediately following the completion of [●], MGM Resorts International will hold, through MGM Resorts International Holdings, 1,938,000,001 Shares (representing 51% of the Shares plus the one Share purchased from Antonio Jose Menano) and Pansy Ho will personally hold 380,000,000 Shares directly (representing 10% of the Shares), and an additional 722,000,000 Shares through Grand Paradise Macau Limited (representing 19% of the Shares). See the sections headed “History and Corporate Structure” and “Statutory and General Information” in Appendix VII to this document.

MGM Resorts International is one of the world’s largest companies with significant gaming and resort operations. The shares of MGM Resorts International have been listed on the New York Stock Exchange since 1989.

MGM Resorts International’s ownership and operation of casino gaming facilities in Nevada, Mississippi, Michigan and Illinois are subject to the licensing and regulatory control of the respective state gaming authorities. MGM Resorts International’s association with us and Pansy Ho has been, currently is being and may in the future be subjected to review by these gaming authorities, in particular those of New Jersey, Nevada and Mississippi. MGM Resorts International reached a settlement with the New Jersey Division of Gaming Enforcement, which was approved by the New Jersey Commission on March 17, 2010, pursuant to which MGM Resorts International placed its 50% ownership interest in Borgata Hotel Casino & Spa and related leased land in Atlantic City, New Jersey into a divestiture trust pending sale. See the section headed “U.S. Regulatory Matters” in this document for further details, including of the DGE’s Special Report to the New Jersey Commission on its evaluation of Pansy Ho.

Pansy Ho is a recognized business leader in the greater China region. See the section headed “Directors, Senior Management and the Employees” in this document which sets out further detail of her business experience.

The following table presents the details of the directorships and senior management of our Group and their positions in MGM Resorts International and companies controlled by Pansy Ho immediately upon [●].

Directorships and Senior Management

	Position in our Group		Position with Companies Controlled by Pansy Ho
Name	upon [●]	Position in MGM Resorts International upon [●]	upon [●]

Pansy Ho	Chairperson and Executive Director	None	Director of, including but not limited to, Grand Paradise Macau Limited, Grand Paradise Grupo S.A., New Corporate Enterprises Limited, Bright Elite Holdings Limited, Grand Paradise Group (HK) Limited
James Joseph Murren	Co-chairperson and Executive Director	Chairman and Chief Executive Officer	None
Chen Yau Wong	Executive Director	None	Director of Grand Paradise Group (HK) Limited and Grand Paradise Grupo S.A.
William Joseph Hornbuckle	Executive Director	Chief Marketing Officer	None
Grant R. Bowie	Executive Director and Chief Executive Officer	None	None

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RELATIONSHIP WITH MGM RESORTS INTERNATIONAL AND PANSY HO

	Position in our Group		Position with Companies Controlled by Pansy Ho
Name	upon [●]	Position in MGM Resorts International upon [●]	upon [●]

William M. Scott IV	Non-executive Director	Executive Vice President — Corporate Strategy and Special Counsel	None
Daniel J. D’Arrigo	Non-executive Director	Executive Vice President Chief Financial Officer and Treasurer	None
Kenneth A. Rosevear	Non-executive Director	President, MGM Resorts Development, LLC	None
Zhe Sun	Independent Non-executive Director	None	None
Tommei Mei Kuen Tong	Independent Non-executive Director	None	None
Patti Wong	Independent Non-executive Director	None	None
Yiu Ling Kwong	Executive Vice President, Casino Operations	None	None
Janice Louise Fitzpatrick	Senior Vice President, Finance and Chief Financial Officer	None	None
Brian Fraser Fiddis	Senior Vice President, Casino Marketing	None	None
Mark J. Whitmore	Senior Vice President, VIP Operations, Marker and Collections	None	None
Robbert Nicolaas van der Maas	Vice President, Hotel Operations	None	None
Antonio Jose Menano	Joint Company Secretary, Vice President, Legal & Administrative Affairs	None	None
Michael George Holubowskyj	Vice President, Security, Safety and Facility Services	None	None
Yuen Ying (Wendy) Yu	Vice President, Human Resources	None	None
Troy Thomas McClellan	Vice President, Design & Development	None	None
Tak Wai Colin Ching	Vice President, Treasury	None	None
Toby Kwok Wai Leung	Vice President, Marketing & Communications	None	None

MGM Resorts International, companies controlled by Pansy Ho and her associates and our Company have boards of directors that function independently of each other.

During the Track Record Period, with the exception of the provision of limited services by MGM Resorts International and companies controlled by Pansy Ho to our Company as described below, our business was a joint venture between MGM Resorts International and Pansy Ho, operated as an entity independently of MGM Resorts International and the companies controlled by Pansy Ho and her associates. Our business will, upon [●], continue to be independent of and separate from the business of MGM Resorts International and the companies controlled by Pansy Ho and her associates.

INDEPENDENCE OF BOARDS AND MANAGEMENT

We have 11 Directors on our Board, comprising five executive Directors, three non-executive Directors and three INEDs. Five of our Directors, James Joseph Murren, William Joseph Hornbuckle,

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William M. Scott IV, Daniel J. D’Arrigo and Kenneth A. Rosevear are officers of MGM Resorts International who hold senior management positions in MGM Resorts International. Six of our Directors do not hold any position in MGM Resorts International. Save as disclosed in the section headed “Relationship with MGM Resorts International and Pansy Ho” in this document, none of our Directors holds any position in businesses controlled by Pansy Ho. None of the INEDs is a director of either MGM Resorts International or companies controlled by Pansy Ho. Our INEDs are free of any business or other relationships that could interfere in any material manner with the exercise of their independent judgment.

Most members of our senior management have, for all or substantially all of the Track Record Period, undertaken senior management supervisory responsibilities in our business. The responsibilities of our senior management team include dealing with operational and financial matters, making general capital expenditure decisions and the daily implementation of the business strategy of our Group. This ensures the independence of the daily management and operations of our Group from those of MGM Resorts International and companies controlled by Pansy Ho. Further details are set out in the section headed “Directors, Senior Management and the Employees” in this document.

Pursuant to the Articles, a Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with our Company, shall declare the nature of his interest at the meeting of the Board at which the question of entering into the contract or arrangement is first taken into consideration, if he knows his interest then exists, or in any other case, at the first meeting of the Board after he knows that he is or has become so interested. Such a Director shall not be required to abstain from attending any meeting of the Board. A Director shall be entitled to vote on (shall he be counted in the quorum in relation to) a resolution of the Directors in respect of any contractor arrangement or any other proposal in which the Director or any of his associates has any material interest, and if he shall do so his vote shall be counted (to be counted in the quorum for the resolution), except in certain prescribed circumstances, details of which are set out in the section headed “Summary of the Constitution of Our Company and Cayman Islands Company Law” in Appendix VI to this document.

Whether a Director is conflicted on any matter depends on the particular circumstances of the matter under consideration. The fact that a Director also holds directorships in other companies does not create a conflict for that Director unless the matter under consideration involves his personal interests or those of the other companies as well as the Group.

The provisions in the Articles ensure that matters involving a conflict of interest which may arise from time to time will be managed in line with accepted corporate governance practice so as to ensure that the best interests of our Company and the Shareholders (including the minority Shareholders) taken as a whole are preserved.

On the basis of the aforesaid, our Directors believe that we operate independently of MGM Resorts International, Pansy Ho and the companies controlled by Pansy Ho and in the best interests of our Company and the Shareholders.

INDEPENDENCE FROM THE MGM GROUP

Our Board is satisfied that we can operate independently of MGM Resorts International on the basis of the following information:

Financial Independence

Our financial auditing system is independent from that of MGM Resorts International and employs a sufficient number of dedicated financial accounting personnel responsible for financial auditing of our accounts. We have independent bank accounts and independent tax registration. Moreover, our treasury operations are handled by our treasury department which operates

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independently from MGM Resorts International and shares no other functions or resources with any member of MGM Resorts International. The functions of our treasury department include financing, treasury and cash management.

Our choice of financial institutions is mainly based on the credit standing of the institutions and the terms offered by them.

During the Track Record Period, our Group has fully repaid the amounts due pursuant to a Loan Facility Agreement dated April 19, 2005 between MGM Resorts International as lender and MGM Grand Paradise as borrower, and the unsecured notes issued by MGM Grand Paradise on April 19, 2005 in favor of MGM Resorts International Holdings. Details of these loans are set out in notes 27 and 28 of the Accountants’ Report set out in Appendix IA to this document.

Based on the above, our Directors believe that we are able to maintain financial independence from MGM Resorts International and its associates.

Operational Independence

During the Track Record Period, with the exception of the provision of limited services (see the section headed “Connected Transactions” in this document) by MGM Resorts International, our business operated independently of MGM Resorts International. Our business will, upon [●], continue to be independent of and separate from the business of MGM Resorts International.

     Transactions with MGM Resorts International

We have entered into several agreements with MGM Resorts International and companies directly or indirectly owned or controlled by it from time to time (excluding companies within our Group). Upon [●] and for so long as MGM Resorts International is a substantial shareholder of our Company, transactions between members of our Group and MGM Resorts International and its associates (excluding companies within our Group) will constitute connected transactions of our Company under the Listing Rules. Details of these transactions are set out in the section headed “Connected Transactions” in this document.

Competition with MGM Resorts International

Due to the geographical distance between Macau and the United States, very few gaming patrons of MGM Macau are also gaming patrons of MGM Resorts International’s other operations. Our Directors believe that there is almost no competition between our Company and other casino gaming facilities owned or operated by MGM Resorts International.

INDEPENDENCE FROM PANSY HO AND HER ASSOCIATES

Our Board is satisfied that we can operate independently of Pansy Ho and her associates after [●] on the basis of the following information:

Financial Independence

Our financial auditing system is independent from that of Pansy Ho and her associates and employs a sufficient number of dedicated financial accounting personnel responsible for financial auditing of our accounts. We have independent bank accounts and independent tax registration. Moreover, our treasury operations are handled by our treasury department which operates independently from Pansy Ho and her associates and shares no other functions or resources with any member of Pansy Ho and her associates. The functions of our treasury department include financing, treasury and cash management.

Our choice of financial institutions is mainly based on the credit standing of the institutions and the terms offered by them.

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Based on the above, our Directors believe that we are able to maintain financial independence from Pansy Ho and her associates.

Operational Independence

During the Track Record Period, with the exception of the provision of limited services (see the section headed “Connected Transactions” in this document) by companies controlled by Pansy Ho, our business was operated independently of Pansy Ho and her associates, was a joint venture between MGM Resorts International and Pansy Ho. Our business will, upon [●], continue to be independent of and separate from the business of Pansy Ho and her associates.

     Transactions with Pansy Ho and her associates

We have entered into several agreements with Pansy Ho and companies directly or indirectly owned or controlled by her from time to time (excluding companies within our Group). Upon [●] and for so long as either Pansy Ho or any company directly or indirectly owned or controlled by her from time to time (excluding companies within our Group) is a substantial shareholder of our Company, transactions between members of our Group and Pansy Ho and her associates (excluding companies within our Group) will constitute connected transactions of our Company under the Listing Rules. Details of these transactions are set out in the section headed “Connected Transactions” in this document.

NON-COMPETITION UNDERTAKINGS BY MGM RESORTS INTERNATIONAL AND PANSY HO

Each of MGM Resorts International and Pansy Ho has entered into a Deed of Non-compete Undertakings with us dated [●] 2011, pursuant to which MGM Resorts International and Pansy Ho have unconditionally, irrevocably and severally undertaken with our Group that they shall not, and shall procure that all members of the MGM Group and the PH Group (as defined below), respectively, shall not (except through our Group) directly or indirectly, engage, invest in, or provide financial support to any Casino Gaming Business in the Restricted Zone.

MGM Resorts International and Pansy Ho have also undertaken to, and for the benefit of our Group that, they shall procure that no Person which is a Non-Controlled JV as to the MGM Group and PH Group, respectively, shall engage in any of the foregoing activities (except through our Group).

In the event that circumstances arise which amount to a breach by Pansy Ho of her obligations under the foregoing paragraphs by virtue of the interests or activities of Shun Tak, STDM, SJM or any of their respective subsidiaries, Pansy Ho shall have a period of 30 days to cure such breach, during which period she shall not be involved in the management or operation of our Group. Pansy Ho shall be deemed to have cured such breach if, during such period, either (i) she procures the disposal of such number of shares in us which reduces the aggregate direct and indirect shareholding of the PH Group in us to less than 20% of our then issued share capital or (ii) she procures that the interests or activities of Shun Tak, SJM or STDM and their respective subsidiaries no longer cause a breach or she procures the reduction of the direct and indirect interests of the PH Group in Shun Tak, SJM or STDM to a level which no longer causes a breach.

The Deed of Non-compete Undertakings also restricts each of the PH Group and the MGM Group from holding directly or indirectly (whether as beneficial or registered owner), in any shares or other securities or interest in any company which engages or is involved in, directly or indirectly, any Casino Gaming Business in the Restricted Zone, unless such shares or securities are listed on a Recognized Stock Exchange as of the date of the making of the investment and continues to be so listed, the shareholding held in such company (when aggregated with all shares held by the PH Group or the MGM Group and their related Non-Controlled JV, as the case may be), directly or indirectly, does not exceed 5% of the issued voting share capital of such listed company, and neither the PH Group nor the MGM Group respectively, have the right to control the composition of a majority of the directors of such listed company or any of its subsidiaries. The foregoing shall not

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prohibit either of the PH Group or the MGM Group from having invested, whether through any debt and equity investment, in any company in an aggregate amount of less than US$1,000,000.

Notwithstanding the foregoing, each of the PH Group and the MGM Group may:

(i)	perform or receive any of the benefits provided under any of the Connected Party Agreements or any extensions, amendments or supplements to or replacements of the Connected Party Agreements agreed from time to time;

(ii)	engage in internet gaming operations; and

(iii)	engage in marketing activities within the Restricted Zone for their facilities engaged in Casino Gaming Business outside of the Restricted Zone.

Pursuant to the Deed of Non-compete Undertakings, it has been agreed that:

(i)	any member of the MGM Group or the PH Group shall not be obliged to dispose of any securities or other interests in any Person which are acquired before the date on which such Person becomes a Competitor provided that this clause is without prejudice to the continuing obligations of a Party to procure that such Person does not engage in the activities prohibited by the Deed of Non-Compete Undertakings;

(ii)	the PH Group may hold any interest in the shares and securities of Shun Tak and Pansy Ho may be a director and/or officer of Shun Tak and any of its subsidiaries as long as Shun Tak does not (otherwise than by virtue of any direct or indirect interest in shares of SJM and provided SJM remains a listed company and is managed independently of Shun Tak) engage or hold any interest in any Casino Gaming Business in the Restricted Zone, subject to the exceptions set out above;

(iii)	the PH Group may hold any interest in the shares and securities of STDM (as long as the PH Group does not Control, directly or indirectly, STDM and STDM’s engagement or interest in the Casino Gaming Business within the Restricted Zone is solely through SJM and SJM’s shares remain listed on the Stock Exchange);

(iv)	Pansy Ho may hold office as a director of STDM provided that procedures are adopted by Pansy Ho and/or STDM which ensure that Pansy Ho is not subject to any conflicts of interest or other restrictions which are not managed appropriately and would or would be likely to cause her to limit to any material extent her ability to participate in the business of our Group without restriction; and

(v)	any Person which Controls MGM Resorts International and its subsidiaries (other than MGM, any MGM Holding Company and their respective subsidiaries) may engage in the Casino Gaming Business in the Restricted Zone, and continue any involvement or holding of any financial or business interest that would otherwise be prohibited by the Deed of Non-Compete Undertakings (“Permitted Activity”), provided that such Permitted Activity is not carried out under any trademark or other Intellectual Property which is subject to the Branding Agreement.

For the above purposes:

(i)	“associates”

(a)	in relation to Pansy Ho means (i) her spouse or any person cohabiting as a spouse and any child or step-child (natural or adopted) (together Pansy Ho “family’s interests”); (ii) the trustees, acting in their capacity as such trustees, of any trust (A) which is established or settled by Pansy Ho, or (B) in respect of which the trustees are accustomed or required to act in accordance with Pansy Ho’s directions, instructions or wishes; and (iii) any company Controlled by any of Pansy Ho, her family interests and/or any of the trustees referred to in (ii) above, acting as such

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trustees, taken together; and any other company which is its subsidiary, provided that no member of the our Group shall be deemed an associate of Pansy Ho;

(b)	in relation to MGM Resorts International means any company which is Controlled by MGM Resorts International, any MGM Holding Company and any company which is controlled by an MGM Holding Company, provided that no member of our Group shall be deemed to be an associate of MGM Resorts International.

(ii)	“Casino Gaming Business” means the design, development, construction, ownership, management and/or operation of casinos or gaming areas (including those casinos or gaming areas which form part of a hotel or an integrated resort) and other similar facilities in which customers are able to gamble by playing games of fortune or chance or other similar games, games of skill, including all card wagering games such as poker, pai gow and blackjack including, but not limited to facilities offering VIP, premium direct or gaming promoter operated gaming rooms, mass market gaming floors, slot machine operations or other designated areas where games of fortune or chance are operated or played;

(iii)	“Competitor” means any Person which directly or indirectly engages in the Casino Gaming Business in the Restricted Zone (other than a member of our Group);

(iv)	“Connected Party Agreements” means any of the following:

(a)	the Branding Agreement;

(b)	the MGM Marketing Agreement;

(c)	the PH Group Marketing Agreement;

(d)	the Macau Marketing Agreement;

(e)	the Development Agreement;

(f)	the Corporate Support Agreement; and

(g)	any additional agreements which may be entered into between any member of our Group and any member of either of the MGM Group or the PH Group from time to time.

(v)	“Control” means a direct or indirect interest in the equity capital of any company so as to exercise or control the exercise of more than 50% of the voting power at general meetings or to control the composition of the majority of the board of directors or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies (whether through ownership of voting securities, representation on any board or governing body, contract or otherwise) of any Person;

(vi)	“MGM Group” means MGM Resorts International and its associates;

(vii)	“MGM Holding Company” means any company which at any time after the date of this Deed of Non-Compete Undertakings achieves Control of MGM Resorts International other than by way of a Qualifying Transaction;

(viii)	“Non-Controlled JV” means (a) as to Pansy Ho and the PH Group, and (b) as to MGM Resorts International and the MGM Group, respectively, any Person in which they participate through or by means of a joint venture arrangement or any investment which is in the nature of a joint venture (howsoever called) or other similar business association (including for the avoidance of doubt a participation by means of a management contract), but which is not Controlled by them;

(ix)	“Person” means any company, partnership, trust or other business entity, and includes any testamentary or inter vivos trust;

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(x)	“PH Group” means Pansy Ho and her associates;

(xi)	“Qualifying Transaction” means, in respect of MGM Resorts International, a bona fide third party acquisition or merger transaction (however structured) involving a significant change in the ultimate beneficial ownership of MGM Resorts International; and

(xii)	“Recognized Stock Exchange” means the Stock Exchange, the New York Stock Exchange, NASDAQ, the London Stock Exchange, the Tokyo Stock Exchange, the Singapore Exchange, and any other stock exchange recognized by the Commissioner of the Inland Revenue for the purposes of Section 16(2)(f)(i) of the Inland Revenue Ordinance of Hong Kong.

Each of Pansy Ho and MGM Resorts International will make an annual declaration in our annual report on her or its compliance with the undertakings under the Deed of Non-compete Undertakings. Our independent non-executive Directors will review Pansy Ho’s and MGM Resorts International’s compliance with the Deed of Non-compete Undertakings on an annual basis.

The Deed of Non-compete Undertakings will cease to have any effect on the earlier of:

(i)	the date on which the Shares cease to be listed in the Stock Exchange; or

(ii)	March 31, 2020;

(iii)	in respect of either of the PH Group or the MGM Group, following the date upon which their shareholding represents less than 20% of our then issued share capital.

VOTING AGREEMENT RELATING TO OUR COMPANY BETWEEN PANSY HO AND MGM RESORTS INTERNATIONAL

Each of Pansy Ho, Grand Paradise Macau Limited, MGM Resorts International and MGM Resorts International Holdings have entered into a voting agreement dated [●] 2011 (“Voting Agreement”), whereby, as our Significant Shareholders, they have entered into certain mutual undertakings (effective upon [●]) with regard to the exercise of voting rights and dealings in respect of their Shares.

Each Relevant Group undertakes with the other Party to (i) exercise its rights as a Shareholder in a manner consistent with the Voting Agreement; (ii) exercise all voting and other rights and powers vested in or available to it in a manner consistent with procuring the convening of all meetings, the passing of all resolutions and the taking of all steps necessary or desirable to give effect to the terms of the Voting Agreement and the rights and obligations of the parties set out in the Voting Agreement; (iii) procure that a Nominated Director of the Relevant Group of such Party (subject to their fiduciary duties to our Company) exercises his/her voting rights and other rights and powers vested in or available to him/her in a manner consistent with giving effect to the terms of the Voting Agreement and the rights and obligations of the Parties set out in the Voting Agreement; and (iv) procure that a Nominated Director of the Relevant Group of such Party resigns promptly if he/she is disqualified under the Articles of Association or is considered to be an “Unsuitable Person” under the Articles of Association.

Voting undertakings regarding Board appointments

The MGM Group (as defined in the Deed of Non-compete Undertakings) on the one hand and the PH Group (as defined in the Deed of Non-compete Undertakings) on the other (each a “Relevant Group”) have undertaken to vote in favor of, and otherwise support, the appointment as a Director (and re-appointment following any retirement by rotation) of a certain number of persons nominated by the other Relevant Group (each a “Nominated Representative”). To the extent that a Relevant Group holds a majority of the issued Shares, then that Relevant Group shall be entitled to nominate such number of Nominated Directors which, if elected, will constitute a majority of the Board and also Nominated Directors which constitute a majority of the Executive Directors (such

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majority shall not include in their number any of the independent non-executive directors). Subject to the preceding sentence, each Relevant Group shall, while the Board is made up of 11 Directors, be entitled to require the other Relevant Group to support the appointment as a Director of (i) six Nominated Representatives provided that the Relevant Group holds a majority of the issued Shares (three of which shall be Executive Directors and three of which shall be Non-Executive Directors); (ii) five Nominated Representatives provided that the Relevant Group holds 43% or more but less than a majority of the issued Shares (three of which shall be Executive Directors and two of which shall be Non-Executive Directors); (iii) four Nominated Representatives provided that the Relevant Group holds 35% or more but less than 43% of the issued Shares (two of which shall be Executive Directors and two of which shall be Non-Executive Directors); (iv) three Nominated Representative provided that the Relevant Group holds 30% or more but less than 35% of the issued Shares (two of which shall be Executive Directors and one of which shall be a Non-Executive Director); and (v) two Nominated Representatives provided that the Relevant Group holds 20% or more but less than 30% of the issued Shares (two of which shall be Executive Directors).

Upon the initiation of either Relevant Group, the size of the Board may be increased to up to thirteen Directors. Each Relevant Group shall, while the Board is made up of 13 Directors, be entitled to require the other Relevant Group to support the appointment as a Director of (i) seven Nominated Representatives provided that the Relevant Group holds a majority in interest of the issued Shares (three of which shall be Executive Directors and four of which shall be Non-Executive Directors); (ii) six Nominated Representatives provided that the Relevant Group holds 43% or more but less than a majority of the issued Shares (three of which shall be Executive Directors and three of which shall be Non-Executive Directors); (iii) five Nominated Representatives provided that the Relevant Group holds 35% or more but less than 43% of the issued Shares (two of which shall be Executive Directors and three of which shall be Non-Executive Directors); (iv) four Nominated Representatives provided that the Relevant Group holds 30% or more but less than 35% of the issued Shares (two of which shall be Executive Directors and two of which shall be Non-Executive Directors); and (v) three Nominated Representatives provided that the Relevant Group holds 20% or more but less than 30% of the issued Shares (two of which shall be Executive Directors and one of which shall be a Non-Executive Director).

The first Nominated Representatives of PH Group are Pansy Ho and Chen Yau Wong as Executive Directors and of MGM Group are James Joseph Murren, William Joseph Hornbuckle and Grant R. Bowie as Executive Directors and William M. Scott IV, Daniel J. D’Arrigo and Kenneth A. Rosevear as Non-executive Directors.

The parties to the Voting Agreement have agreed to be subject to certain provisions whereby no member of a Relevant Group shall, directly or indirectly either alone or together with another person, without the prior written consent of the other Relevant Group, (i) announce, make or cause another person to make a takeover offer for any Shares or (ii) acquire any Shares or voting rights in relation to Shares which would trigger a mandatory offer in respect of the Shares pursuant to the Takeovers Code.

The MGM Group shall instruct its Nominated Directors to abstain from any vote which is held to determine if Pansy Ho or her associates are Unsuitable Persons pursuant to the definition of “Unsuitable Person” contained in the Articles of Association.

The MGM Group shall instruct its Nominated Directors not to propose the issue of any Shares under any mandate from the Shareholders without the prior consent of a Nominated Director of the PH Group.

Each Relevant Group shall consult with each other as to the identity of any person who is proposed as a member of our senior management from time to time, though it is acknowledged that it is ultimately a matter for our Group as to the appointment of senior management.

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Each Relevant Group shall instruct their respective Nominated Directors to support and to vote in favor of any resolution of our Company to cause the appointment of only Executive Directors to the boards of each of our subsidiaries.

Transfer of Shares

The parties to the Voting Agreement have agreed that if any Relevant Group enters into discussions to transfer any of its Shares to any third party of more than five percent of the overall Shares, or resulting in the Relevant Group holding less than 20% of the overall Shares, from whom a bona fide offer in cash has been received, it shall notify the other Relevant Group and enter into discussions with the other Relevant Group for a period of 30 days prior to entering into any proposed agreement with the third party.

Termination

The Voting Agreement may be terminated at any time by the written agreement of all the parties to the agreement and shall terminated automatically without notice on the date that the Deed of Non-compete Undertakings is terminated or ceases to bind either MGM Resorts International or Pansy Ho.

PARTIES ACTING IN CONCERT

As a result of the relationship between MGM Resorts International and Pansy Ho in respect of our Company following the completion of [●] and the arrangements in place under the Voting Agreement, MGM Resorts International and Pansy Ho will be considered to be parties acting in concert (as that term is defined in the Takeovers Code) in relation to our Company.

PARTNER PROCESS AND SECURITIES PURCHASE AGREEMENT

MGM Resorts International, MGM Resorts International Holdings, Grand Paradise Macau Limited and Pansy Ho entered into a partner process and securities purchase agreement dated April 13, 2011 (“Partner Process and Securities Purchase Agreement”) with respect to certain arrangements relating to [●].

Subject to certain other conditions set out in the Partner Process and Securities Purchase Agreement, MGM Resorts International has also agreed to issue and sell, and Pansy Ho has agreed to purchase, US$300,000,000 in aggregate principal amount of MGM Resorts International’s 4.25% convertible senior notes due 2015 for a purchase price of 103.805% of the principal amount, which will result in an estimated US$311,000,000 of net proceeds for MGM Resorts International.

The notes will have terms that are substantially the same terms as those governing MGM Resorts International’s existing 4.25% convertible senior notes due 2015 issued on April 20, 2010. The notes will be MGM Resorts International’s senior unsecured obligations, guaranteed by substantially all of MGM Resorts International’s U.S. subsidiaries which also guarantee MGM Resorts International’s other senior indebtedness, and will rank equal in right of payment with, or senior to, all existing or future unsecured indebtedness of MGM Resorts International and each of its guarantors. The notes will pay interest semi-annually at a rate of 4.25% per annum and mature on April 15, 2015. The notes will be convertible at an initial conversion rate of approximately 53.83 shares of MGM Resorts International’s common stock per US$1,000 principal amount of the notes, representing an initial conversion price of approximately US$18.58 per share of MGM Resorts International’s common stock and a conversion premium of 47.3%, based on the last reported price per share on the New York Stock Exchange on April 12, 2011 of US$12.61 per share. The initial conversion rate is subject to adjustment under certain circumstances.

The purchase price for the notes will be funded from the amount receivable by Grand Paradise Macau Limited pursuant to the Acquisition Note upon the consummation of [●].

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RELATIONSHIP WITH MGM RESORTS INTERNATIONAL AND PANSY HO

CONFIRMATION

Except as disclosed above, neither MGM Resorts International, Pansy Ho nor any of the Directors is, as at the Latest Practicable Date, interested in any business, other than that of our Group, which competes or is likely to compete, either directly or indirectly, with our Group’s business and which requires disclosure pursuant to Rule 8.10 of the Listing Rules.

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CONNECTED TRANSACTIONS

We have entered into certain transactions with MGM Resorts International, Pansy Ho and their respective affiliates described below which upon [●] will constitute continuing connected transactions within the meaning of the Listing Rules.

CONTINUING CONNECTED TRANSACTIONS

Exempt Continuing Connected Transactions

     Continuing Connected Transaction Exempt from the Reporting, Annual Review, Announcement and Independent Shareholders’ Approval Requirements under Rule 14A.33 of the Listing Rules

1.	Corporate Support Agreement

MGM Resorts International and its subsidiaries and Grand Paradise Macau Limited and its subsidiaries have agreed to provide, if requested by us to do so, support services in various operational areas to our Company, including accounting services, company secretarial services, legal and regulatory services, aircraft support and logistics, tax and internal audit services, human resources consultancy, insurance, cooperative purchasing (including the purchasing of consumables), corporate security and surveillance, and provision of professional and personnel support for any pre-opening of any new property. Our Company shall reimburse MGM Resorts International and its subsidiaries and Grand Paradise Macau Limited and its subsidiaries for the reasonably allocated costs determined on a fair and equitable basis as well as actual out-of-pocket expenses associated with the provision of the requested services. If at the request of MGM Resorts International, our Group provides support for the pre-opening of any new property, MGM Resorts International shall reimburse our Group for its costs in connection with the provision of such services.

The main purpose of these arrangements is to ensure that our company will have access to necessary corporate support and transitional services during the initial period following [●]. Our Company is not obliged to request or accept any services under the Corporate Support Agreement. However, the other parties to the agreement have agreed to provide the relevant services to the extent requested by us.

MGM Resorts International is our controlling shareholder. According to the Listing Rules, MGM Resorts International and its subsidiaries are connected persons of our Company. Grand Paradise Macau Limited is one of our Substantial Shareholder. According to the Listing Rules, Grand Paradise Macau Limited and its subsidiaries are connected persons of our Company. As MGM Resorts International and Grand Paradise Macau Limited are connected persons, the Corporate Support Agreement will constitute continuing connected transactions of our Company pursuant to Rule 14A.14 of the Listing Rules. As the Corporate Support Agreement relates to the sharing of administrative services between our Company and connected persons on a cost basis, the Corporate Support Agreement is exempt from reporting, annual review, announcement and independent shareholders’ approval requirements under Rule 14A.33(2) of the Listing Rules.

Non-exempt Continuing Connected Transactions

     Continuing Connected Transactions Exempt From the Independent Shareholders’ Approval Requirements under Rule 14A.34 of the Listing Rules

2.	MGM Resorts to MGM China Marketing Agreement

On [●], 2011, MGM Resorts International, MGM Resorts International Marketing, Ltd., MGM Grand International Pte, Ltd., MGM Grand Paradise and our Company entered into a marketing agreement (the “MGM Marketing Agreement”) pursuant to which MGM Resorts International and its designated affiliates will be paid certain marketing fees in consideration of referrals of gaming customers made to resort, hotel and casino properties owned or operated by our Group. The marketing fee payable pursuant to the MGM Marketing Agreement is equal to 3% of the “theoretical win” associated with gaming play by customers referred (excluding any play with junket operators at our properties). For the purposes of the MGM Marketing Agreement, “theoretical win” means, in respect of any customer (i) in

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the case of cash chip play, the total amount wagered multiplied by the game house advantage, and (ii) in the case of rolling chip, turnover amount multiplied by the theoretical rolling chip win percentage of 2.7%, in each case ignoring the actual win or loss experienced as a result of that customer’s play and provided in each case that “theoretical win” shall not exceed, as to any customer, 12.5% of the available credit line for that customer on the related visit. The fee has been determined based on the assessment of the incremental costs that the Group would have to incur to attract these gaming customers.

The MGM Marketing Agreement entitles MGM Resorts International to have a marketing presence at MGM Macau and our future gaming developments during the term of the agreement.

The major reason for such marketing arrangement is to utilize the established international marketing network of MGM Resorts International to direct additional gaming customers to our Company’s present and any future properties. The arrangement formalizes the existing manner in which our Company has benefited from the international marketing efforts of MGM Resorts International in the past. The term of the MGM Marketing Agreement commenced on July 1, 2010 and continues for three years following [●].

MGM Resorts International is a connected person of our Company as it is our controlling shareholder. MGM Resorts International Marketing, Ltd. and MGM Grand International Pte, Ltd. are both wholly-owned subsidiaries of MGM Resorts International and are therefore also connected persons of the Company. As MGM Resorts International, MGM Resorts International Marketing, Ltd. and MGM Grand International Pte, Ltd. are connected persons, the MGM Marketing Agreement will constitute continuing connected transactions of our Company pursuant to Rule 14A.14 of the Listing Rules.

[The Group did not pay any marketing fees to MGM Resorts International for such services during the Track Record Period save for the amount of HK$9,248,000 (equivalent to approximately US$[1.19] million), which has been accrued as marketing fees payable to MGM Resorts International since July 1, 2010.]

The aggregate total consideration to be paid to MGM Resorts International by our Group for such referrals for each of the years ending December 31, 2011, 2012 and 2013 on an annual basis will not exceed US$5 million. The annual cap is based on the amount which must be paid to properly compensate for the services of the marketing executives, sufficient additional fee capacity to address the expected increase in the revenues during the three-year term of the agreement and the fact that the marketing fee rates payable in respect of the fees are similar to those payable to independent agents in connection with referrals of gaming business. For the year ended on December 31, 2010, the total amount of theoretical win attributable to qualifying referrals received by our Group from MGM Resorts International and its Affiliates was US$[38.9 million], and our Company expects that the amount of these referrals will increase over time. Subject to compliance with the requirements of the Listing Rules or, alternatively, any waivers obtained from the Stock Exchange from strict compliance with such requirements, upon expiration of the initial term or any subsequent renewal term, the agreement will automatically be renewed for a three year term (or such other period permitted under the Listing Rules).

3.	MGM China to MGM Resorts International Marketing Agreement

On [●], 2011, MGM Resorts International, MGM Grand Paradise and our Company entered into a marketing agreement (the “Macau Marketing Agreement”) pursuant to which our Group will be paid certain marketing fees in consideration of the referral of gaming customers to resort, hotel and casino properties owned or operated by MGM Resorts International and its designated affiliates in the United States or elsewhere. For the purposes of Macau Marketing Agreement, “theoretical win” means, in respect of any customer (i) in the case of cash chip play, the total amount wagered multiplied by the game house advantage, and (ii) in the case of rolling chip, turnover amount multiplied by the theoretical rolling chip win percentage of 2.7%, in each case ignoring the actual win or loss experienced as a result of that customer’s play and provided in each case that “theoretical win” shall not exceed, as to any customer, 12.5% of the available credit line for that customer on the related visit.

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CONNECTED TRANSACTIONS

The major reason for this arrangement is to provide an additional revenue stream to our Company for gaming customers referred to MGM Resorts International and to facilitate cooperative marketing efforts between our in-house marketing staff and the international marketing staff of MGM Resorts International. The term of the Macau Marketing Agreement commenced on July 1, 2010 and continues for three years from [●]. The marketing fees payable to our Company are also calculated on the basis of 3% of the theoretical win associated with customers gaming play by customers referred (excluding any play with gaming promoters at our properties). The fee has been determined based on the assessment of the incremental costs that the Group would have to incur to attract these gaming customers.

MGM Resorts International is a connected person of our Company as it is our controlling shareholder. As MGM Resorts International is a connected person, the Macau Marketing Agreement will constitute continuing connected transactions of our Company pursuant to Rule 14A.14 of the Listing Rules.

There were no amounts paid relating to the provision of such services in past periods save for the amount of HK$142,000 (equivalent to approximately US$18,252), which has been accrued as marketing fees payable to our Group since July 1, 2010. The aggregate total consideration to be paid for such services provided by our Company to MGM Resorts International and its subsidiaries for each of the years ending December 31, 2011, 2012 and 2013 on an annual basis will not exceed US$1 million. The annual cap is based on the amount which must be paid to properly compensate for the services of the marketing executives, sufficient additional fee capacity to address the expected increase in the revenues during the three-year term of the agreement and the fact that the marketing fee rates payable in respect of the fees are similar to those payable to independent agents in connection with referrals of gaming business. Subject to compliance with the requirements of the Listing Rules or, alternatively, any waivers obtained from the Stock Exchange from strict compliance with such requirements, upon expiration of the initial term or any subsequent renewal term, the agreement will automatically be renewed for a three year term (or such other period permitted under the Listing Rules).

4.	PH Group to MGM China Marketing Agreement

On [●], 2011, Bright Elite Holdings Limited, MGM Grand Paradise and our Company entered into a marketing agreement (the “PH Group Marketing Agreement”) pursuant to which Bright Elite Holdings Limited will be entitled to receive marketing fees in consideration of referrals of gaming customers to our Company’s resort, hotel and casino properties owned and operated by our Group. The marketing fees payable to Bright Elite Holdings Limited by our Company are calculated on the basis of 3% of the theoretical win associated with customers referred (excluding any play with gaming promoters at our properties). The fee has been determined based on the assessment of the incremental costs that the Group would have to incur to attract these gaming customers. The PH Group Marketing Agreement will commence on [●] and continues for three years from [●]. For the purposes of PH Group Marketing Agreement, “theoretical win” means, in respect of any customer (i) in the case of cash chip play, the total amount wagered multiplied by the game house advantage, and (ii) in the case of rolling chip, turnover amount multiplied by the theoretical rolling chip win percentage of 2.7%, in each case ignoring the actual win or loss experienced as a result of that customer’s play and provided in each case that “theoretical win” shall not exceed, as to any customer, 12.5% of the available credit line for that customer on the related visit.

The major reason for such arrangement is to stimulate referrals from Bright Elite Holdings Limited to our Company’s resort, hotel and casino facilities and to thereby extend our client base in Macau.

Bright Elite Holdings Limited, a wholly-owned company by Pansy Ho, is a connected person of our Company as Pansy Ho is one of our substantial shareholders and Directors. As Bright Elite Holdings Limited is a connected person, the PH Group Marketing Agreement will constitute continuing connected transactions of our Company pursuant to Rule 14A.14 of the Listing Rules.

The aggregate total consideration to be paid for such services provided by PH Group to our Group for each of the years ending December 31, 2011, 2012 and 2013 on an annual basis will not exceed

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CONNECTED TRANSACTIONS

US$[3.0] million. Our Company will benefit from Pansy Ho’s marketing team because they are able to directly leverage Pansy Ho’s expertise and extensive contacts in the casino gaming business in Macau, which is expected to attract further customers and revenue to our Company. It is expected that a cap of US$3.0 million will diminish significantly as a proportion of our overall revenues over time. Subject to compliance with the requirements of the Listing Rules or, alternatively, any waivers obtained from the Stock Exchange from strict compliance with such requirements, upon expiration of the initial term or any subsequent renewal term, the agreement will automatically be renewed for a three year term (or such other period permitted under the Listing Rules).

Our arrangements with Bright Elite Holdings Limited are new and there are consequently no historical amounts paid relating to past periods. However, the arrangement reflects our Company’s desire to avail itself of the marketing expertise and connections of Bright Elite Holdings Limited in a manner similar to the arrangements with MGM Resorts International Holdings.

The proposed annual caps for the three years ending December 31, 2013 in relation to each of the MGM Marketing Agreement, the Macau Marketing Agreement and the PH Group Marketing Agreement have been determined after taking into account the expected growth of the Group’s business through referrals in the next three years and in general the trend of the gaming market’s gaming revenue growth in Macau.

5.	Development Agreement

On [●], 2011, our Company, MGM Grand Paradise, MGM Branding and Development Holdings, MGM Resorts International, MGM Resorts International Holdings, and New Corporate Enterprises Limited entered into the Development Agreement.

The Development Agreement sets forth the terms on which we have appointed MGM Branding and Development Holdings to provide certain development services to our Group in connection with future expansion of existing project and development of future resort gaming project. We are the third party beneficiaries of these support agreements. These development services will enable us to access MGM Resorts International’s and Grand Paradise Macau Limited’s expertise in the design, construction, management and operation of high quality resort casino projects. If MGM Branding and Development Holdings does not provide development services, we are permitted to engage third parties to provide the same or similar services.

We can terminate the appointment of MGM Branding and Development Holdings as provider of development services if it fails to comply with its obligations to provide the services. MGM Branding and Development Holdings and MGM Resorts International can terminate the provision of development services if we fail to comply with our obligations under the Development Agreement, including payment of the development fee.

The development fee is calculated separately for each resort casino property upon which we commence development during the term of the agreement (whether or not completed during the term). For each such property, the fee is 2.625% of Project Costs, to be paid in installments as certain benchmarks are achieved. “Project Costs” are the total costs incurred for the design, development and construction of the casino, casino hotel, integrated resort and other related sites associated with each project, including costs of construction, fixtures and fittings, signage, gaming and other supplies and equipment and all costs associated with the opening of the business to be conducted at each project but excluding the cost of land and gaming concessions and financing costs. The fee is based on the possibility of an increase in the requirement for development services for the potential Cotai project, the expected increase in the aggregate costs and expenses for the development services our Group has to pay for anticipated routine and potential enhancements to MGM Macau and the assumption that there will be no significant increase in the aggregate costs and expenses.

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CONNECTED TRANSACTIONS

The development fee is subject to an annual cap of US$20 million per annum for the initial financial year for each property, which amount shall increase by 10% per annum for each succeeding financial year during the term of the Development Agreement.

     Development fees

Period	Annual cap (US $)

1	20,000,000
2	22,000,000
3	24,200,000

The aggregate fees paid by our Group to MGM Resorts International and Grand Paradise Macau Limited for such services were HK$27,919,000, HK$15,625,000 and HK$1,846,000 (equivalent to approximately US$3,588,560, US$2,008,355 and US$237,275) for each of the years ended December 31, 2008, 2009 and 2010.

The initial term of the Development Agreement is for three years commencing on [●]. Subject to compliance with the Listing Rules requirements or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or any subsequent renewal term, the agreement is automatically renewed for a three year term (or such other period permitted under the Listing Rules).

The proposed annual caps for the of the development fees have been determined based on the development fees paid for MGM Macau and the Group’s expected future developments, which are at a very preliminary stage. As such, the Group will place substantial reliance on the expertise and support of MGM Resorts International and Pansy Ho. Both parties have provided support in developing MGM Macau and will continue to provide similar development services in future.

6.	Master Service Agreement and Related Arrangements

As announced by Shun Tak, on October 8, 2010, Shun Tak and MGM Grand Paradise Limited entered into a master service agreement (the Master Service Agreement) which provides a continuing framework for the provision of products and services between our Group and the Shun Tak group. Such transactions include the Shun Tak group providing various services and products, including ferry tickets, travel products, rental of hotel rooms, laundry services, advertising services and property cleaning services to our Group and our Group providing rental of hotel rooms at wholesale room rates to the Shun Tak group and receiving rebates for ferry tickets from the Shun Tak group.

The term of the Master Service Agreement came into effect from January 1, 2011 and is until December 31, 2013 and is thereafter renewable for successive terms of three years by mutual agreement in writing.

Terms of each specific service are or will be further detailed separately in an agreement or a service contract which may be constituted by the acceptance of a price quotation, sales order or other written documents and have been or will be negotiated on arms length normal commercial terms and by reference to prevailing market prices.

In accordance with the ferry ticket agreement dated December 1, 2007 between Shun Tak —China Travel Ship Management Limited (STCTSM), an indirect subsidiary of Shun Tak, and MGM Grand Paradise Limited, for sale of ferry tickets for STCTSM, MGM Grand Paradise Limited shall be entitled to a 5% discount on the original selling price net of departure tax and levy (where applicable) for all ferry tickets sold. Such discount accords with market practice in granting discounts to other bulk purchasers of ferry tickets. The term was currently extended on a day-by-day basis pending for formal renewal.

In accordance with advertising contracts dated November 8 and November 16, 2010 entered into between STCTSM and MGM Grand Paradise Limited, STCTSM will provide (i) advertising space on exterior surface of their vessel during the period from December 23, 2010 to December 22, 2011,

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CONNECTED TRANSACTIONS

(ii) airtime on their onboard video monitors during the period from October 1, 2010 to December 31, 2011; and (iii) advertising space on seat back trays of their vessels during the period from September 1, 2010 to December 31, 2011 at a fixed rate respectively. Such rate is determined based on arms length negotiation and market rates charged to other advertisers.

In accordance with the laundry agreement dated December 18, 2007 between Clean Living (Macau) Limited (Clean Living), Clean Living was appointed as MGM Grand Paradise Limited’s primary laundry service provider to clean linen items and garments used in the MGM Macau hotel. MGM Grand Paradise Limited will pay Clean Living a monthly fee based on predetermined unit prices for the number of items cleaned. The unit prices were determined on normal commercial basis, with reference to market prices and expected cleaning cost. The laundry agreement expired on December 31, 2010 but was extended on month-on-month basis pending for formal renewal of another 3 year term from May 1, 2011 to April 30, 2014.

In accordance with the wholesale agreement dated December 6, 2010 for rental of MGM Macau hotel room between Shun Tak Travel Services Limited, an indirect subsidiary of Shun Tak, and MGM Grand Paradise Macau Limited, MGM Grand Paradise Limited provide rental of hotel room nights to Shun Tak Travel Services at wholesale contract rates during the period from January 1 to June 30, 2011. The room rates were agreed after arms’ length negotiation based on the type of rooms, market demand and seasonality.

In accordance with the exhibition area licence agreements dated April 30, 2010 and March 18, 2011 entered into between Shun Tak Properties Limited and MGM Grand Paradise Limited, MGM Grand Paradise Limited is allowed to show various promotion materials at Shun Tak Centre during the period from May 1, 2010 to April 30, 2012 for a monthly licence fee. The licence fee was determined on normal commercial basis, with reference to market rental and licence charges. The term of the licence agreement is subject to further extension 2 months before expiry of the current licence term.

In accordance with the letter agreement dated March 8, 2011 entered into between Mandarin Oriental Macau, as its hotel manager on behalf of its owner Properties Sub F, Limited with MGM Grand Paradise for rental of hotel room nights at intercompany rates during the period from March 8 to June 30, 2011. The room rates were agreed after arms’ length negotiation based on the type of rooms, market demand and seasonality. Shun Tak group has indirect beneficial interests of 51% in Properties Sub F, Limited while the remaining interests is held by an independent third party.

The Group has paid the Shun Tak group approximately HK$27,633,000, HK$63,325,000 and HK$74,918,000 for the years ended December 31, 2008, 2009 and 2010, respectively. Shun Tak group has paid the Group about HK$6,431,000, HK$5,531,000 and HK$4,130,000 for the years ended December 31, 2008, 2009 and 2010.

Set out below are the annual caps on amounts payable by our Group to the Shun Tak group and the amounts payable by the Shun Tak group to our Group in respect of the transactions contemplated by the Master Service Agreement in respect of the three financial years ending December 31, 2011, 2012 and 2013 respectively:

	Annual cap on	Annual cap on
	payments from	payments to
	Shun Tak	Shun Tak
Period (for the year ended)	(HK $)	(HK $)

December 31, 2011	3,500,000	128,000,000
December 31, 2012	4,000,000	132,000,000
December 31, 2013	4,500,000	135,000,000

The annual caps on amounts payable to Shun Tak have been determined by reference to (i) historical amounts of paid to the Shun Tak for the services contemplated by the Master Service Agreement; and (ii) the estimated quantity of ferry tickets sales and the volume of services in respect

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CONNECTED TRANSACTIONS

of travel agency services, rental of hotel rooms, laundry services, advertising services and property cleaning services which may be required by our Group during each of the three years ending December 31, 2011, 2012 and 2013.

The annual caps on amounts payable by Shun Tak have been determined by reference to (i) historical amounts of revenues received for services contemplated by the Master Service Agreement; (ii) the anticipated demand for the relevant products and services; and (iii) the anticipated room rates for hotel rooms during each of the three years ending December 31, 2011, 2012 and 2013.

Pansy Ho, one of our substantial shareholders, Chairperson and Executive Director of our Company, is the managing director and a substantial shareholder of Shun Tak.

By virtue of a number of direct and indirect interests in Shun Tak, the Stock Exchange has determined that Shun Tak is an associate of Pansy Ho and therefore a connected person of the company.

Compliance with Rules 14A.35(1), 14A.35(2), 14A.37 to 14A.40 and 14A.45 to 14A.47 of the Listing Rules

Our Company’s continuing connected transactions with Shun Tak fall under Rule 14A.34 of the Listing Rules which are exempt from the independent shareholders’ approval requirements. Upon [●], our Company will comply with the reporting and announcement requirements set out in Rules 14A.45 to 14A.47, the annual review requirements set out in Rules 14A.37 to 14A.40 and the requirements set out in Rules 14A.35(1) and 14A.35(2) of the Listing Rules. Our Company will make an announcement on [●] pursuant to Rule 14A.47 of the Listing Rules in relation to its continuing connected transactions with Shun Tak.

     Continuing Connected Transactions Subject To The Reporting, Annual Review, Announcement And Independent Shareholders’ Approval Requirements under Rule 14A.33 of the Listing Rules

7.	Branding Agreement

Pursuant to a Branding Agreement entered into on [●], 2011 between our Company, MGM Grand Paradise, MGM Branding and Development Holdings, MGM Resorts International, MGM Resorts International Holdings, and New Corporate Enterprises Limited (the “Branding Agreement”), and related upstream trademark license agreements, our Company has been granted the use of certain trademarks owned by MGM Resorts International and its subsidiaries for a term co-extensive with that of the Subconcession, ending on March 31, 2020 (the date upon which the Subconcession in Macau is currently scheduled to expire).

Under the Branding Agreement, our Company and the Group have been granted a revocable, non-assignable and non-transferable sublicense to use the marks “MGM”, “MGM Grand”, “MGM Macau” and the MGM lion and other MGM-related service marks, trademarks, registrations and domain names owned by MGM Resorts International and its subsidiaries (the “Subject Marks”) in connection with the marketing and operation of our casino resort businesses within the Restricted Zone, excluding certain reserved zones within the PRC in which MGM Resorts International will not licence the parties to conduct casino gaming business within the Restricted Zone and will only create reserved zones if it permits us to either use MGM Resort International’s alternative proprietary branding or permits us to develop and use our own intellectual property.

The grant of the sublicense for our casino gaming business is exclusive within the Restricted Zone, the grant of the sublicense for our Resort Business is exclusive within Macau and the grant of the sublicense in respect of the Resort Business in portions of the Restricted Zone other than Macau is non-exclusive. The Branding Agreement requires our Company to utilize only the Subject Marks for the branding of our properties. During the Track Record Period, MGM Grand Paradise had an arrangement with MGM International Holdings under which MGM Grand Paradise was granted a

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sub-license to use the Subject Marks on a royalty-free and non-exclusive basis solely in connection with the marketing and operation of our casino business in Macau.

In order to protect the MGM brand and the Subject Marks, we have agreed, among other things, to maintain certain quality standards, to conduct our business to meet the standards set out in U.S. federal and state laws regulating corruption, money laundering and the financing of terrorism and to comply with the standards of U.S. state gaming laws and regulations applicable to MGM Resorts International. In particular, our Company shall establish a compliance committee for each operating member of our Group, pursuant to a written charter reasonably acceptable to MGM Resorts International. MGM Resorts International and New Corporate Enterprises Limited shall each have the right to nominate one person to each compliance committee and if such person ceases to be a member of such compliance committee, then MGM Resorts International or New Corporate Enterprises (as applicable) shall have the right to nominate a replacement person in each case provided that such nomination rights shall cease upon the failure of the relevant nominator’s ultimate owner to also own, directly or indirectly, at least 20% of the Shares of our Company. Each compliance committee shall consist of persons knowledgeable in the area of casino gaming laws and sanction laws, which (unless MGM Resorts International otherwise consents) will have not less than two of which shall be former U.S. gaming regulators. Each compliance committee shall report directly to the board of directors or other governing body of the relevant member of our Group, and our Group shall comply with the requests of each compliance committee for information concerning our Group’s position in respect to matters relating to U.S. state gaming laws and regulations applicable to MGM Resorts International.

MGM Resorts International has licensed the Subject Marks to MGM Resorts International Holdings (the “Head License”), which in turn has licensed the Subject Marks to MGM Branding and Development Holdings (the “Sublicense”). MGM Branding and Development Holdings has in turn sublicensed the Subject Marks to our Company pursuant to the Branding Agreement.

The Branding Agreement has a term ending on March 31, 2020 (which is the current expiration date of the Subconcession), unless earlier terminated. MGM Branding and Development Holdings and MGM Resorts International can terminate the license if any member of our Group breaches any of its obligations under the agreement, including a failure to maintain quality standards applicable to the MGM brand; suspension or loss of our gaming license; or a failure to comply with applicable law or regulations. The license can also be terminated if any competitor of MGM Resorts International acquires more than 15% of our voting Shares or any other member of our Group, unless MGM Resorts International is our larger direct or indirect shareholder or such member of our Group. In addition, the grant of the license can be terminated if MGM Resorts International is directed by any regulator to cease doing business with us or if MGM Resorts International reasonably determines that (a) we are engaging in any activities or relationships which could or does jeopardize any licenses, permits or similar approvals required by MGM Resorts International to conduct its business or (b) we or any members of our Group are not conducting our respective businesses to meet the standards set out in U.S. federal and state laws regulating corruption, money laundering and the financing of terrorism or complying with the standards of U.S. state gaming laws and regulations applicable to MGM Resorts International.

The Branding Agreement specifically acknowledges that the use of the Subject Marks is critical to the success of the business of our Group, given that they are integral to our Group’s corporate identity. It is therefore only terminable by MGM Branding and Development Holdings in circumstances involving a breach on the part of MGM China, and in particular where the activities of our Group may impact its own or the wider MGM Group’s business interests as a result of resulting regulatory action taken under relevant gaming laws and regulations to which any of them are subject. The Branding Agreement is not terminable prior to the end of its term at will or on notice by any party. In order to further assure our Company of uninterrupted use of the Subject Marks, our Company has a right to enter into a direct license in respect of the Subject Marks with MGM Resorts International, and MGM Resorts International is obliged to enter into such direct license with our

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CONNECTED TRANSACTIONS

Company, in the event that the Head License or the Sublicense are terminated for any reason other than in circumstances involving a default by the Company under the Branding Agreement.

We have agreed in the Branding Agreement that, in addition to any expansion of MGM Macau, any future resort and casino projects or sites we may develop in the Restricted Zone will use the MGM brand. It is a common practice that intellectual property licensing fees are charged and payable based on a certain percentage of gross revenue. Given the significance of the Subject Marks to our Group’s business, the need to secure the right to use such trademarks and service marks during the term of the Subconcession is considered to be of critical importance to our business following [●]. The basis of calculation of the license fees has been agreed based on an evaluation of a sampling of the intellectual property licensing fees charged by comparable market peers where the license fees payable under their respective license agreements fell within a range of 1.5% to 3.0% of gross revenues. Based on these comparables, the license fee is calculated separately for each resort and casino property managed or operated by us. The license fee for MGM Macau is calculated on a basis equal to 1.75% of our consolidated gross revenues (determined in accordance with IFRS) and is subject to an annual cap of US$25 million for the calendar year 2011. This annual cap will increase by 20% for each subsequent calendar year during the term of the Branding Agreement. We will disclose in our financial statements included in our interim and annual reports to be issued after [●], the basis of the calculation of the license fee and the license fees paid during the same period.

Any change to the basis of calculation of the license fee will be subject to the approval of our independent Shareholders unless the Branding Agreement is no longer non-exempt continuing connected transactions requiring independent shareholders’ approval under the Listing Rules.

     License fees of MGM Macau

Period (for the year ended)	Annual cap (US $)

December 2011	25,000,000
December 2012	30,000,000
December 2013	36,000,000
December 2014	43,200,000
December 2015	51,840,000
December 2016	62,208,000
December 2017	74,649,600
December 2018	89,579,520
December 2019	107,495,424
December 2020	128,994,509

In the event that we open additional properties during the term of the Branding Agreement, the amount of the annual cap will also increase by US$20 million during the calendar year in which the relevant property is opened for business (the “Additional Property Cap Increase”). The Additional Property Cap Increase will also apply to subsequent calendar years, and shall also increase at the rate of 20% per year.

     License fees of any additional property

Period	Annual cap (US $)

1	20,000,000
2	24,000,000
3	28,800,000
4	34,560,000
5	41,472,000
6	49,766,400
7	59,719,680
8	71,663,616
9	85,996,339
10	103,195,607

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CONNECTED TRANSACTIONS

Note: The above assumes, for illustrative purposes, that the additional property opens on January 1, 2011 and has the right to use the Subject Marks for approximately nine years under the initial term.

MGM Resorts International is our controlling shareholder. Pansy Ho is our substantial shareholder. According to the Listing Rules, MGM Resorts International, MGM Resorts International Holdings, New Corporate Enterprise and Pansy Ho are connected persons of our Company. As such, the Branding Agreement will constitute continuing connected transactions of our Company pursuant to Rule 14A.14 of the Listing Rules.

The Branding Agreement shall remain in effect for a term of approximately nine years commencing on [●] and ending on until March 31, 2020, which is co-extensive with the term of the Subconcession.

At the end of each financial year, the independent non-executive Directors will review the transactions under the Branding Agreement for the purpose of stating in the annual report and accounts whether they have been entered into (1) in the ordinary and usual course of business of our Group; (2) either on normal commercial terms or, if there are no sufficient comparable transactions to judge whether they are on normal commercial terms, on terms no less favorable to our Group than terms available to or from (as appropriate) Independent Third Parties; and (3) on terms that are fair and reasonable and in the interests of our Shareholders as a whole.

Based on the above, our Directors, including our independent non-executive Directors, are of the opinion that a term exceeding three years is required for the Branding Agreement, that the term of approximately nine years, coupled with the termination provisions, is beneficial to our Group, and confirm that it is normal business practice for contracts of this type to be of such duration and further confirm that the non-monetary annual caps are fair and reasonable to the Company and the Shareholders as a whole and that they consider that such rate is not worse than the rate that could be obtained by our Company under a license granted on normal commercial terms or under similar license agreements made with independent parties.

Our Directors (including the independent non-executive Directors) are of the view that the continuing connected transactions described above are expected to continue on a recurring basis, have been and shall be entered into on normal commercial terms, in the ordinary and usual course of business of our Company, are fair and reasonable and in the interest of the Shareholders as a whole and will be so in the future, and the transactions and proposed annual caps set out above are fair and reasonable and in the interests of our Shareholders as a whole. Pursuant to Rule 14A.42(3) of the Listing Rules, we have applied for the continuing connected transactions as referred to in paragraphs 2 to 6 above to be exempt from strict compliance with announcement and/or independent shareholders’ approval requirements. Our Company will comply with the relevant requirements of Chapter 14A of the Listing Rules, including Rules 14A.35(1), 14A.35(2), 14A.36, 14A.37, 14A.38, 14A.39 and 14A.40.

In relation to the Branding Agreement, our Directors consider that it would not be appropriate for the agreement to be subject to, among other things, the announcement and independent shareholders’ approval requirements of the Listing Rules. Accordingly, we have applied to the Stock Exchange for, and the Stock Exchange has granted to us, a waiver pursuant to Rule 14A.42(3) of the Listing Rules from strict compliance with the applicable announcement and independent shareholders’ approval requirements under the Listing Rules for a term which will expire on [March 31, 2020]. The waiver will be for a fixed period from [●] through and including March 31, 2020, and such period will not be reduced or extended regardless of whether there is a change to the term or the nature of the Subconcession Contract. The waiver will not be automatically extended beyond March 31, 2020 unless permitted under the then-applicable requirements of the Listing Rules.

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CONNECTED TRANSACTIONS

The Intellectual Property Rights are important to our business and if we lose those rights, including the right to use the “MGM” brand name, it would cause severe disruption to our business and have an adverse effect on our business, financial condition and results of operations.

Our Company confirms that for the purpose of Rules 14A.37 and 14A.38 of the Listing Rules, all the relevant contracts in relation to continuing connected transactions in the relevant years as disclosed above are available for review by the independent non-executive Directors and auditors of our Company. Our independent non-executive Directors and auditors will check whether the relevant continuing connected transactions are entered into in accordance with the terms and pricing disclosed in this document and will disclose their confirmation annually in accordance with the requirements of the Listing Rules.

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DIRECTORS, SENIOR MANAGEMENT AND THE EMPLOYEES

BOARD OF DIRECTORS

Our Board consists of 11 Directors, of whom five are executive Directors, three are non-executive Directors and the remaining three are INEDs. The executive Directors and non-executive Directors are appointed for a term not exceeding three years, and our INEDs are appointed for an initial period of three years, with one-third of our Board retiring at each annual meeting provided that every Director shall be subject to retirement at an annual general meeting at least once every three years.

The following table provides information about our Directors.

Members of our Board

Name	Age	Position	Date of appointment

Pansy Ho	48	Chairperson and Executive Director	September 22, 2010
James Joseph Murren	49	Co-chairperson and Executive Director	September 22, 2010
Chen Yau Wong	56	Executive Director	September 22, 2010
William Joseph Hornbuckle	53	Executive Director	September 22, 2010
Grant R. Bowie	53	Chief Executive Officer and Executive Director	July 9, 2010
William M. Scott IV	51	Non-executive Director	March 16, 2011
Daniel J. D’Arrigo	42	Non-executive Director	March 16, 2011
Kenneth A. Rosevear	61	Non-Executive Director	September 27, 2010
Zhe Sun	45	Independent Non-executive Director	September 27, 2010
Tommei Mei Kuen Tong	45	Independent Non-executive Director	September 27, 2010
Patti Wong	44	Independent Non-executive Director	March 16, 2011

     Executive Directors

Pansy Ho, aged 48, is the Managing Director of Shun Tak Holdings Limited, a leading business conglomerate listed on the Stock Exchange, a position she has held since 1999. She has served as a Director of MGM Grand Paradise since June 1, 2005. Ms. Ho is also a director of a number of privately held companies, including Grand Paradise Macau Limited, Grand Paradise Grupo S.A., New Corporate Enterprises Limited, Bright Elite Holdings Limited and Grand Paradise Group (HK) Limited. In addition, Ms. Ho is Vice Chairman of Macau International Airport, an independent Non-Executive Director of Sing Tao News Corporation Limited and a Non-Executive Director of Qin Jia Yuan Media Services Company Limited (both of which are also listed on the Stock Exchange). She is also a standing committee member of the Chinese People’s Political Consultative Conference of Beijing, a standing committee member of the All-China Federation of Industry and Commerce, a Vice President of the Chamber of Tourism and a Vice Chairperson of the China Society for Promotion of the Guangcai Program. In Macau, Ms. Ho is a member of the Government of Macau SAR Tourism Development Committee, Standing Committee of Directors and a Deputy Chief of the Ladies’ Committee of the Macau Chamber of Commerce and Vice Chairperson of Macau Convention & Exhibition Association. Ms. Ho is also a member of the Advisory Board of Sotheby’s. Ms. Ho graduated with a Bachelor’s degree in marketing and international business management from the University of Santa Clara in the United States. Ms. Ho does not hold any position in MGM Resorts International.

James Joseph Murren, aged 49, is the President, Chairman of the Corporate Board and Chief Executive Officer of MGM Resorts International, a position he has held since 2008. He has served as a Director of MGM Grand Paradise since January 19, 2010. In 1998, Mr. Murren joined MGM Grand Inc. (a predecessor of MGM Resorts International) as Chief Financial Officer and a member of the board. He completed significant acquisitions over the next seven years, overseeing the transformation of MGM Resorts International into one of the world’s leading gaming companies. In 1999, the board promoted Mr. Murren to President and then to Chief Operating Officer in 2007. As Chief Financial Officer, Mr. Murren directed the implementation of an extensive reorganization of MGM Grand Inc.

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DIRECTORS, SENIOR MANAGEMENT AND THE EMPLOYEES

and started the development of CityCenter. Before he joined MGM Grand Inc., Mr. Murren served as a Managing Director of U.S. Equity Research at Deutsche Bank AG. Mr. Murren is currently also a director of Delta Petroleum Corporation, a company listed on NASDAQ. Mr. Murren graduated with a Bachelor’s degree in art history and urban studies from Trinity College, Hartford in 1983. Mr. Murren does not hold any position in the PH Group. Prior to joining the board of MGM Grand Paradise, Mr. Murren was involved in the design, development, financing, management and operations of MGM Grand Paradise.

Chen Yau Wong, aged 56, is a director of MGM Grand Paradise, a position he has held since September 2007. Mr. Wong is also a director of Grand Paradise Group (HK) Limited and Grand Paradise Grupo S.A.. Prior to that, Mr. Wong was appointed by Shun Tak Holdings Limited as a financial advisor and operations controller between 2000 and 2007. Mr. Wong qualified as a chartered accountant in England and Wales in 1980 and graduated with a Bachelor’s degree in mechanical engineering science from the University of Salford in the United Kingdom. Mr. Wong does not hold any position in MGM Resorts International.

William Joseph Hornbuckle, aged 53, is the Chief Marketing Officer for MGM Resorts International. In this role, he provides corporate oversight for all marketing functions across MGM Resorts International’s properties, including its joint venture operations with MGM Macau. Mr. Hornbuckle has served as a Director of MGM Grand Paradise since November 16, 2009. From 2005 until August 2009, Mr. Hornbuckle served as President and Chief Operating Officer of Mandalay Bay Resort & Casino in Las Vegas. He previously served as President and Chief Operating Officer of MGM MIRAGE-Europe, where he worked on the development of the company’s gaming operations in the United Kingdom. He also served as President and Chief Operating Officer of MGM Grand Hotel & Casino and of Caesars Palace, Las Vegas. He spent the majority of his earlier career with Mirage Resorts Inc. in various senior management positions, including the Vice President of Hotel Operations of Golden Nugget, the Vice President of Hotel Operations of MGM Mirage, the President of Laughlin, the Executive Vice President and Chief Operating Officer of Treasure Island and the Executive Vice President of Operations of MGM Grand, from 1986 to 1998. He obtained a Bachelor’s degree in hotel administration from the University of Nevada, Las Vegas. Mr. Hornbuckle does not hold any position in the PH Group. Prior to joining the board of MGM Grand Paradise, Mr. Hornbuckle was involved in the design, development, financing, management and operations of MGM Grand Paradise.

Grant R. Bowie, aged 53, is the Chief Executive Officer of our Company. He has been the President of MGM Grand Paradise since August 1, 2008. With over two decades of experience working in the hospitality industry, Mr. Bowie joined our Company after approximately four years as the President and General Manager of Wynn Macau. Prior to that, he contributed to the growth and development of Park Place Entertainment Corporation’s Jupiter operations in Australia from 1987 to 2003. In his 16 years with Park Place Entertainment, he held senior positions in casino, general finance and hotel operations before being appointed General Manager of both Park Place Entertainment’s properties in Australia. Mr. Bowie is also an Adjunct Professor in Tourism and Leisure Management at the University of Queensland. Mr. Bowie holds a Bachelor’s degree in commerce from the University of Otago in New Zealand. Mr. Bowie does not hold any position in either MGM Resorts International or the PH Group.

     Non-executive Directors

William M. Scott IV, aged 51, is the Executive Vice President — Corporate Strategy and Special Counsel of MGM Resorts International, a position he has held since July 2010. Mr. Scott previously served as Senior Vice President and Deputy General Counsel of MGM Resorts International from August 2009 to July 2010. Mr. Scott was a partner in the law firm of Sheppard, Mullin, Richter & Hampton LLP, specializing in financing transactions, having joined the firm in 1986. Mr. Scott holds a Bachelor’s degree in history from the Dartmouth College in 1982 and a Juris Doctor degree from

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DIRECTORS, SENIOR MANAGEMENT AND THE EMPLOYEES

Union University in 1985. He also obtained a Master of Laws degree from Boston University in 1986. Mr. Scott does not hold any position in the PH Group.

Daniel J. D’Arrigo, aged 42, is the Executive Vice President, Chief Financial Officer and Treasurer of MGM Resorts International. He has held the position of Executive Vice President and Chief Financial Officer since August 2007 and the position of Treasurer since 2009. Mr. D’Arrigo previously served as Senior Vice President-Finance of the MGM Resorts International from February 2005 to August 2007 and as Vice President-Finance of MGM Resorts International from December 2000 to February 2005. Mr. D’Arrigo holds a Bachelor’s degree in Business Administration from West Virginia University in 1991. Mr. D’Arrigo does not hold any position in the PH Group.

Kenneth A. Rosevear, aged 61, is President of MGM Resorts Development, LLC (a subsidiary of MGM Resorts International), a position he has held since 1995. He has served as Director of MGM Grand Paradise since December 4, 2008. Prior to joining MGM Resorts International, Mr. Rosevear was President of Development for Caesars World for two years. Mr. Rosevear was Chief Executive of Sun International Group, which operated casino resorts in southern Africa, from 1985 to 1989, and 1990 to 1993. He was its Deputy Managing Director from 1983 to 1985. He held the position of Financial Director of Southern Sun Group from 1982 to 1983. Mr. Rosevear began his career at Price Waterhouse in 1967 and rose to partnership in 1979, a position he held until 1982. During his career, Mr. Rosevear has overseen the design, construction and development of a number of gaming resorts internationally, including MGM Macau. Mr. Rosevear obtained a Certificate in the Theory of Accountancy from the University of the Witwatersrand, Johannesburg and was qualified as a chartered accountant by the Chartered Accountants of South Africa in 1973. Mr. Rosevear does not hold any position in the PH Group.

     Independent Non-executive Directors

Zhe Sun, aged 45, is a professor at the Institute for International Studies and director of the Center for U.S.-China Relations at Tsinghua University. Prior to that, he was a professor and deputy director of the Center for American Studies at Fudan University between 2000 and 2007. Professor Sun has also taught at the East Asian Institute, Columbia University and Ramapo College, New Jersey. Professor Sun is the author and editor of 18 books on comparative politics and U.S.-China relations. He has a Bachelor’s and a Master’s degree in law from Fudan University in 1987 and 1989, respectively, and obtained a Doctor’s degree in political science from Columbia University in 2000. He also obtained a Master of Art degree from Indiana State University in 1992.

Tommei Mei Kuen Tong, aged 45, was the Executive Director of TOM Group Limited, from 2003 to 2008. She also served as the Chief Financial Officer and Chief Operating Officer of Ping An Insurance (Group) of China, Ltd., a company listed on the Stock Exchange and the Shanghai Stock Exchange. She is an independent non-executive director of Shanghai Pharmaceutical Company Ltd., a company listed on the Shanghai Stock Exchange. Prior to that, Ms. Tong spent 14 years with Arthur Andersen & Co. She has received the “Top Ten Private Female Entrepreneurs” award from the All-China Federation of Industry and Commerce and the All-China Women’s Federation. Ms. Tong is a Fellow of both the Association of Chartered Certified Accountants in the United Kingdom and the Hong Kong Institute of Certified Public Accountants. She obtained a Bachelor’s degree in social science with a major in management studies from the University of Hong Kong.

Patti Wong, aged 44 , is the Chairman of Sotheby’s Asia. Based between London and Hong Kong, Mrs. Wong held the post of Head of Sotheby’s Private Client Services Department in London before her appointment as Chairman of Sotheby’s Asia in 2004. Mrs. Wong was also appointed Chairman of Sotheby’s Diamonds, a retail joint venture established in December 2005 between Sotheby’s and the Steinmetz Diamond Group. Mrs. Wong received her bachelor’s degree in Monetary Economics from the London School of Economics in 1990 and a post graduate diploma in Asian Arts — Chinese, Japanese and Korean Arts at the School of Oriental and African Studies, London University in 1991.

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DIRECTORS, SENIOR MANAGEMENT AND THE EMPLOYEES

Sotheby’s Asia co-sponsored a diamond show with our Company in 2008. This one-off event was not material to the business of Sotheby’s Asia or our Company as it did not require time to be invested or result in significant revenue or cost for either Sotheby’s Asia or our Company.

In relation to Patti Wong’s independence, Sotheby’s Asia did not provide services to our Company within the meaning of Rule 3.13 of the Listing Rules. Patti Wong, being Chairman of Sotheby’s Asia, deals with numerous customers in her senior management role. The Directors do not consider that the historical one-off co-sponsorship activity or the fact that any Director may be an existing or potential customer of Sotheby’s Asia would prejudice Patti Wong’s role as an Independent Non-Executive Director or lead to any conflict of interest.

Save as disclosed above, there is no other information in respect of our Directors that is discloseable pursuant to Listing Rule 13.51(2)(a) to (v) and there is no other matter that needs to be brought to the attention of the Shareholders.

Our Directors and senior management include individuals with extensive backgrounds in casino and gaming operations. We also intend to appoint a suitable person to join the Board as an Independent Non-executive Director who has relevant experience and expertise in the gaming industry. We are currently interviewing for, and intend to retain a recognized professional search firm to assist us in identifying potential candidates, although we are unable to estimate how long it may take to complete a search. An announcement will be made once a suitable candidate has been identified, vetted and has agreed to join our Board.

SENIOR MANAGEMENT

The following table provides information about the senior management of our Group (in addition to our Directors).

			Date of appointment by
Name	Age	Position	MGM Grand Paradise

Grant R. Bowie	53	Chief Executive Officer	August 1, 2008
Yiu Ling Kwong	65	Executive Vice President, Casino Operations	August 2, 2010
Janice Louise Fitzpatrick	56	Senior Vice President, Finance and Chief Financial Officer	February 2, 2009
Brian Fraser Fiddis	58	Senior Vice President, Casino Marketing	September 1, 2008
Mark J. Whitmore	63	Senior Vice President, VIP Operations, Marker and Collections	March 31, 2008
Robbert Nicolaas van der Maas	53	Vice President, Hotel Operations	April 1, 2007

Antonio Jose Menano	48	Joint Company Secretary and Vice President, Legal & Administrative Affairs	November 17, 2006
Michael George Holubowskyj	45	Vice President, Security, Safety and Facility Services	August 5, 2010
Yuen Ying (Wendy) Yu	43	Vice President, Human Resources	July 1, 2009
Troy Thomas McClellan	48	Vice President, Design & Development	June 1, 2010
Tak Wai Colin Ching	44	Vice President, Treasury	April 1, 2010
Toby Kwok Wai Leung	48	Vice President, Marketing & Communications	February 28, 2011

Grant R. Bowie, aged 52, is the Chief Executive Officer of our Company. He has been the President of MGM Grand Paradise since August 1, 2008. See the section headed “— Executive Directors” for his biography.

Yiu Ling Kwong, aged 65, is the Executive Vice President, Casino Operations of our Company, a position he has held since August 2010. Mr. Kwong is responsible for the overall management and

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DIRECTORS, SENIOR MANAGEMENT AND THE EMPLOYEES

the strategic development of the gaming operations in MGM Macau. Commencing his gaming career with STDM in 1975, Mr. Kwong has been at the forefront of the transformation and modernization of the Macau gaming industry. He set up, in the wake of the opening of Macau gaming licenses, Macau’s first themed casino, Pharaoh’s Palace Casino, introducing new games, such as Midi Baccarat, and creating a customer service focus for Pharaoh’s. Mr. Kwong then joined Altira Macau as Chief Operating Officer. Mr. Kwong obtained a Bachelor’s degree in social science from the Chinese University of Hong Kong.

Janice Louise Fitzpatrick, aged 56, is the Senior Vice President, Finance and Chief Financial Officer of our Company, a position she has held since February 2, 2009. Ms. Fitzpatrick originally joined our Company as Vice President, Chief Financial Officer on July 24, 2007. Ms. Fitzpatrick has worked with MGM Resorts International in Las Vegas for seven years prior to working for our Company. Prior to that, she was the Director of Finance at New York, New York, one of MGM Resorts International’s properties in Las Vegas, from 1998 to 2000. Before being promoted to that position, she was Director of Finance at Stations Casino from 1994 to 1998 and was Controller during the opening of MGM Grand from 1992 to 1994. Ms. Fitzpatrick graduated with a Bachelor of Science degree in business administration from the University of Nevada, Las Vegas.

Brian Fraser Fiddis, aged 58, is the Senior Vice President, Casino Marketing of our Company, a position he has held since September 1, 2008. Mr. Fiddis brings over two decades of experience running comprehensive marketing and sales programs for prestigious casinos in Australia. He previously held the position of General Manager, International Sales at Tabcorp Holdings Limited, Casinos Division, where he was responsible for the growth and development of Star City, Sydney and the Jupiters Queensland properties. While there, he led the strategic development of a marketing plan for the re-entry of the Sydney property into the international commission business. Mr. Fiddis has also held various positions within the Gaming-International Sales Division of Conrad Jupiters Casino. Mr. Fiddis obtained a Master of Arts degree from Glasgow University and a Diploma of education from the University of Tasmania.

Mark J. Whitmore, aged 63, is the Senior Vice President, VIP Operations, Marker and Collections of our Company, a position he has held since March 31, 2008. Mr. Whitmore originally joined our Company as Vice President, Cage, Collection and Marker Operations on August 1, 2006. Mr. Whitmore brings over 30 years of experience in the gaming industry, the last 12 of which have been with MGM Resorts International. Before arriving in Macau, Mr. Whitmore was the Vice President of Cage, Credit and Collections at the MGM Grand Hotel & Casino in Las Vegas. Prior to joining MGM Resorts International, he spent ten years with Imperial Palace Hotel & Casino as the Casino Manager. Mr. Whitmore began his career in gaming in 1972 with MGM Grand in Las Vegas. He graduated with a Bachelor of Science degree in hotel administration from the University of Nevada in Las Vegas.

Robbert Nicolaas van der Maas, aged 53, is the Vice President, Hotel Operations of our Company, a position he has held since April 1, 2007. Mr. van der Maas has been managing various aspects of hotel operations for some of the biggest international hospitality brands for over 25 years. Since 2005, he has worked as the General Manager of two Four Seasons properties in the Maldives. Prior to that, he developed his career over the course of two decades with Hyatt International Hotels and Resorts, starting out as a corporate management trainee in New Orleans, and has held various positions in the Hyatt International Group in the United States, Bangkok, Singapore, Jakarta, Bali, Osaka, Kuala Lumpur and an opening support assignment in New Delhi. Mr. van der Maas obtained a Diploma in higher vocational education from the School of Hotel Management in The Hague, The Netherlands and a Diploma of education for business administration from the Christian School for Business Administration in Amersfoot, The Netherlands.

Antonio Jose Menano, aged 48, is the Joint Company Secretary and Vice President, Legal & Administrative Affairs of our Company, a position he has held since November 17, 2006. Mr. Menano

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DIRECTORS, SENIOR MANAGEMENT AND THE EMPLOYEES

originally joined MGM Grand Paradise as Company Secretary and Director, Legal & Administrative Affairs on September 1, 2005. Before joining us, he was the Director of Air Law, Air Transport & International Relations for the Civil Aviation Authority of Macau for more than 10 years. In this capacity, he was responsible for negotiation of air service agreements, drafting of Macau Special Administrative Region civil aviation laws and regulations and providing legal support to the Civil Aviation Authority. Simultaneously, Mr. Menano worked as a Government Delegate in Air Macau Company Limited and previously worked in Instituto de Accao Social de Macau and Sorefoz Electrodomesticos e Equipamentos Lda. in Portugal. He graduated with a law degree from the University of Coimbra.

Michael George Holubowskyj, aged 45, is the Vice President, Security, Safety and Facility Services of our Company, a position he has held since August 5, 2010. Mr. Holubowskyj originally joined our Company as Vice President, Security on November 3, 2008. Mr. Holubowskyj has 22 years of experience in the security and policing field. Before joining our Company, he was the Head of Security Services for the Hong Kong Jockey Club from 2007 to 2008. Prior to that he was the Director of Security for Wynn Macau from 2006 and 2007, where he helped establish the security department in preparation for the opening of the resort. From 2004 to 2006, Mr. Holubowskyj worked as the Director of Security, Safety, Fire and Health Services for Hong Kong Disneyland. Before joining the private sector security industry Mr. Holubowskyj spent 17 years in law enforcement with the Hong Kong Police Force, where he attained the rank of Superintendent of Police. He graduated from the University of London in August 1986 with a Bachelor of Science (Honors) in Mathematics and Statistics. He also obtained a Master’s degree in business administration from Heriot Watt University in the United Kingdom in July 2001.

Yuen Ying (Wendy) Yu, aged 43, is the Vice President, Human Resources of our Company, a position she has held since July 1, 2009. Ms. Yu was the Human Resources Manager of Holiday Inn Macau from its pre-opening stages. Moving from a corporate to an educational role, Ms. Yu spent one year as a Lecturer for the Institute of Tourism Education in Macau. She then moved to Westin Resort, Macau as Director of Human Resources. Ms. Yu subsequently joined Wynn Macau in 2003 as Vice President — Human Resources and was responsible for the human resources department for the opening of Wynn Macau. She spent a year with Shangri-la and Traders Hotel in Macau, which is expected to open in late 2011, before joining our Company. Ms. Yu graduated with a Bachelor’s degree in business administration degree in personnel management from the University of East Asia Macau.

Troy Thomas McClellan, aged 48, is the Vice President, Design & Development of our Company, a position he has held since June 1, 2010. Mr. McClellan has more than two decades of experience in architecture and development. Before joining us full time, Mr. McClellan worked as a project consultant at our Company. Prior to that, he was the architectural design manager at Wynn Design and Development, where he was responsible for concept to completion project management of Wynn Macau and Encore at Wynn Macau. Mr. McClellan has led numerous significant development projects around the globe, including entertainment, resort, and gaming projects. Mr. McClellan graduated with a Bachelor’s degree in architecture from Montana State University and is a licensed architect in California.

Tak Wai Colin Ching, aged 44, is the Vice President, Treasury of our Company, a position he has held since April 1, 2010. Mr. Ching has more than 20 years experience in banking and corporate finance field. Before joining us, Mr. Ching was an Associate Director of Grand Paradise Group (HK) Ltd. between 2006 and early 2010. In this capacity, his duties covered investment management and banking finance. Prior to that Mr. Ching also worked at Shun Tak as an Associate Director, Sakura Finance Limited as a Vice President, BNP Paribas as an Assistant Manager and Nanyang Commercial Bank, Limited as a Senior Officer. Mr. Ching obtained a Bachelor’s degree from the City University of Hong Kong.

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DIRECTORS, SENIOR MANAGEMENT AND THE EMPLOYEES

Toby Kwok Wai Leung, aged 48, is the Vice President, Marketing and Communications of our Company, a position he has held since February 28, 2011. Mr. Leung has more than 20 years experience in marketing and communications. Before joining us, Mr. Leung was the Managing Director of Ideas Unlimited and the Founder and Managing Director of Auditoire China, an event and PR agency in China. Mr. Leung obtained a Professional Diploma in business management from Hong Kong Polytechnic University in 1985 and a Master of Science degree in marketing from the University of Salford in 1987.

JOINT COMPANY SECRETARIES

We have appointed Antonio Jose Menano and Yee Har Yeung as joint company secretaries of our Company to share duties and responsibilities in a complementary manner and ensure that adequate attention will be given to the affairs of the Company. Particulars of Mr. Menano and Ms. Yeung are set forth as follows:

Antonio Jose Menano, aged 48, Mr. Menano’s biographical details are set out in the section headed “— Senior Management.”

Yee Har Yeung, aged 46, has been a joint company secretary of the Company since December 3, 2010. Ms. Yeung has over 18 years experience in the corporate secretarial field. Prior to joining our Company, Ms. Yeung was the Company Secretary of IDT International Limited and South China Industries Limited and the Assistant Company Secretary of China Travel International Investment Hong Kong Ltd, all listed on the Stock Exchange. Ms. Yeung is an associate member of The Hong Kong Institute of Chartered Secretaries and The Institute of Chartered Secretaries and Administrators. She obtained a Bachelor’s degree in Accountancy from the City University of Hong Kong.

BOARD COMMITTEES

Audit Committee

We have established an audit committee in compliance with Rule 3.21 of the Listing Rules. The primary duties of the audit committee are to review and supervise our financial reporting process and internal control system, review and approve connected transactions and provide advice and comments to our Directors. The audit committee consists of three members, including Kenneth A. Rosevear, Tommei Mei Kuen Tong and Zhe Sun. Tommei Mei Kuen Tong is the Chairman of our audit committee.

Remuneration Committee

We have established a remuneration committee in compliance with the Code of Corporate Governance Practice in the Listing Rules. The primary duties of the remuneration committee are to review and determine the terms of remuneration packages, bonuses and other compensation payable to our Directors and other senior management. The remuneration committee consists of five members, including William Joseph Hornbuckle, Pansy Ho, Tommei Mei Kuen Tong, Zhe Sun and Patti Wong. William Joseph Hornbuckle is the Chairman of our remuneration committee.

Nomination and Corporate Governance Committee

We have established a nomination and corporate governance committee in compliance with the Code of Corporate Governance Practice in the Listing Rules. The primary duties of the nomination and corporate governance committee is to make recommendations to our Board of Directors on the appointment of Directors and the management of Board succession. The nomination and corporate governance committee consists of five members, including William M. Scott IV, Chen Yau Wong, Tommei Mei Kuen Tong, Zhe Sun and Patti Wong. William M. Scott IV is the Chairman of our nomination and corporate governance committee.

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DIRECTORS, SENIOR MANAGEMENT AND THE EMPLOYEES

RETIREMENT SCHEMES

Our employees participate in the Social Security Fund, under which we are required to make a monthly contribution of MOP30 per month for each local employee and MOP45 for each non-resident employee. The Macau government is responsible for the planning, management and supervision of the Social Security Fund, including collecting and investing the contributions and paying out the pensions to the retired employees. We do not have any obligations to pay any pension to any retired employees under the fund scheme. Aside from the Social Security Fund, we have also set up a provident fund for our employees as part of our employee benefits package. The total amounts of contributions we made for such retirement schemes were HK$26.0 million, HK$23.0 million, and HK$23.0 million, for 2008, 2009 and 2010, respectively.

SHARE OPTION SCHEME

Our Directors have adopted the Share Option Scheme, and its implementation is conditional on [●], see the section headed “Statutory and General Information — Share Option Scheme” in Appendix VII to this document for a summary of the principal terms of the Share Option Scheme.

COMPENSATION OF DIRECTORS AND SENIOR MANAGEMENT

No emoluments were paid by the Group to the directors during the Track Record Period as their emoluments were borne by the shareholders and were not charged to the Group throughout the Track Record Period. It is not practical to allocate their remuneration for their services to the Group and other entities related to the shareholders. None of the directors has waived any emoluments in each of the three years ended December 31, 2008, 2009 and 2010.

No emoluments were paid to any directors as an inducement to join or upon joining the Group or as compensation for loss of office during each of the three years ended December 31, 2010.

The aggregate amounts of remuneration (including salaries, emoluments and discretionary bonuses) that we paid to our five highest paid individuals for 2008, 2009 and 2010 were approximately HK$23.9 million, HK$30.4 million and HK$37.1 million, respectively.

We did not pay any remuneration to our Directors or the five highest paid individuals as an inducement to join or upon joining us or as a compensation for loss of office in 2008, 2009 and 2010. Further, none of our Directors had waived any remuneration during the same period.

Our Directors anticipate that they will periodically review the compensation levels of our key executives. Based on our Group’s performance and our executives’ respective contributions to our Group, our Directors may, with the approval of our remuneration committee, grant salary increases or pay bonuses to executives. These increases or bonuses could result in the incurrence of compensation expense at levels that are significantly higher than those we have incurred previously.

See the section headed “Statutory and General Information — Further Information about Our Directors, Management, Staff, substantial shareholders and Experts — Directors’ Remuneration” in Appendix VII to this document for further details of the Directors’ remuneration.

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DIRECTORS, SENIOR MANAGEMENT AND THE EMPLOYEES

COMPETING INTERESTS

Set out below are interests of our Directors in a business which may compete with our business for the purpose of Rule 8.10(2) of the Listing Rules as at the Latest Practicable Date.

Name of director	Name of company	Nature of business	Nature of interest

Pansy Ho	Shun Tak Holdings Limited (“Shun Tak”)	Hospitality, property, transportation and investment	Directorship and substantial shareholder
	Sociedade de Turismo e Diversões de Macau, S.A. (“STDM”)	Non-casino gaming activities in Macau, investments in companies with gaming operations in Portugal, North Korea and Vietnam, property investments, real estate and infrastructure	Directorship and minority shareholder
	SJM Holdings Limited (“SJM”)	Casino gaming	Indirect minority interest through STDM

Shun Tak’s ordinary shares are listed on the Main Board of the Stock Exchange. Pansy Ho is the managing director of Shun Tak and is interested in approximately 11.0% of the total issued share capital of Shun Tak as at the Latest Practicable Date. Shun Tak’s hospitality businesses do not involve casino gaming. The turnover and net profit of Shun Tak for the year ended December 31, 2010 amounted to approximately HK$3,097,249,000 and HK$902,581,000 respectively, of which approximately HK$533 million of the total turnover were derived from its hospitality division.

Pansy Ho is a director of STDM. However, STDM is not a business which competes or is likely to compete, either directly or indirectly with the Company’s business. The Company’s business is casino gaming resorts in the greater China region, in which STDM does not operate. As Pansy Ho is a Director and substantial shareholder of the Company, she does not intend to participate in Board decisions of STDM which concern the exercise of rights attaching to its indirect majority shareholding in SJM.

SJM is a company independent of the Company whose ordinary shares are listed on the Main Board of the Stock Exchange and which operates casino games of fortune and other games of chance in casinos in Macau. Pansy Ho is not a director of SJM and she does not hold any shares in SJM. Her only indirect economic interest in SJM arises as a result of her minority shareholding in STDM, the controlling shareholder of SJM. The gaming, hotel, catering and related services revenue and net profit of SJM for the year ended December 31, 2010 amounted to approximately HK$57,653.3 million and HK$3,514.8 million, of which gaming revenue amounted to HK$57,195 million.

After [●], our Directors (including any director appointed after [●]) will continue to disclose details as required under Rule 8.10(2)(a) of the Listing Rules of any such competing interests (including any interests acquired after [●]) in the Company’s annual report, including any change in details previously disclosed in this document or our annual report.

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DIRECTORS, SENIOR MANAGEMENT AND THE EMPLOYEES

The charts below set out the relationship between Pansy Ho, Shun Tak, STDM and SJM immediately after the Reorganization.

1.	Shareholding of Pansy Ho in Shun Tak

Notes:

(1)	Held 2.17% directly, 4.50% through Beeston Profits Limited (a company wholly-owned by Pansy Ho) and 4.33% through Classic Time Developments Limited (a company wholly-owned by Pansy Ho).

(2)	Megaprosper Investments Limited is owned 51% by Pansy Ho, 39% by Daisy Ho and 10% by Maisy Ho.

(3)	Alpha Davis Investments Limited is owned 53% by Megaprosper Investments Limited and 47% by Innowell Investments Limited, a company wholly-owned by Stanley Ho.

(4)	Alpha Davis Investments Limited holds an interest in unissued shares in Shun Tak Holdings Limited which are issuable as consideration upon completion of an acquisition as set out in the circular published by Shun Tak Holdings Limited on December 17, 2004.

(5)	Fairhand Holdings Limited is owned 30% by Stanley Ho, 23% by Ina Chan Un Chan, 23% by Angela Leong On Kei, 12% by Pansy Ho and 12% by Daisy Ho.

(6)	Shun Tak Shipping Co., Limited is owned 11.8% by Fairhand Holdings Limited, 4.0% by Lanceford Company Limited, 23.78% by Madam Laam (mother of Pansy Ho), 7.5% by a company controlled by Winnie Ho (an aunt of Pansy Ho) and 52.92% by unrelated shareholders who are not associates of Pansy Ho. The Stock Exchange has deemed Shun Tak Shipping Co., Limited to be an associate of Pansy Ho, and therefore a connected person of the Company.

(7)	Ranillo Investments Limited is owned 20% by Pansy Ho, and 20% by Ms. Daisy Ho, 20% by Maisy Ho (sister of Pansy Ho), 20% by Josephine Ho (sister of Pansy Ho) and 20% by Lawrence Ho (brother of Pansy Ho).

(8)	Lanceford Company Limited is 100% owned directly or indirectly by Ranillo Investments Limited.

(9)	Hanika Realty Company Limited is owned 71.5% by Ranillo Investments Limited, 14.3% by Madam Laam and 14.2% by Stanley Ho.

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DIRECTORS, SENIOR MANAGEMENT AND THE EMPLOYEES

(10)	The interests of “Other Associates of Pansy Ho” comprise the interests of those persons that fall within Rule 14A.11(4)(b) of the Listing Rules being 6.60% held by Daisy Ho, 1.67% held by Stanley Ho, 0.19% by Madam Laam and 1.60% by Maisy Ho, and the interests of those relatives deemed by the Stock Exchange to be an associate within Rule 14A.11(4)(c) of the Listing Rules, being 0.2% holding by Louisa Mok (as aunt of Pansy Ho).

2.	Shareholding of Pansy Ho in STDM

Notes:

(1)	Ranillo Investments Limited is owned 20% by Pansy Ho, and 20% by Daisy Ho, 20% by Maisy Ho, 20% by Josephine Ho and 20% by Lawrence Ho.

(2)	Lanceford Company Limited is now 100% owned by Ranillo Investments Limited.

(3)	Details of the ownership of Shun Tak Holdings Limited are set out in the previous chart.

(4)	Interdragon, Limited is owned 60% by Shun Tak Holdings Limited and 40% by STDM.

(5)	The interests of “Other Associates of Pansy Ho” comprise the interests of those persons that fall within Rule 14A.11(4)(b) of the Listing Rules being 0.12% held by Stanley Ho and the interests of those relatives deemed by the Exchange to be an associate within Rule 14A.11(4)(c) of the Listing Rules, being 0.46% held by Louise Mok, 0.46% held by Susie Yip (an aunt of Pansy Ho) and 0.22% held by Nanette Ho (an aunt of Pansy Ho).

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FINANCIAL INFORMATION

You should read this section in conjunction with our consolidated financial information, including the accompanying notes, in the Accountants’ Report in Appendix IA to this document. Our consolidated financial information as of and for each of the years ended December 31, 2008, 2009 and 2010 was prepared in accordance with IFRS, which may differ in material respects from generally accepted accounting principles in other jurisdictions.

The following discussion contains certain forward-looking statements that involve risks and uncertainties. Our future results could differ materially from those discussed below as a result of various factors, including those set forth under the section headed “Risk Factors” and elsewhere in this document.

SELECTED CONSOLIDATED FINANCIAL DATA

The following is our selected consolidated financial information as at and for the years ended December 31, 2008, 2009 and 2010, extracted from Appendix IA — Accountants’ Report to this document. The selected consolidated financial information was prepared on the basis of presentation as set out in Note 2 of the Accountants’ Report.

Our Company was incorporated in the Cayman Islands on July 2, 2010. Upon completion of the Reorganization, which will occur immediately prior to the completion of [●], all issued shares of MGM Grand Paradise will be contributed to the Company and its financial information will be consolidated into the accounts of the Company.

On July 27, 2010, MGM Grand Paradise entered into new credit arrangements with a syndicate of lenders and repaid its then outstanding indebtedness in full on July 30, 2010. Our bank borrowings and maturity profile have changed as a result of the refinancing and are therefore not comparable with our bank borrowings and maturity profile for 2008 and 2009. For details, see the section headed “— Management’s Discussion and Analysis of Financial Condition and Results of Operations — Description of Material Indebtedness.”

Consolidated Statements of Comprehensive Income

	For the year ended December 31,
	2008	2009	2010
	(HK dollars in thousands)

Operating Revenue
Casino revenue	6,603,357	7,455,854	12,126,848
Other revenue	313,100	271,232	307,880

	6,916,457	7,727,086	12,434,728
Operating Costs and Expenses
Special gaming tax and special levy to the Macau Government	(3,432,763)	(4,028,679)	(6,480,269)
Staff costs	(1,275,639)	(1,147,384)	(1,188,424)
Operating and administrative expenses	(1,345,802)	(1,393,709)	(1,967,699)
Depreciation and amortization	(746,986)	(793,084)	(777,780)

	(6,801,190)	(7,362,856)	(10,414,172)

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FINANCIAL INFORMATION

	For the year ended December 31,
	2008	2009	2010
	(HK dollars in thousands)

Operating profit	115,267	364,230	2,020,556
Interest income	8,311	305	1,299
Finance costs	(450,681)	(531,671)	(450,516)
Net foreign currency difference	30,626	663	(5,012)

(Loss)/profit before tax	(296,477)	(166,473)	1,566,327
Taxation	(186)	(658)	(292)

(Loss)/profit for the year and total comprehensive (Loss)/income attributable to the owners of the Company	(296,663)	(167,131)	1,566,035

Consolidated Statements of Financial Position

	As at December 31,
	2008	2009	2010
	(HK dollars in thousands)

Non-Current Assets
Property and equipment	5,903,595	5,794,070	5,351,259
Subconcession premium	1,427,848	1,301,296	1,174,048
Land use right premium	409,442	390,196	370,950
Other assets	68,583	5,341	6,058
Construction in progress	311,169	21,070	28,827

	8,120,637	7,511,973	6,931,142

Current Assets
Inventories	40,983	44,240	63,848
Trade receivables	357,814	840,691	1,137,422
Prepayments, deposits and other receivables	30,978	75,693	77,314
Land use right premium — short term	19,246	19,246	19,246
Amount due from a related company	—	97	72,471
Bank balances and cash	1,448,468	1,975,711	1,922,723

	1,897,489	2,955,678	3,293,024

Current Liabilities
Payables and accrued charges	1,487,980	1,734,940	2,706,145
Bank borrowings — due within 12 months	401,057	1,062,735	—
Deposits and advances	96,665	201,272	135,103
Construction retention payable — due within 12 months	108,237	8,319	3,433
Amounts due to related companies	11,933	180	11,681
Taxation payable	—	274	225

	2,105,872	3,007,720	2,856,587

Net Current (Liabilities)/Assets	(208,383)	(52,042)	436,437

Total Assets Less Current Liabilities	7,912,254	7,459,931	7,367,579

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FINANCIAL INFORMATION

	As at December 31,
	2008	2009	2010
	(HK dollars in thousands)

Non-Current Liabilities
Bank borrowings — due after 12 months	6,066,768	5,658,508	5,886,730
Loans from Shareholders	605,033	658,261	—
Loan from a related company	817,201	891,817	—
Construction retention payable — due after 12 months	4,776	—	—

	7,493,778	7,208,586	5,886,730

Net Assets	418,476	251,345	1,480,849

Capital and Reserves
Share capital	194,175	194,175	194,175
Share premium	778,485	778,485	778,485
Equity reserve	630,256	630,256	293,725
(Deficit) retained earnings	(1,184,440)	(1,351,571)	214,464

Shareholders’ Funds	418,476	251,345	1,480,849

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations is based upon and should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this document. Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements. See the section headed “Forward-looking Statements” in this document.

Overview

MGM Grand Paradise is one of the leading casino gaming resort developers, owners and operators in the greater China region and holds one of the six gaming concessions/subconcessions in Macau. We currently own and operate MGM Macau, a premium integrated casino resort on the Macau Peninsula. In addition, we are also exploring various growth opportunities in Cotai, the other key area of future casino gaming development in Macau.

Since opening, we have improved our casino revenues and adjusted EBITDA by offering premium quality services and amenities with a focus on growing our VIP business and main floor player loyalty programs. For the years ended December 31, 2008 and 2009, we recorded a net loss of HK$296.7 million and HK$167.1 million, respectively, and for the year ended December 31, 2010, we recorded a net profit of HK$1,566.0 million. Casino revenues for the year ended December 31, 2009 were HK$7,455.9 million, with adjusted EBITDA of HK$1,179.3 million, a 12.9% and 25.3% increase, respectively, over 2008. For the year ended December 31, 2010, our casino revenues were HK$12,126.8 million, with adjusted EBITDA of HK$2,830.8 million, a 62.6% and 140.0% increase, respectively, over the same period in 2009.

We have continually focused on improving operating efficiencies, particularly by optimizing staffing levels across our operations, resulting in a reduction in payroll costs as a percentage of our revenues. We also have been implementing cost-cutting initiatives in areas such as transportation, utilities and communications to improve profitability. Additionally, we have implemented a customized loyalty program for main floor players, which has significantly increased rated play. Overall, management has been able to improve its gaming mix particularly by working with gaming promoters to increase VIP patron visitation levels and adapting gaming products and areas to cater to the preferences of VIP players, thereby steadily increasing overall gaming revenue.

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Basis of Presentation

The financial information presented herein has been prepared in accordance with IFRS under the historical cost convention. IAS 39 has been applied to the recognition and measurement of our financial instruments. The preparation of the financial information in conformity with IFRS requires the use of certain critical accounting estimates and requires management to exercise its judgment in applying our Group’s accounting policies. See the section headed “— Critical Accounting Policies and Estimates”.

Factors Affecting Our Results of Operations and Financial Condition

Our results of operations and the period-to-period comparability of our financial condition are affected by a number of factors, including:

     Growth of Macau’s Gaming and Tourism Markets

The levels of tourism and overall gaming activity in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau have grown significantly in the last few years. Several hotels and casinos including Encore at Wynn Macau, City of Dreams, Oceanus, Casino L’Arc Macau and Jimei Casino have recently opened in Macau. In 2006, casino gaming revenue in Macau surpassed that of Las Vegas, making Macau the largest gaming market in the world by casino gaming revenue. The Macau market is more than 2.5 times the size of the Las Vegas Strip and Atlantic City markets combined in terms of gaming revenues based on data from 2010. We have benefited from the rise in visitation to Macau over the past several years, although such visitation numbers have been impacted at times by various factors such as the global economic downturn that began in 2008.

Gaming clients traveling to Macau typically come from nearby regions in Asia including Hong Kong, mainland China, Taiwan, South Korea and Japan, with approximately [●]% of visitors to Macau in 2010 coming from Hong Kong, mainland China and Taiwan, according to statistics published by the Statistics and Census Service of the Macau Government. We believe that visitation levels and gross gaming revenue growth for the Macau market have been, and will continue to be, driven by a combination of factors, including the economic growth of China which, should it continue to strengthen, is expected to lead to a large and growing middle class with rising disposable income; Macau’s proximity to major Asian population centers; and infrastructure improvements that are expected to facilitate more convenient travel to and within Macau. For a more detailed discussion of these factors and other factors affecting tourism in Macau, see the sections headed “Our Industry” and “Risk Factors — Risks Relating to the Gaming Industry in Macau — Restrictions on our patrons’ ability to travel to Macau or an outbreak of infectious diseases would reduce the number of visitors to our property and adversely affect our business and our results of operations.”

     Gaming Promoters

A significant amount of our VIP casino play is brought to us by gaming promoters, also known as junket operators. Gaming promoters have historically played a critical role in the Macau gaming market and are important to the visibility and the revenues of our casino business. Gaming promoters introduce high-spending VIP players to us and often assist those clients with their travel and entertainment arrangements. In addition, gaming promoters often extend credit to their players.

VIP gaming is conducted by the use of special purpose gaming chips called “rolling chips.” These promoter-specific rolling chips can also be referred to as “dead chips” or “non-negotiable chips”. Gaming promoters purchase these rolling chips from us and in turn they sell these chips to their players. These rolling chips allow us to track the amount of wagering conducted by the promoters’

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customers. The amount of rolling chips played at the tables is called the rolling chip turnover. The amount of that turnover that we win or lose is called the win/loss or gaming revenue.

In exchange for their services, we pay the gaming promoters a commission based on either a percentage of the rolling chip turnover or a percentage of the win/loss. Depending upon the volume of gaming play, rolling chip commissions typically range from slightly less than 1% to 1.25% of the rolling chip turnover. Macau laws require that promoter commissions based on rolling chip turnover (turnover based programs) must be capped at 1.25% of rolling chip turnover. Promoter commissions based on a percentage of revenue (revenue share program) are typically a percentage of the win or loss. In the case of revenue share commission programs, the gaming promoters are responsible for applying the Macau government commission cap requirements.

Gaming promoters rely upon sub-junkets or collaborators who bring in the VIP gaming customers. Approximately 80% of the commissions are netted against casino revenue, which corresponds to the amount of the commission returned to the VIP players by the gaming promoters, and approximately 20% of the commissions are included in operating expenses, which corresponds to the amount ultimately retained by gaming promoters for their compensation. We net this estimated 80% of the commissions directly against the gaming win/loss and deduct the remaining 20% as operating expenses. The total amounts of commissions netted against casino revenue during the Track Record Period were approximately HK$1,935.5 million, HK$2,585.9 million and HK$4,187.3 million for 2008, 2009 and 2010, respectively.

In addition, revenue share based gaming promoters each receive a monthly allowance based on a percentage of the rolling chip turnover their clients generate, and such allowance is available for hotel rooms, food and beverage and other discretionary client-related expenses. Other gaming promoters receive discounts on our amenities and services. We believe we have good relationships with our gaming promoters and our commission levels broadly have remained stable throughout our operating history.

Together with our VIP patrons, we also engage closely with high-value players in the mass market, which we believe represents the most profitable segment of the gaming industry. The gross margins of our mass market tables dedicated to high-value players are typically several times higher than our VIP tables. This is primarily because we do not pay our mass market players commissions to attract their business. Consequently, we believe that we can obtain attractive margins in this business segment, on which we intend to focus closely as part of our promotional efforts.

     Competition

We compete primarily in the casino gaming industry. Since the liberalization of Macau’s gaming industry in 2002, there has been a significant increase in the number of gaming operators and casino properties in Macau. Currently, there are six gaming operators in Macau, including MGM Grand Paradise. The holders of Macau’s three principal gaming concessions are SJM, Wynn Macau and Galaxy and the holders of the three gaming subconcessions are MGM Grand Paradise, VML and Melco Crown. Holders of concessions and subconcessions may operate multiple casinos with the approval of the Macau Government. Each of the current six operators has commenced casino operating activities and several have expansion plans announced or underway. As at December 31, 2010, there were 33 casinos in the Macau area, including 20 operated by SJM. We expect competition in Macau to increase significantly in the near future. In addition, our operations compete with similar businesses in other parts of Asia, including those in markets such as Singapore. For additional information on Macau’s gaming market, see the sections headed “Our Industry” and “Risk Factors — Risks Relating to Our Business — Risks Relating to Our Business and Operations — We face intense competition in Macau and elsewhere in Asia” in this document.

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     Current Economic and Operating Environment

Economic conditions have a significant impact on our business. We benefited materially from the generally strong economic environment in 2007 and the first half of 2008. Beginning in the second half of 2008 and continuing into 2009, a number of factors, including a slowdown in the global economy, contracting credit markets, reduced consumer spending, visa restrictions on travel to Macau imposed by China and fears of H1N1 influenza, negatively impacted the gaming industry in Macau and our business. Beginning in the second half of 2009 and into 2010, the economic environment has improved and visa restrictions imposed by China have eased, with gaming win, visitation, revenue growth and other key performance measures gaining strength. Our own results have improved in line with the economic recovery although there can be no assurance that this will continue to remain the case. See the sections headed “Risk Factors — Risks Relating to Our Business — Risks Relating to Our Business and Operations — Our business is particularly sensitive to downturns in the economy, economic uncertainty and other factors affecting discretionary consumer spending” and “Risk Factors — Risks Relating to the Gaming Industry in Macau — Restrictions on our patrons’ ability to travel to Macau or an outbreak of infectious diseases would reduce the number of visitors to our property and adversely affect our business and our results of operations.””

     Number and Mix of Table Games and Slot Machines

We change the number and mix of VIP table games, mass table games and slot machines from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. The shift in the mix of our games affects casino revenue. Revenue from our mass market gaming business was HK$2,146.6 million, HK$2,433.3 million and HK$3,459.6 million for 2008, 2009 and 2010, respectively, and represented 31.0%, 31.5% and 27.8% of our total revenue for the same periods. Revenue from our VIP gaming business was HK$4,010.0 million, HK$4,342.2 million and HK$7,681.2 million in 2008, 2009 and 2010, respectively, and represented 58.0%, 56.2% and 61.8% of our total revenue for the same periods. We are focused on growing both the VIP and main floor segments of our business through efforts to attract both high value VIP gaming patrons and premium main floor players by focusing on the development and implementation of new marketing strategies and enhanced customer service initiatives. Consequently, we will continue to alter the number and mix of table games and slot machines in order to capture the more profitable segments of our target customer base.

     Finance Costs

We are a growing company with significant financial needs. We expect to have significant capital expenditures in the future as we continue to develop our Macau property and consider potential Cotai opportunities. We have relied and intend in future to rely on our operating cash flow and debt and equity funding to meet our financing needs. See the section headed “— Description of Material Indebtedness”.

     Operational Costs

Operational costs, particularly staff costs, form a significant part of our expenditure. We seek to control labor costs, for example, by matching staffing to customer volumes, and to improve our operational procedures so as to achieve cost savings.

Critical Accounting Policies and Estimates

The preparation of our financial statements and certain accounting policies require management to apply significant judgment in defining the appropriate assumptions integral to financial estimates. On an ongoing basis, management evaluates those estimates, including those relating to the estimated lives of depreciable assets, asset impairment, allowances for doubtful

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accounts, accruals for client loyalty rewards, contingencies, litigation and other items. These judgments are based on factors including historical experience, terms of existing contracts, industry trends and information available from outside sources as we believe appropriate and reasonable. However, by their nature, such judgments are subject to an inherent degree of uncertainty, and therefore actual results could differ materially from our estimates.

     Revenue Recognition

Casino revenue is the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in customers’ possession. Revenues are recognized net of certain sales incentives, such as discounts and commissions to casino customers. Other revenue comprises hotel, food and beverage, retail and other operating revenue and is recognized when services are rendered and goods are sold and it is probable that the economic benefits associated with the transaction will flow to us.

     Property and Equipment

Property and equipment including buildings held for use in production of services or for administrative purposes are stated at cost less subsequent accumulated depreciation and accumulated impairment losses, if any. Construction in progress includes property and equipment in the course of construction. Amounts are carried at cost less recognized impairment loss, if any. Art works and paintings are stated at cost less accumulated impairment losses.

Depreciation is recognized so as to write off the cost of the assets (other than art works and paintings and construction in progress) less their estimated residual values over their estimated useful lives on a straight-line basis. An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset.

     Depreciation of Property and Equipment

Our carrying amounts of property and equipment (other than construction in progress, and art works and paintings) as at December 31, 2008, 2009 and 2010 were HK$5,840.3 million, HK$5,730.8 million and HK$5,286.7 million, respectively. We depreciate our property and equipment (other than construction in progress and art works and paintings) over their estimated useful lives, using the straight-line method, commencing from the date the property and equipment are ready for intended use. The useful lives that management estimates for property and equipment reflect management’s estimate of the period in which we intend to derive future economic benefits from the use of the assets. Should there be any changes in such estimates, the depreciation of property and equipment may vary with changes affecting profit or loss in the period of the change.

     Allowance for Doubtful Debts

We issue markers and credit to approved gaming promoters, casino customers and hotel customers following background checks and investigations of their creditworthiness. An estimated allowance for doubtful accounts is maintained to reduce our receivables to their recoverable amount. Management estimates the allowance based on a specific review of customer accounts and an evaluation of the amounts expected to be recovered with reference to past collection experience, current economic and business conditions and other relevant information. Where the actual future cash flows are less than expected, a material impairment loss may arise. As at December 31, 2008, 2009 and 2010, the carrying amount of trade receivables was HK$357.8 million, HK$840.7 million and HK$1,137.4 million, respectively (net of allowance for doubtful debts of HK$56.6 million, HK$151.3 million and HK$232.4 million as at the same dates). The increase in the allowance for doubtful debts in recent periods as compared to previous years is due to our increased levels of VIP play.

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FINANCIAL INFORMATION

Included in trade receivables as at December 31, 2008 was an aggregate receivable (before allowance) of approximately HK$74.0 million that has been past due. After taking into account the subsequent settlements received and expected to be received from the relevant client, the management of MGM Grand Paradise was of the view that the receivable was partially impaired and an allowance of approximately HK$11.0 million was provided as at December 31, 2008. During the year ended December 31, 2009, MGM Grand Paradise recognized an additional approximately HK$44.0 million allowance for the remaining balance due from the relevant client. As at December 31, 2009, MGM Grand Paradise had no receivables due from this client. Included in trade receivables as at December 31, 2010 was an aggregate receivable (before allowance) of approximately HK$120.0 million credit due from a single client. After taking into account the deterioration of the creditworthiness of this client, we have made full provision for the amount of this receivable based on our allowance for doubtful debts policy. The HK$120.0 million credit receivable accrued in respect of this single client is not an exceptional amount of credit we have extended to gaming patrons or gaming promoters based on all available personal, business and gaming information before such credit is granted. As of the Latest Practical Date, this HK$120.0 million remains outstanding. The remaining allowance recognized during each of the years ended December 31, 2008, 2009 and 2010 represents impairment in respect of a large number of casino clients who individually have been determined to be impaired as they have defaulted in repayment of their debts.

In response to this event, we have enhanced our standard operating procedures relating to credit policy for in-house VIP patrons and gaming promoters. For individual VIP patrons, we have enhanced our required credit metrics. We also grant credit in relation to gaming promoters only on the basis of individual guarantees. Formerly, when credit was granted in relation to a gaming promoter, we required individual guarantees, however the guarantees were several (and not joint or joint and several). Under the enhanced procedures, where credit is granted in relation to a gaming promoter, we now require individual guarantees on a joint and several basis. We also have prepared new form credit documentation to ensure joint and several responsibility of the relevant individuals providing the guarantees.

Each individual or entity obtaining credit, or providing a guarantee of credit, is required to undergo a credit review process. Where credit is granted in relation to a gaming promoter, we also require probity reviews of the individual guarantors. This process ensures that parties with a financial interest in or other relationship with a gaming promoter will be scrutinized for credit-worthiness and probity and permits the Company to make better informed decisions about the quality of any guarantees.

     Impairment of Tangible and Intangible Assets (other than Financial Assets)

At the end of each reporting period, we review the carrying amounts of our tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any of such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any).

The recoverable amount is the higher of the fair value less costs to sell and the value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount.

Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in prior years. A reversal of an impairment loss is recognized immediately in our profit and loss account.

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FINANCIAL INFORMATION

     Leasehold Land and Building

The land and building elements of a lease of land and buildings are considered separately for the purpose of lease classification, unless the lease payments cannot be allocated reliably between the land and building elements, in which case the entire lease is generally treated as a finance lease and accounted for as property and equipment. To the extent the allocation of the lease payments can be made reliably, leasehold interests in land are accounted for as operating leases and amortized over the lease term on a straight-line basis.

     Financial Instruments

Financial assets and financial liabilities are recognized in the consolidated statement of financial position when a Group entity becomes a party to the contractual provisions of the relevant financial instrument. Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition.

We derecognize a financial asset only when the contractual rights to receive cash flow from the asset expire or, when a financial asset is transferred, we have transferred substantially all the risks and rewards of ownership of the asset to another party. The difference between the asset’s carrying amount and the sum of the consideration received and receivable and the cumulative gain or loss recognized in our other comprehensive income is recognized in our profit and loss account.

We derecognize financial liabilities when, and only when, our obligations specified in the relevant contract are discharged, cancelled or expire. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in our profit and loss account.

Description of Selected Line Items in Our Consolidated Statements of Comprehensive Income

     Operating Revenue

Operating revenue consists of casino revenue and other revenue. Our revenue from VIP table gaming operations is generated from VIP players who independently visit us or are referred to us by MGM Resorts International and through our associated gaming promoters. Our revenue from mass market table gaming operations is generated by table games clients who visit the property independent of a gaming promoter. Our revenue from slot machine operations is based on the amount of handle (representing the total amount wagered) that is retained by us.

Our operating revenues for the periods indicated below were:

	For the six months ended
	June 30,	December 31,	June 30,	December 31,	June 30,	December 31,
	2008	2008	2009	2009	2010	2010
		(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(unaudited)
	(HK dollars in thousands)

Operating revenue	3,582,603	3,333,854	3,158,702	4,568,384	5,062,841	7,371,887

     Other Revenue

Other revenue consists of hotel room revenue, food and beverages revenue, retail revenue and other service revenue.

Hotel Rooms Revenue:  MGM Macau currently operates 587 hotel rooms and suites. Hotel rooms revenue is derived from the cash rental of rooms and is recognized when rooms are occupied.

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FINANCIAL INFORMATION

Food and Beverages Revenue:  Revenue from this business is derived from food and beverages sales in our restaurants and bars and is recognized when the service is provided.

Retail and Other Service Revenue:  Retail revenue is generated through product sales from our stores and lease income from stores that pay us a lease amount based on factors including sales value, brand value, income potential, floor area and other criteria. Other service revenue is generated by miscellaneous services offered in our hotel including revenue from our spa and salon and communications charges.

     Operating Costs and Expenses

Operating costs and expenses consist of special gaming tax and special levy to the Macau Government, staff costs, operating and administrative expenses and depreciation and amortization.

     Gaming Tax and Levy to the Macau Government

We are required to pay to the Macau Government a special gaming tax, gaming premium and a special levy. The special gaming tax is assessed at the rate of 35% of our gross gaming revenue. Gaming premium is comprised of (i) a fixed portion in an amount equal to MOP30 million (HK$29.1 million) and (ii) a variable portion that is calculated based on the number of gaming tables and gaming machines, including slot machines, that we operate. The special levy includes (i) an amount equivalent to 1.6% of our annual gross gaming revenue that will be available to a public foundation for philanthropic activities in Macau and (ii) an amount equivalent to 2.4% of our annual gross gaming revenue for urban development, tourism promotion and social security in Macau. We are required to withhold applicable tax, according to the rate in effect as set by the Macau Government, from any commissions paid to gaming promoters.

     Staff Costs

Staff costs primarily consist of wages and salaries and training expenses incurred in the course of our operations, retirement plan contributions and Macau social security costs. We also cover health insurance, vacation and certain other staff costs.

     Directors’ emoluments

No emoluments were paid by the Group to the directors during the Track Record Period as their emoluments were borne by the shareholders and were not charged to the Group throughout the Track Record Period.

     Operating and Administrative Expenses

Operating and administrative expenses are mainly comprised of junket commissions, provision for doubtful accounts, operating lease expenses for our casino and hotel property, office premises, staff quarters and a warehouse, cost of sales for food and beverages and marketing, operating supplies, utilities, entertainment, traveling and office expenses incurred in the course of our operations.

     Depreciation and Amortization

Depreciation and amortization expenses mainly arise from depreciation of property and equipment as well as the amortization of the land use right premium in respect of our casino and hotel property and the subconcession premium.

     Interest Income

We earn interest income on cash held in our banks.

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FINANCIAL INFORMATION

     Finance Costs

Finance costs consist of interest expense on loans from MGM Resorts International (which were fully repaid in December 2010), interest expense from bank borrowings and commitment fees on undrawn amounts of credit facilities and effective interest on loans from Shareholders.

     Net Foreign Currency Difference

Net foreign currency gain/loss arises from exchange rate driven fluctuations in the value of our assets and liabilities that are denominated in currencies other than Hong Kong dollars, including Patacas and U.S. dollars.

     Taxation

We and our subsidiaries file income tax returns in Macau and Hong Kong as required by law. We are exempt from income tax in the Cayman Islands. Casino operators in Macau are subject to a 12% Complementary Tax on income from gaming operations and in respect of which we have received a five-year exemption that expires in 2011. Our non-gaming income remains subject to the Macau Complementary Tax and casino winnings remain subject to the Macau special gaming tax and special levy (amounting to 39% in the aggregate) under the Subconcession Contract.

Our Directors have considered whether to recognize deferred tax assets on unutilized tax losses and deductible temporary differences based on IAS 12 — Income Taxes. The nature of our business in games of chance creates inherent risks in predicting our future profit streams. We are exempted from Macau Complementary Tax for income generated from gaming operations up to 2011. Furthermore, tax losses can only be utilized during the three year period following the date of the related tax assessment. In light of these considerations, no deferred tax assets have been recognized by our Company.

     Net Profit or Loss Attributable to Owners of Our Company

Net profit or loss attributable to owners of our Company represents the net income generated from us that will be attributable to equity holders of the Group.

     Adjusted EBITDA

The following table sets forth the reconciliation of adjusted EBITDA to (loss)/profit for 2008, 2009 and 2010, respectively. Adjusted EBITDA is profit before finance costs, income taxes, depreciation and amortization, interest income, net foreign currency difference, pre-opening costs and property charges and others. Adjusted EBITDA is used by management as the primary measure of our operating performance and to compare our operating performance with that of our competitors. However, adjusted EBITDA should not be considered in isolation; construed as an alternative to profit or operating profit; treated as an indicator of our IFRS operating performance, other combined operations or cash flow data; or interpreted as an alternative to cash flow as a measure of liquidity. Adjusted EBITDA presented in this document may not be comparable to other similarly titled measures of other companies operating in the gaming or other business sectors.

Management uses adjusted EBITDA as one of several indicators in assessing the performance of our business. While management believes these figures may provide useful additional information to investors when considered in conjunction with our IFRS financial statements and other information in this document, less reliance should be placed on adjusted EBITDA as a measure in assessing our overall financial performance.

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FINANCIAL INFORMATION

	For the year ended December 31,
	2008	2009	2010
	(HK dollars in thousands)

(Loss)/profit for the year	(296,663)	(167,131)	1,566,035

Add/(less):
Depreciation and amortization	746,986	793,084	777,780
Interest income	(8,311)	(305)	(1,299)
Finance costs	450,681	531,671	450,516
Net foreign currency difference	(30,626)	(663)	5,012
Taxation	186	658	292
Pre-opening costs(1)	—	—	—
Property charges and others	78,647	21,962	32,502

Adjusted EBITDA (unaudited)	940,900	1,179,276	2,830,838

Note:

(1)	Pre-opening costs consisted of salaries and wages and other costs including legal and consulting fees, insurance, utilities and advertising and promotion incurred prior to the opening of MGM Macau property.

Our Adjusted EBITDA for the periods indicated below was:

	For the six months ended
	June 30,		June 30,		June 30,
	2008	December 31, 2008	2009	December 31, 2009	2010	December 31, 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(HK dollars in thousands)

Adjusted EBITDA	531,135	409,765	245,765	933,511	1,045,195	1,785,643

Review of Historical Operating Results

     Summary Revenue Table

The following table presents selected revenue line items from the consolidated statements of comprehensive income and certain other data:

	For the year ended December 31,
	2008	2009	2010
	(HK dollars in thousands)

Casino revenue	6,603,357	7,455,854	12,126,848
VIP gaming operations	4,009,964	4,342,246	7,681,219
Mass market gaming operations	2,146,623	2,433,304	3,459,606
Slot machine gaming operations	446,770	680,304	986,023
Other revenue	313,100	271,232	307,880
Hotel rooms revenue	132,314	102,213	101,203
Food and beverages revenue	149,695	138,093	171,088
Retail and other services revenue	31,091	30,926	35,589

Operating revenue	6,916,457	7,727,086	12,434,728

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FINANCIAL INFORMATION

	For the year ended December 31,
	2008	2009	2010
	(unaudited)	(unaudited)	(unaudited)
	(HK dollars in thousands except for numbers of gaming tables and slots)

Licensed VIP gaming tables	103	148	172
VIP table games turnover	195,277,053	274,451,017	407,610,681
VIP gross table games win(1)	5,945,429	6,927,176	11,863,641
VIP table games win percentage	3.0%	2.5%	2.9%
Average daily gross win per gaming table	157.6	127.9	188.6

Licensed mass market gaming tables	270	263	230
Mass market table games drop	10,409,987	11,787,264	14,617,353
Mass market gross table games win(1)	2,160,317	2,443,293	3,443,849
Mass market table games win percentage	20.8%	20.7%	23.6%
Average daily gross win per gaming table	21.8	25.4	41.1

Number of slot machines	838	896	1,006
Slot machine handle	6,224,417	11,260,179	17,735,546
Slot machine gross win(1)	447,922	682,617	992,272
Slot hold percentage	7.2%	6.1%	5.6%
Average daily win per slot	1.5	2.1	2.7

Commissions and discounts	(1,935,464)	(2,585,945)	(4,187,303)

Room occupancy rate	75.2%	87.5%	93.7%
Revenue per room	1,264	1,373	1,709

Note:
(1) Does not include provision for table games and slot machines.

Discussion of Results of Operations

Financial results for the year ended December 31, 2009 compared to financial results for the year ended December 31, 2010

     Operating Revenue

Operating revenue, comprising casino revenue and other revenue, increased by 60.9% from HK$7,727.1 million in 2009 to HK$12,434.7 million in 2010. This increase was due primarily to increased VIP and main floor business, driven by higher visitation levels and our enhanced marketing efforts.

     Casino Revenue

Casino revenue increased by 62.6%, from HK$7,455.9 million (96.5% of operating revenue) for 2009 to HK$12,126.8 million (97.5% of operating revenue) for 2010. The components of this increase were:

VIP Casino Gaming Operations.  Revenue from VIP gaming operations increased by 76.9% from HK$4,342.2 million (56.2% of operating revenue) in 2009 to HK$7,681.2 million (61.8% of operating revenue) for 2010 and VIP table games turnover increased by 48.5% from HK$274,451 million for 2009 to HK$407,611 million for 2010. The increases were primarily due to increased levels of VIP play resulting from increased levels of VIP business, in response to which we adapted gaming products and areas to cater to the preferences of our VIP patrons. VIP table games win percentage increased from 2.5% to 2.9% over the comparable periods in 2009 and 2010.

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FINANCIAL INFORMATION

Mass Market Casino Gaming Operations.  Revenue from mass market gaming operations increased by 42.2% from HK$2,433.3 million (31.5% of operating revenue) for 2009 to HK$3,459.6 million (27.8% of operating revenue) for 2010 and mass market table games drop increased by 24.0% from HK$11,787.3 million for 2009 to HK$14,617.4 million for 2010. The increases were due to general market recovery, a continued focus on premium mass market play and enhanced marketing efforts targeting higher-spending customers. Mass market table games win percentage increased from 20.7% to 23.6% over the comparable periods in 2009 and 2010.

Slot Machine Gaming Operations.  Revenue from slot machine gaming operations increased by 44.9% from HK$680.3 million (8.8% of operating revenue) for 2009 to HK$986.0 million (7.9% of operating revenue) for 2010. Slot machine handle increased by 57.5% from HK$11,260 million for 2009 to HK$17,736 million for 2010. In addition to overall market growth, the increases resulted primarily from continued improvements to slot machine mix, increasing play on high denomination slot machines and enhanced marketing efforts. Slot machine win per unit per day increased by 29.4% from HK$2,088 for 2009 to HK$2,701 for 2010. Slot machine hold percentage decreased from 6.1% to 6.0% over the comparable periods in 2009 and 2010 because of the lower hold percentage of high denomination slot machines.

     Other Revenue

Other revenue, which includes revenue from hotel rooms, food and beverages, retail and other services, increased by 13.5%, from HK$271.2 million (3.5% of operating revenue) for 2009 to HK$307.9 million (2.5% of operating revenue) for 2010. The components were as follows:

Hotel Rooms Revenue.  Our hotel rooms revenue decreased by 1.0% from HK$102.2 million for 2009 to HK$101.2 million for 2010. The decrease in revenue was primarily due to the increased number of complimentary rooms given to VIP and other premium players.

Food and Beverages Revenue.  Our food and beverages revenue increased by 23.9% from HK$138.1 million for 2009 to HK$171.1 million for 2010. The increase in food and beverages revenue was primarily due to increased consumption of food and beverages in our restaurants arising from generally increased visitation levels at our property and the conversion of several of our restaurants into casual dining eateries over the period.

Retail and Other Services Revenue.  Our retail and other services revenue increased by 15.1% from HK$30.9 million for 2009 to HK$35.6 million for 2010. The increase in retail and other services revenue was primarily due to increased visitation levels to our retail outlets and use of other services.

     Operating Costs and Expenses

     Special Gaming Tax and Special Levy to the Macau Government

Special gaming tax and special levy to the Macau Government increased by 60.9% from HK$4,028.7 million for 2009 to HK$6,480.3 million for 2010. This increase was in line with increased casino gaming revenues over the period.

     Staff Costs

Staff costs increased by 3.6% from HK$1,147.4 million for 2009 to HK$1,188.4 million for 2010. The increase was primarily due to increased staffing costs in line with our higher business volumes. In addition, marketing staff levels increased in order to handle our enhanced marketing efforts.

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FINANCIAL INFORMATION

     Operating and Administrative Expenses

Operating and administrative expenses increased by 41.2% from HK$1,393.7 million for 2009 to HK$1,967.7 million for 2010. The increase was primarily due to an increase in advertising and promotional expenses of 68.2% from HK$199.3 million for 2009 to HK$335.3 million for 2010. In line with our increased VIP business, commissions paid and payable to our gaming promoters also increased by 71.1% from HK$533.5 million for 2009 to HK$912.8 million for 2010. Cost of sales increased by 18.4% from HK$146.9 million in 2009 to HK$173.9 in 2010 and other expenses (including consultancy, professional and support services) increased by 16.3% from HK$222.2 million in 2009 to HK$258.5 million in 2010. These increases were moderated by a decrease in provision for bad debt of 20.8% from HK$98.3 million in 2009 to HK$81.3 million in 2010, on a net basis, as a result of tighter collection effort. Utilities and fuel costs were broadly similar at HK$110.7 million in 2009 and HK$110.0 million in 2010.

     Depreciation and Amortization

Depreciation and amortization decreased by 2.0% from HK$793.1 million for 2009 to HK$777.8 million for 2010. The decrease was mainly due to full depreciation of computer equipment, software and certain other assets.

     Interest Income

Interest income increased from HK$0.3 million for 2009 to HK$1.3 million for 2010. Interest income increased primarily due to higher average bank balances during the period.

     Finance Costs

Finance costs decreased by 15.3% from HK$531.7 million for 2009 to HK$450.5 million for 2010, primarily due to decreased bank fees and charges as well as lower bank loan borrowings in 2010.

     Net Foreign Currency Difference

Net foreign currency difference decreased from a gain of HK$0.6 million for 2009 to a loss of HK$5.0 million for 2010 primarily due to currency fluctuations during the period.

     Taxation

No provision for Macau Complementary Tax has been made as we are exempted from Macau Complementary Tax for income generated from gaming operations for five years from 2007 to 2011. Macau Complementary Tax is calculated at a progressive rate up to a maximum of 12% of the assessable profit each year.

Macau and Hong Kong profit tax has been provided for in respect of MGM Macau’s subsidiaries on their estimated taxable profit each year. Macau and Hong Kong profit tax provided for in respect of MGM Macau’s Hong Kong based subsidiary was HK$0.3 million for 2010.

     Profit for the Period

As a result of the foregoing, our profit for the period and total comprehensive income attributable to owners increased significantly from a loss of HK$167.1 million for 2009 to a profit of HK$1,566.0 million for 2010.

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FINANCIAL INFORMATION

Financial results for the year ended December 31, 2008 compared to the year ended December 31, 2009

     Operating Revenue

Total operating revenue increased by 11.7% from HK$6,916.5 million in 2008 to HK$7,727.1 million in 2009. This was due to a combination of factors including overall market growth in the second half of 2009 as a result of general economic recovery, strong visitation levels due to easing of travel restrictions by China and the increased number of Macau gaming properties and intensified marketing initiatives carried out in the second half of 2009.

     Casino Revenue

Casino revenue increased by 12.9% from HK$6,603.4 million (95.5% of total operating revenue) in 2008 to HK$7,455.9 million (96.5% of total operating revenue) in 2009. The components of this increase were as follows:

VIP Casino Gaming Operations.  VIP table turnover increased by 40.5% from HK$195,277.1 million in 2008 to HK$274,451.0 million in 2009. VIP gaming revenue increased by 8.3% from HK$4,010.0 million in 2008 to HK$4,342.2 million in 2009. The increases were primarily due to intensification of our VIP marketing efforts and an increase in the number of gaming promoters and VIP tables (which increased by 44 from 103 at the end of 2008 to 147 at the end of 2009). The increase in VIP gaming operations revenue was partially offset by the decrease in VIP gross table games win from 3.0% in 2008 to 2.5% in 2009, which was lower than the theoretically expected win percentage of 2.7%-3.0%.

Mass Market Casino Gaming Operations.  Mass market table games drop increased by 13.2% from HK$10,410.0 million in 2008 to HK$11,787.3 million in 2009. Mass market gaming revenue increased by 13.4% from HK$2,146.6 million in 2008 to HK$2,433.3 million in 2009. These increases were due to general market recovery in the second half of 2009 and our increased marketing efforts, focused particularly on the premium mass market segment. Our win per unit per day increased by 16.6% from HK$21,822 in 2008 to HK$25,441 in 2009 due to overall increased gaming volumes.

Slot Machine Gaming Operations.  Slot machine handle increased by 80.9% from HK$6,224.4 million in 2008 to HK$11,260.2 million in 2009. Slot machine gaming revenue increased by 52.3% from HK$446.8 million in 2008 to HK$680.3 million in 2009. The increases resulted from an increase in the number of slot machines from 813 at the end of 2008 to 955 at the end of 2009, improvements to our slot machine mix to suit players’ preferences and increasing high denomination play which represented 62.1% of total slot win. As part of the overall increase in the number of slot machines, we also increased the number of high-end slot machines.

     Other Revenue

Other revenue decreased by 13.4% from HK$313.1 million in 2008 to HK$271.2 million in 2009. The components were as follows:

Hotel Rooms Revenue.  Our hotel rooms revenue decreased by 22.7% from HK$132.3 million in 2008 to HK$102.2 million in 2009. The decrease was due to an increased number of complimentary hotel rooms given to VIP players, which were recorded at lower overall chargeable rates than cash rates, in line with industry practice. Our hotel rooms occupancy increased 22.0% from 150,693 in 2008 to 183,843 in 2009, and guests who were gaming customers increased from 49.9% in 2008 to 67.2% in 2009. This reflected increased occupancy by members of our newly introduced customer loyalty program, who qualified for accommodation at deeply discounted promotional rates available to our most frequent gaming patrons.

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FINANCIAL INFORMATION

Food and Beverages Revenue.  Our food and beverages revenue decreased by 7.8% from HK$149.7 million in 2008 to HK$138.1 million in 2009. The decrease was due to an increased amount of complimentary food and beverages offered to our gaming players, resulting in lower chargeable revenue.

Retail and Other Services Revenue.  Our retail and other services revenue decreased slightly by 0.5% from HK$31.1 million in 2008 to HK$30.9 million in 2009. Usage levels of these services were broadly similar in both 2008 and 2009.

     Operating Costs and Expenses

     Special Gaming Tax and Special Levy to the Macau Government

The special gaming tax and special levy increased by 17.4% from HK$3,432.8 million in 2008 to HK$4,028.7 million in 2009. The increase was due to increased gross gaming revenue of HK$10,041.8 million in 2009 compared to HK$8,538.8 million in 2008.

     Staff Costs

Staff costs decreased by 10.1% from HK$1,275.6 million in 2008 to HK$1,147.4 million in 2009. The decrease was due to optimization of headcount and staffing levels across all business areas, including casino, hotel, and food and beverages operations.

     Operating and Administrative Expenses

Operating and administrative expenses increased by 3.6% from HK$1,345.8 million in 2008 to HK$1,393.7 million in 2009. The increase was mainly due to higher advertising and promotional expenses of HK$199.3 million in 2009, compared to HK$173.2 million in 2008, an increase of 15.1%. Promotional expenses increased principally due to the introduction of our customer loyalty program and included expenses associated with events and promotions, transportation and loyalty club points. In addition, our gaming promoter commissions paid and payable increased by 28.8% from HK$414.1 million in 2008 to HK$533.5 million in 2009. Provision for bad debt increased by 48.8% from HK$66.0 million in 2008 to HK$98.3 million in 2009 due mainly to credit losses in respect of two in-house VIP clients. These increases were offset by a reduction in cost of sales of 14.3% from HK$171.5 million in 2008 to HK$146.9 million in 2009, a reduction in other expenses (including consultancy, professional and support services) of 27.3% from HK$305.4 million in 2008 to HK$222.2 million in 2009 and a reduction in utilities and fuel costs of 19.1% from HK$136.9 million in 2008 to HK$110.7 million in 2009.

     Depreciation and Amortization

Depreciation and amortization increased by 6.2% from HK$747.0 million in 2008 to HK$793.1 million in 2009 as a result of increased depreciation costs associated with our casino and hotel property and equipment. These costs related principally to increased capital expenditures incurred in connection with the expansion of gaming floor capacity and the purchase and fitting out of an increased number of slot machines and gaming tables at our Macau property.

     Interest Income

Interest income decreased by 96.4% from HK$8.3 million in 2008 to HK$0.3 million in 2009. The decrease was due to lower interest rates payable for cash balances held at banks.

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FINANCIAL INFORMATION

     Finance Costs

Finance costs increased by 18.0% from HK$450.7 million in 2008 to HK$531.7 million in 2009. The increase was primarily due to fees and charges of HK$161.2 million incurred in respect of amendments made to the covenants of our credit facilities, partly offset by a reduction in overall market interest rates.

     Net Foreign Currency Difference

Net foreign currency difference decreased by 97.8% from HK$30.6 million in 2008 to HK$0.7 million in 2009. The net foreign exchange gain was mainly caused by revaluation of shareholder loans, a loan from MGM Resorts International and a part of our bank borrowings which are denominated in U.S. dollars.

     Taxation

No provision for Macau Complementary Tax has been made as we are exempted from Macau Complementary Tax for income generated from gaming operations for five years from 2007 to 2011. Macau Complementary Tax is calculated at a progressive rate up to a maximum of 12% of the assessable profit each year.

Macau and Hong Kong profit tax has been provided for in respect of MGM Macau’s subsidiaries on their estimated taxable profit for each year. Taxation increased from HK$0.2 million in 2008 to HK$0.7 million in 2009, due to an increase in the taxable income of a Hong Kong based subsidiary.

     Loss for the Year

As a result of the foregoing, loss for the year and total comprehensive loss attributable to owners of the Company decreased by 43.7% from HK$296.7 million in 2008 to HK$167.1 million in 2009. We had not fully implemented our business and marketing strategies in 2008 and 2009. We continued to develop these strategies in each of these two years and to address ongoing operating inefficiencies, particularly in staffing. We also incurred charges in connection with amendments to our then-existing Loan Facility. These factors contributed to our net loss position in 2008 and 2009.

     Subsequent Events

Our operating revenues for the quarters ended March 31, 2010 and March 31, 2011 was HK$2,625.0 million and HK$4,665.8 million, respectively and depreciation and amortisation expenses for the same periods were HK$179,622 million and HK$191,279 million respectively. During the quarter ended March 31, 2011, we paid dividends of HK$475,728.1 million to our shareholders, of which HK$237,864.1 million, HK$47,572.8 million and HK$190,291.2 million were paid to MGM Resorts International Holdings, Pansy Ho and Grand Paradise Macau Limited, respectively.

During the first quarter of 2011, we continued to focus on enhancing our operating efficiencies, implementing and marketing our customized loyalty program for main floor players and increasing VIP patron visitation to our casino gaming resort through optimizing our gaming products and areas. Our operating revenues for the months ended January 2011, February 2011 and March 2011 were HK$1,432.3 million, HK$1,713.8 million and HK$1,519.7 million, respectively. Our adjusted EBITDA results for the months ended January 2011, February 2011 and March 2011 were HK$393.9 million, HK$390.3 million and HK$362.5 million, respectively. Our VIP gross table games

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win, mass market gross table games win and slot machine gross win for the months of January 2011, February 2011 and March 2011, respectively, are set forth below:

	January 31, 2011	February 28, 2011	March 31, 2011
	(unaudited)	(unaudited)	(unaudited)
	(HK dollars in thousands)

VIP gross table games win(1)	1,337,208	1,895,443	1,546,514
Mass market gross table games win(1)	377,197	362,943	364,501
Slot machine gross win(1)	125,967	132,660	151,379

Note:

(1)	Does not include provision for table games and slot machines.

The selected financial information disclosed above for the quarters ended March 31, 2010 and the months ended January, February and March 2011 (except for adjusted EBITDA), as extracted from our condensed financial information for the three months ended March 31, 2011 that was reviewed by our reporting accountants in accordance with HKSRE 2400, reflects all adjustments that our management believes are necessary for the fair presentation of such information under IFRS. Results for interim periods are not indicative of results for the full year.

We believe our net revenue and adjusted EBITDA margin will improve in subsequent periods as a result of our strategies to continue to build on our core strengths by optimizing our gaming products and services and expanding key gaming areas on our property, strengthening our brand appeal and marketing reach, refining our customer segmentation approach. However, our net revenue and adjusted EBITDA margin may continue to be adversely impacted by factors set out in the section headed “Risk Factors” in this document.

According to MGM Resorts International’s earnings release for the quarter ended March 31, 2011, MGM Grand Paradise’s operating income for the quarter ended March 31, 2011 is US$126 million, including depreciation expense of US$20 million, compared to operating income of US$49 million in quarter ended March 31, 2010, which included depreciation expense of $22 million. This represents a 158% increase in operating income from the quarter ended March 31, 2010. The Company received approximately $31 million in distributions from MGM Macau during the first quarter of 2011. The unaudited financial data contained in MGM Resorts International’s earnings release for the quarter ended March 31, 2011 was prepared in accordance with U.S. GAAP and may not be directly comparable to our financial information, which is prepared in accordance with IFRS.

Liquidity and Capital Resources

     Capital Resources

Since commencing our operations, we have generally funded our working capital and recurring expenses as well as capital expenditures from long-term borrowings, shareholder loans and an additional loan from MGM Resorts International, supplemented by cash flows from operations.

Our cash balances at December 31, 2010 were HK$1,922.7 million. This cash was available for operations, new development activities and enhancements to MGM Macau.

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FINANCIAL INFORMATION

The following table presents a summary of our cash flows for the years ended December 31, 2008, 2009 and 2010.

Consolidated Statement of Cash Flows

	For the year ended December 31,
	2008	2009	2010
	(HK dollars in thousands)

Net cash generated by operating activities	113,810	1,012,689	3,359,528
Net cash used in investing activities	(539,538)	(243,093)	(255,134)
Net cash generated by (used in) financing activities	603,482	(242,353)	(3,157,382)

Net (decrease) increase in cash and cash equivalents	177,754	527,243	(52,988)
Cash and cash equivalents at the beginning of the year	1,270,714	1,448,468	1,975,711
Cash and cash equivalents at the end of the year	1,448,468	1,975,711	1,922,723

     Cash Generated by Operating Activities

Our net cash generated from operating activities is primarily affected by operating income generated and changes in working capital. Net cash generated by operating activities was HK$3,359.5 million, HK$1,012.7 million and HK$113.8 million for 2010, 2009 and 2008, respectively.

Operating cash flows before movements in working capital for 2010 were HK$2,926.6 million and the net cash generated by operating activities increased to HK$3,359.5 million primarily due to increased operating revenue and profit as well as an increase in payables and accrued charges of HK$996.7 million, partly offset by an increase in trade receivables of HK$378.1 million arising from credit extended to junket operators.

Operating cash flows before movements in working capital for 2009 were HK$1,260.7 million and the net cash generated by operating activities reduced to HK$1,012.7 million primarily due to an increase in trade receivables of HK$581.1 million, as we had extended credit to junket operators, and a decrease in construction retention payable of HK$104.7 million due to payments made following the completion of construction of our Macau property. These were partially offset by an increase in payables and accrued charges (including gaming taxes) of HK$359.0 million and an increase in deposits and advances of HK$104.6 million.

Operating cash flows before movements in working capital for 2008 were HK$927.8 million and the net cash generated by operating activities reduced to HK$113.8 million primarily due to an increase in trade receivables of HK$397.9 million arising from credit extended to junket operators and a decrease in payables and accrued charges of HK$472.1 million, which was mainly attributable to the decrease in construction costs upon the opening of our Macau property. These amounts were partially offset by an increase in deposits and advances of HK$88.1 million.

     Cash Used in Investing Activities

Net cash used in investing activities was HK$255.1 million for 2010, HK$243.1 million for 2009 and HK$539.5 million for 2008. In all such periods, payments for construction in progress of and purchase of property and equipment for MGM Macau were the major components of cash flows used in investing activities. Payment for construction in progress relates mostly to renovation works carried out throughout the property.

     Cash Generated by/Used in Financing Activities

Net cash used in financing activities was HK$3,157.4 million for 2010, reflecting repayment of our bank borrowings and our shareholder and related party loans, offset by additional amounts drawn down for the refinancing of our debt. Net cash used in financing activities was HK$242.4 million for 2009 reflecting bank borrowings drawn down and repaid during the year.

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Indebtedness

The following table presents a summary of our bank borrowings as at December 31, 2008, 2009, 2010, and as at March 31, 2011.

	As at December 31,			As at March 31,
	2008	2009	2010	2011
	HK$’000	HK$’000	HK$’000	HK$’000

Bank borrowings:
Secured term loan facility	6,467,825	5,246,352	—	—
Secured revolving credit facility (signed on July 13, 2006 and repaid on July 30, 2010)	—	1,474,891	—	—

Secured term loan facility	—	—	4,290,000	4,290,000
Secured revolving credit facility (signed on July 27, 2010)	—	—	1,800,000	1,310,000

	6,467,825	6,721,243	6,090,000	5,600,000
Less: Debt finance costs	—	—	(203,270)	(191,387)

	6,467,825	6,721,243	5,886,730	5,408,613

The following table presents a summary of a breakdown of our bank borrowings by maturity dates as at the dates indicated.

	As at December 31,			As at March 31,
	2008	2009	2010	2011
	(HK dollars in thousands)			HK$’000

Carrying amount repayable:
On demand or within one year	401,057	1,062,735	—	—
More than one year, but not exceeding two years	1,215,900	2,939,130	214,500	321,750
More than two years, but not exceeding five years	4,850,868	2,719,378	5,875,500	5,278,250
More than five years	—	—	—	—

	6,467,825	6,721,243	6,090,000	5,600,000
Less: Debt finance costs	—	—	(203,270)	(191,387)

	6,467,825	6,721,243	5,886,730	5,408,613

As of March 31, 2011, we had undrawn banking facilities in the total amount of HK$1.8 billion. During the year ended December 31, 2008, MGM Grand Paradise received a waiver letter from compliance with certain financial covenants in its then-existing credit facility for the fourth quarter of that year. The waiver was requested in order to give us sufficient flexibility in our financial planning at the time and was not requested in response to any actual or impending breach of financial covenants under such credit facility. MGM Grand Paradise paid to the banks an amount of approximately HK$42.0 million for the waiver and this was recognized as an expense during the year. All outstanding amounts under our prior credit facility were repaid in full on July 30, 2010. There was no delay or default in repayment of borrowings from banks and payment to third parties during the Track Record Period. The credit facilities are secured by a charge over the shares and other assets of MGM Grand Paradise and its subsidiaries.

We have previously received loans from certain of our shareholders. We obtained unsecured Loan Notes in the principal amounts of US$135.0 million (approximately HK$1.0 billion), which were interest-free and repayable at our option. In addition, MGM Resorts International granted to us an interest-bearing US$100.0 million (approximately HK$775.0 million) Loan Facility. The interest

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payable on the Loan Facility was the aggregate of a margin of 1% and the cost of funds of MGM Resorts International. The amounts were repaid in full as at December 22, 2010.

As at March 31, 2011, MGM Grand Paradise has given bank guarantees totalling HK$300.0 million.

Save as disclosed in this section of the document, as at March 31, 2011 we did not have any outstanding loan capital issued or agreed to be issued, borrowings or other similar indebtedness, overdrafts, liabilities under acceptances or acceptance credits or hire purchase commitments, debentures, mortgages, charges, banking facilities, guarantees or finance leases.

Our Directors confirm that there has been no material adverse change in our Group’s indebtedness, commitments and contingent liabilities since December 31, 2010.

Description of Material Indebtedness

     Term Loan Facility and Revolving Facility

     Overview

On July 27, 2010, MGM Grand Paradise entered into a new HK$7,410.0 million credit agreement with a syndicate of lenders and repaid the outstanding amounts under its prior credit facility in full on July 30, 2010. As at December 31, 2010, MGM Grand Paradise had total bank borrowings under loan and credit facilities of HK$6,090.0 million.

The new credit facilities include a HK$4,290.0 million term loan facility and a HK$3,120.0 million revolving credit facility (under which loans denominated in U.S. dollars also may be requested). The revolving credit loan facility may be used to finance any proper corporate purposes of MGM Grand Paradise and its subsidiaries.

Of the total term loan facility, approximately HK$3.2 billion has been designated as a B term loan commitments. Of the total revolving credit facility, approximately HK$1.2 billion has been designated as a B revolving credit commitments. These B term loan commitments and B revolving credit commitments may not be used directly for purposes connected with the operation of casinos or other forms of gaming.

The indebtedness under the term loan facility and the revolving credit facility is guaranteed by MGM China Holdings Limited and by certain subsidiaries of MGM Grand Paradise.

MGM China Holdings Limited is not restricted under the term loan facility or the revolving credit facility from incurring additional indebtedness or otherwise subject to operational covenants.

     Principal and Interest

The revolving loans under the facility may be redrawn up to June 2015. The principal amount of the term loans is required to be repaid in quarterly installments, commencing in July 2012, and in one lump sum of HK$2,145.0 million upon final maturity in July 2015.

MGM Grand Paradise pays interest at HIBOR or LIBOR (depending on the currency of the borrowing) plus an initial margin of 4.5% per annum. Depending on MGM Grand Paradise’s adjusted leverage ratio(1)(, the margin may decrease to a minimum of 3.0% per annum. As of March 31, 2011, MGM Grand Paradise paid interest at HIBOR plus a margin of 3.0%.

     General Covenants

The facilities contain general covenants restricting the ability of the obligor group (MGM Grand Paradise and certain of its subsidiaries, but not our Company) to, among other things, create or

(Notes:
(1) The adjusted leverage ratio means, at any calendar quarter end, the ratio of (a) the aggregate principal amount of all

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allow to exist any security interest on any of their assets, dispose of all or any part of their assets, incur additional indebtedness other than any permitted financial indebtedness, change substantially the general nature of its business, enter into any amalgamation, demerger, merger or reconstruction, acquire or subscribe for shares or other ownership interests in or securities of any company or other person, acquire any business or incorporate any company, incur or allow to be outstanding any third party guarantee, enter into any derivative transaction other than for treasury management purposes, be the creditor in respect of any financial indebtedness or trade credit extended to its customers (except, amongst others, on normal commercial terms and in the ordinary course of trading activities of the obligor group), redeem, purchase, defease, retire or repay any of its shares, issue shares, or amend its constitutional documents. In each case, there are certain permitted exceptions to these restrictions.

     Financial Covenants

MGM Grand Paradise is required to maintain a specified adjusted leverage ratio at the end of each quarter while the loans are outstanding. For 2010, the specified adjusted leverage ratio is to be no greater than 4.50 to 1.00 for each quarter. The adjusted leverage ratio is required to be no greater than 4.00 to 1.00 for each quarter during 2011 and no greater than 3.50 to 1.00 thereafter. In addition, MGM Grand Paradise is required to maintain a debt service coverage ratio(2)( of no less than 1.50 to 1.00 at each quarter end. As of December 31, 2010, our adjusted leverage ratio was 2.16 to 1.00 and our debt service coverage ratio was 2.87 to 1.00.

Based on our financial forecast and the prevalent business environment, we will monitor our compliance with our financial ratios on an ongoing basis. We will also renegotiate and refinance existing borrowings and raise new funds in the capital markets according to our business needs to manage our liquidity requirements and ensure covenant compliance.

     Compliance with Covenants

The Directors confirm that all accrued interest, fee payment and principal repayment obligations were met on schedule. There has been no material non-compliance with the financial covenants or general covenants contained in the credit facilities set forth above since the execution of the credit agreement or during the Track Record Period.

     Mandatory Prepayments

The facilities contain mandatory prepayment provisions which include, among other things, prepayment of all outstanding loans, together with accrued interest and all other amounts due thereunder, upon a change of control, a revocation, repudiation termination or otherwise the unenforceability of the Subconcession Contract or the land concession contract or a sale of MGM Grand Paradise’s business. If MGM Grand Paradise makes permitted restricted payments that would result in the pro forma adjusted leverage ratio exceeding 3.50:1.00, then, concurrently with any such payment, it must apply an additional amount towards prepayment of the facilities that is at least equal to the lower of the amount of any such permitted restricted payment or the amount which, immediately after prepayment of the facilities, would result in the pro forma adjusted leverage ratio not exceeding 3.50:1.00. MGM Grand Paradise is also required to apply towards the prepayment of the facilities any net insurance proceeds received in excess of US$10,000,000 that do not go towards financial indebtedness of the obligor group (MGM Grand Paradise and certain of its subsidiaries but not our Company) other than (i) the mark to market value of any interest rate derivative transaction; (ii) the bank guarantees issued to the Macau Government; (iii) any subordinated debt; and (iv) any intercompany financial indebtedness within the obligor group to (b) bank adjusted EBITDA for the four calendar quarters ending at such calendar quarter end.
((2) The debt service coverage ratio means, at any calendar quarter end, the ratio of (a) bank adjusted EBITDA to (b) debt service including (i) scheduled principal repayments of financial indebtedness incurred by the obligor group; (ii) interest, fees, discounts, commissions, costs and other finance payments and expenses in respect of financial indebtedness paid by the obligor group; and (iii) non-gaming tax.

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replacement or repair works unless such proceeds are applied within 180 days of receipt of the relevant insurance claim.

     Dividend Restrictions

MGM Grand Paradise is not allowed to declare, make or pay any dividends if its adjusted leverage ratio exceeds 4.00:1.00 and, to the extent its adjusted leverage ratio exceeds 3.50:1.00, may only pay dividends if it concurrently prepays the loans outstanding under the credit agreement. For the purpose of the facilities, certain subordinated debt obligations of MGM Grand Paradise are excluded from the underlying amount of total debt that is factored into the calculation of MGM Grand Paradise’s adjusted leverage ratio.

     Events of Default

The facilities contain certain events of default, including but not limited to non-payment, breach of MGM Grand Paradise’s other obligations under the facilities, cross-default in an amount greater than HK$200,000,000, insolvency events, cessation of business, expropriation, judgments against MGM Grand Paradise in an amount greater than HK$200,000,000, cessation or suspension of listing, and any material adverse change in MGM Grand Paradise’s ability to meet its payment obligations or MGM Grand Paradise’s business and assets. The facilities also contain certain insolvency-related proceedings relating to our Company.

A total divestment of holdings in MGM Grand Paradise by MGM Resorts International after [●] would constitute a change of control pursuant to the facilities (unless in the process MGM Resorts International retains direct or indirect beneficial ownership of at least 25% of the issued share capital of MGM Grand Paradise). This is an event which gives rise to an immediate cancellation of, and obligation to prepay, the facilities in full.

Further, a termination of the existing trademark sublicense agreement dated April 19, 2005 between (among others) MGM Resorts International Holdings, MGM Resorts International and MGM Grand Paradise will constitute an event of default under the facilities, except where the existing agreement is replaced by a new agreement under which MGM Grand Paradise and its subsidiaries can use the relevant IP rights on substantially the same commercial terms as those set out in the facilities or where the new agreement is in turn replaced or extended on terms not reasonably likely in any way to materially and adversely affect the interest of the finance parties under the facilities.

     Security and Guarantees

Collateral for the term loan and revolving credit facility consists of substantially all of the assets of the obligor group and the shares of MGM Grand Paradise. Our Company and certain of MGM Grand Paradise’s direct and indirect subsidiaries (where applicable) have executed guarantees as security.

Description of Major Financial Ratios

     Current Ratio

As at December 31, 2008, 2009 and 2010, the current ratios of our Company were 0.90, 0.98 and 1.15, respectively.

As at December 31, 2010, our current ratio had increased primarily as a result of our increased trade receivables attributable to our increased casino business and the reclassification of the current portion of our bank borrowings as non-current liabilities following the refinancing of our previous credit facility. We believe we have sufficient operating cash flow to meet our current liabilities when due.

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     Gearing Ratio

As at December 31, 2008, 2009 and 2010 the gearing ratios of our Company were 93.9%, 96.2% and 72.8%, respectively. Our gearing ratio had improved in 2010 as a result of improved business performance and reduced loan balances.

Net Current Assets

The following table sets out our current assets, current liabilities and net current assets as at March 31, 2011:

(HK dollars in thousands)

Current Assets
Inventories	63,761
Trade receivables	977,889
Prepayments, deposits and other receivables	134,745
Land use right premium — short term	19,246
Amount due from a related company	—
Bank balances and cash	2,179,116

3,374,757
Current Liabilities
Payables and accrued charges	2,659,215
Deposits and advances	178,546
Construction retention payable — due within 12 months	3,552
Amounts due to related companies	6,068
Taxation payable	264

2,847,645

Net Current Assets	527,112

     Trade Receivables

During the Track Record Period, the trade receivables balance was HK$357.8 million at December 31, 2008, HK$840.7 million at December 31, 2009 and HK$1,137.4 million at December 31, 2010. The increase in trade receivables from HK$840.7 million in 2009 to HK$1,137.4 million in 2010 was due to the increase in credit extended to our increased numbers of gaming promoters and VIP patrons over the period. The majority of the trade receivables balance is from our associated junket operators and VIP clients.

There was an increase in our provision for doubtful accounts during the Track Record Period (HK$56.5 million at December 31, 2008, HK$151.3 million at December 31, 2009 and HK$232.4 million at December 31, 2010). As customer payment experience evolves, management will continue to refine the estimated reserve for doubtful accounts. For more information on doubtful debts, see the section headed “— Critical Accounting Policies and Estimates — Allowance for doubtful debts”.

Subsequent cash collections of the trade receivables are materially in compliance with contractual payment terms, and our Directors confirm that we have made adequate provisions in relation thereto.

     Payables and Accrued Charges

The payables and accrued charges balance as at December 31, 2010 was HK$2,706.1 million. Subsequent payments of trade payables reflected in our consolidated statement of financial position as at December 31, 2010 have continued to be made in a manner consistent with corporate policy and contractual requirements.

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The following sets out the ageing analysis and subsequent usage/settlement of inventory, trade receivables and trade payables as at December 31, 2010:

Accounts Receivables Subsequent Settlement	HK$ ’000

Within 30 days	1,071,999
31 — 60 days	62,063
61 — 90 days	2,668
91 — 120 days	692
Over 120 days	0

Accounts receivables as at December 31 2010	1,137,422

Less: Subsequent settlement up to March 31, 2011	984,546

Outstanding balances as at March 31, 2011	152,876

Accounts Payables Subsequent Payment	HK$ ’000

Within 30 days	39,789
31 — 60 days	7,530
61 — 90 days	1,120
91 — 120 days	199
Over 120 days	230

Trade payables as at December 31, 2010	48,868

Less: Subsequent payment upto March 31, 2011	48,836

Outstanding balances as at March 31, 2011	32

Inventories Subsequent Usage

HK$ ’000

Retail merchandise	1,375
Operating supplies	20,072
Food and beverages	42,401

Inventories as at December 31, 2010	63,848

Less: Subsequent issuance upto March 31, 2011	33,447

Outstanding balances as at March 31, 2011	30,401

The following sets out an analysis of average inventory, trade receivables and trade payables turnover days during the Track Record Period. All turnover days are calculated based on operating revenue.

INVENTORY TURNOVER DAYS

	Dec-08	Dec-09	Dec-10
	HK$’000	HK$’000	HK$’000

Inventory	40,983	44,240	63,848
Total operating revenue	6,916,457	7,727,086	12,434,728
Inventory turnover days	1.88	2.01	1.59

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PAYABLES TURNOVER DAYS

	Dec-08	Dec-09	Dec-10
	HK$’000	HK$’000	HK$’000

Total operating revenue	6,916,457	7,727,086	12,434,728
Account payable and special gaming tax payable	358,254	338,972	914,675
Payables turnover days	17.30	16.47	18.40

RECEIVABLES TURNOVER DAYS

	Dec-08	Dec-09	Dec-10
	HK$’000	HK$’000	HK$’000

Total operating revenue	6,916,457	7,727,086	12,434,728
Trade receivables	357,814	840,691	1,137,422
Receivable turnover days	10.13	28.31	29.03

There was no material fluctuation in the average inventory, trade receivables and trade payables turnover days during 2008, 2009 and 2010.

Commitments and Contingent Liabilities

     Capital Commitments

Our capital commitments are set forth below as at the dates indicated:

	As at December 31,
	2008	2009	2010
	(HK dollars in thousands)

Construction and development of casino and hotel complex
Authorized but not contracted for	491,510	108,424	43,081
Contracted but not accounted for	212,037	21,938	30,900

	703,547	130,362	73,981

     Operating Lease Commitments

We have outstanding commitments for future minimum leasehold payments under non-cancellable operating leases in respect of the leasehold land on which our casino and hotel is situated, and rental premises, which fall due as set forth below:

	As at December 31,
	2008	2009	2010
	(HK dollars in thousands)

Within one year	24,513	24,982	22,011
More than one year and not longer than five years	42,322	29,439	21,016
More than five years	49,113	46,284	43,439

	115,948	100,705	86,466

     Contingent Liabilities

As at December 31, 2010, we had contingent liabilities in the form of letters of indemnity issued by us to a bank in respect of bank guarantees totaling HK$300.0 million, of which HK$294.0 million was issued to the Macau Government as required by the Subconcession Contract, HK$2.0 million was issued to a utility supplier and HK$4.0 million was issued to a related company in which certain of our Directors have non-controlling beneficial interests.

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FINANCIAL INFORMATION

Quantitative and Qualitative Disclosures about Market Risks

Market risk is the risk of loss arising from adverse changes in market rates and conditions, such as inflation, interest rates, and foreign currency exchange rates.

     Foreign Exchange Risks

The cash received from gaming activities is primarily in Hong Kong dollars. The Group reports gross gaming win to the Macau Government in Patacas and the gaming taxes are paid in Hong Kong dollars. Our costs and expenses are primarily denominated in Patacas and Hong Kong dollars. The value of a Pataca is directly linked to the value of a Hong Kong dollar and accordingly, we do not expect fluctuations in the values of these currencies to have a material impact on our operations. We also are exposed to foreign exchange risk in respect of any of our borrowings denominated in foreign currencies. Our current borrowings are denominated in Hong Kong dollars. See Note 32 to Appendix IA — Accountant’s Report to this document.

     Interest Rate Risks

One of our primary exposures to market risk is interest rate risk associated with our credit facilities that bear interest based on floating rates. We manage our interest rate risk by maintaining a level of cash and cash equivalents which management considers adequate to finance our operations and mitigate the effects of fluctuations in cash flows. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations. We do not hedge our interest rate risk. For further information, see Note 32 to Appendix IA — Accountants’ Report to this document.

Off Balance Sheet Arrangements

We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives that would be considered speculative positions. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity.

Other Liquidity Matters

We expect that we will fund our operations and capital expenditure requirements from operating cash flows, cash on hand and standby credit facilities. However, we cannot be sure that operating cash flows will be sufficient for this purpose. We may raise additional debt or refinance all or a portion of our indebtedness on or before maturity, but there can be no assurance that we will be able to do so on acceptable terms or at all.

New business developments or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing.

In the ordinary course of business, in response to market demands and client preferences and in order to increase revenue, we have made and will continue to make enhancements and refinements. We have incurred and will continue to incur capital expenditures related to these enhancements and refinements.

Taking into consideration our financial resources, including our cash and cash equivalents, standby credit facilities and internally generated funds, we believe that we have sufficient liquid assets to meet our working capital and operating requirements for a period of 12 months following the date of this document.

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FINANCIAL INFORMATION

Related Party Transactions

The Group did not pay any marketing fees to MGM Resorts International for related party services during the Track Record Period save for the amount of US$1.2 million which has been accrued as marketing fees payable to MGM Resorts International since July 1, 2010. In addition, during the Track Record Period, MGM Grand Paradise had an arrangement with MGM International Holdings under which MGM Grand Paradise was granted a sublicense to use the Subject Marks on a royalty-free and non-exclusive basis solely in connection with the marketing and operation of our casino business in Macau, and as such no expense was recognized for such transaction in the Group’s financial statements for the Track Record Period.

For further details of related party transactions, see Note 37 to Appendix IA — Accountant’s Report to this document. Our Directors confirm that all related party transactions are conducted on normal commercial terms and that their terms are fair and reasonable. For details of future related party transactions, particularly marketing, corporate support and branding and development services, see the section headed “Connected Transactions” in this document, which sets out the terms on which these transactions will be conducted.

Financial Independence

As at the Latest Practicable Date, the Group had no non-trade balances due to Directors, no non-trade balances due from Directors and no non-trade balances due from related parties.

Disclosure Requirement under the Listing Rules

Our Directors have confirmed that there were no circumstances which, as at the Latest Practicable Date, had they been required to comply with Rules 13.13 to 13.19 of the Listing Rules, would have given rise to a disclosure requirement under Rules 13.13 to 13.19 of the Listing Rules.

No Material Adverse Change

Our Directors confirm that there has been no material adverse change in the financial or trading position of our Group since December 31, 2010 (the date to which our latest consolidated financial results were prepared as set out in Appendix IA — Accountant’s Report to this document).

Quarterly reporting of MGM Resorts International

In order to provide our Shareholders with material information that is made available to MGM Resorts International to comply with its SEC reporting obligations, we would need to provide unaudited quarterly financial information in Hong Kong in compliance with Rule 13.09 of the Listing Rules. When MGM Resorts International releases its quarterly financial information (which will contain financial information relating to our Group) in the United States, our Company will simultaneously make a Rule 13.09 announcement attaching a copy of such release. When MGM Resorts International files its quarterly financial report (which will contain financial information relating to our Group) on Form 10-Q approximately two weeks after the press release of the quarterly financial information, our Company will make a Rule 13.09 announcement attaching a copy of such Form 10-Q, which will contain financial information relating to our Group. The financial information relating to our Group contained in such release and such Form 10-Q will be presented in U.S. GAAP and there will not be any reconciliation of such financial information to IFRS. This reporting requirement will impose an additional administrative burden on us in preparing quarterly financial reporting statements. See the sections headed “Risk Factors — Risks Relating to Our Business — Risks Relating to Significant Shareholders — MGM Resorts International is subject to certain U.S. federal and state laws, which may impose on us greater administrative burdens and costs than we would otherwise incur” in this document.

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FINANCIAL INFORMATION

Profit Forecast For The Six Months Ending June 30, 2011

On the bases and assumptions set out in the section headed “Profit Forecast” in Appendix III to this document and, in the absence of unforeseen circumstances, certain profit forecast data of the Group for the six months ending June 30, 2011 are set out below:

Forecast profit attributable to the owners of our Company for the six months ending June 30, 2011(1)	not less than HK$	1,450.1 million
Unaudited forecast earnings per Share on a pro forma basis(2)	not less than HK$	0.38

Notes:

(1)	Our estimated profit attributable to the owners of our Company for the six months ending June 30, 2011 is extracted from the section headed “Financial Information — Profit Forecast For The Six Months Ending June 30, 2011” in this document. The bases and assumptions on which the above profit forecast has been prepared are summarized in the section headed “Profit Forecast” in Appendix III to this document. The Directors have prepared the forecast consolidated profit attributable to the owners of our Company for the six months ending June 30, 2011 based on the unaudited consolidated results based on the management accounts of the Group for the three months ended March 31, 2011 and a forecast of the consolidated results of the Group for the remaining three months ending June 30, 2011. The forecast has been prepared on a basis consistent in all material respects with the accounting policies presently adopted by the Group as set out in Note [●] of Section A of the Accountant’s Report, the text of which is set out in Appendix IA to this document.

(2)	The unaudited forecast earnings per Share on a pro forma basis is calculated by dividing the estimated profit attributable to the owners of our Company for the period ending June 30, 2011 by 3,800,000,001 Shares as if such Shares had been in issue on January 1, 2010. The number of Shares used in this calculation includes the Shares in issue as of the date of this document and the Shares to be issued pursuant to [●] but excludes any Shares which may be issued pursuant to the exercise of any options which may be granted pursuant to the Share Option Scheme or any shares which may be issued or repurchased pursuant to the general mandate.

The Company undertakes to the Stock Exchange that the interim report for the six months ending June 30, 2011 will be audited pursuant to Rule 11.18 of the Listing Rules.

Adjusted EBITDA Forecast

The forecast adjusted EBITDA of our Company has been derived from and on the same bases and assumptions as the ‘Profit Forecast‘ in Appendix III to this document. In the absence of unforeseen circumstances, forecast adjusted EBITDA for the six months ending June 30, 2011 is expected to be not less than HK$1,949.3 million. Adjusted EBITDA is used by management as the primary measure of operating performance of our Group’s properties and to compare the operating performance of our Group’s properties with that of its competitors. However, adjusted EBITDA should not be considered in isolation; construed as an alternative to profit or operating profit; treated as an indicator of our IFRS operating performance, other combined operations or cash flow data; or interpreted as an alternative to cash flow as a measure of liquidity. Adjusted EBITDA presented in this document may not be comparable to other similarly titled measures of other companies operating in the gaming or other business sectors. In addition, our adjusted EBITDA presented in this document may differ from adjusted EBITDA presented by MGM Resorts International for its Macau segment in its filings with the SEC. For a quantitative reconciliation of adjusted EBITDA to (loss)/profit for the year/period for the years ended December 31, 2008, 2009 and 2010, see the section headed “— Adjusted EBITDA” in this document.

Dividend Policy

Our Shareholders will be entitled to receive dividends we declare. Any amount of dividends we pay will be at the absolute discretion of our Directors and will depend on our future operations and earnings, development pipeline, capital requirements and surplus, general financial conditions, contractual restrictions and other factors which our Directors consider relevant. Other limitations on our ability to declare and pay dividends include the fact that, as a holding company, we are dependent upon the receipt of cash contributions from our subsidiaries, principally MGM Grand Paradise, to fund any dividend payments that we make. However, our subsidiaries must in turn

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FINANCIAL INFORMATION

comply with their constitutional documents and the laws and regulations of their jurisdictions of incorporation, which in the case of MGM Grand Paradise is Macau.

Pursuant to Article 198 of the Macau Commercial Code, if any entity has losses brought forward from previous years, any profit for the current accounting period cannot be distributed to shareholders without first covering the losses brought forward from those prior periods. For details of our financial performance during the Track Record Period, see the section headed “Financial Information” and Appendix IA to this document.

Pursuant to Article 432 of the Macau Commercial Code, at least 10% of MGM Grand Paradise’s annual profits must be retained as a legal reserve until such legal reserve reaches an amount equal to 25% of MGM Grand Paradise’s share capital of MOP 200 million. MGM Grand Paradise’s exemption from the Complementary Tax does not apply to the dividends to be distributed by MGM Grand Paradise. Dividends and other distributions that we receive from MGM Grand Paradise are subject to the Complementary Tax at a rate of up to 12%. As we are not subject to Macau Complementary Tax for dividends paid prior to the completion of the Reorganization, no deferred tax provision has been made by us on the undistributed earnings of MGM Grand Paradise during the Track Record Period.

Upon the completion of the Reorganization, however, we will be subject to Macau Complementary Tax on dividends paid by MGM Grand Paradise. MGM Grand Paradise plans to make arrangements with the Macau Government to settle the Complementary Tax due by paying a flat annual fee regardless of the amount of distributable dividends. If such arrangements are not approved, we will be required to recognize deferred tax liabilities for taxable temporary differences associated with our investment in MGM Grand Paradise.

Moreover, under the credit agreement MGM Grand Paradise entered into with a syndicate of lenders on July 27, 2010, MGM Grand Paradise is not permitted to declare, make or pay any dividends if its pro forma leverage ratio exceeds 4:1 and, to the extent the pro forma leverage ratio exceeds 3.5:1, may only pay dividends if it concurrently prepays an equal amount under the term loans then outstanding under the credit agreement. Accordingly, MGM Grand Paradise may not be able to distribute 100% of its annual profits to us as cash dividends.

As at March 31, 2011, the leverage ratio of MGM Grand Paradise under this credit agreement is approximately 1.60. Subsequent to December 31, 2010, total dividends of MOP490.0 million have been declared and paid to the Shareholders after retaining as legal reserve the full amount of MOP50 million required pursuant to Article 432 of the Macau Commercial Code.

Distributable Reserves

Under the Cayman Companies Law, our share premium may be distributed, subject to the provisions of our Memorandum or Articles and provided that immediately following the date on which the dividend is proposed to be distributed, we will be in a position to pay off our debts as and when they fall due in the ordinary course of business.

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FUTURE PLANS

FUTURE PLANS

For a detailed description of our future plans, see the section headed “Business — Our Strategies” in this document.

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APPENDIX IA	ACCOUNTANTS’ REPORT

[DATE]

The Directors
MGM Grand Paradise Limited
J.P. Morgan Securities (Asia Pacific) Limited
Morgan Stanley Asia Limited
Merrill Lynch Far East Limited

Dear Sirs,

We set out below our report on the financial information (“Financial Information”) regarding MGM Grand Paradise Limited (“MGM Grand Paradise”) and its subsidiaries (hereinafter collectively referred to as the “MGM Grand Paradise Group”) for each of the three years ended December 31, 2010 (the “Track Record Period”) for inclusion in the document of MGM China Holdings Limited (the “Company”) dated [          ] (the “Document”).

MGM Grand Paradise was incorporated in the Macau Special Administrative Region (“Macau SAR”) with limited liability by shares on June 17, 2004 for the principal purpose of operating casino games of chance and other casino games (“gaming operations”) and the related hotel and resort facilities. MGM Grand Paradise commenced its gaming operations on December 18, 2007.

As at the date of this report and December 31, 2008, 2009 and 2010, MGM Grand Paradise has the following subsidiaries:

		Issued and fully	Attributable
	Place and date of	paid share	equity interest
	incorporation/	capital/quota	of the Group				Principal
Name of subsidiary	establishment	capital	2008	2009	2010	[Date of this report]	activities

Alpha Landmark Enterprises Limited*	British Virgin Islands February 8, 2005	US$1	100%	100%	100%	[100%]	Inactive
Alpha Vision Investment Limited*	British Virgin Islands February 8, 2005	US$1	100%	100%	100%	[100%]	Inactive
Apexworth Developments Limited*	British Virgin Islands February 8, 2005	US$1	100%	100%	100%	[100%]	Inactive
Breve, S.A.*	Macau August 13, 2004	MOP1,000,000	100%	100%	100%	[100%]	Inactive
Golden Rice Bowl Limited*	Macau April 24, 2007	MOP25,000	100%	100%	100%	[100%]	Inactive
MGM Grand Paradise (HK) Limited (“MGM Grand Paradise HK”)*	Hong Kong October 15, 2004	HK$2	100%	100%	100%	[100%]	Management and administrative services for group company
Prime Hotel Management Limited (formerly known as Alfa, S.A.)*	Macau August 13, 2004	MOP1,000,000	100%	100%	100%	[100%]	Hotel management services
Terra C Sub, S.A.*	Macau August 13, 2004	MOP1,000,000	100%	100%	100%	[100%]	Inactive

*	Directly owned by MGM Grand Paradise

The financial year end date of the companies now comprising the MGM Grand Paradise Group is December 31.

The statutory consolidated financial statements of MGM Grand Paradise of each of the three years ended December 31, 2010 were prepared in accordance with Financial Reporting Standards of Macau Special Administrative Region (“Macau SAR”) and Deloitte Touche Tohmatsu — Sociedade de Auditores have acted as auditor of MGM Grand Paradise and its subsidiaries for such financial statements. The statutory financial statements of MGM Grand Paradise HK for each of the three years ended December 31, 2010 were prepared in accordance with Hong Kong Financial Reporting

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APPENDIX IA	ACCOUNTANTS’ REPORT

Standards issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”) and were audited by us. No audited statutory financial statements have been prepared for other subsidiaries since their respective dates of incorporation as there is no statutory requirement to do so.

For the purpose of this report, the directors of MGM Grand Paradise have prepared the consolidated financial statements of the MGM Grand Paradise Group for the Track Record Period in accordance with International Financial Reporting Standards (the “Underlying Financial Statements”). We have undertaken an independent audit on the Underlying Financial Statements in accordance with Hong Kong Standards on Auditing issued by the HKICPA.

We have examined the Underlying Financial Statements in accordance with the Auditing Guideline 3.340 “Prospectus and the Reporting Accountant” as recommended by the HKICPA. The Financial Information of the MGM Grand Paradise Group for the Track Record Period set out in this report has been prepared from the Underlying Financial Statements. No adjustments are considered necessary to adjust the Underlying Financial Statements for the purpose of preparing our report for inclusion in the document.

The Underlying Financial Statements are the responsibility of the directors of MGM Grand Paradise who approve their issue. The directors of the MGM Grand Paradise are responsible for the contents of the document in which this report is included. It is our responsibility to compile the Financial Information set out in this report from the Underlying Financial Statements, to form an independent opinion on the Financial Information and to report our opinion to you.

In our opinion, the Financial Information gives, for the purpose of this report, a true and fair view of the state of affairs of the MGM Grand Paradise Group as at December 31, 2008, 2009 and 2010 and of the results and cash flows of the MGM Grand Paradise Group for each of the three years ended December 31, 2010.

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APPENDIX IA	ACCOUNTANTS’ REPORT

A. FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR EACH OF THE YEAR ENDED DECEMBER 31, 2008, 2009 AND 2010

		Year ended December 31,
	Notes	2008	2009	2010
		HK$’000	HK$’000	HK$’000

OPERATING REVENUE

Casino revenue	6	6,603,357	7,455,854	12,126,848
Other revenue	7	313,100	271,232	307,880

		6,916,457	7,727,086	12,434,728
OPERATING COSTS AND EXPENSES
Special gaming tax and special levy to the Macau Government	9	(3,432,763)	(4,028,679)	(6,480,269)
Staff costs		(1,275,639)	(1,147,384)	(1,188,424)
Operating and administrative expenses	10	(1,345,802)	(1,393,709)	(1,967,699)

Depreciation and amortization		(746,986)	(793,084)	(777,780)

		(6,801,190)	(7,362,856)	(10,414,172)

Operating profit		115,267	364,230	2,020,556
Interest income		8,311	305	1,299
Finance costs	11	(450,681)	(531,671)	(450,516)

Net foreign currency difference		30,626	663	(5,012)

(Loss)/profit before taxation		(296,477)	(166,473)	1,566,327
Taxation	12	(186)	(658)	(292)

(Loss)/profit for the year and total comprehensive (loss)/income attributable to owners of MGM Grand Paradise	13	(296,663)	(167,131)	1,566,035

Earnings per share-basic	15	[●]	[●]	[●]

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APPENDIX IA	ACCOUNTANTS’ REPORT

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AT DECEMBER 31, 2008, 2009 AND 2010

		As at December 31,
	Notes	2008	2009	2010
		HK$’000	HK$’000	HK$’000

NON-CURRENT ASSETS

Property and equipment	16	5,903,595	5,794,070	5,351,259
Subconcession premium	17	1,427,848	1,301,296	1,174,048
Land use right premium	18	409,442	390,196	370,950
Other assets	19	68,583	5,341	6,058
Construction in progress	16	311,169	21,070	28,827

		8,120,637	7,511,973	6,931,142

CURRENT ASSETS

Inventories	20	40,983	44,240	63,848
Trade receivables	21	357,814	840,691	1,137,422
Prepayments, deposits and other receivables	22	30,978	75,693	77,314
Land use right premium — short term	18	19,246	19,246	19,246

Amount due from a related company	37(a)(i)	—	97	72,471
Bank balances and cash	23	1,448,468	1,975,711	1,922,723

		1,897,489	2,955,678	3,293,024

CURRENT LIABILITIES
Payables and accrued charges	24	1,487,980	1,734,940	2,706,145

Bank borrowings — due within 12 months	25	401,057	1,062,735	—
Deposits and advances	26	96,665	201,272	135,103
Construction retention payable — due within 12 months		108,237	8,319	3,433
Amounts due to related companies	37(a)(ii)	11,933	180	11,681
Taxation payable		—	274	225

		2,105,872	3,007,720	2,856,587

Net current (liabilities)/assets		(208,383)	(52,042)	436,437

TOTAL ASSETS LESS CURRENT LIABILITIES		7,912,254	7,459,931	7,367,579

NON-CURRENT LIABILITIES

Bank borrowings — due after 12 months	25	6,066,768	5,658,508	5,886,730
Loans from shareholders	27	605,033	658,261	—
Loan from a related company	28	817,201	891,817	—
Construction retention payable — due after 12 months		4,776	—	—

		7,493,778	7,208,586	5,886,730

NET ASSETS		418,476	251,345	1,480,849

CAPITAL AND RESERVES

Share capital	29	194,175	194,175	194,175
Share premium	29	778,485	778,485	778,485
Equity reserve		630,256	630,256	293,725
(Deficit) retained earnings		(1,184,440)	(1,351,571)	214,464

Shareholders’ funds		418,476	251,345	1,480,849

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APPENDIX IA	ACCOUNTANTS’ REPORT

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR EACH OF THE YEAR ENDED DECEMBER 31, 2008, 2009 AND 2010

				(Deficit)
	Share	Share	Equity	retained
	capital	premium	reserve	earnings	Total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000
			(note 27)

As at January 1, 2008	194,175	778,485	630,256	(887,777)	715,139
Loss for the year	—	—	—	(296,663)	(296,663)

At December 31, 2008 and January 1, 2009	194,175	778,485	630,256	(1,184,440)	418,476
Loss for the year	—	—	—	(167,131)	(167,131)

At December 31, 2009 and January 1, 2010	194,175	778,485	630,256	(1,351,571)	251,345
Profit for the year	—	—	—	1,566,035	1,566,035
Reversal of equity reserve upon early repayment of shareholders’ loans	—	—	(336,531)	—	(336,531)

At December 31, 2010	194,175	778,485	293,725	214,464	1,480,849

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APPENDIX IA	ACCOUNTANTS’ REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR EACH OF THE YEAR ENDED DECEMBER 31, 2008, 2009 AND 2010

	Year ended December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

OPERATING ACTIVITIES
(Loss) profit before taxation	(296,477)	(166,473)	1,566,327
Adjustments for:
Allowance for doubtful debts, net	66,034	98,260	81,330
Depreciation and amortization	746,986	793,084	777,780
Interest expense	402,844	334,457	326,632
Bank fees and charges	47,837	197,214	123,884
Loss on disposal/write-off of property and equipment	1,584	4,818	31,362
Interest income	(8,311)	(305)	(1,299)
Exchange (gain) loss in relation to bank borrowings and loans from shareholders and a related company	(32,714)	(372)	20,535

Operating cash flows before movements in working capital	927,783	1,260,683	2,926,551
Increase in inventories	(10,666)	(2,285)	(19,608)
Increase in trade receivables	(397,886)	(581,137)	(378,061)
Increase in prepayments, deposits and other receivables	(11,996)	(11,603)	(35,082)
Decrease (increase) in amount due from a related company	371	(97)	(72,374)
(Increase) decrease in payables and accrued charges	(472,095)	359,047	996,698
Increase (decrease) in deposits and advances	88,077	104,607	(66,169)
Decrease in construction retention payable	(28,826)	(104,694)	(4,886)
Increase (decrease) in amounts due to related companies	11,124	(11,753)	11,501

Cash generated from operations	105,886	1,012,768	3,358,570
Tax paid	(387)	(384)	(341)
Interest received	8,311	305	1,299

NET CASH GENERATED BY OPERATING ACTIVITIES	113,810	1,012,689	3,359,528

INVESTING ACTIVITIES
Payments for construction in progress	(291,637)	(103,593)	(167,281)
Payments of developers’ fee capitalized to property and equipment	(132,711)	(24,507)	(4,157)
Proceeds from sale of property and equipment	334	193	2,643
Purchase of other assets	(12,519)	(700)	(8,866)
Purchase of property and equipment	(103,005)	(114,486)	(77,473)

NET CASH USED IN INVESTING ACTIVITIES	(539,538)	(243,093)	(255,134)

FINANCING ACTIVITIES
Proceeds from borrowings:
- Bank borrowings raised	1,886,664	1,772,664	7,425,943
- Repayment of bank borrowings	(858,000)	(1,518,555)	(8,074,292)
Repayment of loans from shareholders	—	—	(1,049,159)
Repayment of loan from a related company	—	—	(969,369)
Interest paid	(344,953)	(266,136)	(196,812)
Bank fees and charges paid	(80,229)	(230,326)	(293,693)

NET CASH GENERATED BY (USED IN) FINANCING ACTIVITIES	603,482	(242,353)	(3,157,382)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	177,754	527,243	(52,988)
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	1,270,714	1,448,468	1,975,711

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR, represented by bank balances and cash	1,448,468	1,975,711	1,922,723

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APPENDIX IA	ACCOUNTANTS’ REPORT

NOTES TO THE CONSOLIDATED FINANCIAL INFORMATION
FOR EACH OF THE YEAR ENDED DECEMBER 31, 2008, 2009 AND 2010

1.	GENERAL

The address of the registered office of MGM Grand Paradise and its principal place of business is Avenida Dr. Sun Yat Sen, NAPE, Macau. Particulars of the companies comprising the MGM Grand Paradise Group have been set out in the foregoing section.

MGM Grand Paradise has entered into a subconcession contract with Sociedade de Jogos de Macau, S.A. (“SJM”) for the operation of casino games of chance and other casino games in the Macau SAR in accordance with the terms and the conditions laid down in the subconcession contract dated April 19, 2005 (the “Subconcession Contract”). The subconcession period commenced on April 20, 2005 and will expire on March 31, 2020. Under the Subconcession Contract, MGM Grand Paradise is required to maintain share capital of not less than MOP200 million (equivalent to HK$194 million approximately). The Subconcession Contract also requires MGM Grand Paradise to pay fixed and variable premiums and levies to the Macau Government throughout the subconcession period (see note 36).

The financial statements are presented in Hong Kong dollars (“HK$”), the functional currency of MGM Grand Paradise and its subsidiaries.

2.	BASIS OF PREPARATION OF FINANCIAL INFORMATION

The Financial Information presents the consolidated statements of financial position of the MGM Grand Paradise Group as at December 31, 2008, 2009 and 2010 and its consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for the Track Record Period.

3.	APPLICATION OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRSs”)

For the purpose of preparing and presenting the Financial Information of the Track Record Period, the MGM Grand Paradise Group has consistently adopted IFRSs, International Accounting Standards (“IASs”), Amendments and Interpretations which are effective for the accounting periods beginning on January 1, 2010 throughout the Track Record Period.

Standards and Interpretations in issue not yet adopted

The MGM Grand Paradise Group has not early applied the following new and revised Standards, Amendments or Interpretations that have been issued but are not yet effective.

IFRSs (Amendments)	Improvements to IFRSs 2010[1]
IFRS 1 (Amendments)	Limited Exemption from Comparative IFRS 7 Disclosures for First-time Adopters[2]
IFRS 1 (Amendments)	Severe Hyperinflation and Removal of Fixed Dates for First-time Adopters[3]
IFRS 7 (Amendments)	Disclosures — Transfers of Financial Assets[3]
IFRS 9	Financial Instruments[4]
IAS 12 (Amendments)	Deferred Tax: Recovery of Underlying Assets[5]
IAS 24 (Revised)	Related Party Disclosures[6]
IAS 32 (Amendments)	Classification of Rights Issues[7]
IFRIC 14 (Amendments)	Prepayments of a Minimum Funding Requirement[6]
IFRIC 19	Extinguishing Financial Liabilities with Equity Instruments[2]

1	Effective for annual periods beginning on or after July 1, 2010 and January 1, 2011, as appropriate

2	Effective for annual periods beginning on or after July 1, 2010

3	Effective for annual periods beginning on or after July 1, 2011

4	Effective for annual periods beginning on or after January 1, 2013

5	Effective for annual periods beginning on or after January 1, 2012

6	Effective for annual periods beginning on or after January 1, 2011

7	Effective for annual periods beginning on or after February 1, 2010

IFRS 9 Financial Instruments introduces new requirements for the classification and measurement of financial assets and will be effective from January 1, 2013, with earlier application permitted. The Standard requires all recognized financial assets that are within the scope of IAS 39 Financial Instruments: Recognition and Measurement to be measured at either amortized cost or fair value. Specifically, debt investments that (i) are held within a business model whose objective is to collect the contractual cash flows and (ii) have contractual cash flows that are solely payments of principal and interest on the principal outstanding are generally measured at amortized cost. All other debt investments and equity

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APPENDIX IA	ACCOUNTANTS’ REPORT

investments are measured at fair value. The application of IFRS 9 might affect the classification and measurement of the MGM Grand Paradise Group’s financial assets.

The directors of MGM Grand Paradise anticipate that the application of the other new and revised Standards, Amendments and Interpretations will have no material impact on the financial performance and financial position of the MGM Grand Paradise Group.

4.	SIGNIFICANT ACCOUNTING POLICIES

The financial statements have been prepared on a historical cost basis and in accordance with International Financial Reporting Standards. The accounting policies are set out as below. In addition, the Financial Information includes applicable disclosures required by the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”) and by the Hong Kong Companies Ordinance.

Basis of consolidation

The consolidated financial statements incorporate the financial statements of MGM Grand Paradise and entities controlled by MGM Grand Paradise (its subsidiaries). Control is achieved where MGM Grand Paradise has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

The results of subsidiaries acquired or disposed during the year are included in the consolidated statement of comprehensive income from the effective date of acquisition or up to the effective date of disposal, as appropriate.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with those used by other members of the MGM Grand Paradise Group.

All intra-group transactions, balances, income and expenses are eliminated on consolidation.

Revenue recognition

Casino revenue is the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in the customers’ possession. Revenues are recognized net of sales incentives such as discounts and commissions to casino customers.

Other revenue comprises hotel, food and beverages, retail goods and other operating revenue and is recognized when services are rendered and goods are sold and it is probable that the economic benefits associated with the transaction will flow to the MGM Grand Paradise Group. Advanced deposits on rooms are recorded as accrued liabilities before services are provided to customers.

Interest revenue is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to that asset’s net carrying amount on initial recognition.

Inventories

Inventories consist of food and beverage, retail merchandise and operating supplies and are stated at the lower of cost and net realizable value. Cost is calculated using the weighted average cost method.

Property and equipment

Property and equipment including buildings held for use in the production of services, or for administrative purposes, are stated in the consolidated statement of financial position at cost, less subsequent accumulated depreciation and accumulated impairment losses, if any.

Construction in progress includes property and equipment in the course of construction for production, supply or administrative purposes and are carried at cost, less recognized impairment loss, if any. Construction in progress are classified to the appropriate categories of property and equipment when completed and ready for their intended use. Depreciation of these assets, on the same basis as other property assets, commences when the assets are ready for their intended use.

Art works and paintings are stated at cost less accumulated impairment losses.

Depreciation is recognized so as to write off the cost (other than art works and paintings and construction in progress) less their estimated residual values over their estimated useful lives, using the straight-line method.

An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property and equipment determined as the difference between the sales proceeds and the carrying amount of the asset is recognized in profit or loss in the period in which the item is derecognized.

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APPENDIX IA	ACCOUNTANTS’ REPORT

Impairment of tangible and intangible assets (other than financial assets)

At the end of each reporting period, the MGM Grand Paradise Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any).

Where it is not possible to estimate the recoverable amount of an individual asset, the MGM Grand Paradise Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. Where a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount, which would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

Leasehold land and building

The land and building elements of a lease of land and building are considered separately for the purpose of lease classification, unless the lease payments cannot be allocated reliably between the land and building elements, in which case, the entire lease is generally treated as a finance lease and accounted for as property and equipment. To the extent the allocation of the lease payments can be made reliably, leasehold interests in land are accounted for as operating leases and amortized over the lease term on a straight-line basis.

Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the consolidated statement of comprehensive income because it excludes items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The MGM Grand Paradise Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

Deferred tax liabilities are recognized for taxable temporary differences associated with investments in subsidiaries, except where the MGM Grand Paradise Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments are only recognized to the extent that it is probable that there will be sufficient taxable profits against which to utilize the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and assets reflects the tax consequences

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APPENDIX IA	ACCOUNTANTS’ REPORT

that would follow from the manner in which the MGM Grand Paradise Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the MGM Grand Paradise Group intends to settle its current tax assets and liabilities on a net basis or to realize the assets and settle the liabilities simultaneously.

Current and deferred tax are recognized in profit or loss, except when they relate to items that are recognized in other comprehensive income or directly in equity, in which case the tax is also recognized in other comprehensive income or directly in equity, respectively.

Other assets

Other assets comprise operating equipment such as chips, silverware, chinaware, linen and uniforms which are carried at cost less accumulated amortization and impairment loss and are amortized using the straight-line method over their estimated useful lives.

An item of other assets is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of other assets, determined as the difference between the sales proceeds and the carrying amount of the asset, is recognized in profit or loss in the period in which the item is derecognized.

Cash equivalents

Cash equivalents represent short-term highly liquid investments which are readily convertible into known amounts of cash.

Financial Instruments

Financial assets and financial liabilities are recognized in the consolidated statement of financial position when a group entity becomes a party to the contractual provisions of the instrument. Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial asset or financial liabilities at fair value through profit or loss are recognized immediately in profit or loss.

Financial assets

The MGM Grand Paradise Group’s financial assets are loans and receivables. All regular purchases or sales of financial assets are recognized and derecognized on a trade date basis.

Effective interest method

The effective interest method is a method of calculating the amortized cost of a debt instrument and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts (including all fees on points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the debt instrument, or, where appropriate, a shorter period of the net carrying amount on initial recognition.

Income is recognized on an effective interest basis for debt instruments.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Subsequent to initial recognition, loans and receivables (including accounts and other receivables, amount due from a related company and bank balances and cash) are measured at amortized cost using the effective interest method, less any impairment (see the accounting policy in respect of impairment of financial assets below).

Impairment of financial assets

Financial assets are assessed for indicators of impairment at the end of the reporting period. Financial assets are impaired where there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected.

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APPENDIX IA	ACCOUNTANTS’ REPORT

Objective evidence of impairment could include:

•	significant financial difficulty of the issuer or counterparty; or

•	default or delinquency in interest or principal payments; or

•	it becoming probable that the borrower will enter bankruptcy or financial re-organization.

For financial assets carried at amortized cost, an impairment loss is recognized in profit or loss when there is objective evidence that the asset is impaired, and is measured as the difference between the asset’s carrying amount and the present value of the estimated future cash flows discounted at the original effective interest rate.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of accounts receivables, where the carrying amount is reduced through the use of the allowance account. When a accounts receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss.

For financial assets measured at amortized cost, if, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the asset at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

Financial liabilities and equity

Debt and equity instruments issued by a group entity are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

An equity instrument is a contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities.

Effective interest method

The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or, where appropriate, a shorter period to the net carrying amount of initial recognition. Interest expense is recognized on an effective interest basis.

Financial liabilities

Financial liabilities (including payables, bank borrowings, deposits and advances, construction retention and land use right premium payable and amounts due to related companies) are subsequently measured at amortized cost using the effective interest method.

Equity instruments

Equity instruments issued by the MGM Grand Paradise Group are recorded at the proceeds received, net of direct issue costs.

Derecognition

The MGM Grand Paradise Group derecognizes a financial asset only when the contractual rights to receive cash flows from the asset expire or, when a financial asset is transferred, the MGM Grand Paradise Group has transferred substantially all the risks and rewards of ownership of the asset to another party.

On derecognition of a financial asset, the difference between the asset’s carrying amount and the sum of the consideration received and receivable and the cumulative gain or loss that had been recognized in other comprehensive income is recognized in profit or loss.

The MGM Grand Paradise Group derecognizes financial liabilities when, and only when, the MGM Grand Paradise Group’s obligations specified in the relevant contract are discharged, cancelled or expired. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in profit or loss.

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APPENDIX IA	ACCOUNTANTS’ REPORT

Sub-concession premium

Premium payments made for the grant of the subconcession are capitalized, carried at cost less accumulated amortization and accumulated impairment losses, if any, and amortized using the straight-line method over its estimated useful life which is from the date of commencement of gaming operations to the expiry of the Subconcession Contract.

Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale.

Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalization. All other borrowing costs are recognized in profit or loss in the period in which they are incurred.

Foreign currencies

In preparing the financial statements of each individual group entity, transactions in currencies other than the functional currency of that entity (foreign currencies) are recorded in the respective functional currency (i.e. the currency of the primary economic environment in which the entity operates) at the rates of exchanges prevailing on the dates of the transactions. At the end of the reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences are recognized in profit or loss in the period in which they arise.

Retirement benefit costs

Contributions to defined contribution retirement benefit plans are recognized as an expense when employees have rendered service entitling them to the contributions.

Leasing

Operating lease payments are recognized as an expense on a straight-line basis over the term of the relevant lease. Benefits received and receivable as an incentive to enter into an operating lease are recognized as a reduction of rental expense over the lease term on a straight-line basis.

5. KEY SOURCES OF ESTIMATION UNCERTAINTY

The key assumptions concerning the future, and other key sources of estimation uncertainty at the end of the reporting period that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below:

Impairment of property and equipment, subconcession premium and land use right premium

Determining whether property and equipment, the subconcession premium and the land use right premium are impaired requires an estimation of the future cash flows to be generated by the cash generating units and a suitable discount rate in order to calculate their present value. As at December 31, 2008, 2009 and 2010, the carrying amounts of property and equipment, the subconcession premium and the land use right premium are HK$5.9 billion, HK$5.8 billion and HK$5.4 billion, HK$1.4 billion, HK$1.3 billion and HK$1.2 billion and HK$429 million, HK$409 million and HK$390 million respectively and, based on management’s assessment, no impairment loss was considered necessary. Should there be any changes in such estimates, the impairment loss of property and equipment, subconcession premium and land use right premium will affect profit or loss in the period of the change.

Depreciation of property and equipment

The MGM Grand Paradise Group’s carrying amounts of property and equipment other than construction in progress and art works and paintings as at December 31, 2008, 2009 and 2010 is HK$5.8 billion, HK$5.7 billion and HK$5.3 billion, respectively. The MGM Grand Paradise Group depreciates the property and equipment, other than construction in progress and art works and paintings, over their estimated useful lives, using the straight-line method, commencing from the date the property and equipment are ready for the intended use. The useful lives that the MGM Grand Paradise Group estimated for property and equipment reflects the MGM Grand Paradise Group management’s estimate of the period that the MGM Grand Paradise Group intends to derive future economic benefits from the use of the assets.

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APPENDIX IA	ACCOUNTANTS’ REPORT

Should there be any changes in such estimates, the depreciation of property and equipment may vary with changes affecting profit or loss in the period of the change.

Allowance for doubtful debts

The MGM Grand Paradise Group issues markers and credit to approved gaming promoters, casino customers and hotel customers following background checks and investigations of their creditworthiness. An estimated allowance for doubtful accounts is maintained to reduce the MGM Grand Paradise Group’s receivables to their recoverable amount. The allowance is estimated based on a specific review of customer accounts and an evaluation of the amounts expected to be recovered with reference to past collection experience, current economic and business conditions and other relevant information. When the actual future cash flows are less than expected, a material impairment loss may arise. As at December 31, 2008, 2009 and 2010, the carrying amount of trade receivables is HK$358 million, HK$841 million and HK$1,137 million (net of allowance for doubtful debts of HK$57 million, HK$151 million and HK$232 million), respectively.

6.	CASINO REVENUE

Casino revenue represents the aggregate net difference between gaming wins and losses, net of sales incentives.

	Year ended December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

Casino revenue from
- VIP gaming operations	4,009,964	4,342,246	7,681,219
- Mass market table gaming operations	2,146,623	2,433,304	3,459,606
- Slot machine operations	446,770	680,304	986,023

	6,603,357	7,455,854	12,126,848

7.	OTHER REVENUE

Other revenue comprises:

	Year ended December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

Hotel rooms revenue	132,314	102,213	101,203
Food and beverages revenue	149,695	138,093	171,088
Retail goods and other services revenue	31,091	30,926	35,589

	313,100	271,232	307,880

From time to time, the MGM Grand Paradise Group provides hotel rooms, food and beverages, retail goods and other services to certain guests and customers without charges (the “Promotional Allowances”) and no revenue is recognized for such promotional activities. The retail value of the Promotional Allowances incurred during the Track Record Period is as follows:

	Year ended December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

Hotel rooms	120,935	186,217	258,496
Food and beverages	182,208	214,059	234,898
Retail goods and other services	4,527	8,473	10,282

	307,670	408,749	503,676

8.	SEGMENT INFORMATION

The MGM Grand Paradise Group currently operates in one operating segment which is the management of its casino, hotel, and food and beverage operations. A single management team reports to the MGM Grand Paradise Group’s President (being the chief operating decision-maker) who allocates resources and assesses performance based on the consolidated result for the year for the entire business comprehensively. Accordingly, the MGM Grand Paradise Group does not present separately segment information.

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APPENDIX IA	ACCOUNTANTS’ REPORT

During each of the reporting periods, all revenue is derived from customers in Macau SAR and almost all the non-current assets of the MGM Grand Paradise Group are located in Macau SAR. None of the customers of the MGM Grand Paradise Group contributed more than 10% of the total revenues during each of the reporting periods.

9.	SPECIAL GAMING TAX AND SPECIAL LEVY

According to the Subconcession Contract, MGM Grand Paradise is required to pay to the Macau Government a special gaming tax, gaming premium and special levies annually. The special gaming tax is assessed at the rate of 35% of the gross gaming revenue (being the aggregate net difference between gaming wins and losses before deducting sales incentives) of MGM Grand Paradise. Gaming premium is composed of (i) a fixed portion in an amount equal to MOP30 million (equivalent to approximately HK$29 million) and (ii) a variable portion that is calculated based on the number of gaming tables and gaming machines, including slot machines, operated by MGM Grand Paradise during the year. The special levy includes (i) an amount corresponding to 1.6% of the gross gaming revenue that will be available to a public foundation whose purposes are the promotion, study and development of cultural, social, economic, educative, scientific, academic and philanthropic activities in Macau and (ii) an amount corresponding to 2.4% of the gross gaming revenue for the purposes of urban development, tourism promotion and social security of Macau SAR.

10.	OPERATING AND ADMINISTRATIVE EXPENSES

Operating and administrative expenses comprise:

	Year ended December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

Advertising and promotion	173,169	199,258	335,261
Allowance for doubtful debts, net	66,034	98,260	81,330
Cost of food and beverages	171,523	146,942	173,940

Junket commission	414,138	533,528	912,835
Operating supplies	78,681	82,853	95,882
Others	305,399	222,168	258,482
Utilities and fuel	136,858	110,700	109,969

	1,345,802	1,393,709	1,967,699

11.	FINANCE COSTS

	Year ended December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

Interest on

- Bank borrowings wholly repayable within five years	333,861	226,788	198,142
- Loan from a related company not wholly repayable within five years	56,833	74,674	75,612
Effective interest on loans from shareholders	48,789	52,809	52,878
Bank fees and charges	80,229	197,214	123,884

Total borrowing costs	519,712	551,485	450,516
Less: amounts capitalized in the cost of qualifying assets	(69,031)	(19,814)	—

	450,681	531,671	450,516

Borrowing costs capitalized arose on the secured bank loan facilities as described in note 25 obtained for the construction of phase I and phase II of the casino and hotel complex of the MGM Grand Paradise Group (the “Complex”).

12.	TAXATION

	Year ended December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

Current tax
Macau	(86)	(354)	(98)
Hong Kong	(100)	(304)	(194)

	(186)	(658)	(292)

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APPENDIX IA	ACCOUNTANTS’ REPORT

No provision for Macau Complementary Tax has been provided by MGM Grand Paradise as, pursuant to the approval notice 186/2008 issued by the Macau Government dated June 19, 2008, MGM Grand Paradise is exempted from Macau Complementary Tax for income generated from gaming operations for 5 years from 2007 to 2011. Macau Complementary Tax and Hong Kong profits tax was provided by the MGM Grand Paradise’s subsidiaries on their estimated taxable profit for the year ended December 31, 2008, 2009 and 2010.

Macau Complementary Tax is calculated at progressive rates up to a maximum of 12% of the estimated assessable profits throughout the Track Record Period. Hong Kong profits tax is calculated at 16.5% for the year ended December 31, 2008, 2009 and 2010 of the estimated assessable profits of each year.

The tax charge for the year can be reconciled to the (loss) profit in the consolidated statement of comprehensive income as follows:

	Year ended December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

(Loss) profit before tax	(296,477)	(166,473)	1,566,327

Tax at applicable income tax rate of 12%	35,577	19,977	(187,959)
Effect of tax exemption granted to MGM Grand Paradise	142,107	137,676	322,231
Effect of tax losses not recognized	(177,812)	(157,865)	(134,272)
Effect of different tax rates of MGM Grand Paradise Group entities operating in jurisdictions other than Macau SAR	(133)	(154)	(194)
Others	75	(292)	(98)

	(186)	(658)	(292)

At the end of the reporting period, the MGM Grand Paradise Group has unused tax losses (subject to agreement by the relevant tax authority) and deductible temporary difference as follows:

	As at December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

Arising from unused tax losses	1,371,613	2,522,667	3,689,232
Arising from pre-opening expenses	488,685	389,425	290,165

	1,860,298	2,912,092	3,979,397

At December 31, 2008, 2009 and 2010, tax losses of approximately HK$1,371.6 million, HK$2,522.7 million and HK$3,689.2 million respectively will expire in three years from the year of assessment.

The Directors of the MGM Grand Paradise Group have considered (i) the nature of business of MGM Grand Paradise which is a game of chance with inherent risk that increases the unpredictability of future profit streams; (ii) that pursuant to the approval notice 186/2008 issued by the Macau Government dated June 19, 2008,MGMGrand Paradise is exempted from Macau Complementary Tax for income generated from gaming operations for 2011; and (iii) the fact that tax losses can only be utilized in three years from the year of assessment. After taking into account of the above factors, the Directors of the MGM Grand Paradise Group are of the view that it may not be probable that taxable profits will be available against which those unutilized tax losses and that deductible temporary differences can be utilized. As a result, no deferred tax assets have been recognized.

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APPENDIX IA	ACCOUNTANTS’ REPORT

13.	(LOSS)/PROFIT FOR THE YEAR

	Year ended December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

(Loss)/profit for the year has been arrived at after charging (crediting):
Directors’ remuneration	—	—	—
Retirement benefits scheme contributions for other staff	26,227	22,519	22,750
Other staff costs	1,249,412	1,124,865	1,165,674

	1,275,639	1,147,384	1,188,424
Amortization in respect of:
- land use right premium	19,299	19,246	19,246
- subconcession premium	127,247	126,552	127,248
- other assets	63,588	62,970	8,149
Depreciation of property and equipment	536,852	584,316	623,137

	746,986	793,084	777,780
Auditor’s remuneration	4,287	4,136	1,811
Loss on disposal/write-off of property and equipment	1,584	4,818	31,362
Operating lease rentals in respect of
- leasehold land	2,844	2,844	2,844
- office premises	5,721	4,292	2,151
- staff accommodation	684	76	31
- warehouse	4,596	5,016	9,196
- office equipment	9,129	10,746	9,892

14.	DIRECTORS’ AND EMPLOYEES’ EMOLUMENTS

No emoluments were paid by the MGM Grand Paradise Group to the directors during the Track Record Period as their emoluments were borne by the shareholders and were not charged to the MGM Grand Paradise Group throughout the Track Record Period. It is not practical to allocate the remuneration for their services to the MGM Grand Paradise Group and other entities related to the shareholders. None of the directors has waived any emoluments in each of the three years ended December 31, 2010.

No emoluments were paid to any directors as an inducement to join or upon joining the MGM Grand Paradise Group or as compensation for loss of office during each of the three years ended December 31, 2010.

The emoluments of the five individuals with the highest emoluments in the MGM Grand Paradise Group were as follows:

	Year ended December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

Salaries and other benefits	16,125	21,444	21,901
Contributions to retirement benefits schemes	327	783	783
Discretionary and performance related incentive payments (note)	7,469	8,263	14,445

	23,921	30,490	37,129

Note:	The discretionary and performance related incentive payments are determined based on the MGM Grand Paradise Group’s performance and individuals’ contribution to the MGM Grand Paradise Group.

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APPENDIX IA	ACCOUNTANTS’ REPORT

Their emoluments were within the following bands:

	Year ended December 31,
	2008	2009	2010
	No. of	No. of	No. of
	employees	employees	employees

HK$3,500,001 to HK$4,000,000	1	2	1
HK$4,000,001 to HK$4,500,000	2	1	1
HK$4,500,001 to HK$5,000,000	1	—	1
HK$5,500,001 to HK$6,000,000	—	1	—
HK$6,500,001 to HK$7,000,000	1	—	—
HK$7,000,001 to HK$7,500,000	—	—	1
HK$12,500,001 to HK$13,000,000	—	1	—
HK$16,500,001 to HK$17,000,000	—	—	1

No emoluments were paid to any of these five individuals with the highest emoluments in the MGM Grand Paradise Group as an inducement to join or upon joining the MGM Grand Paradise Group or as compensation for loss of office during each of the three years ended December 31, 2010.

15.	EARNINGS PER SHARE

The calculation of the basic earnings per share for the Track Record Period is based on the followings:

	Year ended December 31,
	2008	2009	2010

(Loss)/profit for the year and total comprehensive loss/income attributable to owners of MGM Grand Paradise for the purpose of basic earnings per share	(296,663)	(167,131)	1,566,035

Number of shares weighted average number of ordinary shares for the purpose of basic earnings per share	[●]	[●]	[●]

[The number of shares for the purpose of basic earnings per share has been determined assuming the capitalization issue as detailed in Appendix [     ] of the document occurred on the first day of the Track Record Period.]

The MGM Grand Paradise Group has no potential ordinary shares in the Track Record Period.

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APPENDIX IA	ACCOUNTANTS’ REPORT

16.	PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS

			Furniture,	Gaming	Computer	Art works		Property and
		Leasehold	fixtures and	machines and	equipment	and		equipment	Construction	Grand
	Buildings	improvements	equipment	equipment	and software	paintings	Vehicles	total	in progress	total
	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

COST
At January 1, 2008	4,430,421	1,133,687	409,112	201,009	142,174	45,238	6,494	6,368,135	5,019	6,373,154
Additions	—	44,229	15,361	32,800	10,762	21,511	38	124,701	376,204	500,905
Transfers	36,428	27,631	5,461	—	—	534	—	70,054	(70,054)	—
Reclassification	—	—	4,946	(4,179)	(2,338)	—	1,571	—	—	—
Adjustment upon finalization of costs	(45,892)	(660)	(17,846)	(2,878)	(21,521)	(3,937)	(165)	(92,899)	—	(92,899)
Disposal/written-off	—	(1,509)	(305)	—	(859)	(14)	—	(2,687)	—	(2,687)

At December 31, 2008 and January 1, 2009	4,420,957	1,203,378	416,729	226,752	128,218	63,332	7,938	6,467,304	311,169	6,778,473
Additions	52,476	28,088	11,488	9,500	27,151	7	—	128,710	124,808	253,518
Transfers	317,141	65,696	15,371	7,248	81	—	—	405,537	(405,537)	—
Reclassification	—	—	(31)	(208)	239	—	—	—	—	—
Adjustment upon finalization of costs	(53,219)	(24)	(1,193)	—	—	(9)	—	(54,445)	(9,370)	(63,815)
Disposal/written-off	—	(2,723)	(1,975)	(3,293)	(182)	(50)	—	(8,223)	—	(8,223)

At December 31, 2009 and January 1, 2010	4,737,355	1,294,415	440,389	239,999	155,507	63,280	7,938	6,938,883	21,070	6,959,953
Additions	29,505	22,929	10,324	11,205	3,954	1,388	16	79,321	167,281	246,602
Transfers	68,762	36,533	13,867	27,623	10,883	12	—	157,680	(157,680)	—
Reclassification	—	—	(2,002)	2,173	(171)	—	—	—	—	—
Adjustment upon finalization of costs	(11,557)	(2,866)	(7,525)	(94)	(628)	—	—	(22,670)	(1,844)	(24,514)
Disposal/written-off	(28,361)	(12,891)	(5,754)	(8,822)	(333)	(164)	—	(56,325)	—	(56,325)

At December 31, 2010	4,795,704	1,338,120	449,299	272,084	169,212	64,516	7,954	7,096,889	28,827	7,125,716

DEPRECIATION

At January 1, 2008	(8,622)	(8,654)	(4,334)	(1,706)	(4,260)	—	(50)	(27,626)	—	(27,626)
Eliminated on disposal/write-off	—	439	76	—	254	—	—	769	—	769
Charge for the year	(222,647)	(139,798)	(85,724)	(45,125)	(41,784)	—	(1,774)	(536,852)	—	(536,852)

At December 31, 2008 and January 1, 2009	(231,269)	(148,013)	(89,982)	(46,831)	(45,790)	—	(1,824)	(563,709)	—	(563,709)
Eliminated on disposal/write-off	—	1,203	823	1,083	103	—	—	3,212	—	3,212
Charge for the year	(233,045)	(150,741)	(89,070)	(51,691)	(58,182)	—	(1,587)	(584,316)	—	(584,316)

At December 31, 2009 and January 1, 2010	(464,314)	(297,551)	(178,229)	(97,439)	(103,869)	—	(3,411)	(1,144,813)	—	(1,144,813)
Eliminated on disposal/write-off	3,969	10,707	3,215	4,131	298	—	—	22,320	—	22,320
Charge for the year	(255,290)	(166,428)	(91,139)	(58,639)	(50,051)	—	(1,590)	(623,137)	—	(623,137)

At December 31, 2010	(715,635)	(453,272)	(266,153)	(151,947)	(153,622)	—	(5,001)	(1,745,630)	—	(1,745,630)

CARRYING AMOUNT
At December 31, 2008	4,189,688	1,055,365	326,747	179,921	82,428	63,332	6,114	5,903,595	311,169	6,214,764

At December 31, 2009	4,273,041	996,864	262,160	142,560	51,638	63,280	4,527	5,794,070	21,070	5,815,140

At December 31, 2010	4,080,069	884,848	183,146	120,137	15,590	64,516	2,953	5,351,259	28,827	5,380,086

At December 31, 2008, 2009 and 2010, borrowing costs of HK$407 million, HK$496 million and HK$496 million respectively have been capitalized in the MGM Grand Paradise Group’s property and equipment and HK$69 million was capitalized in construction in progress at December 31, 2008. The additions to construction in progress during the year ended December 31, 2010 mainly include renovation work on the Complex. This renovation work involves modification of parts of the Complex which resulted in certain items of property and equipment being written off.

According to the subconcession contract, certain property and equipment related to the casino have to be returned to the Macau Government at no cost upon the expiry of the Subconcession Contract in year 2020.

Other than construction in progress and art works and paintings, property and equipment are depreciated on a straight-line basis as follows:

Buildings — gaming	12.5 years or over the remaining term of the Subconcession Contract
Buildings — non-gaming	25 years or over the lease term of the land on which the buildings are located, whichever is shorter
Leasehold improvements	3 to 10 years
Furniture, fixtures and equipment	3 to 7 years
Gaming machines and equipment	3 to 5 years
Computer equipment and software	3 years
Vehicles	5 years

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APPENDIX IA	ACCOUNTANTS’ REPORT

17.	SUBCONCESSION PREMIUM

HK$’000

COST
At January 1, 2008, December 31, 2008, 2009 2010	1,560,000

AMORTIZATION
At January 1, 2008	(4,905)
Charge for the year	(127,247)

At December 31, 2008 and January 1, 2009	(132,152)
Charge for the year	(126,552)

At December 31, 2009 and January 1, 2010	(258,704)
Charge for the year	(127,248)

At December 31, 2010	(385,952)

CARRYING AMOUNT
At December 31, 2008	1,427,848

At December 31, 2009	1,301,296

At December 31, 2010	1,174,048

Pursuant to the agreement dated June 19, 2004 between MGM Grand Paradise and SJM, a company in which a close family member of certain directors of the MGM Grand Paradise Group has controlling beneficial interests, a subconcession premium of US$200 million (equivalent to approximately HK$1.56 billion) was paid by MGM Grand Paradise to SJM for the right to operate casino games of chance and other casino games in the Complex for a period of 15 years commencing on April 20, 2005.

18.	LAND USE RIGHT PREMIUM

HK$’000

COST
At January 1, 2008, December 31, 2008, 2009 and 2010	481,470

AMORTIZATION
At January 1, 2008	(33,483)
Charge for the year	(19,299)

At December 31, 2008 and January 1, 2009	(52,782)
Charge for the year	(19,246)

At December 31, 2009 and January 1, 2010	(72,028)
Charge for the year	(19,246)

At December 31, 2010	(91,274)

CARRYING AMOUNT
At December 31, 2008	428,688

At December 31, 2009	409,442

At December 31, 2010	390,196

Included in the consolidated statement of financial position as:

	As at December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

Current land use right premium	19,246	19,246	19,246
Non-current land use right premium	409,442	390,196	370,950

	428,688	409,442	390,196

The land use right premium represents payments made for the Complex, which is located in Macau, and are stated at cost less accumulated amortization and impairment and are amortize using the straight-line method over the estimated useful life of 25 years from the date when the land use right was granted on April 6, 2006.

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APPENDIX IA	ACCOUNTANTS’ REPORT

19.	OTHER ASSETS

HK$’000

COST
At January 1, 2008	121,992
Additions during the year	12,519

At December 31, 2008 and January 1, 2009	134,511
Additions during the year	700
Reclassification to inventories	(972)

At December 31, 2009 and January 1, 2010	134,239
Additions during the year	8,866
Disposal during the year	(63,812)

At December 31, 2010	79,293

AMORTIZATION
At January 1, 2008	(2,340)
Charge for the year	(63,588)

At December 31, 2008 and January 1, 2009	(65,928)
Charge for the year	(62,970)

At December 31, 2009 and January 1, 2010	(128,898)
Charge for the year	(8,149)
Eliminated on disposal	63,812

At December 31, 2010	(73,235)

CARRYING AMOUNT
At December 31, 2008	68,583

At December 31, 2009	5,341

At December 31, 2010	6,058

Other assets comprise of operating equipment such as chips, silverware, chinaware, linen and uniforms which are amortized over their estimated useful lives on the straight-line method at a rate of 50% per annum.

20.	INVENTORIES

	As at December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

Retail merchandise	521	579	1,375
Operating supplies	10,683	10,729	20,072
Food and beverages	29,779	32,932	42,401

	40,983	44,240	63,848

21.	TRADE RECEIVABLES

	As at December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

Trade receivables	414,367	992,005	1,369,780
Less: Allowance for doubtful debts	(56,553)	(151,314)	(232,358)

	357,814	840,691	1,137,422

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APPENDIX IA	ACCOUNTANTS’ REPORT

The MGM Grand Paradise Group grants unsecured credit lines, drawn by way of non-negotiable chips, to gaming promoters based on pre-approved credit limits. The MGM Grand Paradise Group issues markers to gaming promoters with a credit period of 30 days. The directors consider the outstanding receivables from gaming promoters are of good credit quality based on their credit histories and subsequent settlements. The MGM Grand Paradise Group also issues markers and credit to approved casino customers (“VIP gaming customers”) and provides credit to hotel customers following background checks and investigations of creditworthiness. The MGM Grand Paradise Group allows a credit period of 14 to 30 days on issuance of markers to its VIP gaming customers and 30 days to its hotel customers. Trade receivables are unsecured and non-interest bearing. The following is an analysis of trade receivables by age presented based on marker issuance date or invoice date:

	As at December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

Within 30 days	221,866	810,485	1,071,999
31 - 60 days	47,548	30,206	62,063
61 - 90 days	25,772	—	2,668
91 - 120 days	62,628	—	692

	357,814	840,691	1,137,422

The MGM Grand Paradise Group assesses the recoverability of trade receivables on an individual basis. Allowance for doubtful debts are recognized against trade receivables based on estimated recoverable amounts taking into account past default experience of the individual counterparty and an ongoing assessment of the counterparty’s current financial position. The MGM Grand Paradise Group usually recognizes full allowance against receivables due from casino customers aged over 120 days without subsequent settlement because historical experience has been that receivables that are past due beyond 120 days are generally irrecoverable. Trade receivables from hotel customers are not significant at the end of each reporting period.

Certain trade receivables are past due at the reporting date of which the MGM Grand Paradise Group has considered not impaired as they are either subsequently settled or there has not been a significant change in credit quality and the amounts are still considered recoverable. The average age of these receivables is 90 days as at December 31, 2008, 31 days as at December 31, 2009 and 50 days as at December 31, 2010. Ageing of trade receivables which are past due but not impaired based on marker issuance or invoice date is as follows:

	As at December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

31 - 60 days	47,548	30,206	62,063
61 - 90 days	25,772	—	2,668
91 - 120 days	62,628	—	692

	135,948	30,206	65,423

Movement in the allowance for doubtful debts during each year, which are substantially all related to casino customers, is as follows:

	2008	2009	2010
	HK$’000	HK$’000	HK$’000

At January 1,	—	56,553	151,314
Impairment losses recognized on trade receivables	66,034	110,749	186,097
Impairment losses reversed upon recovery	—	(12,489)	(104,767)
Amount written off as uncollectible	(9,481)	(3,499)	(286)

At December 31,	56,553	151,314	232,358

In determining the recoverability of trade receivables, the MGM Grand Paradise Group considers any change in credit quality of the trade receivables from the date credit was initially granted up to the end of the reporting period. Other than as discussed below, the concentration of credit risk is limited due to the debtor base being large and unrelated.

Included in trade receivables as at December 31, 2008 is an aggregate receivable (before allowance) of approximately HK$74 million that has been past due. After taking into account the subsequent settlements received and expected to be received from the debtor, the management of the MGM Grand Paradise Group is of the opinion that the receivable is partially impaired and an allowance of approximately HK$11 million has been provided as at December 31, 2008. During the year ended December 31, 2009, the MGM Grand Paradise Group has recognized an additional approximately HK$44 million allowance for the remaining balance due from the debtor. As at December 31, 2009, the MGM Grand Paradise Group has no receivable due from this debtor. Included in trade receivables as at December 31, 2010 is an

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APPENDIX IA	ACCOUNTANTS’ REPORT

aggregate receivable (before allowance) of approximately HK$120 million due from a single debtor that has not been past due. However, after taking into account the deterioration of the credit worthiness of this debtor, full provision of approximately HK$120 million has been made by management against this receivable. The remaining allowance recognized during each of the years ended December 31, 2008, 2009 and 2010 represents impairment on a large number of casino debtors who are individually determined to be impaired as they have defaulted in repayment of their debts.

The directors of the MGM Grand Paradise are of the opinion that the credit quality of the trade receivables that are neither past due nor impaired at end of each reporting period is of good quality.

22.	PREPAYMENTS, DEPOSITS AND OTHER RECEIVABLES

The MGM Grand Paradise Group’s prepayments, deposits and other receivables comprise:

	As at December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

Prepaid bank fees	—	33,461	—
Prepaid goods and services	6,804	22,464	40,902
Rental and other deposits	18,302	15,744	28,844
Other receivables	5,872	4,024	7,568

	30,978	75,693	77,314

23.	BANK BALANCES AND CASH

Bank balances carry interest at market rates which range from 0.02% to 0.4%, 0.0007% to 0.06% and 0.0006% to 0.07% per annum as at December 31, 2008, 2009 and 2010.

24.	PAYABLES AND ACCRUED CHARGES

	As at December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

Accrued commission and incentives	50,383	48,890	82,034
Accrued construction and renovation costs	264,440	40,755	33,256
Accrued liability for customer loyalty program	11,711	26,540	43,372
Accrued staff costs	140,961	139,156	180,843
Other payables and accrued charges	237,519	103,757	150,256
Outstanding chips liabilities	424,712	1,036,870	1,301,709
Special gaming tax and special levy payables	193,571	314,758	865,807
Trade payables	164,683	24,214	48,868

	1,487,980	1,734,940	2,706,145

The following is an analysis of trade payables by age based on the invoice date:

	As at December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

Within 30 days	150,535	15,585	39,789
31 - 60 days	11,683	1,975	7,530
61 - 90 days	468	769	1,120
91 - 120 days	852	209	199
Over 120 days	1,145	5,676	230

	164,683	24,214	48,868

The average credit period on purchases of goods is one month. The MGM Grand Paradise Group has financial risk management policies to ensure that all payables are paid within the credit timeframe.

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APPENDIX IA	ACCOUNTANTS’ REPORT

25.	BANK BORROWINGS

	As at December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

Bank borrowings represent:
Secured bank loan facilities of US$337,384,000 (“Tranche A”)	3,223,494	2,614,758	—
Secured bank loan facilities of HK$2,631,594,000 (“Tranche B”)	3,244,331	2,631,594	—
Secured bank loan facilities of US$90,711,000 and HK$771,870,000 (“Revolving Credit”)	—	1,474,891	—
Secured bank loan facilities of HK$4,290,000,000 (“Term loan”)	—	—	4,086,730
Secured bank loan facilities of HK$3,120,000,000 (“Revolving credit”)	—	—	1,800,000

	6,467,825	6,721,243	5,886,730

Carrying amount repayable:
On demand or within one year	401,057	1,062,735	—
More than one year, but not exceeding two years	1,215,900	2,939,130	214,500
More than two years, but not exceeding five years	4,850,868	2,719,378	5,672,230

	6,467,825	6,721,243	5,886,730

Less: Amount due within one year under current liabilities	(401,057)	(1,062,735)	—

	6,066,768	5,658,508	5,886,730

MGM Grand Paradise has signed a syndicated loan facilities agreement with an aggregate facility amount of US$700 million (equivalent to approximately HK$5.46 billion) on July 13, 2006 and increased the aggregate facility amount to US$1.1 billion (equivalent to approximately HK$8.53 billion) on February 4, 2008. The facility amount was reduced to US$900 million (equivalent to approximately HK$6.98 billion) as at December 31, 2009. The loan bears an aggregate rate of interest of (i) a margin, a factor based on MGM Grand Paradise’s leverage ratio and (ii) London Interbank Offered Rate (“LIBOR”) and Hong Kong Interbank Offered Rate (“HIBOR”) for US$ and HK$ borrowings respectively. Quarterly principal repayment of Tranche A and Tranche B under the loan facilities commenced in January 2009 and will be fully repaid in 2013 while the Revolving Credit will mature in 2011. Repayment of interest ranges from monthly to quarterly basis.

The draw downs were used to finance the construction of the Complex. The syndicated loan facilities are secured by a charge over the shares of MGM Grand Paradise and its subsidiaries including all its assets and all the assets of its subsidiaries.

During the year ended December 31, 2008, the MGM Grand Paradise Group has received a waiver letter for strict compliance with certain bank covenants from the banks for the fourth quarter of that year. The MGM Grand Paradise Group paid to the banks an amount of approximately HK$42 million for the waiver and this was recognized as an expense during the year.

During the year ended December 31, 2009, MGM Grand Paradise agreed with the banks to amend certain terms of the syndicated loan facilities (the “amended facilities”) and capped the aggregate facility amount at US$900 million (equivalent to approximately HK$6.98 billion). With the amendments, the banks waived compliance with certain covenants for 2009 and 2010. The MGM Grand Paradise Group paid to the banks certain fees totalling approximately HK$208 million for the purpose of amending certain terms and covenants in respect of 2009 and 2010. The amount of approximately HK$174 million in relation to 2009 was recognized as an expense during the year. The remaining amount of approximately HK$34 million in respect of 2010 was included as prepayment as at December 31, 2009. During the year ended December 31, 2010, the MGM Grand Paradise Group further paid bank fees totalling approximately HK$64 million in respect of the 2010 amendments which are similar to those for 2009 and an amount totalling approximately HK$98 million was recognized as an expense during that year. At December 31, 2009, all banking facilities then available to MGM Grand Paradise have been fully drawn.

The amended facilities, among other things, require the shareholders of MGM Grand Paradise to maintain an aggregate amount of US$26 million (equivalent to approximately HK$202 million) in freely transferable and immediately available funds in escrow accounts established with the banks. In the event that an event of default including a failure to meet certain covenants subsists on or after December 31, 2010, the shareholders irrevocably agree that the escrow funds can be called upon by the banks and applied directly in or towards prepayment of the amended facilities.

In July 2010, the MGM Grand Paradise Group fully repaid the syndicated loan facilities (the “existing facilities”) by entering into a new credit agreement with a limit of HK$7,410 million (the “new credit facilities”) with a different syndicate of banks and the requirement to maintain the aforesaid US$26 million (equivalent to approximately HK$202 million) in escrow is no longer required. The purpose of the new credit facilities is for early repayment in full of the existing banking facilities, paying any amount the lenders are entitled to receive as a result of early

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APPENDIX IA	ACCOUNTANTS’ REPORT

repayment of the existing banking facilities, other fees, costs and expenses payable in connection with the refinancing and all proper corporate purposes of the MGM Grand Paradise Group. The new credit facilities comprise a term loan facility and a revolving facility with a limit of HK$4,290 million and HK$3,120 million respectively. The term loan facility is denominated in HK$ and bears interest at a percentage rate per annum equals to the aggregate of a margin ranges from 3% to 4.5% and HIBOR. The revolving credit facility may be denominated in either HK$ or US$ and bears interest at a percentage rate per annum equal to the aggregate of the same margin and HIBOR or LIBOR as appropriate. The term loan facility is repayable on a quarterly basis commencing in July 2012 and will be fully repaid in July 2015 while each revolving credit loan will be repaid in full on the last date of the respective term but no later than July 2015. As at December 31, 2010, the MGM Grand Paradise Group incurred and paid miscellaneous charges and bank fees of approximately HK$222 million in relation to the new credit facilities.

Bank borrowings as at December 31, 2010 comprise:

HK$’000

Outstanding principal amount of bank borrowings	6,090,000
Less: Debt finance costs	(203,270)

Carrying amount as at December 31, 2010	5,886,730

The new credit facilities are secured by a charge over the shares of MGM Grand Paradise and its subsidiaries including all its assets and all the assets of its subsidiaries.

26.	DEPOSITS AND ADVANCES

Deposits and advances mainly represent funds deposited by casino customers for gaming purposes, which are unsecured, interest free and repayable on demand.

27.	LOANS FROM SHAREHOLDERS

Loans from shareholders are in the form of unsecured interest-free loan notes (the “Loan Notes”) with principal amounting US$135 million (equivalent to approximately HK$1 billion). Pursuant to the terms of the Instrument of the Unsecured Notes and the Subscription and Shareholders Agreement of MGM Grand Paradise, MGM Grand Paradise and its shareholders agree to procure that MGM Grand Paradise will, with effect from the opening of the Complex to the public (whether fully or partly) repay the Loan Notes, on a monthly basis, in an aggregate amount of US$30 million (equivalent to approximately HK$233 million) per annum. The repayment of the Loan Notes shall be increased to US$50 million (equivalent to approximately HK$388 million) per annum with effect from the repayment in full of the MGM Mirage Subordinated Facility (as defined below in note 28) of US$100 million (equivalent to approximately HK$775 million). The Loan Notes shall only be paid to the extent permitted by third party financing and after, and shall be subordinated to (i) any repayments due in respect of any third party financing of MGM Grand Paradise and any of its subsidiaries; and (ii) any interest due on any sums drawn down under the MGM Mirage Subordinated Facility from time to time, but shall be paid before, and in priority to, any repayment due in respect of any financing of MGM Grand Paradise and any of its subsidiaries (other than the Loan Notes) from shareholders and group companies of shareholders (including any capital repayments due under the MGM Mirage Subordinated Facility). The Loan Notes repayment shall be paid in equal monthly installments until the Loan Notes have been redeemed in full.

In accordance with IAS 39, the interest-free shareholders’ Loan Notes classified as financial liabilities are initially measured at fair value and are subsequently measured at amortized cost at each reporting date until full repayment. Management of MGM Grand Paradise has, pursuant to the terms of the relevant agreements and based on certain assumptions, estimated the fair value of the Loan Notes using the effective interest method (that is, discounting the future cash flows at the market rate of interest over the estimated repayment dates) and certain of these assumptions will be reassessed by management of MGM Grand Paradise on an annual basis. As a result, at the initial recognition of these Loan Notes, a fair value adjustment of approximately HK$630 million (equivalent to approximately US$81 million) was made to reduce the principal amount of the interest-free shareholders’ Loan Notes with a corresponding reserve of the same amount recognized in equity as deemed contribution from shareholders.

In addition, effective interest expenses of approximately US$6.3 million (equivalent to approximately HK$48.8 million), approximately US$6.8 million (equivalent to approximately HK$52.8 million), and approximately US$6.8 million (equivalent to approximately HK$52.9 million) were recognized in the statement of comprehensive income for each of the year ended December 31, 2008, 2009 and 2010 and the shareholders’ Loan Notes have been increased by the same amount at the end of the relevant reporting periods as a result of the accretion of these effective interest expenses.

As at December 31, 2010, the MGM Grand Paradise Group has repaid all the loans from shareholders. Consequently, the equity reserve of approximately HK$630 million recognized initially was reduced to approximately HK$294 million as at December 31, 2010 due to the early repayment of the loans.

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APPENDIX IA	ACCOUNTANTS’ REPORT

28.	LOAN FROM A RELATED COMPANY

The loan from MGM Resorts International Holdings Limited (formally known as MGM Mirage), the holding company of certain shareholders of MGM Grand Paradise, is in the form of an unsecured, interest bearing loan note with a principal amount of US$100 million (equivalent to approximately HK$775 million) (the “MGM Mirage Subordinated Facility”), carries an interest rate at the aggregate of a margin of 1% per annum and the weighted average interest rate of MGM Resorts International Holdings Limited’s long term borrowings. Interest shall accrue from day to day on the outstanding balance of the MGM Mirage Subordinated Facility and shall be paid in arrears each month following the date of the making of the first advance but shall be paid only to the extent that monthly cash flow surplus of the MGM Grand Paradise Group is available to meet the same. Interest due but not paid shall be deemed capitalized as part of the advances outstanding from the MGM Grand Paradise Group to the lender.

Pursuant to the terms of the MGM Mirage Subordinated Facility, the loan is repayable on a monthly basis, in and towards, repayment of the loan, the total amount of monthly cash flow surplus for the immediately preceding month provided that (i) all repayment, cash flow retention and other obligations or conditions in respect of MGM Grand Paradise third party financing arrangements have been paid, satisfied or waived in full for the relevant month; (ii) all payments of interest due in respect of the loan under the MGM Mirage Subordinated Facility have been settled; (iii) MGM Grand Paradise has settled the repayment of the loans from shareholders as discussed in note 27 for the relevant month; and (iv) any repayment shall be reduced by such amount as MGM Grand Paradise shall deem necessary for the purpose of preserving sufficient working capital for MGM Grand Paradise’s ongoing operations.

As at December 31, 2010, the MGM Grand Paradise Group has repaid all of the loan from a related party.

29.	SHARE CAPITAL AND PREMIUM

Authorized,
issued and fully paid
HK$’000

200,000 shares of MOP1,000 (equivalent to approximately HK$970) each at par issued on the date of incorporation, at January 1, 2008, December 31, 2008, December 31, 2009 and December 31, 2010	194,175

HK$’000
Share premium on issue of 200,000 shares on the date of incorporation, at January 1, 2008, December 31, 2008, December 31, 2009 and December 31, 2010	778,485

As part of the Group Reorganization as detailed in the section headed Reorganization in the Document, the existing shareholders of MGM Grand Paradise will convert the shares held by them in MGM Grand Paradise into Class A and Class B shares upon receipt of approval from the relevant authorities, which will become the holding company of MGM Grand Paradise upon completion of the Group Reorganization.

30.	RETIREMENT BENEFIT PLANS

      Defined contribution plan

The MGM Grand Paradise Group operates a retirement benefit plan for all qualifying employees. The assets of the plans are held separately from those of the MGM Grand Paradise Group in funds under the control of trustees.

The total expenses recognized in the consolidated statement of comprehensive income of approximately HK$26 million, HK$23 million, and HK$23 million represents contributions payable to the plan by the MGM Grand Paradise Group at rates specified in the rules of the plan during the year ended December 31, 2008, 2009 and 2010 respectively. As at December 31, 2008, 2009, 2010, contributions of approximately HK$9,500,000, HK$26,000 and HK$4,000,000 due in respect of the year ended December 31, 2008, 2009 and 2010 respectively had not been paid over to the plan. The amounts were paid subsequent to the end of the reporting periods.

31.	CAPITAL RISK MANAGEMENT

The MGM Grand Paradise Group manages its capital to ensure that entities in the MGM Grand Paradise Group will be able to continue as going concerns while maximizing the return to stakeholders through the optimization of the debt and equity balance. The MGM Grand Paradise Group’s overall strategy remains unchanged throughout the Track Record Period. The capital structure of the MGM Grand Paradise Group consists of net debt (borrowings offset by cash and bank balances) and equity of the MGM Grand Paradise Group (comprising issued capital and reserves).

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APPENDIX IA	ACCOUNTANTS’ REPORT

The MGM Grand Paradise Group’s management reviews the capital structure of the MGM Grand Paradise Group on a regular basis. As part of this review, the management considers the cost of capital and the risks associated with each component of the capital structure.

      Gearing ratio

The gearing ratio at end of the reporting period was as follows:

	As at December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

Debt (i)	7,890,059	8,271,321	5,886,730
Cash and bank balances	(1,448,468)	(1,975,711)	(1,922,723)

Net debt	6,441,591	6,295,610	3,964,007
Equity (ii)	418,476	251,345	1,480,849

Total capital	6,860,067	6,546,955	5,444,856

Gearing ratio (Net debt/Total capital)	93.9%	96.2%	72.8%

(i)	Debt is defined as long and short-term bank borrowings and loans from shareholders and a related company as described in notes 25, 27 and 28.
(ii)	Equity includes all capital and reserves of the MGM Grand Paradise Group that are managed as capital.

32.	FINANCIAL INSTRUMENTS

      Significant accounting policies

Details of the significant accounting policies and methods adopted (including the criteria for recognition, the bases of measurement, and the bases for recognition of income and expenses), for each class of financial asset, financial liability and equity instrument are disclosed in note 4 above.

Categories of financial instruments

	As at December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

Financial assets
Amortized cost
Amount due from a related company	—	97	72,471
Bank balances and cash	1,448,468	1,975,711	1,922,723
Other receivables	5,872	4,024	7,568
Rental and other deposits	18,302	15,744	28,844
Trade receivables	357,814	840,691	1,137,422

	1,830,456	2,836,267	3,169,028

Financial liabilities
Amortized cost
Amounts due to related companies	11,933	180	11,681
Bank borrowings	6,467,825	6,721,243	5,886,730
Construction retention payable	113,013	8,319	3,433
Deposits and advances	96,665	201,272	135,103
Loan from a related company	817,201	891,817	—
Loans from shareholders	605,033	658,261	—
Outstanding chips liabilities	424,712	1,036,870	1,301,709
Trade payables	164,683	24,214	48,868

	8,701,065	9,542,176	7,387,524

      Financial risk management objectives

The MGM Grand Paradise Group’s Treasury function provides services to the business, co-ordinates access to domestic and international financial markets, monitors and manages the financial risks relating to the operations of the MGM

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APPENDIX IA	ACCOUNTANTS’ REPORT

Grand Paradise Group. The risks associated with financial instruments include market risk (currency risk, fair value and cashflow interest rate risk and price risk), credit risk and liquidity risk.

The MGM Grand Paradise Group’s management manages and monitors risks and policies implemented to mitigate risk exposures on a timely and effective manner.

There has been no change to the types of the MGM Grand Paradise Group’s exposure in respect of financial instruments or the manner in which it manages and measures the risks during each of the three years ended December 31, 2010.

      Market risk

The MGM Grand Paradise Group’s activities expose it primarily to the financial risk of changes in foreign currency exchange rates and interest rates.

      Foreign currency risk management

The MGM Grand Paradise Group undertakes transactions and has raised bank loans denominated in foreign currencies; consequently, exposures to exchange rate fluctuations arise. The MGM Grand Paradise Group does not use any derivative contracts to hedge against its exposure to currency risk. Majority of its foreign currency exposures comprises liabilities denominated in US$ while the exchange rate of the HK$ is linked to the US$ and has remained relatively stable over past several years. The majority of the receipts of the MGM Grand Paradise Group are denominated in HK$. MOP denominated financial assets are not significant within the MGM Grand Paradise Group. MOP is pegged to the HK$ at a constant rate of approximately HK$1 : MOP1.03. The MGM Grand Paradise Group manages its foreign currency risk by closely monitoring the movement of the foreign currency rates. The carrying amounts of the MGM Grand Paradise Group’s foreign currency denominated monetary assets and monetary liabilities (including bank balance and cash, payables, bank borrowings, loans from shareholders and a related company) at the end of the reporting period are as follows:

	Assets
	As at December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

United States Dollars (“US$”)	228,479	24,644	26,722
Taiwan Dollars (“TW$”)	41,993	51,815	19,123
Singapore Dollars (“SG$”)	—	21,652	46,247
Macau Patacas (“MOP”)	32,244	31,833	28,300

	Liabilities
	As at December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

US$	4,645,728	4,867,856	—

      Foreign currency sensitivity analysis

The MGM Grand Paradise Group is mainly exposed to the effects of fluctuation in the US$. The following table details the MGM Grand Paradise Group’s sensitivity to a 1% increase and decrease in the HK$ against the US$. 1% is the sensitivity rate used internally for assessment of possible change in foreign exchange rates. The sensitivity analysis includes only outstanding foreign currency denominated monetary items and adjusts their translation at the reporting dates for a 1% change in foreign currency rates. A positive number below indicates a decrease in loss/an increase in profit where the HK$ strengthens 1% against the US$. For a 1% weakening of the HK$ against the US$, there would be an equal and opposite impact on the result, and the balance would be negative.

	Impact of US$
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

Sensitivity rate	1%	1%	1%
Loss/profit for the year	44,172	48,432	(267)

      Interest rate risk

The MGM Grand Paradise Group’s exposure to fair value interest rate risk to fixed-rate borrowings is minimal because the MGM Grand Paradise Group has been keeping borrowings at variable rates.

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APPENDIX IA	ACCOUNTANTS’ REPORT

The MGM Grand Paradise Group is exposed to cash flow interest rate risk in relation to variable-rate bank balances, bank borrowings and loan from related parties (see note 25 for details of the bank borrowings and note 28 for details of loan from a related company). The MGM Grand Paradise Group’s cash flow interest rate risk on bank balances is considered insignificant due to current low interest rate for bank deposit. The MGM Grand Paradise Group’s exposure to interest rates on financial liabilities is detailed in the liquidity risk management section of this note. The MGM Grand Paradise Group’s cash flow interest rate risk is mainly concentrated on the fluctuation of LIBOR arising from the MGM Grand Paradise Group’s United States dollar denominated borrowings and the fluctuation of HIBOR arising from the MGM Grand Paradise Group’s Hong Kong dollar denominated borrowings.

      Interest rate sensitivity analysis

The sensitivity analysis below have been determined based on the exposure to interest rates for the floating rate bank borrowings. The analysis is prepared assuming the financial instruments outstanding at the end of the reporting period were outstanding for the whole year. A 50 basis point increase or decrease throughout the Track Record Period is used internally for assessment of possible change in interest rate.

If interest rates had been 50 basis points higher/lower and all other variables were held constant, the MGM Grand Paradise Group’s loss for the year ended December 31, 2008, 2009 would increase/decrease by HK$28 million, HK$34 million respectively and the MGM Grand Paradise Group’s profit for the year ended December 31, 2010 would decrease/increase by HK$30 million. This is mainly attributable to the MGM Grand Paradise Group’s exposure to interest rates on its variable-rate bank borrowings.

      Credit risk

As at December 31, 2008, 2009 and 2010, the MGM Grand Paradise Group’s maximum exposure to credit risk which will cause a financial loss to the MGM Grand Paradise Group due to failure to discharge an obligation by the counterparties and financial guarantees provided by the MGM Grand Paradise Group is arising from:

•	the carrying amount of the respective recognized financial assets as stated in the consolidated statement of financial position; and

•	the amount of contingent liabilities in relation to a financial guarantee issued by the MGM Grand Paradise Group as disclosed in note 33.

In order to minimize the credit risk, the management of the MGM Grand Paradise Group has delegated a team responsible for determination of credit limits, credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. In addition, the MGM Grand Paradise Group reviews the recoverable amount of each individual trade debt at the end of each reporting period to ensure that adequate impairment losses are made for irrecoverable amounts. In this regard, the MGM Grand Paradise Group believes that no significant credit risk is inherent in the MGM Grand Paradise Group’s trade receivables which are not provided for.
The credit risk on liquid funds is limited because the counterparties are banks with high credit standing in Hong Kong and Macau SAR.

Other than concentration of credit risk of the debtor at December 31, 2008 which is discussed in more detail in note 21 and liquid funds which are deposited with several banks with high credit standing in Hong Kong and Macau SAR, the MGM Grand Paradise Group does not have any other significant concentration of credit risk. Trade receivables consist of a large number of casino customers, gaming promoters and hotel customers.

      Liquidity Risk

In the management of the liquidity risk, the MGM Grand Paradise Group monitors and maintains a level of cash and cash equivalents deemed adequate by the management to finance the MGM Grand Paradise Group’s operations and mitigate the effects of fluctuations in cash flows. The management monitors the utilization of borrowings and ensures compliance with loan covenants.

The MGM Grand Paradise Group relies on bank borrowings and loans from shareholders and a related company as a significant source of liquidity. As at December 31, 2009, the MGM Grand Paradise Group has drawn all the banking facilities available, details of which are set out in note 25.

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APPENDIX IA	ACCOUNTANTS’ REPORT

The following table details the MGM Grand Paradise Group’s remaining contractual maturity for its non-derivative financial liabilities based on the agreed repayment terms. The table has been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the MGM Grand Paradise Group can be required to pay. The table includes both interest and principal cash flows. To the extent that interest flows are floating rate, the undiscounted amount is derived from an interest rate curve at the end of the reporting period.

	Weighted	Repayable
	average	on demand or		3 months		Over	Total
	effective	less than	1-3	to	1-5	5	undiscounted	Carrying
	interest rate	1 month	months	1 year	years	years	cash flows	amount
	%	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

As at 12.31.2008
Trade payables	—	164,683	—	—	—	—	164,683	164,683
Outstanding chips liabilities	—	424,712	—	—	—	—	424,712	424,712
Bank borrowings	5.59%	125,455	13,614	500,862	6,415,277	—	7,055,208	6,467,825
Deposits and advances	—	96,665	—	—	—	—	96,665	96,665
Construction retention payable	—	—	—	108,237	4,776	—	113,013	113,013
Amounts due to related companies	—	11,933	—	—	—	—	11,933	11,933
Loans from shareholders (Note 1)	8.4%	—	—	—	155,020	892,140	1,047,160	605,033
Loan from a related company (Note 2)	7.05%	—	—	—	87,111	1,763,765	1,850,876	817,201
Financial guarantee contracts	—	493,000	—	—	—	—	493,000	—

		1,316,448	13,614	609,099	6,662,184	2,655,905	11,257,250	8,701,065

	Weighted	Repayable
	average	on demand or		3 months		Over	Total
	effective	less than	1-3	to	1-5	5	undiscounted	Carrying
	interest rate	1 month	months	1 year	years	years	cash flows	amount
	%	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

As at 12.31.2009
Trade payables	—	24,214	—	—	—	—	24,214	24,214
Outstanding chips liabilities	—	1,036,870	—	—	—	—	1,036,870	1,036,870
Bank borrowings	4.15%	197,813	—	1,014,304	5,925,956	—	7,138,073	6,721,243
Deposits and advances	—	201,272	—	—	—	—	201,272	201,272
Construction retention payable	—	—	—	8,319	—	—	8,319	8,319
Amounts due to related companies	—	180	—	—	—	—	180	180
Loans from shareholders (Note 1)	8.4%	—	—	—	387,800	660,036	1,047,836	658,261
Loan from a related company (Note 2)	8.64%	—	—	—	216,888	1,633,988	1,850,876	891,817
Financial guarantee contracts	—	494,000	—	—	—	—	494,000	—

		1,954,349	—	1,022,623	6,530,644	2,294,024	11,801,640	9,542,176

	Weighted	Repayable
	average	on demand or		3 months		Over	Total
	effective	less than	1-3	to	1-5	5	undiscounted	Carrying
	interest rate	1 month	months	1 year	years	years	cash flows	amount
	%	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000	HK$’000

As at 12.31.2010
Trade payables		48,868	—	—	—	—	48,868	48,868
Outstanding chips liabilities	—	1,301,709	—	—	—	—	1,301,709	1,301,709
Bank borrowings	5.09%	20,796	—	167,389	7,062,655	—	7,250,840	5,886,730
Deposits and advances	—	135,103	—	—	—	—	135,103	135,103
Construction retention payable	—	—	—	3,433	—	—	3,433	3,433
Amounts due to related companies	—	11,681	—	—	—	—	11,681	11,681
Financial guarantee contracts	—	300,000	—	—	—	—	300,000	—

		1,818,157	—	170,822	7,062,655	—	9,051,634	7,387,524

The amounts included above for variable interest rate instruments for non-derivative financial liabilities is subject to change if changes in variable interest rates differ to those estimates of interest rates determined at the end of the reporting period.

(Note 1)	As at December 31, 2008 and 2009, pursuant to the terms of the Instrument of the Unsecured Notes and the Subscription and Shareholders Agreement of MGM Grand Paradise as described in note 27, the

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APPENDIX IA	ACCOUNTANTS’ REPORT

management estimated that the monthly repayment of the Loan Notes would commence in May 2013 after the full repayment of the bank borrowings as described in note 25 and after repayment of the monthly interest due on any sums drawn down under the MGM Mirage Subordinated Facility as described in note 28. Therefore, the maturity analysis for the loans outstanding as at December 31, 2008 and 2009 were prepared on such basis. As discussed in note 27, the Loan Notes have been fully repaid as of December 31, 2010.

(Note 2)	As at December 31, 2008 and 2009, in the opinion of the directors of the MGM Grand Paradise Group, repayment of the MGM Mirage Subordinated Facility, which comprises the principal and any unpaid interest accrued and capitalized as part of the principal, will commence more than five years after each of the reporting dates based on their assessment on the availability of cash flows of the MGM Grand Paradise Group for repayment purposes. The repayment of the monthly interest will commence in May 2013, in priority of the monthly repayment of the Loan Notes. Therefore, the maturity analysis for the loan outstanding as at December 31, 2008 and 2009 were prepared on such basis. As discussed in note 28 the remaining balance of the loan from a related company has been fully repaid as of December 31, 2010.

Fair value

The fair value of financial assets and financial liabilities are determined in accordance with generally accepted pricing models based on discounted cash flow analysis using prices from observable market inputs.

The Directors of the MGM Grand Paradise consider that the carrying amounts of financial assets and financial liabilities recorded at amortized cost in the consolidated financial statements approximate their fair values.

33.	CONTINGENT LIABILITIES

At December 31, 2008, 2009 and 2010, the MGM Grand Paradise Group has given bank guarantees totalling HK$493 million, HK$494 million and HK$300 million respectively to certain parties, of which HK$488 million, HK$488 million and HK$294 million was issued in favor of the Macau Government as required in the subconcession contract, HK$0.6 million, HK$2 million and HK$2 million was issued in favor of a utility supplier and HK$4 million, HK$4 million and HK$4 million was issued in favor of a lessor, which is a related company and certain directors have non-controlling beneficial interests.

Based on management’s expectations, at each subsequent reporting date it is more likely than not that no amount will be payable by the MGM Grand Paradise Group to indemnify the bank under these arrangements. Consequently no liability for the guarantees has been recognized in the Financial Information of the MGM Grand Paradise Group for the Track Record Period.

34.	OPERATING LEASE COMMITMENTS

At the end of reporting period, the MGM Grand Paradise Group had outstanding commitments for future minimum lease payments under non-cancellable operating leases in respect of the leasehold land where the Complex is located (in addition to the prepaid land use right premium as detailed in note 18), rented office premises, warehouse, staff quarters, office equipment, light boxes and advertising booths which fall due as follows:

	As at December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

Within one year	24,513	24,982	22,011
More than one year and not longer than five years	42,322	29,439	21,016
More than five years	49,113	46,284	43,439

	115,948	100,705	86,466

Leases for office premises, warehouse and staff quarters are negotiated for an average term of three years and rentals are fixed for an average of three years. The lease for the leasehold land where the Complex is located is fixed for 25 years from April 2006.

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APPENDIX IA	ACCOUNTANTS’ REPORT

35.	CAPITAL COMMITMENTS

	As at December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

Capital expenditure in respect of construction and development of the Complex that have been
- authorized but not contracted for	491,510	108,424	43,081
- contracted but not accounted for	212,037	21,938	30,900

	703,547	130,362	73,981

36.	OTHER COMMITMENTS

Pursuant to the gaming contract signed with the Macau Government, MGM Grand Paradise has committed to pay an annual premium of approximately HK$29 million plus a variable premium calculated on the basis of the number of gaming tables and gaming devices operated by MGM Grand Paradise during the term of the Subconcession Contract when the gaming operations commenced business. A premium of approximately HK$99.4 million, HK$111.6 million and HK$115.1 million was paid to the Macau Government and was recognized in profit or loss and included in special gaming tax and special levy to the Macau Government for each of the years ended 2008, 2009 and 2010 respectively.

37.	RELATED PARTY TRANSACTIONS

Balances and transactions between MGM Grand Paradise and its subsidiaries, which are related parties of MGM Grand Paradise, have been eliminated on consolidation and are not disclosed in this note. Details of transactions between the MGM Grand Paradise Group and other related parties are disclosed below.

(a)(i)	Amount due from a related company represents the balance with a group company of certain shareholders. The amount is unsecured, non-interest bearing and repayable on demand. The maximum amount outstanding during the year ended December 31, 2009 and 2010 is HK$97,000 and HK$72 million respectively.

(a)(ii)	Amounts due to related companies represent balances with companies in which certain directors have non-controlling beneficial interests and holding company of certain shareholders. The amounts are unsecured non-interest bearing and repayable on demand.

Aging of amounts due to related companies

	As at December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

0 - 30 days	9,522	145	2,217
31 - 60 days	2,402	29	3,708
61 - 90 days	1	6	1,582
91 - 120 days	—	—	1,295
Over 120 days	8	—	2,879

	11,933	180	11,681

(b)(i)	During each of the three years ended December 31, 2010, the MGM Grand Paradise Group had the following significant transactions with related companies:

		Year Ended December 31,
Related parties	Type of transaction	2008	2009	2010
		HK$’000	HK$’000	HK$’000

Company in which certain directors have non-controlling beneficial interests	Travelling and accommodation	45,377	75,921	81,690
	Rental of premises	2,580	2,555	2,240
	Laundry services expenses	—	9,233	10,291
	Commission income	—	(2,090)	(2,449)
	Gift voucher purchased	—	—	4,661
	Decoration fees paid	3,694	—	—

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APPENDIX IA	ACCOUNTANTS’ REPORT

(b)(ii)	In the opinion of the directors of MGM Grand Paradise, the following related party transactions will also constitute connected transactions upon [●]:

		Year Ended December 31,
Related and connected parties	Type of transaction	2008	2009	2010
		HK$’000	HK$’000	HK$’000

Holding company of certain shareholders	Interest expenses	56,833	74,674	75,612
	Marketing expenses	—	—	9,248
Shareholders	Developers’ fees paid	27,919	15,626	1,846

Developers’ fees represents fees paid to shareholders for certain development support services in connection with the design and development of the Complex and are capitalized to construction in progress in each of the three years ended December 31, 2010.

In addition, from time to time, the MGM Grand Paradise Group and certain entities which directors of MGM Grand Paradise have non-controlling beneficial interests and the group companies of certain shareholders of the MGM Grand Paradise Group collect and/or make payment on behalf of each other at no service charges.

Other than interest expenses paid to holding company of certain shareholders, namely MGM Resorts International Holdings Limited, which was discontinued during the year ended December 31, 2010, all of the above connected transactions will continue after the IPO.

(c)	Compensation to key management personnel

The remuneration of key management during each of the three years ended December 31, 2010 was as follows:

	Year Ended December 31,
	2008	2009	2010
	HK$’000	HK$’000	HK$’000

Short term benefits	42,451	44,056	56,091
Post-employment benefits	706	1,032	1,099

	43,157	45,088	57,190

The remuneration of directors and key executives is determined by the Board of Directors having regard to the performance of individuals and market trends.

B.	DISTRIBUTABLE RESERVES

Pursuant to Article 432 of the Macau Commercial Code, at least 10% of MGM Grand Paradise’s annual profits must be retained as a legal reserve until such legal reserve reaches an amount equal to 25% of MGM Grand Paradise’s share capital of MOP 200 million (equivalent to approximately HK$194 million). The legal reserve is not distributable to shareholders. As at December 31, 2010, the MGM Grand Paradise Group has distributable reserves of approximately HK$480 million, which represents retained earnings of MGM Grand Paradise as at December 31, 2010 determined based on the statutory financial statements of MGM Grand Paradise prepared in accordance with Financial Reporting Standards of Macau SAR for the year ended December 31, 2010, after deducting an amount of approximately HK$49 million to be set aside and retained as legal reserve pursuant to provisions of the Macau Commercial Code.

C.	DIRECTORS’ REMUNERATION

Save as disclosed in this report, no remuneration was paid or is payable by MGM Grand Paradise or any of its subsidiaries to MGM Grand Paradise’s directors in respect of the Track Record Period.

D.	SUBSEQUENT EVENTS

The following events occurred subsequent to December 31, 2010:

a)	On April 13, 2011, MGM Grand Paradise and MGM China Holdings Limited, a company currently wholly owned by Antonio Jose Menano, who has agreed to transfer such shareholding in MGM China Holdings Limited to the shareholders of MGM Grand Paradise upon Group Reorganization, entered into a contribution and share issuance agreement with Pansy Ho, Grand Paradise Macau Limited and MGM Resorts International (“significant shareholders of MGM Grand Paradise”) as part of the Reorganization. Pursuant to the agreement and, subject to certain conditions set out therein, the significant shareholders of MGM Grand Paradise will contribute their 160,000 Class A shares in MGM Grand Paradise to MGM China Holdings Limited in the manner set out in the section headed “History and Corporate Structure — Reorganization” in this Document and MGM China Holdings Limited will become the holding company of the MGM Grand Paradise Group.

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APPENDIX IA	ACCOUNTANTS’ REPORT

b)	On March 24, 2011, MGM Grand Paradise paid dividend of MOP2,450 per share (equivalent to approximately HK$2,379 per share) amounting approximately MOP490 million (equivalent to approximately HK$476 million) in aggregate to its shareholders. An amount of MOP50 million (equivalent to approximately HK$49 million) was also retained as legal reserve.

E.	SUBSEQUENT FINANCIAL STATEMENTS

No audited financial statements have been prepared by the MGM Grand Paradise Group, MGM Grand Paradise or any of the companies comprising the MGM Grand Paradise Group in respect of any period subsequent to December 31, 2010.

Yours faithfully,

Deloitte Touche Tohmatsu
Certified Public Accountants
Hong Kong

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APPENDIX IB	ACCOUNTANTS’ REPORT — MGM CHINA HOLDINGS

[DATE]

The Directors
MGM China Holdings Limited
J.P. Morgan Securities (Asia Pacific) Limited
Morgan Stanley Asia Limited
Merrill Lynch Far East Limited

Dear Sirs,

MGM China Holdings Limited (the “Company”) was incorporated as an exempted company with limited liability in the Cayman Islands under the Company Law Chapter 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands on July 2, 2010.

No audited financial statements or management accounts have been prepared for the Company since its date of incorporation on July 2, 2010 as it has not carried on any business other than the transactions relating to the issuance of one ordinary share of HK$1 as detailed in the subsection headed “Changes in the Share Capital of the Company” in Appendix VII to the document and the incurrence of negligible expenses.

Yours faithfully,

Deloitte Touche Tohmatsu
Certified Public Accountants
Hong Kong

IB-1

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APPENDIX III	PROFIT FORECAST

The forecast consolidated profit attributable to the owners of our Company for the six months ending June 30, 2011 is set out in the section headed “Financial Information — Profit Forecast For the Six Months Ending June 30, 2011” in this document.

BASES AND ASSUMPTIONS

Our Directors have prepared the forecast of the consolidated profit attributable to the owners of our Company for the six months ending June 30, 2011 based on the unaudited consolidated results based on the management accounts of the Group for the three months ended March 31, 2011 and a forecast of the consolidated results of the Group for the remaining three months ending June 30, 2011. The profit forecast has been prepared on a basis consistent in all material respects with the accounting policies presently adopted by the Group as summarized in Accountants’ Report, the text of which is set out in Appendix IA to this document.

Our Directors have adopted the following principal assumptions in the preparation of the profit forecast:

•	the gaming industry is primarily based on games of chance which by their nature have an inherent risk. Our revenues are primarily based on a win percentage of wagers from our patrons on various table games and slot machines within our gaming area. Over the long run, after an infinite number of games are played and amounts are wagered, such win percentages tend to normalize towards a theoretically expected range. However, in the short run, actual win percentages may deviate from their theoretically expected range and this deviation may cause short term and quarterly results to fluctuate;

•	there will be no material changes in the existing government policies and directives, a political, legal, fiscal, market or economic conditions in the PRC, Hong Kong, Macau or in related factors which are otherwise material to our business;

•	there will be no material changes to the exchange rate for regional currencies, in particular, the Chinese Yuan, the Hong Kong Dollar and the Macau Pataca;

•	there will be no material changes in the basis or rates of taxation, both direct and indirect, in the PRC, Macau and Hong Kong;

•	there will be no material changes in inflation rates, interest rates or foreign currency exchange rates in the PRC, Macau and Hong Kong;

•	there will be no material unforeseen capital expenditures and no abnormal or extraordinary items will occur;

•	the Group’s operations and business will not be severely interrupted by any force majeure events that are beyond the control of the Directors, including but not limited to the occurrence of natural disasters (such as floods, typhoons and earthquakes) and epidemics (such as SARS, H1N1 or H5N1 influenza);

•	there will be no material deterioration in the operating environment of the gaming industry in Macau, including changes to legislation, regulations, policies or directives which may have a material adverse impact on the Group or its operations;

•	our Group’s business and operations will not be materially or adversely affected by any of the risk factors set out in the section headed “Risk Factors” in this document.

III-1

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APPENDIX IV	PROPERTY VALUATION

The following is the text of a letter, summary of values and valuation certificates prepared for the purpose of incorporation in this document received from Savills, an independent property valuer, in connection with its opinion of values of the property interests of the Group in Hong Kong and Macau as at March 15, 2011.
[Date]

(SAVILLS LOGO)

MGM China Holdings LimitedAvenida Dr. Sun Yat SenEdificio MGM MacauNAPEMacau	Savills Valuation and Professional Services Limited 23/F Two Exchange Square Central, Hong Kong T:(852) 2801 6100 F:(852) 2530 0756 EA LICENCE: C-023750 savills.com

[Date]

Dear Sirs,

In accordance with your instruction for us to value the property interests of MGM China Holdings Limited (referred to as the “Company”), its subsidiaries and associate companies (hereinafter together referred to as the “Group”) located in Macau and Hong Kong as per the attached summary of values, we confirm that we have carried out inspections, made relevant enquiries and obtained such further information as we consider necessary for providing you with our opinion of values of the property interests held by the Group as at March 15, 2011 (the “Valuation Date”).

BASIS OF VALUATION

Our valuations of the property interests are our opinion of the market values of each of the concerned properties which we would define as intended to mean “the estimated amount for which a property should exchange on the date of valuation between a willing buyer and a willing seller in an arm’s-length transaction after proper marketing wherein the parties had each acted knowledgeably, prudently and without compulsion”.

Our valuations have been prepared in accordance with The HKIS Valuation Standards on Properties (First Edition 2005) published by the Hong Kong Institute of Surveyors in 2005, and the relevant provisions of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) and the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (Main Board).

VALUATION METHODOLOGY

Unless otherwise stated, all the property interests are valued by the comparison method on the assumption that each property can be sold in its existing state and condition. A comparison based on prices realized on actual sales and/or offerings of comparable properties is made. Comparable properties with similar sizes, character, location, etc. are analyzed and carefully compared against all

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APPENDIX IV	PROPERTY VALUATION

of the respective advantages and disadvantages of each property in order to arrive at a fair comparison of values.

PROPERTY CATEGORIZATION

Property interest in Group I is held by the Group in Macau. The property interest is valued on an open market basis assuming sale in its existing state and condition.

Property interests in Groups II and III are rented by the Group in Hong Kong and Macau. We are of the opinion that the property interests have no commercial value, due to the prohibition against assignment or sub-letting or otherwise due to lack of substantial profit rent and/or short term nature of the property interests.

TITLE INVESTIGATION

We have caused sample land searches to be made at the Land Registry in Hong Kong and Conservatória do Registo Predial (known as the Macau Land Registry in English) in Macau respectively. However, we have not searched the original documents to verify ownerships or to verify any lease amendments which may not appear on the copies handed to us. All documents have been used for reference only and all dimensions, measurements and areas are approximations. For the properties rented by the Group, we have been provided with copies of relevant tenancy agreements but we have not scrutinized the original documents to verify any amendments which may not appear on the copies handed to us.

We have relied on the advice given by the Group and its legal advisors on the laws of Macau, DSL Lawyers (referred to as the “Macau Legal Advisors”), regarding title to the property interests of the properties concerned. In our valuations, we have taken into account the legal opinions of the Macau Legal Advisors. While we have exercised our professional judgement in arriving at our valuations, you are urged to consider our valuation assumptions with caution.

VALUATION ASSUMPTIONS

For property interest held by the Group, our valuation has been made on the assumption that the property interest is sold in the market in its existing state without any effect of deferred term contract, leaseback, joint venture, management agreement or any other similar arrangement which might serve to affect the value of the property interest. In addition, no account has been taken of any option or right of pre-emption concerning or affecting the sale of the property interest.

Besides, we have assumed that the owner of the property interest has free and uninterrupted rights to use and assign the property during the whole of the respective unexpired terms granted. Upon the expiration of the term, the government lease can be renewed upon application for another 10 years upon payment of a fixed premium equivalent to 10 times the prevailing government rent provided that the grantee has (a) compiled with the government lease and (b) settled the annual government rent. The term of the grant can be renewed until December 19, 2049.

Other special assumptions for each of the properties, if any, have been stated in the footnotes of the valuation certificates for the respective property.

VALUATION CONSIDERATION

Having examined all relevant documentation, we have relied to a considerable extent on the information given by the Group, and have accepted advice given to us on such matters as easements, tenures, tenancy details, floor areas and other relevant matters. All documents have been used for reference only. Except as otherwise stated, all dimensions, measurements and areas included in the valuation certificates are based on information contained in the documents provided to us by the Group and are therefore approximations. We have no reason to doubt the truth and accuracy of the

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APPENDIX IV	PROPERTY VALUATION

information provided to us by the Group. We have also been advised by the Group that no material facts have been omitted from the information provided and have no reason to suspect that any material information has been withheld.

We have inspected the exterior and, where possible, the interior of the properties. In the course of our inspection, we did not note any serious defects. However, no structural survey has been made and we are therefore unable to report whether the properties are free from rot, infestation or any other defects. No tests were carried out on any of the services.

We have not carried out detailed on-site measurements to verify the correctness of the site and/ or floor areas in respect of the properties concerned but we have assumed that the site areas and floor areas shown on the documents handed to us are correct. Dimensions, measurements and areas included in the valuation certificate are based on the information contained in the documents provided to us by the Group and are therefore approximations.

No allowance has been made in our valuations for any charges, mortgages or amounts owing on the properties nor for any expenses or taxation which may be incurred in effecting a sale. Unless otherwise stated, we have assumed that the properties are free from encumbrances, restrictions and outgoings of an onerous nature which could affect their values.

REMARKS

Unless otherwise stated, all money amounts stated herein are in Hong Kong dollars (“HK$”). The exchange rate adopted in this report is HK$1 to MOP1.03 which is prevailing as of the Valuation Date.

Our valuations are summarized and our valuation certificates are enclosed herewith.

Yours faithfully
For and on behalf of
Savills Valuation and Professional Services Limited

Charles C K Chan
MSc FRICS FHKIS MCIArb RPS(GP)
Managing Director

Notes:	Charles C K Chan is a Registered Professional Surveyor (General Practice), a fellow member of both the Royal Institution of Chartered Surveyors and the Hong Kong Institute of Surveyors. He has over 26 years’ valuation experience in Hong Kong and 21 years’ valuation experience in Macau and the PRC.

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APPENDIX IV	PROPERTY VALUATION

SUMMARY OF VALUES

		Market value	Interest	Market value
		in existing state	attributable	attributable to the Group
No.	Property	as at March 15, 2011	to the Group	as at March 15, 2011
		(HK$)	(%)	(HK$)

Group I — Property interest held by the Group in Macau

1.	Em Macau, Avenida Dr. Sun Yat Sen, N°s 955-A — 1173, MGM Grand Macau	13,750,000,000	100%	13,750,000,000

	Sub-total:	13,750,000,000	100%	13,750,000,000

Group II — Property interests rented by the Group in Hong Kong

2.	Shop Unit Nos. 333, 334 and 335 on 3rd Floor, Shun Tak Centre (Podium), 168 — 200 Connaught Road Central, Hong Kong	No Commercial Value		No Commercial Value

3.	Units 1402 — 3 on 14th Floor, China Merchants Tower, Shun Tak Centre, 168 — 200 Connaught Road Central, Hong Kong	No Commercial Value		No Commercial Value

	Sub-total:	No Commercial Value		No Commercial Value

Group III — Property interest rented by the Group in Macau

4.	Em Macau, Rua Onze Bairro Tamagnini Barbosa N° S/N, Jardim Cidade Nova (Bloco 21) Rés-do-Chão B to Rés-do-Chão D, Rés-do-Chão G to Rés-do-Chão BN and 1° Andar A to 1° AR	No Commercial Value		No Commercial Value

	Sub-total:	No Commercial Value		No Commercial Value
	TOTAL:	13,750,000,000		13,750,000,000

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APPENDIX IV	PROPERTY VALUATION

VALUATION CERTIFICATE

Group I — Property interest held by the Group in Macau

Market value
in existing state
No.	Property	Description and tenure	Particulars of occupancy	as at March 15, 2011

1.	Em Macau, Avenida Dr. Sun Yat Sen, N°s 955-A — 1173, MGM Grand Macau
The property is a 36-story (with a basement) 5-star hotel and casino development known as MGM Macau ( ) built on a piece of land which has a site area of approximately 43,167 square meters (464,650 square feet).

The property accommodates 587 guest rooms, food and beverage, entertainment and recreation facilities such as casino, spa, fitness center, swimming pool, and convention facilities, such as grand hall and meeting rooms.

The total gross floor area of the property is approximately 205,824 square meters (2,215,490 square feet). It was completed in 2007.

The property is held under Concessão Por Arrendamento for a term of 25 years commencing on April 6, 2006.
			The property is currently operating as a 5-star hotel and casino development known as MGM Macau.	HK$	13,750,000,000 100% interest attributable to the Group: HK$13,750,000,000

Notes:
1. The registered owner of the property is MGM Grand Paradise, S.A. (also known as MGM Grand Paradise Limited in English)
2. Upon our recent land search, the property was subject to a mortgage (on “Hipoteca Voluntária”) to Banco Nacional Ultramarino S.A. (as security agent) to guarantee the loan amount of HK$8,000,000,000 (eight billion Hong Kong dollars plus interest and recovery expenses of US$100,000,000 (one hundred million US dollars) as per memorial no. 111074C dated July 30, 2010.
3. According to the government lease of the property dated April 6, 2006, the property is subject to the following terms and conditions:

Uses and breakdown of gross floor area:
5-star Hotel (excluding Refuge Floor)	:	145,346 square meters (1,564,504 square feet)
Casino Unit	:	28,976 square meters (311,898 square feet)
Car Parking Spaces	:	20,416 square meters (219,758 square feet)
Open Spaces	:	11,223 square meters (120,804 square feet)
Annual Rent:
During Construction Period	:	MOP1,295,010
Upon Completion of the Construction	:	5-star Hotel	:	MOP15 per square meters
		Casino Unit	:	MOP15 per square meters
		Car Parking Spaces	:	MOP10 per square meters
		Open Spaces	:	MOP10 per square meters
— The annual rent is subject to renewal in every 5 years
4. The ownership of the Casino Unit established in the property is subject to reversion to the Macau Government at the end of the sub-concession of MGM Grand Paradise Limited.

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APPENDIX IV	PROPERTY VALUATION

VALUATION CERTIFICATE

Group II — Property interests rented by the Group in Hong Kong

Market value
in existing state
No.	Property	Description and tenancy details	Particulars of occupancy	as at March 15, 2011

2.	Shop Unit Nos. 333, 334 and 335 on 3rd Floor, Shun Tak Centre (Podium), 168 — 200 Connaught Road Central, Hong Kong	Shun Tak Centre is an office/commercial development comprising two 30-story office buildings over a 12-level commercial podium (including a shopping arcade on 2nd to 4th Floors and car park on 5th to 6th Floors). The development was completed in 1985.

The property comprises three units on the 3rd Floor of the development with a total lettable area of approximately 44.50 square meters (479 square feet).

		The property is leased to MGM Grand Paradise (HK) Limited as tenant from Shun Tak Centre Limited for a term of two years commencing on October 20, 2009 and expiring on October 19, 2011 at a monthly rental of HK$100,000 (exclusive of rates, service charges and all other outgoings).	The property is occupied by the Group to provide hospitality services.	No Commercial Value

Notes:
1. The registered owner of the property is Shun Tak Centre Limited.

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APPENDIX IV	PROPERTY VALUATION

VALUATION CERTIFICATE

Market value
in existing state
No.	Property	Description and tenancy details	Particulars of occupancy	as at March 15, 2011

3.	Units 1402 — 3 on 14th Floor, China Merchants Tower, Shun Tak Centre, 168 — 200 Connaught Road Central, Hong Kong	Shun Tak Centre is an office/commercial development comprising two 30-story office buildings over a 12-level commercial podium (including a shopping arcade on 2nd to 4th Floors and car park on 5th to 6th Floors). The development was completed in 1985.

The property comprises two office units on the 14th Floor of China Merchants Tower of the Development with a total lettable area of approximately 203.64 square meters (2,192 square feet).

		The property is leased to MGM Grand Paradise (HK) Limited as tenant from Shun Tak Centre Limited as landlord, for a term of three years commencing on October 25, 2010 and expiring on October 24, 2013 at a monthly rental of HK$66,000 for the first 2 years and a monthly rental of HK$80,000 for the third year (exclusive of management fee, air-conditioning charges, rates and all other outgoings).	The property is occupied by the Group as office.	No Commercial Value

Notes:
1. The registered owner of the property is Shun Tak Centre Limited.

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APPENDIX IV	PROPERTY VALUATION

VALUATION CERTIFICATE

Group III — Property interest rented by the Group in Macau

Market value
in existing state
No.	Property	Description and tenancy details	Particulars of occupancy	as at March 15, 2011

4.	Em Macau, Rua Onze Bairro Tamagnini Barbosa N° S/N, Jardim Cidade Nova (Bloco 21) Rés-do-Chão B to Rés-do-Chão D, Rés-do-Chão G to Rés-do-Chão BN and 1° Andar A to 1° AR	The property comprises 63 commercial units on the Ground Floor, 42 commercial units on the 1st Floor and 2 cinemas on the 1st Floor of Jardim Cidade Nova (Bloco 21). It was completed in or about 1999.

The total saleable area of the property is approximately 3,129.34 square meters (33,684 square feet).

		The property is leased to MGM Grand Paradise Limited as tenant from Chang Wang as landlord for a term of 5 years commencing on November 16, 2006 at a monthly rent of HK$378,000 for the first 2 years and HK$418,000 (exclusive of utility charges, telephone bills and others but inclusive of property tax, government rent and management fee) for the remaining 3 years.	The property is occupied by the Group as a logistic center.	No Commercial Value

Notes:
1. The registered owners of the property are Hoi Long Wai and his wife Ieong Weng Ha.

2.	According to our recent land searches, the property is subject to a mortgage in favor of Bank of China Limited vide a memorial no. 111492C dated August 12, 2010.
3.	The Company confirms that the landlords of the property have been changed to Hoi Long Wai and Ieong Weng Ha, who are the new registered owners since August 12, 2010, and that the new landlords are independent third parties from MGM Grand Paradise Limited.
4.	Based on the Macau legal advisers’ opinion, the lease agreement is legal, valid, binding and enforceable under Macau laws and the lessors are legally entitled to lease the property.

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APPENDIX V	SUMMARY OF THE REVIEW OF ANTI-MONEY LAUNDERING PROCEDURES, SYSTEMS AND CONTROLS

The following is the text of a report received from our Company’s internal control consultants, BDO Financial Services Limited, for the purpose of incorporation in this document

INDEPENDENT ASSURANCE REPORT

To: The Directors of MGM China Holding Limited (the “Company”)

We, BDO Financial Services Limited, have been engaged to perform a limited assurance engagement for the period from December 1, 2009 to December 31, 2010 on the anti-money laundering (“AML”) control procedures compliance of MGM Grand Paradise Limited (“MGM Grand Paradise”), being the holder of the subconcession and a subsidiary of the Company, with the following AML statutes and guidelines (collectively known as “AML statutes and guidelines”):

a.	Instruction No. 2/2006 (“DICJ Instruction No. 2/2006”) issued pursuant to the power conferred by article 4.3 of Administrative Regulation 34/2003, and based on the terms of article 2.2 of Administrative Regulation 7/2006 by the Director of Gaming Inspection and Coordination Bureau (“DICJ”) under the Secretariat for Economy and Finance of the Macau Special Administrative Region of the People’s Republic of China (“Macau”) on November 13, 2006;

b.	Paragraph 1 and 3 of Article 34 of the Gaming Law (Law no. 16/2001);

c.	Paragraph 6 of Article 30 of the Gaming Promoters Regulation (Administrative Regulation no. 6/2002); and

d.	Anti-Money Laundering and Combating The Financing of Terrorism Guideline on Large Cash Transactions issued by the Monetary Authority of Macau.

Directors’ Responsibility

The directors of MGM Grand Paradise are responsible for establishing and maintaining effective AML compliance procedures, systems, and controls including, without limitation, those designed to achieve MGM Grand Paradise’s control objectives and its compliance with applicable laws and regulations. As at December 31, 2010, MGM Grand Paradise has enacted an AML policy that has been approved by the DICJ. The DICJ Instruction No. 2/2006 required MGM Grand Paradise to approve internal rules and procedures of combating money laundering and financing of terrorism, taking into consideration the applicable Macau legal dispositions, namely, Law No. 2/2006, Law No. 3/2006 and the Administrative Regulation No. 7/2006.

BDO Financial Services Limited’s Responsibility

It is our responsibility to express a conclusion on whether any matters have come to our attention that causes us to believe that MGM Grand Paradise’s AML control procedures do not comply, in all material respects, with the above AML statutes and guidelines based on the results of our work performed. We report our conclusion solely to you, as a body, in accordance with our agreed terms of engagement and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report.

We conducted our work with reference to the Hong Kong Standard on Assurance Engagements 3000 “Assurance Engagements Other Than Audits or Reviews of Historical Financial Information”

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APPENDIX V	SUMMARY OF THE REVIEW OF ANTI-MONEY LAUNDERING PROCEDURES, SYSTEMS AND CONTROLS

issued by the Hong Kong Institute of Certified Public Accountants. This Standard requires that we comply with ethical requirements and plan and perform the assurance engagement to obtain limited assurance on whether any matters have come to our attention that causes us to believe that the MGM Grand Paradise’s AML control procedures do not comply in all material respects with AML statutes and guidelines.

In a limited assurance engagement, the evidence-gathering procedures are more limited than for a reasonable assurance engagement, and therefore less assurance is obtained than in a reasonable assurance engagement. The procedures selected depend on our judgment, including the assessment of MGM’s risks of material non-compliance with the AML statutes and guidelines. A summary of work performed to assess MGM Grand Paradise’s control procedures against AML statues and guidelines is listed below:

1.	Assessed control procedures on identification of money laundering risk and indicators of suspicious activity;

2.	Assessed MGM Grand Paradise’s AML controls, communication, organization awareness and training to staff;

3.	Assessed control procedures on identifying, recording and reporting large sum transactions with a value equal to or more than HK$/MOP 500,000 or equivalent;

4.	Assessed control procedures on identifying, recording and reporting suspicious transactions that may indicate activities of money laundering or funding terrorism;

5.	Assessed record retention and information confidentiality control procedures;

6.	Assessed control procedures on reporting the practice of criminal activities, including money laundering, by the gaming promoters;

7.	Assessed whether an annual audit of MGM Grand Paradise’s financial statements has been performed by an independent and reputable external auditor approved by the DICJ and the Finance Services Bureau of Macau;

8.	Assessed whether the previous year end financial statements and relevant statistics were reported to the DICJ not less than 30 days before the Annual General Meeting; and

9.	Assessed the control procedures on monitoring large cash transactions in the exchange counters.

Inherent Limitation

We draw attention to the fact that the procedures performed and the report include inherent limitations that can influence the reliability of the information; as such, errors and irregularities may occur and not be detected. Such procedures cannot guarantee protection against fraudulent collusion. We cannot guarantee that the regulatory authority would not reach an alternative conclusion, as it is dependent upon their own interpretation of the legislation, regulations, and prevailing industry practices. Furthermore, our findings cannot be considered as legal advice. It should be noted that our conclusion is based on historical information, and the projection of any information contained in our conclusion to any future period is subject to the risk that changes in procedures or circumstances may alter their validity.

Conclusion

Based on our limited assurance engagement, nothing has come to our attention that causes us to believe that MGM Grand Paradise’s AML control procedures do not comply, in all material respects, with AML statutes and guidelines for the period from December 1, 2009 to December 31, 2010.

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APPENDIX V	SUMMARY OF THE REVIEW OF ANTI-MONEY LAUNDERING PROCEDURES, SYSTEMS AND CONTROLS

Restriction on Use and Distribution

Our report is intended solely for the use of the Company in connection with [●] and for inclusion in the document of the Company. This report may not be suitable for other purposes. This report is not intended to be, and should not be, distributed or used for any other purpose.

Yours faithfully
For and on behalf of
BDO Financial Services Limited

Tony Chan
Director

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APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY AND CAYMAN ISLANDS COMPANY LAW

Set out below is a summary of certain provisions of the Memorandum and Articles of Association of the Company and of certain aspects of Cayman Companies Law.

The Company was incorporated in the Cayman Islands as an exempted company with limited liability on July 2, 2010 under the Cayman Companies Law. The Memorandum of Association (the “Memorandum”) and the Articles of Association (the “Articles”), which were adopted pursuant to a shareholders’ resolution passed on [•], conditional upon and with effect from [●], comprise its constitution.

1.	MEMORANDUM OF ASSOCIATION

(a)	The Memorandum states, inter alia, that the liability of members of the Company is limited to the amount, if any, for the time being unpaid on the Shares respectively held by them and that the objects for which the Company is established are unrestricted (including acting as an investment company), and that the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided in section 27(2) of the Cayman Companies Law (as amended) and in view of the fact that the Company is an exempted company that the Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands.

(b)	The Company may by special resolution alter its Memorandum with respect to any objects, powers or other matters specified therein.

2.	ARTICLES OF ASSOCIATION

The following is a summary of certain provisions of the Articles:

(a)	Directors

(i)	Composition of the board

Unless otherwise determined by the Company in general meeting, the number of directors shall not be less than 11 and the maximum number shall not be more than 13.

(ii)	Power to allot and issue Shares and warrants

Subject to the Articles, the Companies Law, any direction that may be given by the Company in general meeting and, where applicable, the Listing Rules and without prejudice to any special rights or restrictions for the time being attached to any Shares or any class of Shares, all Shares for the time being unissued shall be under the control of the Directors who may designate, re-designate, offer, issue, allot and dispose of the same to such persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine but so that no Shares shall be issued at a discount; and grant options with respect to such Shares and issue warrants, convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for any class of Shares or securities in the capital of the Company on such terms as they may from time to time determine, and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

Neither the Company nor the board shall be obliged, when making or granting any allotment of, offer of, option over or disposal of Shares, to make, or make available, any such allotment, offer, option or Shares to members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the board, be unlawful or impracticable. Members affected as a result of the foregoing sentence shall not be, or be deemed to be, a separate class of members for any purpose whatsoever. No share shall be issued to bearer. Any financial

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APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY AND CAYMAN ISLANDS COMPANY LAW

assistance given by the Company in connection with a purchase made or to be made by any person of any shares or warrants in the Company shall only be made in accordance with the Companies Law, applicable law, the Listing Rules and any relevant code, rules or regulations issued by the Stock Exchange or the Securities and Futures Commission of Hong Kong from time to time. Subject to the Companies Law and the Articles, the board may at any time after the allotment of shares but before any person has been entered in the Register as the holder, recognize a renunciation thereof by the allottee in favour of some other person and may accord to any allottee of a share a right to effect such renunciation upon and subject to such terms and conditions as the board considers fit to impose.

(iii)	Power to dispose of the assets of the Company or any subsidiary

There are no specific provisions in the Articles relating to the disposal of the assets of the Company or any of its subsidiaries. The Directors may, however, exercise all powers and do all acts and things which may be exercised or done or approved by the Company and which are not required by the Articles or the Cayman Companies Law to be exercised or done by the Company in general meeting.

(iv)	Compensation or payments for loss of office

Pursuant to the Articles, payments to any Director or past Director of any payment by way of compensation for loss of office, or as consideration for or in connection with his retirement from office (not being a payment to which the Director is contractually entitled) must be approved by the Company in general meeting.

(v)	Loans and provision of security for loans to Directors

There are provisions in the Articles restricting the making of loans or provision of security to Directors.

(vi)	Disclosure of interests in contracts with the Company or any of its subsidiaries.

A Director may hold any other office or place of profit with the Company (except that of the auditor of the Company) in conjunction with his office of Director for such period and, subject to the Articles, upon such terms as the board may determine. Any remuneration (whether by way of salary, commission, participation in profits or otherwise) paid to any Director in respect of any such other office or place of profit shall be in addition to any remuneration provided for by or pursuant to any other Article. A Director may continue to be or become a director or other officer of, or otherwise interested in, any company promoted by the Company or any other company in which the Company may be interested, and shall not be liable to account to the Company or the members for any remuneration, profits or other benefits received by him as a director, officer or member of, or from his interest in, such other company.

Subject as otherwise provided by the Articles, the board may also exercise or cause the voting power conferred by the Shares in any other company held or owned by the Company to be exercised in such manner in all respects as it thinks fit, including the exercise thereof in favor of any resolution appointing the Directors or any of them to be directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company. Any Director may vote in favour of the exercise of such voting rights notwithstanding that he may be, or about to be, appointed a director or other officer of such a company, and that as such he is or may become interested in the exercise of such voting rights.

Subject to the Cayman Companies Law and the Articles, no Director or proposed or intended Director shall be disqualified by his office from contracting with the Company, either with regard to his tenure of any office or place of profit or as vendor, purchaser or in any other manner whatsoever,

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APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY AND CAYMAN ISLANDS COMPANY LAW

nor shall any such contract or any other contract or arrangement in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company or the members for any remuneration, profit or other benefits realized by any such contract or arrangement by reason of such Director holding that office or the fiduciary relationship thereby established. A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the Company shall declare the nature of his interest at the meeting of the board at which the question of entering into the contract or arrangement is first taken into consideration, if he knows his interest then exists, or in any other case, at the first meeting of the board after he knows that he is or has become so interested.

No powers shall be taken to freeze or otherwise impair any of the rights attaching to any Share by reason only that the persons interested directly or indirectly therein have failed to disclose their interests to the Company.

A Director shall not vote (nor be counted in the quorum) on any resolution of the board approving any contract or arrangement or other proposal in which he or any of his associates is materially interested, but this prohibition shall not apply to any of the following matters, namely:

(aa)	any contract or arrangement for giving to such Director or his associate(s) any security or indemnity in respect of money lent by him or any of his associates or obligations incurred or undertaken by him or any of his associates at the request of or for the benefit of the Company or any of its subsidiaries;

(bb)	any proposal, contract or arrangement for the giving of any security or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiaries for which the Director or his associate(s) has himself/themselves assumed responsibility in whole or in part whether alone or jointly under a guarantee or indemnity or by the giving of security;

(cc)	any contract or arrangement concerning an offer of Shares or debentures or other securities of or by the Company or any other company which the Company may promote or be interested in for subscription or purchase, where the Director or his associate(s) is/are or is/are to be interested as a participant in the underwriting or sub-underwriting of the offer;

(dd)	any contract or arrangement in which the Director or his associate(s) is/are interested in the same manner as other holders of Shares or debentures or other securities of the Company by virtue only of his/their interest in Shares or debentures or other securities of the Company;

(ee)	any proposal, contract or arrangement concerning any other company in which the Director or his associate(s) is/are interested only, whether directly or indirectly, as an officer or executive or a shareholder or in which the Director and any of his associates are not in aggregate beneficially interested in five percent. or more of the issued Shares or of the voting rights of any class of Shares of such company (or of any third company through which his interest or that of any of his associates is derived); or

(ff)	any proposal or arrangement concerning the adoption, modification or operation of a Share option scheme under which a Director or his associate(s) may benefit, a pension fund or retirement, death, or disability benefits scheme or other arrangement which relates both to Directors, his associates and employees of the Company or of any of its subsidiaries and does not provide in respect of any Director, or his associate(s), as such any privilege or advantage not accorded generally to the class of persons to which such scheme or fund relates.

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APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY AND CAYMAN ISLANDS COMPANY LAW

(vii)	Remuneration

The board shall receive remuneration (whether by way of salary, commission, participation in profits or otherwise or by all or any of those modes) and other benefits (including pension and/or gratuity and/or other benefits on retirement) and allowances as the board may from time to time determine, and either in addition to or in lieu of his remuneration as a Director. Each Director shall also be entitled to be repaid or prepaid all necessary travelling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the board or committees of the board or general meetings or separate meetings of any class of shares or of debentures of the Company or otherwise in connection with the discharge of his duties as a director.

Any director who, by request from the board, goes or resides abroad for any purpose of the Company or who performs services which in the opinion of the board go beyond the ordinary duties of a director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the board may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for by or pursuant to any other Article.

(viii)	Retirement, appointment and removal

At each annual general meeting, one-third of the Directors for the time being (or if their number is not a multiple of three, then the number nearest to but not less than one third) will retire from office by rotation provided that every Director shall be subject to retirement at least once every three years. The directors to retire by rotation shall include any director who wishes to retire and not to offer himself for re-election. Any further directors so to retire shall be those of the other directors subject to retirement by rotation who have been longest in office since their last re-election or appointment but as between persons who became or were last re-elected Directors on the same day those to retire will (unless they otherwise agree among themselves) be determined by lot. There are no provisions relating to retirement of Directors upon reaching any age limit.

The Directors shall have the power from time to time and at any time to appoint any person as a Director either to fill a casual vacancy on the board or as an addition to the existing board provided that at least three of the board shall be Independent Non-Executive Directors. Any Director appointed to fill a casual vacancy shall hold office until the first general meeting of members after his appointment and be subject to re-election at such meeting and any Director appointed as an addition to the existing board shall hold office only until the next following annual general meeting of the Company and shall then be eligible for re-election. Neither a Director nor an alternate Director is required to hold any Shares in the Company by way of qualification.

A Director may be removed, at any general meeting convened and hold in accordance with the Articles, by an ordinary resolution of the Company before the expiration of his period of office (but without prejudice to any claim which such Director may have for damages for any breach of any contract between him and the Company) and the Company may by ordinary resolution appoint another in his place at the meeting at which such Director is removed.

The office of Director shall also be vacated if:

(aa)	the Director resigns his office by notice in writing to the Company;

(bb)	an order is made by any competent court or official on the grounds that he is or may be suffering from mental disorder or is otherwise incapable of managing his affairs and a majority of resolve that his office be vacated;

(cc)	the Director, without leave, is absent from meetings of Directors (unless an alternate Director appointed by him attends in his place) for a continuous period of 12 months, and a majority of resolve that his office be vacated;

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APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY AND CAYMAN ISLANDS COMPANY LAW

(dd)	the Director becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors generally;

(ee)	the Director ceases to be or is prohibited from being a director by law or by virtue of any provisions in the Articles;

(ff)	the Director is removed from office by notice in writing served upon him signed by not less than a majority in number (or, if that is not a round number, the nearest lower round number) of the Directors (including himself) then in office; or

(gg)	the director is removed from office by an ordinary resolution of the members of the Company

The Directors may from time to time appoint (a) any one or more of its body to hold any employment with the Company for such period, with such title and upon such terms as the board may determine. A director appointed to a position shall remain subject to the same provisions relating to his removal as a director, but his termination as an employee of the Company, shall be subject to the provisions of the contract between him and the Company; and, (b) any person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of chief executive officer, president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any person so appointed by the Directors may be removed by the Directors.

The Directors may from time to time and at any time, establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such persons.

The Directors may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(ix)	Borrowing powers

The board may exercise all the powers of the Company to borrow money and to mortgage or charge all or part of its undertaking, property and uncalled capital or any part thereof, and subject to the Cayman Companies Law, to issue debentures, debenture stock, and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

(x)	Proceedings of the Board

The board may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be determined by a majority of votes. In the case of an equality of votes, the chairman of the meeting shall not have a second or casting vote.

The quorum necessary for the transaction of the business of the Directors shall be the greater of a majority of the Directors then in office or six. A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or

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APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY AND CAYMAN ISLANDS COMPANY LAW

not a quorum is present. Any Director may attend a meeting acting for himself and as an alternate or proxy for any other Director(s) and in such circumstances in calculating the quorum, that Director and each of the other Directors he represents shall be deemed to be present.

(xi)	Register of Directors and Officers

The Cayman Companies Law and the Articles provide that the Company is required to maintain at its registered office a register of Directors and officers which is not available for inspection by the public. A copy of such register must be filed with the Registrar of Companies in the Cayman Islands and any change must be notified to the Registrar within thirty days of any change in such Directors or officers.

(b)	Alterations to constitutional documents / Change of Name

The Articles may be altered or amended by the Company in general meeting by special resolution. The Cayman Companies Law provides that a special resolution shall be required to alter the provisions of the Memorandum, to amend the Articles or to change the name of the Company.

(c)	Alteration of capital

The Company may from time to time by ordinary resolution in accordance with the relevant provisions of the Cayman Companies Law:

(i)	increase its capital by such sum, to be divided into Shares of such classes and amount, as the resolution shall prescribe;

(ii)	consolidate and divide all or any of its capital into Shares of larger amount than its existing Shares;

(iii)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(iv)	sub-divide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived and may by such resolution determine that, as between the holders of the shares resulting from such sub-division, one or more of the shares may have any such preferred, deferred or other rights or be subject to any such restrictions as compared with the other or others as the Company has power to attach to unissued or new shares; or

(v)	cancel any Shares which, at the date of passing of the resolution, have not been taken, or agreed to be taken, by any person, and diminish the amount of its capital by the amount of the Shares so cancelled.

The board may settle as it considers expedient any difficulty which arises in relation to any consolidation and division under the last preceding Article and in particular but without prejudice to the generality of the foregoing may issue certificates in respect of fractions of shares or arrange for the sale of the shares representing fractions and the distribution of the new proceeds of sale (after deduction of the expenses of such sale) in due proportion amongst the Members who would have been entitled to the fractions, and for this purpose the board may authorize some person to transfer the shares representing fractions to their purchaser or resolve that such net proceeds be paid to the Company for the Company’s benefit. Such purchaser will not be bound to see to the application of the purchase money nor will his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

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APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY AND CAYMAN ISLANDS COMPANY LAW

The Company may by special resolutions reduce its Share capital and any capital redemption reserve in any manner authorized by law.

(d)	Variation of rights of existing Shares or classes of Shares

Whenever the capital of the Company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than three-fourths in nominal value of the issued Shares of the relevant class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such class by a majority of not less than three-fourths in nominal value of the votes cast at such a meeting. To every such separate meeting all the provisions of the Articles relating to general meetings of the Company or to the proceedings thereat shall mutatis mutandis, apply except that the necessary quorum shall be one or more persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that class, every shareholder of the class shall on a poll have one vote for each Share of the class held by him.

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any class by the Company.

(e)	Transfer of Shares

Title to the Company’s listed shares may be evidenced and transferred in accordance with Hong Kong law and the Listing Rules.

Transfers of Shares may be effected by an instrument of transfer in the usual common form or in such other form as the Directors may approve, which is consistent with the standard form of transfer as approved by the Directors or prescribed by the Stock Exchange (as appropriate). All instruments of transfer must be left at the registered office of the Company or at such other place as the Directors may appoint and all such instruments of transfer shall be retained by the Company. The instrument of transfer shall be executed by or on behalf of the transferor and by or on behalf of the transferee provided that the board may dispense with the execution of the instrument of transfer by the transferee in any case which they think fit in their discretion to do so. The instrument of transfer of any share shall be in writing and shall be executed with a manual signature or facsimile signature (which may be machine imprinted or otherwise) by or on behalf of the transferor and transferee provided that in the case of execution by facsimile signature by or on behalf of a transferor or transferee, the board shall have previously been provided with a list of specimen signatures of the authorised signatories of such transferor or transferee and the board shall be reasonably satisfied that such facsimile signature corresponds to one of those specimen signatures. The transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the Register in respect thereof.

The board may, in its absolute discretion, and without assigning any reason, refuse to register a transfer of any Share which is not fully paid up on which the Company has a lien.

The board may decline to register any transfer of any shares unless: (a) the instrument of transfer is lodged with the Company accompanied by the certificate for the shares to which it relates (which shall upon registration of the transfer be cancelled) and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of shares; (c) the instrument of transfer is properly stamped

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APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY AND CAYMAN ISLANDS COMPANY LAW

(in circumstances where stamping is required); (d) in the case of a transfer to joint holders, the number of joint holders to which the share is to be transferred does not exceed four; (e) the shares concerned are free of any lien in favour of the Company; and (f) a fee of such maximum as the Stock Exchange may from time to time determine to be payable (or such lesser sum as the Directors may from time to time require) is paid to the Company in respect thereof.

The registration of transfers may, on 14 days’ notice being given by advertisement published on the Stock Exchange’s website, or, subject to the Listing Rules, by electronic communication in the manner in which notices may be served by the Company by electronic means as provided in the Articles or by advertisement published in the newspapers, be suspended and the Register closed at such times for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended or the Register closed for more than 30 days in any year (or such longer period as the members may by Ordinary Resolution determine provided that such period shall not be extended beyond 60 days in any year).

(f)	Unsuitable Persons and Compulsory Redemption

In the event that our Company or a Subsidiary receives a written notice (“Gaming Authority Notice”) from a Gaming Authority to whose jurisdiction our Company or the Subsidiary is subject, setting out the name of a Person who is considered to be an Unsuitable Person, then forthwith upon our Company serving a copy of such Gaming Authority Notice on the relevant parties, and until the Shares Owned or Controlled by such Person or its Affiliate are Owned or Controlled by a Person who is not an Unsuitable Person, the Unsuitable Person or any Affiliate of an Unsuitable Person shall: (i) sell all of the Shares, or allow the redemption or repurchase of the Shares by our Company, within such period of time as may be specified by a Gaming Authority; (ii) not be entitled to receive any dividend (save for any dividend declared prior to any receipt of a Gaming Authority Notice but not yet paid), interest or other distribution of any kind with regard to the Shares, (iii) not be entitled to receive any remuneration in any form from our Company or a Subsidiary for services rendered or otherwise, or (iv) not be entitled to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such shares. In this sub-paragraph (f), “relevant parties” means the Person considered by the Gaming Authority to be Unsuitable to be a Shareholder, any intermediaries or representatives of such Person, any entities through which such Person holds an interest in Shares or other third parties to whom disclosure of the aforementioned notice of the Gaming Authority is necessary or expedient.

Subject to applicable laws and regulations, including but not limited to the Listing Rules and The Code on Share Repurchases issued by the SFC, Shares Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person shall be subject to compulsory redemption by our Company, out of funds legally available therefor, by a resolution of the Board of Directors, to the extent required by the Gaming Authority making the determination of Unsuitability or to the extent deemed necessary or advisable by the Board of Directors having regard to relevant Gaming Laws. If a Gaming Authority requires our Company, or if the Board of Directors deems it necessary or advisable, to redeem the Shares of a Shareholder under this Article, our Company shall give a Redemption Notice to such Shareholder and shall redeem on the Redemption Date the number of shares specified in the Redemption Notice for the Redemption Price set forth in the Redemption Notice. Upon such compulsory redemption under this sub-paragraph (f) being exercised by our Company against a Shareholder, such Shareholder will be entitled to receive the Redemption Price in respect of his shares so redeemed, and from the day on which such compulsory redemption is effected, shall have no other Shareholder’s rights except the right to receive the Redemption Price and the right to receive any dividends declared prior to any receipt of any Gaming Authority Notice under the Articles but not yet paid provided, however, that upon service of a copy of the Gaming Authority Notice on any relevant party, such Shareholder’s rights will be limited as set out in items (i) to (iv) of the preceding paragraph.

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APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY AND CAYMAN ISLANDS COMPANY LAW

The Articles provide that if any Shares are held in street name, by a nominee, an agent or in trust, the record holder of the Shares may be required by our Company to disclose to it the identity of the beneficial owner of the Shares. Our Company may thereafter be required to disclose the identity of the beneficial owner to a Gaming Authority. The Articles also require each record holder of the Shares to render maximum assistance to our Company in determining the identity of the beneficial owner. A failure of a record holder to disclose the identity of the beneficial owner of shares of our Company may constitute grounds for a Gaming Authority to find the record holder unsuitable.

Any Unsuitable Person and any Affiliate of an Unsuitable Person shall indemnify and hold harmless our Company and its Subsidiaries for any and all losses, costs, and expenses, including legal fees, incurred by our Company and its Subsidiaries as a result of, or arising out of, such Unsuitable Person’s or Affiliate’s continuing Ownership or Control of shares, the neglect, refusal or other failure to comply with this sub-paragraph (f), or failure to promptly divest itself of any shares when required by the Gaming Laws or this sub-paragraph (f).

“Affiliate” means a Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, a specified Person. For the purpose of this paragraph, “control,” “controlled by” and “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting shares, by agreement’s contract’s agency, or otherwise;

“Affiliated Companies” means those partnerships, corporations, limited liability companies, trusts or other entities that are affiliates of our Company, including, without limitation, subsidiaries, holding companies and intermediary companies (as those and similar terms are defined in the Gaming Laws of the applicable Gaming Jurisdictions) that are registered or licensed under applicable Gaming Laws;

“Gaming Activities” the conduct of gaming and gambling activities by the Company or its Subsidiaries, or the use of gaming devices, equipment and supplies in the operation of a casino or other enterprise by the Company or its Subsidiaries;

“Gaming Authority” means any regulatory and licensing body or agency with authority over the conduct of Gaming Activities;

“Gaming Jurisdiction” means all jurisdictions, including their political subdivisions, in which Gaming Activities are lawfully conducted;

“Gaming Laws” means all laws, statutes, ordinances and regulations pursuant to which any Gaming Authority possesses regulatory and licensing authority over Gaming Activities within any Gaming Jurisdiction, and all orders, decrees, rules and regulations promulgated by such Gaming Authority thereunder;

“Gaming Licenses” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, concessions and entitlements issued by a Gaming Authority necessary for or relating to the conduct of Gaming Activities;

“Own” “Ownership” or “Control” mean ownership of record, beneficial ownership or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or the disposition of shares, by agreement, contract, agency or other manner;

“Person” means an individual, partnership, corporation, limited liability company, trust or any other entity;

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APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY AND CAYMAN ISLANDS COMPANY LAW

“Redemption Date” means the date specified in the Redemption Notice as the date on which the shares Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person are to be redeemed by our Company;

“Redemption Notice” means that notice of redemption given by our Company to an Unsuitable Person or an Affiliate of an Unsuitable Person pursuant to this sub-paragraph (f). Each Redemption Notice shall set forth (i) the Redemption Date, (ii) the number and type of shares to be redeemed, (iii) the Redemption Price and the manner of payment therefor, (iv) the place where any certificates, if any, for such shares shall be surrendered for payment, and (v) any other requirements of surrender of the certificates;

“Redemption Price” means the price to be paid by our Company for the Shares to be redeemed pursuant to the Article summarized above which shall be that price (if any) required to be paid by the Gaming Authority making the finding of Unsuitability, or if such Gaming Authority does not require a certain price to be paid, that amount determined by the Board of Directors to be the fair value of the shares to be redeemed; provided, however, that the price per Share represented by the Redemption Price shall in no event be in excess of the closing sales price per share on the Stock Exchange on the trading date immediately before the Redemption Notice is deemed given by our Company to the Unsuitable Person or an Affiliate of an Unsuitable Person. The Redemption Price shall be paid in cash, by promissory note, or both, as required by the applicable Gaming Authority and, if not so required, as the Board of Directors otherwise determines; and

“Unsuitable Person” means a Person who (i) is determined by a Gaming Authority to be Unsuitable to Own or Control any shares in the Company, whether directly or indirectly, or (ii) causes the Company or any Subsidiary of the Company to lose or to be threatened by a Gaming Authority with the loss of any Gaming License, or (iii) in the sole discretion of the Board of Directors of the Company, is deemed likely to jeopardize the Company’s or any Subsidiary of the Company’s application for, receipt of approval for, right to the use of, or entitlement to, any Gaming Licence, and “Unsuitability” and “Unsuitable” shall be construed accordingly.

(g)	Power for the Company to purchase its own Shares

The Company is empowered by the Cayman Companies Law and the Articles to purchase its own Shares subject to certain restrictions and the Board may only exercise this power on behalf of the Company subject to Companies Law, the Memorandum of Association, these Articles, any applicable requirements of the Listing Rules, and any special rights conferred on the holders of any shares or attaching to any class of shares.

(h)	Power for any subsidiary of the Company to own Shares in the Company

There are no provisions in the Articles relating to ownership of Shares in the Company by a subsidiary.

(i)	Requirements for annual general meetings

An annual general meeting of the Company must be held in each year, other than the year of adoption of the Articles (within a period of not more than 15 months after the holding of the last preceding annual general meeting or a period of 18 months from the date of adoption of the Articles) at such time as may be determined by the board. Annual general meetings of the Company must be held at such place within Hong Kong, as may be determined by the board, unless otherwise approved by a majority of the Directors.

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APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY AND CAYMAN ISLANDS COMPANY LAW

(j)	Notices of meetings and business to be conducted thereat

An annual general meeting shall be called by notice of not less than 21 clear days and not less than 20 clear business days and any extraordinary general meeting at which it is proposed to pass a special resolution shall be called by notice of at least 21 clear days and not less than 10 clear business days. All other extraordinary general meetings shall be called by notice of at least 14 clear days and not less than 10 clear business days. The notice shall specify the time, place, and agenda of the meeting, particulars of the resolutions to be considered at the meeting and in the case of special business (as defined in the Articles) the general nature of that business. Notice of every general meeting shall be given to all members of the Company (except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the share register), the Company’s auditors, each Director and alternate Director, the Stock Exchange, and such other person(s) to whom such notice is required to be given in accordance with the Listing Rules. Notwithstanding that a meeting of the Company is called by shorter notice than that mentioned above, if permitted by the Listing Rules, it shall be deemed to have been duly called if it is so agreed:

(i)	in the case of a meeting called as an annual general meeting, by all members of the Company entitled to attend and vote thereat or their proxies; and

(ii)	in the case of any other meeting, by a majority in number of the members having a right to attend and vote at the meeting, being a majority together holding not less than ninety-five per cent. in nominal value of the issued Shares giving that right.

All business carried out at a general meeting shall be deemed special with the exception of (a) declaration and sanctioning a dividend; (b) the consideration of the accounts, balance sheets, and any report of the Directors or of the Company’s auditors; (c) the election of Directors whether by rotation or otherwise in the place of those retiring; (d) the appointment of the Company’s auditors and other officers; (e) the fixing of the remuneration of the company’s auditors, and the voting of remuneration or extra remuneration to the Directors; (f) the granting of any mandate or authority to the Directors to offer, allot, grant options over or otherwise dispose of the unissued Shares in the capital of the Company representing not more than 20 per cent. in nominal value of its existing issued share capital; and (g) the granting of any mandate or authority to the Directors to repurchase securities of the Company.

No special business shall be transacted at any general meeting without the consent of all members of the Company entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

(k)	Quorum for meetings and separate class meetings

No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business.

Save as otherwise provided by the Articles the quorum for a general meeting shall be one or more persons holding or representing at least one third of the issued shares entitled to vote and present in person or by proxy. In respect of a separate class meeting (other than an adjourned meeting) convened to sanction the modification of class rights the necessary quorum shall be one or more persons holding or representing by proxy not less than one-third in nominal value of the issued Shares of that class.

A corporation being a member shall be deemed for the purpose of the Articles to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting of the Company or at any relevant general meeting of any class of members of the Company.

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APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY AND CAYMAN ISLANDS COMPANY LAW

(l)	Special / Ordinary resolution-majorities required

Pursuant to the Articles, a special resolution of the Company must be passed by a majority of not less than three-fourths of such members as, being entitled so to do, vote in person or, in the case of such members being corporations, by their respective duly authorized representatives or, where proxies are allowed, by proxy at a general meeting of which notice, specifying the intention to propose the resolution as a special resolution, has been duly given in accordance with the Articles and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or approved in writing by all of the members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the members and the effective date of the Special Resolution so adopted shall be the date on which the instrument or the last of such instruments if more than one, is executed.

An ordinary resolution is defined in the Articles to mean a resolution passed by a simple majority of such members as, being entitled to do so, vote in person or, in the case of such members being corporations, by their duly authorized representatives or, where proxies are allowed, by proxy at a general meeting of which notice has been duly given in accordance with the Articles or approved in writing by all of the members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed.

(m)	Voting rights

Subject to any special rights or restrictions as to voting for the time being attached to any Shares by or in accordance with the Articles, at any general meeting on a poll every member present in person or by proxy or, in the case of a member being a corporation, by its duly authorized representative shall have one vote for every fully paid Share of which he is the holder but so that no amount paid up or credited as paid up on a Share in advance of calls or installments is treated for the foregoing purposes as paid up on the Share. A member entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

At any general meeting a resolution put to the vote of the meeting is to be decided by way of a poll.

If a member is a clearing house or its nominee(s), it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting of the Company or any meeting of any class of members provided that, if more than one person is so authorized, the authorization form must specify the number and class of shares and/or warrants in respect of which each such person is so authorized. The person so authorized will be entitled to exercise the same rights and power on behalf of the recognized clearing house as that clearing house or its nominee(s) could exercise if it were an individual member of the Company.

Where the Company has any knowledge that any shareholder is, under the Listing Rules, required to abstain from voting on any particular resolution of the Company or restricted to voting only for or only against any particular resolution of the Company, any votes cast by or on behalf of such shareholder in contravention of such requirement or restriction shall not be counted.

(n)	Proxies

Any member of the Company entitled to attend and vote at a meeting of the Company is entitled to appoint another person as his proxy to attend and vote instead of him. A member who is the holder of two or more Shares may appoint more than one proxy to represent him and vote on his behalf at a general meeting of the Company or at a class meeting. A proxy need not be a member of the Company and shall be entitled to exercise the same powers on behalf of a member who is an

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APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY AND CAYMAN ISLANDS COMPANY LAW

individual and for whom he acts as proxy as such member could exercise. In addition, a proxy shall be entitled to exercise the same powers on behalf of a member which is a corporation and for which he acts as proxy as such member could exercise.

(o)	Accounts and audit

The board shall cause true accounts to be kept of the sums of money received and expended by the Company, and the matters in respect of which such receipt and expenditure take place, and of the property, assets, credits and liabilities of the Company and of all other matters required by the Cayman Companies Law or necessary to give a true and fair view of the Company’s affairs and to explain its transactions.

The accounting records shall be kept at the registered office or at such other place or places as the board decides and shall always be open to inspection by any Director. No member (other than a Director) shall have any right to inspect any accounting record or book or document of the Company except as conferred by law or authorized by the board or the Company in general meeting.

A copy of every balance sheet and profit and loss account (including every document required by law to be annexed thereto) which is to be laid before the Company at its general meeting, together with a printed copy of the Directors’ report and a copy of the auditors’ report, shall not less than twenty-one days before the date of the meeting and at the same time as the notice of annual general meeting be sent to every person entitled to receive notices of general meetings of the Company under the provisions the Articles; however, subject to compliance with all applicable laws, including the Listing Rules, the Company may send to such persons a summary financial statement derived from the Company’s annual accounts and the Directors’ report instead provided that any such person may by notice in writing served on the Company, demand that the Company sends to him, in addition to a summary financial statement, a complete printed copy of the Company’s annual financial statement and the Directors’ report thereon.

Auditors shall be appointed and the terms and tenure of such appointment and their duties at all times regulated in accordance with the provisions of the Articles. The remuneration of the auditors shall be fixed by the Company in general meeting or in such manner as the members may determine.

The financial statements of the Company shall be audited by the auditor in accordance with generally accepted auditing standards. The auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the auditor shall be submitted to the members in general meeting. The generally accepted auditing standards referred to herein may be those of a country or jurisdiction other than the Cayman Islands. If so, the financial statements and the report of the auditor should disclose this fact and name such country or jurisdiction.

(p)	Dividends and other methods of distribution

Subject to the Cayman Companies Law, the Company in general meeting may declare dividends in any currency to be paid to the members but no dividend shall be declared in excess of the amount recommended by the board.

The Articles provide dividends may be declared and paid out of the profits of the Company, realized or unrealized, or from any reserve set aside from profits which the Directors determine is no longer needed. With the sanction of an ordinary resolution dividends may also be declared and paid out of Share premium account or any other fund or account which can be authorized for this purpose in accordance with the Cayman Companies Law.

Except in so far as the rights attaching to, or the terms of issue of, any Share may otherwise provide, (i) all dividends shall be declared and paid according to the amounts paid up on the Shares

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APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY AND CAYMAN ISLANDS COMPANY LAW

in respect whereof the dividend is paid but no amount paid up on a Share in advance of calls shall for this purpose be treated as paid up on the Share and (ii) all dividends shall be apportioned and paid pro rata according to the amount paid up on the Shares during any portion or portions of the period in respect of which the dividend is paid. The Directors may deduct from any dividend or other monies payable to any member or in respect of any Shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

Whenever the board or the Company in general meeting has resolved that a dividend be paid or declared on the share capital of the Company, the board may further resolve either (a) that such dividend be satisfied wholly or in part in the form of an allotment of Shares credited as fully paid up, provided that the shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof) in cash in lieu of such allotment, or (b) that shareholders entitled to such dividend will be entitled to elect to receive an allotment of Shares credited as fully paid up in lieu of the whole or such part of the dividend as the board may think fit. The Company may also upon the recommendation of the board by an ordinary resolution resolve in respect of any one particular dividend of the Company that it may be satisfied wholly in the form of an allotment of Shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend, interest or other sum payable in cash to the holder of Shares may be paid by cheque or warrant sent through the post addressed to the holder at his registered address, or in the case of joint holders, addressed to the holder whose name stands first in the register of the Company in respect of the Shares at his address as appearing in the register or addressed to such person and at such addresses as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such Shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company. Any one of two or more joint holders may give effectual receipts for any dividends or other moneys payable or property distributable in respect of the Shares held by such joint holders.

Whenever the board or the Company in general meeting has resolved that a dividend be paid or declared the board may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind.

All dividends or bonuses unclaimed for one year after having been declared may be invested or otherwise made use of by the board for the benefit of the Company until claimed and the Company shall not be constituted a trustee in respect thereof. All dividends or bonuses unclaimed for six years after having been declared may be forfeited by the board and shall revert to the Company.

No dividend or other monies payable by the Company on or in respect of any Share shall bear interest against the Company.

(q)	Inspection of register of listed Shares

Pursuant to the Articles the Company’s register of listed Shares shall during normal business hours (subject to such reasonable restrictions as the directors may impose) be open to inspection by a member without charge and any other person on payment of such fee not exceeding HK$2.50 (or such higher amount as may from time to time be permitted under the Listing Rules) as the directors may determine for each inspection.

(r)	Call on Shares and forfeiture of Shares

Subject to the Articles and to the terms of allotment, the board may from time to time make such calls upon the members in respect of any moneys unpaid on the Shares held by them (whether

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APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY AND CAYMAN ISLANDS COMPANY LAW

on account of the nominal value of the Shares or by way of premium). If the sum payable in respect of any call or installment is not paid on or before the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at the rate of eight per cent. per annum from the day appointed for the payment thereof to the time of actual payment, but the board may waive payment of such interest wholly or in part. The board may, if it thinks fit, receive from any member willing to advance the same, either in money or money’s worth, all or any part of the moneys uncalled and unpaid or installments payable upon any Shares held by him, and upon all or any of the moneys so advanced the Company may pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight per cent. per annum) as may be agreed upon between the member and the Directors.

If a member fails to pay any call on the day appointed for payment thereof, the board may serve not less than fourteen clear days’ notice on him requiring payment of so much of the call as is unpaid, together with any interest which may have accrued and which may still accrue up to the date of actual payment and stating that, in the event of non-payment at or before the time appointed, the Shares in respect of which the call was made will be liable to be forfeited.

If the requirements of any such notice are not complied with, any Share in respect of which notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the board to that effect. Such forfeiture will include all dividends and bonuses declared in respect of the forfeited Shares and not actually paid before the date of forfeiture.

A person whose Shares have been forfeited shall cease to be a member in respect of the forfeited Shares but shall, notwithstanding, remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of the Shares, but this liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

(s)	Rights of the minorities in relation to fraud or oppression

There are no provisions in the Articles relating to rights of minority shareholders in relation to fraud or oppression. However, certain remedies are available to shareholders of the Company under Cayman law, as summarized in paragraph 3(f) of this Appendix.

(t)	Procedures on liquidation

A resolution that the Company be wound up by the court or be wound up voluntarily shall be a special resolution, except where the Company is to be wound up voluntarily because it is unable to pay its debts as they fall due. In such case the resolution shall be an ordinary resolution.

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of Shares (i) if the Company shall be wound up and the assets available for distribution amongst the members of the Company shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst such members in proportion to the amount paid up on the Shares held by them respectively and (ii) if the Company shall be wound up and the assets available for distribution amongst the members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the Shares held by them respectively.

If the Company shall be wound up (whether the liquidation is voluntary or compelled by the court) the liquidator may, with the authority of an ordinary resolution and any other sanction required by the Cayman Companies Law divide among the members in specie or kind the whole or

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APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY AND CAYMAN ISLANDS COMPANY LAW

any part of the assets of the Company whether the assets shall consist of property of one kind or shall consist of properties of different kinds and the liquidator may, for such purpose, set such value as he deems fair upon any one or more class or classes of property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members. The liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of members as the liquidator, with the like authority, shall think fit, but so that no contributory shall be compelled to accept any Shares or other property in respect of which there is a liability.

In the event of winding-up of the Company in Hong Kong, every Member of the Company who is not for the time being in Hong Kong shall be bound, within 14 days after the passing of an effective resolution to wind up the Company voluntarily, or the making of an order for the winding-up of the Company, to serve notice in writing on the Company appointing some person resident in Hong Kong and stating that person’s full name, address and occupation upon whom all summonses, notices, process, orders and judgements in relation to or under the winding-up of the Company may be served, and in default of such nomination the liquidator of the Company shall be at liberty on behalf of such Member to appoint some such person, and service upon any such appointee, whether appointed by the Member or the liquidator, shall be deemed to be good personal service on such Member for all purposes, and, where the liquidator makes any such appointment, he shall with all convenient speed give notice thereof to such Member by advertisement as he shall deem appropriate or by a registered letter sent through the post and addressed to such Member at his address as appearing in the register, and such notice shall be deemed to be service on the day following that on which the advertisement first appears or the letter is posted.

(u)	Untraceable members

Pursuant to the Articles, the Company may sell any of the Shares of a member who is untraceable if (i) all cheques or warrants in respect of dividends of the Shares in question (being not less than three in total number) for any sum payable in cash to the holder of such Shares have remained uncashed for a period of 12 years; (ii) upon the expiry of the 12 year period, the Company has not during that time received any indication of the existence of the member; and (iii) following the expiry of the 12 year period, the Company has caused an advertisement to be published in accordance with the Listing Rules giving notice of its intention to sell such Shares and a period of three months, or such shorter period as may be permitted by the Stock Exchange, has elapsed since the date of such advertisement and the Stock Exchange has been notified of such intention. The net proceeds of any such sale shall belong to the Company and upon receipt by the Company of such net proceeds, it shall become indebted to the former member of the Company for an amount equal to such net proceeds.

3.	CAYMAN COMPANIES LAW

The Company is incorporated in the Cayman Islands subject to the Cayman Companies Law and, therefore, operates subject to Cayman Islands law. Set out below is a summary of certain provisions of Cayman Islands company law, although this does not purport to contain all applicable qualifications and exceptions or to be a complete review of all matters of Cayman Islands company law and taxation, which may differ from equivalent provisions in jurisdictions with which interested parties may be more familiar.

(a)	Operations

As an exempted company, the Company’s operations must be conducted mainly outside the Cayman Islands. The Company is required to file an annual return each year with the Registrar of

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APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY AND CAYMAN ISLANDS COMPANY LAW

Companies of the Cayman Islands and pay a fee which is based on the amount of its authorized share capital.

(b)	Share Capital

The Cayman Companies Law provides that where a company issues shares at a premium, whether for cash or otherwise, a sum equal to the aggregate amount of the value of the premiums on those shares shall be transferred to an account, to be called the “share premium account”. At the option of a company, these provisions may not apply to premiums on shares of that company allotted pursuant to any arrangement in consideration of the acquisition or cancellation of shares in any other company and issued at a premium. The Cayman Companies Law provides that the share premium account may be applied by the company subject to the provisions, if any, of its memorandum and articles of association in (a) paying distributions or dividends to members; (b) paying up unissued shares of the company to be issued to members as fully paid bonus shares; (c) in any manner provided in section 37 of the Cayman Companies Law; (d) writing-off the preliminary expenses of the company; and (e) writing-off the expenses of, or the commission paid or discount allowed on, any issue of shares or debentures of the company.

No distribution or dividend may be paid to members out of the share premium account unless immediately following the date on which the distribution or dividend is proposed to be paid, the company will be able to pay its debts as they fall due in the ordinary course business.

The Cayman Companies Law provides that, subject to confirmation by the Grand Court of the Cayman Islands (the “Court”), a company limited by shares or a company limited by guarantee and having a share capital may, if so authorized by its articles of association, by special resolution reduce its share capital in any way.

The Memorandum and Articles of Association of the Company include certain protections for holders of special classes of shares, requiring their consent to be obtained before their rights may be varied. The consent of the specified proportions of the holders of the issued shares of that class or the sanction of a resolution passed at a separate meeting of the holders of those shares is required.

(c)	Financial Assistance to Purchase Shares of a Company or its Holding Company

Subject to all applicable laws, the Company may give financial assistance to Directors and employees of the Company, its subsidiaries, its holding company or any subsidiary of such holding company in order that they may buy Shares in the Company or shares in any subsidiary or holding company. Further, subject to all applicable laws, the Company may give financial assistance to a trustee for the acquisition of Shares in the Company or shares in any such subsidiary or holding company to be held for the benefit of employees of the Company, its subsidiaries, any holding company of the Company or any subsidiary of any such holding company (including salaried Directors).

There is no statutory restriction in the Cayman Islands on the provision of financial assistance by a company to another person for the purchase of, or subscription for, its own or its holding company’s shares. Accordingly, a company may provide financial assistance if the Directors of the company consider, in discharging their duties of care and acting in good faith, for a proper purpose and in the interests of the company, that such assistance can properly be given. Such assistance should be on an arm’s-length basis.

(d)	Purchase of Shares and Warrants by a Company and its Subsidiaries

Subject to the provisions of the Cayman Companies Law, a company limited by shares or a company limited by guarantee and having a share capital may, if so authorized by its articles of association, issue shares which are to be redeemed or are liable to be redeemed at the option of the

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APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY AND CAYMAN ISLANDS COMPANY LAW

company or a shareholder. In addition, such a company may, if authorized to do so by its articles of association, purchase its own shares, including any redeemable shares. However, if the articles of association do not authorize the manner and terms of the purchase, a company cannot purchase any of its own shares unless the manner and terms of purchase have first been authorized by an ordinary resolution of the company. At no time may a company redeem or purchase its shares unless they are fully paid. A company may not redeem or purchase any of its shares if, as a result of the redemption or purchase, there would no longer be any issued shares of the company other than shares held as treasury shares. A payment out of capital by a company for the redemption or purchase of its own shares is not lawful unless immediately following the date on which the payment is proposed to be made, the company shall be able to pay its debts as they fall due in the ordinary course of business.

A company is not prohibited from purchasing and may purchase its own warrants subject to and in accordance with the terms and conditions of the relevant warrant instrument or certificate. There is no requirement under Cayman Islands law that a company’s memorandum or articles of association contain a specific provision enabling such purchases and the Directors of a company may rely upon the general power contained in its memorandum of association to buy and sell and deal in personal property of all kinds.

Under Cayman Islands law, a subsidiary may hold shares in its holding company.

(e)	Dividends and Distributions

With the exception of section 34 of the Cayman Companies Law, there are no statutory provisions relating to the payment of dividends. Based upon English case law, which is regarded as persuasive in the Cayman Islands, dividends may be paid only out of profits. In addition, section 34 of the Cayman Companies Law permits, subject to a solvency test and the provisions, if any, of the company’s memorandum and articles of association, the payment of dividends and distributions out of the share premium account.

(f)	Protection of Minorities

The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against or derivative actions in the name of the company to challenge (a) an act which is ultra vires the company or illegal, (b) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of the company, and (c) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

In the case of a company (not being a bank) having a share capital divided into shares, the Court may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine into the affairs of the company and to report thereon in such manner as the Court shall direct.

Any shareholder of a company may petition the Court which may make a winding up order if the Court is of the opinion that it is just and equitable that the company should be wound up. Or, as an alternative to a winding-up order, the Court may make the following orders: (a) an order regulating the conduct of the company’s affairs in the future; (b) an order requiring the company to refrain from doing or continuing an act complained of by the petitioner or to do an act which the petitioner has complained it has omitted to do; (c) an order authorizing civil proceedings to be brought in the name of and on behalf of the company by the petitioner on such terms as the Court may direct; or (d) an order providing for the purchase of the shares of any members of the company by other members or by the company itself and, in the case of a purchase by the company itself, a reduction of the company’s capital accordingly.

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APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY AND CAYMAN ISLANDS COMPANY LAW

Generally claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by the company’s memorandum and articles of association.

(g)	Management

The Cayman Companies Law contains no specific restrictions on the power of directors to dispose of assets of a company. However, as a matter of general law, every officer of a company, which includes a director, managing director and secretary, in exercising his powers and discharging his duties must do so honestly and in good faith with a view to the best interests of the company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

(h)	Accounting and Auditing Requirements

A Cayman Islands company shall cause proper books of account, including, where applicable, material underlying documentation including contracts and invoices to be kept with respect to (i) all sums of money received and expended by the company and the matters in respect of which the receipt and expenditure takes place; (ii) all sales and purchases of goods by the company; and (iii) the assets and liabilities of the company. Proper books of account shall not be deemed to be kept if there are not kept such books as are necessary to give a true and fair view of the state of the company’s affairs and to explain its transactions. A Cayman Islands company shall cause all its books of account to be retained for a minimum period of five years from the date on which they are prepared.

(i)	Exchange Control

There are no exchange control regulations or currency restrictions in the Cayman Islands.

(j)	Taxation

Pursuant to section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, the Company has obtained an undertaking from the Governor-in-Cabinet:

(i)	that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciation shall apply to the Company or its operations; and

(ii)	that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on or in respect of the shares, debentures or other obligations of the Company.

The undertaking for the Company is for a period of twenty years from July 20 2010. The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands. The Cayman Islands are not party to any double tax treaties.

(k)	Stamp Duty on Transfers

No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands.

(l)	Loans to Directors

There is no express provision in the Cayman Companies Law prohibiting the making of loans by a company to any of its directors.

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APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY AND CAYMAN ISLANDS COMPANY LAW

(m)	Inspection of Corporate Records

Members of the Company will have no general right under the Cayman Companies Law to inspect or obtain copies of the register of members or corporate records of the Company. They will, however, have such rights as may be set out in the Company’s Articles.

An exempted company may, subject to the provisions of its articles of association, maintain its principal register of members and any branch registers at such locations, whether within or without the Cayman Islands, as the directors may, from time to time, think fit. A Cayman Islands exempted company may also maintain a separate register of members in respect of its listed shares. There is no requirement under the Cayman Companies Law for an exempted company to make any returns of members to the Registrar of Companies of the Cayman Islands. The names and addresses of the members are, accordingly, not a matter of public record and are not available for public inspection.

(n)	Winding Up

A company may be wound up by either an order of the Court, voluntarily or subject to the supervision of the Court. The Court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the Court, just and equitable to do so.

A company may be wound up voluntarily (a) when the period (if any) fixed for the duration of the company by its memorandum or articles of association expires; (b) if the event (if any) occurs, on the occurrence of which the memorandum or articles of association provide that the company is to be wound up; (c) if the company resolves by special resolution that it be wound up voluntarily; or (d) if the company resolves by ordinary resolution that it be wound up voluntarily because it is unable to pay its debts as they fall due. In the case of a voluntary winding up, such company shall from the commencement of its winding up, cease to carry on its business except so far as it may be beneficial for its winding up.

In circumstances where a company is solvent (the directors of the company will need to provide a statutory declaration to this effect), the company can be wound up by a special resolution of its shareholders, and the liquidation will not require the supervision of the Cayman Islands court. Unless one or more persons have been designated as liquidator or liquidators of the company in the company’s memorandum and articles of association, the company in general meeting must appoint one or more liquidators for the purpose of winding up the affairs of the company and distributing its assets.

Alternatively, where the financial position of the company is such that a declaration of solvency cannot be given by the directors, the winding up will be initiated by an ordinary resolution of the company’s shareholders and will occur subject to the supervision of the Cayman Islands court. In this case, a licensed insolvency practitioner will need to be appointed as liquidator (known as “an official liquidator”). The Court may determine whether any and what security is to be given by an official liquidator on his appointment; if no official liquidator is appointed, or during any vacancy in such office, all the property of the company shall be in the custody of the Court. The Court may appoint a foreign practitioner to act jointly with a qualified insolvency practitioner. A person may qualify as an official liquidator if that person holds the qualifications specified in the Insolvency Practitioners Regulations of the Cayman Islands. The Court may appoint a foreign practitioner to act jointly with a qualified insolvency practitioner.

For the purpose of conducting the proceedings in winding up a company and assisting the Court therein, there may be appointed one or more than one person to be called an official liquidator or official liquidators of the Company. The Court may appoint as official liquidator such person or persons, either provisionally or otherwise, as it thinks fit, and if more persons than one are appointed to such office, the Court shall declare whether any act hereby required or authorized to be done by the official liquidator is to be done by all or any one or more of such persons.

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APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY AND CAYMAN ISLANDS COMPANY LAW

Upon the appointment of a liquidator, the responsibility for the company’s affairs rests entirely in his hands and no future executive action may be carried out without his approval. A liquidator’s duties are to collect the assets of the company (including the amount (if any) due from the contributories), settle the list of creditors and, subject to the rights of preferred and secured creditors and to any subordination agreements or rights of set-off or netting of claims, discharge the company’s liability to them (pari passu if insufficient assets exist to discharge the liabilities in full) and to settle the list of contributories (shareholders) and divide the surplus assets (if any) amongst them in accordance with the rights attaching to the shares.

As soon as the affairs of the company are fully wound up, the liquidator must make up an account of the winding up, showing how the winding up has been conducted and the property of the company has been disposed of, and thereupon call a general meeting of the company for the purposes of laying before it the account and giving an explanation for it. At least 21 days before the meeting the liquidator must send a notice specifying the time, place and object of the meeting to each contributory in any manner authorized by the company’s articles of association and published in the Cayman Islands Gazette.

(o)	Reconstructions

There are statutory provisions which facilitate reconstructions and amalgamations approved by a majority in number representing seventy-five per cent in value of shareholders or class of shareholders or creditors, as the case may be, as are present at a meeting called for such purpose and thereafter sanctioned by the Court. While a dissenting shareholder would have the right to express to the Court his view that the transaction for which approval is sought would not provide the shareholders with a fair value for their shares, the Court is unlikely to disapprove the transaction on that ground alone in the absence of evidence of fraud or bad faith on behalf of management.

(p)	Mergers and Consolidations

The Cayman Companies Law provides that any two or more Cayman Islands companies limited by shares (other than segregated portfolio companies) may merge or consolidate in accordance with the Cayman Companies Law. The Cayman Companies Law also allows one or more Cayman Islands companies to merge or consolidate with one or more foreign companies (provided that the laws of the foreign jurisdiction permit such merger or consolidation).

To effect a merger or consolidation of one or more Cayman Islands companies the directors of each constituent company must approve a written plan of merger or consolidation in accordance with the Cayman Companies Law. The Plan must then be authorized by each constituent company by a special resolution of members, and such other authorisation, if any, as may be specified in such constituent company’s articles of association.

Where a Cayman Islands parent is merging with one or more of its Cayman Islands subsidiaries, a special resolution of the members of each constituent company is not required if a copy of the plan of merger is given to every member of each subsidiary company to be merged, unless that member agrees otherwise.

To effect a merger or consolidation of one or more Cayman Islands companies with one or more foreign companies, in addition to the approval requirements applicable to the merger or consolidation of Cayman Islands companies (in relation to the Cayman Islands company(ies) only), the merger or consolidation must also be effected in compliance with the constitutional documents of, and laws of the foreign jurisdiction applicable to, the foreign company(ies).

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APPENDIX VI	SUMMARY OF THE CONSTITUTION OF OUR COMPANY AND CAYMAN ISLANDS COMPANY LAW

(q)	Compulsory Acquisition

Where an offer is made by a company for the shares of another company and, within four months of the offer, the holders of not less than ninety per cent of the shares which are the subject of the offer accept, the offeror may at any time within two months after the expiration of the said four months, by notice in the prescribed manner require the dissenting shareholders to transfer their shares on the terms of the offer. A dissenting shareholder may apply to the Court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholder to show that the Court should exercise its discretion, which it will be unlikely to do unless there is evidence of fraud or bad faith or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

(r)	Indemnification

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the court to be contrary to public policy (e.g. for purporting to provide indemnification against the consequences of committing a crime).

4.	GENERAL

Any person wishing to have a detailed summary of the Cayman Companies Law or advice on the differences between it and the laws of any jurisdiction with which he is more familiar is recommended to seek independent legal advice.

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APPENDIX VII	STATUTORY AND GENERAL INFORMATION

A. FURTHER INFORMATION ABOUT US

1. Incorporation of Our Company

We were incorporated in Cayman Islands under the Cayman Companies Law as an exempted company with limited liability on July 2, 2010 and our memorandum and articles of association were amended and conditionally adopted on [●] 2011. We have established a principal place of business in Macau at Avenida Dr. Sun Yat Sen, Edificio MGM Macau, NAPE and were registered with the Registrar of Companies in Hong Kong as a non-Hong Kong company under Part XI of the Companies Ordinance on December 16, 2010. Chen Yau Wong has been appointed the authorized representative of our Company for the acceptance of service of process and notices on behalf of our Company in Hong Kong.

As our Company was incorporated in the Cayman Islands, we operate subject to the Cayman Companies Law and to our constitution. Our constitution comprises the Memorandum and the Articles. A summary of various parts of our constitution and relevant aspects of the Cayman Companies Law is set out in Appendix VI “Summary of the Constitution of Our Company and Cayman Islands Company Law” to this document.

2. Changes in the Share Capital of our Company

The following changes in the share capital of our Company have taken place since the date of its incorporation up to the date to this document:

As of the date of our incorporation, our authorized share capital of the Company was HK$5,000,000,000 comprising 5,000,000,000 ordinary shares of HK$1.00 each. On July 9, 2010, one ordinary share was allotted and issued fully paid to Antonio Jose Menano. On [●] 2011, our authorized share capital was increased from HK$5,000,000,000 to HK$10,000,000,000 divided into 10,000,000,000 ordinary shares of HK$1.00 each.

[●]

Save as disclosed in this section, there has been no alteration in our share capital since its incorporation.

3. Written resolutions of our Shareholders

Pursuant to the written resolutions passed by our Shareholders on [●], amongst others:

[add the content of the resolution]

4. Changes in Share Capital of Subsidiaries

Our subsidiaries are referred to in the Accountants’ Report, the text of which is set out in Appendix IA to this document. Save for the subsidiaries mentioned in Appendix IA to this document, our Company has no other subsidiaries.

There has been no alteration in the share capital of any of the subsidiaries of our Company within the two years immediately preceding the date of this document.

B. FURTHER INFORMATION ABOUT THE BUSINESS

1. Summary of Material Contracts

The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by us or our subsidiaries within the two years preceding the date of this document and are or may be material:

(1)	[●]

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APPENDIX VII	STATUTORY AND GENERAL INFORMATION

(2)	The Deed of Non-compete Undertakings;

(3)	The Credit Facility Agreement dated July 27, 2010 for which Bank of America, N.A., Hong Kong Branch acted as Facility Agent and Banco Nacional Ultramarino, S.A. acted as Security Agent. See the section headed “Financial Information — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Description of Material Indebtedness — Term Loan Facility and Revolving Facility” in this document for further information;

(4)	The Branding Agreement;

(5)	The Development Agreement;

(6)	The Corporate Support Agreement;

(7)	The MGM Resorts to MGM China Marketing Agreement;

(8)	The MGM China to MGM Resorts International Marketing Agreement;

(9)	The PH Group to MGM China Marketing Agreement;

(10)	The Master Service Agreement;

(11)	The Cornerstone Agreement; and

(12)	The Contribution and Share Issuance Agreement (including the Acquisition Note).

2. Intellectual Property Rights of Our Company

(1)	As of the Latest Practicable Date, we had registered or applied for the registration of the license to use the following material trademarks:

	Name of				Next Renewal
	Registered	Place of			Date
Trademarks	Owner	Registration	Class	Registration No.	(mm/dd/yy)

	MGM MIRAGE	Macau	14	N/14480	07/12/2011

	MGM MIRAGE	Macau	18	N/14481	07/12/2011

	MGM MIRAGE	Macau	25	N/14482	07/12/2011

	MGM MIRAGE	Macau	41	N/14483	07/12/2011

	MGM MIRAGE	Macau	42	N/14484	07/12/2011

	MGM MIRAGE	Macau	3	N/14485	07/12/2011

	MGM MIRAGE	Macau	6	N/14486	07/12/2011

	MGM MIRAGE	Macau	21	N/14487	07/12/2011

	MGM MIRAGE	Macau	25	N/14488	07/12/2011

	MGM MIRAGE	Macau	35	N/14489	07/12/2011

	MGM MIRAGE	Macau	41	N/14490	07/12/2011

	MGM MIRAGE	Macau	42	N/14491	07/12/2011

	MGM MIRAGE	Macau	3	N/14492	07/12/2011

	MGM MIRAGE	Macau	6	N/14493	07/12/2011

	MGM MIRAGE	Macau	14	N/14494	07/12/2011

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APPENDIX VII	STATUTORY AND GENERAL INFORMATION

	Name of				Next Renewal
	Registered	Place of			Date
Trademarks	Owner	Registration	Class	Registration No.	(mm/dd/yy)

	MGM MIRAGE	Macau	21	N/14495	07/12/2011

	MGM MIRAGE	Macau	25	N/14496	07/12/2011

	MGM MIRAGE	Macau	28	N/14497	07/12/2011

	MGM MIRAGE	Macau	41	N/14498	07/12/2011

	MGM MIRAGE	Macau	42	N/14499	07/12/2011

	MGM MIRAGE	Macau	3	N/26767	28/06/2014

	MGM MIRAGE	Macau	6	N/26768	28/06/2014

	MGM MIRAGE	Macau	14	N/26769	28/06/2014

	MGM MIRAGE	Macau	16	N/26770	28/06/2014

	MGM MIRAGE	Macau	18	N/26771	28/06/2014

	MGM MIRAGE	Macau	21	N/26772	28/06/2014

	MGM MIRAGE	Macau	25	N/26773	28/06/2014

	MGM MIRAGE	Macau	28	N/26774	28/06/2014

	MGM MIRAGE	Macau	35	N/26775	28/06/2014

	MGM MIRAGE	Macau	36	N/26776	28/06/2014

	MGM MIRAGE	Macau	37	N/26777	28/06/2014

	MGM MIRAGE	Macau	39	N/26778	28/06/2014

	MGM MIRAGE	Macau	41	N/26779	28/06/2014

	MGM MIRAGE	Macau	43	N/26780	28/06/2014

	MGM MIRAGE	Macau	44	N/26781	28/06/2014

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APPENDIX VII	STATUTORY AND GENERAL INFORMATION

	Name of				Next Renewal
	Registered	Place of			Date
Trademarks	Owner	Registration	Class	Registration No.	(mm/dd/yy)

	MGM MIRAGE	Macau	45	N/26782	28/06/2014

	MGM MIRAGE	Macau	41	N/31875	28/03/2015

	MGM MIRAGE	Macau	43	N/31876	28/03/2015

	MGM MIRAGE	Macau	41	N/32641	30/09/2015

	MGM MIRAGE	Macau	43	N/32642	23/06/2015

(2)	As of the Latest Practicable Date, we had registered or applied for registration of the following material trademarks:

(3)	As of the Latest Practicable Date, we were licensed to use the following material domain names:

Next Renewal Date
Domain Name	Name of Registrant	(mm/dd/yy)

mgmgrandmacau.com.mo	MGM Grand (Macau) S.A.	09/01/2011
mgmgrand.com.mo	MGM Grand (Macau) S.A.	09/01/2011
mgpl.com.mo	MGM Grand Paradise Limited	07/01/2011
mgmmiragemacau.com.mo	MGM Grand (Macau) S.A.	09/01/2011
mgmmirage.com.mo	MGM Grand (Macau) S.A.	09/01/2011
mgmmacau.com.mo	MGM Grand (Macau) S.A.	09/01/2011
mgmmacau.mo	MGM Macau	08/03/2011
mgm.com.mo	MGM Grand (Macau) S.A.	09/01/2011
mgmgrandmacau.com.mo	MGM Grand (Macau) S.A.	09/01/2011
mgmgrand.mo	MGM Grand Paradise S.A.	08/31/2011
mgmchina.com.mo	MGM Macau	01/27/2012
mgmchinaholdings.com.mo	MGM Macau	01/27/2012
mgmchinaholdingslimited.com.mo	MGM Macau	01/27/2012
mgmgrandmacau.com	MGM Resorts International Operations, Inc.	06/22/2012

(4)	As of the Latest Practicable Date, we had registered or applied for registration of the following material domain names:

Next Renewal Date
Domain Name	Name of Registrant	(mm/dd/yy)

mgmgrandmacau.com.hk	MGM Grand Paradise (HK) Limited	06/15/2019
mgmgrand.com.hk	MGM Grand Paradise (HK) Limited	10/14/2018
mgmmacau.com.hk	MGM Grand Paradise (HK) Limited	04/23/2020
mgmmacau.hk	MGM Grand Paradise (HK) Limited	04/22/2020
.cn	MGM Grand Paradise Limited	05/30/2017
	MGM Grand Paradise Limited	05/30/2017
	MGM Grand Paradise Limited	05/30/2017
.cn	MGM Grand Paradise Limited	05/30/2017
.com	MGM Grand Paradise Limited	10/13/2018
.cn	MGM Grand Paradise Limited	04/22/2020

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APPENDIX VII	STATUTORY AND GENERAL INFORMATION

Next Renewal Date
Domain Name	Name of Registrant	(mm/dd/yy)

.cn	MGM Grand Paradise Limited	04/22/2020
	MGM Grand Paradise Limited	04/22/2020
	MGM Grand Paradise Limited	04/22/2020
	MGM Grand Paradise Limited	04/22/2020
	MGM Grand Paradise Limited	04/22/2020
.hk	MGM Grand Paradise Limited	10/13/2018
.com	MGM Grand Paradise Limited	05/08/2019
.net	MGM Grand Paradise Limited	05/08/2019
.net	MGM Grand Paradise Limited	05/08/2019
.net	MGM Grand Paradise Limited	05/08/2019
.com	MGM Grand Paradise Limited	05/05/2020
.net	MGM Grand Paradise Limited	05/08/2019
.com	MGM Grand Paradise Limited	05/08/2019
.com	MGM Grand Paradise Limited	05/08/2019

Save as aforesaid, there are no other trademarks, patents, other intellectual or industrial property rights which are material in relation to our business.

C.	FURTHER INFORMATION ABOUT OUR DIRECTORS, MANAGEMENT, STAFF, SUBSTANTIAL SHAREHOLDERS AND EXPERTS

     Interests in other members of the Group

Name of subsidiary	Name of shareholder	Number of shares	Percentage of interest

	Pansy Ho	20,000 class B shares	50.0	%(1)

MGM Grand Paradise	MGM Resorts International Holdings	20,000 class B shares	50.0	%(1)

Note:

(1)	The 20,000 class B shares carry 10% of the voting rights in MGM Grand Paradise. Our Company owns all of the class A shares in MGM Grand Paradise, carrying 80% of the voting rights in MGM Grand Paradise.

Save as disclosed in this document, our Directors are not aware of any person who will, immediately following the completion of [●], have an interest or a short position in the Shares or underlying Shares which would fall to be disclosed to our Company under the provisions of Divisions 2 and 3 of Part XV of the Securities and Futures Ordinance, or will be directly or indirectly interested in 10% or more of the nominal value of any class of the share capital carrying rights to vote in all circumstances at general meeting of any other member of the Group.

2. Particulars of Service Contracts

None of the Directors has entered or proposes to enter into any service contract with our Company or its associated corporations (excluding contracts expiring or determinable by the employer within one year without payment of compensation other than statutory compensation).

3. Directors’ Remuneration

No emoluments were paid by the Group to the directors during the Track Record Period as their emoluments were borne by the shareholders and were not charged to the Group throughout the Track Record Period. It is not practical to allocate their remuneration for their services to the Group

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APPENDIX VII	STATUTORY AND GENERAL INFORMATION

and other entities related to the shareholders. None of the directors has waived any emoluments in each of the three years ended December 31, 2008, 2009 and 2010.

No emoluments were paid to any directors as an inducement to join or upon joining the Group or as compensation for loss of office during each of the three years ended December 31, 2010.

The aggregate amounts of remuneration (including salaries, emoluments and discretionary bonuses) that we paid to our five highest paid individuals for 2008, 2009 and 2010 were approximately HK$23.9 million, HK$30.4 million and HK$37.1 million, respectively.

We did not pay any remuneration to our Directors or the five highest paid individuals as an inducement to join or upon joining us or as a compensation for loss of office in 2008, 2009 and 2010. Further, none of our Directors had waived any remuneration during the same period.

Our Directors anticipate that they will periodically review the compensation levels of our key executives. Based on our Group’s performance and our executives’ respective contributions to our Group, our Directors may, with the approval of our remuneration committee, grant salary increases or pay bonuses to executives. These increases or bonuses could result in the incurrence of compensation expense at levels that are significantly higher than those we have incurred previously.

4. Disclaimers

Save as disclosed this document:

(1)	none of our Directors or chief executive of our Company has any interest or short positions in the Shares, underlying Shares or debentures of our Company or any associated corporation (within the meaning of Part XV of the SFO) which will have to be notified to us and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which he is taken or deemed to have under such provisions of the SFO) or which will be required, pursuant to section 352 of the SFO, to be entered into the register referred to in that section, or which will be required to be notified to us and the Stock Exchange pursuant to the Model Code, in each case once our Shares are listed;

(2)	so far as is known to any of our Directors or our chief executive, no person has an interest or short position in the Shares and underlying Shares of the Company which would fall to be disclosed under the provisions of Divisions 2 and 3 of Part XV of the SFO, or is directly or indirectly interested in 10% or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at our general meetings;

(3)	none of our Directors nor any of the parties listed in “Other Information — Consents of Experts” in this Appendix VII, is materially interested in any contract or arrangement subsisting at the date of this document which is significant in relation to the business of our Group taken as a whole;

(4)	none of our Directors nor any of the parties listed in “Other Information — Consents of Experts” in this Appendix VII, has any direct or indirect interest in the promotion of our Company, or in any assets which have within the two years immediately preceding the date of this document, been acquired or disposed of by or leased to any member of our Group, or are proposed to be acquired or disposed of by or leased to any member of our Group;

(5)	none of the parties listed in “Other Information — Consents of Experts” in this Appendix VII:

(a)	is interested legally or beneficially in any of our Shares or any shares of any of our subsidiaries; or

(b)	has any right or option (whether legally enforceable or not) to subscribe for or to nominate persons to subscribe securities in any member of our Group;

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APPENDIX VII	STATUTORY AND GENERAL INFORMATION

(6)	none of our Directors, their respective associates or shareholders of our Company is interested in more than 5.0% of the issued share capital of our Company has any interests in the five largest suppliers of our Group.

D.	SHARE OPTION SCHEME

The following is a summary of the principal terms of the Share Option Scheme conditionally approved and adopted by our Shareholders on [●] 2011 and its implementation is conditional on [●].

For the purpose of this section only, unless the context otherwise requires the following words shall have the following meanings:

“Eligible Person”	means any director or employee of the Group and any other person (including a consultant or adviser) who in the sole discretion of the Board has contributed or will contribute to the Group;

“Grantee”	means any Eligible Person who accepts an Offer in accordance with the terms of the Scheme or (where the context so permits) any person entitled to exercise any Option in consequence of the death of the original Grantee;

“Offer Date”	means the date on which an offer of the grant of an option is made to an Eligible Person.

(A) Purpose

The purpose of the Share Option Scheme is to provide incentive and/or reward to Eligible Persons for their contribution to, and continuing efforts to promote the interests of, the Company.

(B) Who may participate

Subject to the terms of the Share Option Scheme, the Board shall be entitled at any time within the period of 10 years after the Adoption Date to grant options to any Eligible Person as the Board in its absolute discretion select to subscribe for such number of Shares as the Board may determine at the subscription price.

(C) Grant of options to connected persons or any of their associates

Each grant of options to a director (including an independent non-executive director) of any member of our Group, chief executive or substantial shareholder of our Company, or any of their respective associates, must be approved by the independent non-executive Directors (excluding any independent non-executive Director who is the proposed grantee of the options).

Where any grant of options to a substantial shareholder or an independent non-executive Director, or any of their respective associates, would result in the Shares issued and to be issued upon exercise of all options already granted and to be granted under the Share Option Scheme (including options exercised, cancelled and outstanding) to such person in the 12 month period up to and including the Offer Date:

(i)	representing in aggregate over 0.1% of the Shares in issue; and

(ii)	having an aggregate value, based on the closing price of the Shares as stated on the Stock Exchange on the Offer Date, in excess of HK$5 million,

such grant of options must be approved by the Shareholders in general meeting. The Company will send a circular to the Shareholders in accordance with the Listing Rules and any Shareholder who is a connected person of our Company shall abstain from voting in favor of the resolution to approve such grant of options.

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APPENDIX VII	STATUTORY AND GENERAL INFORMATION

(D) Restrictions on the times of grant of Options

A grant of options may not be made after a price sensitive event has occurred or a price sensitive matter has been the subject of a decision until such price sensitive information has been announced pursuant to the requirements of the Listing Rules. In particular, no options may be granted during the period commencing one month immediately preceding the earlier of:

(i)	the date of the Board meeting (as such date is first notified to the Stock Exchange in accordance with the Listing Rules) for the approval of our Company’s results for any year, half-year, quarterly or other interim period (whether or not required under the Listing Rules); and

(ii)	the deadline for our Company to publish an announcement of the results for any year, or half-year, or quarterly or other interim period (whether or not required under the Listing Rules),

and ending on the date of actual publication of such results announcement.

(E) Subscription price

The subscription price shall be a price determined by the Board but in any event shall be at least the higher of:

(i)	the closing price of the Shares as stated in the Stock Exchange’s daily quotation sheets on the offer date, which must be a business day;

(ii)	the average of the closing price of the Shares as stated in the Stock Exchange’s daily quotation sheets for the five business days immediately preceding the offer date; and

(iii)	the nominal value of a Share,

provided that for the purpose of determining the subscription price where the Shares have been listed on the Stock Exchange for less than five business days, the issue price of the Shares in [●] shall be used as the closing price of the Shares for any business day falling within the period before the listing of the Shares on the Stock Exchange.

Participants are required to pay HK$1.00 as consideration for the acceptance of an option granted to them.

(F) Maximum number of Shares

(i)	The maximum number of Shares which may be issued upon exercise of all Options to be granted under the Share Option Scheme and any other share option schemes of the Company shall not, in the absence of Shareholders’ approval, in aggregate exceed 10% in nominal amount in the aggregate of Shares in issue on [●] (the “Scheme Mandate Limit”), representing [●] Shares. Options lapsed in accordance with the terms of the Share Option Scheme and (as the case may be) such other share option schemes of the Company will not be counted for the purpose of calculating the Scheme Mandate Limit.

The Company may renew the Scheme Mandate Limit at any time subject to prior Shareholders’ approval but in any event, the total number of Shares which may be issued upon exercise of all Options to be granted under the Share Option Scheme and any other share option schemes of the Company under the limit as refreshed must not exceed 10% of the Shares in issue as at the date of approval of the renewal of the Scheme Mandate Limit. Options previously granted under the Share Option Scheme or any other share option schemes of the Company (including those outstanding, cancelled, lapsed in accordance with the terms or exercised options) will not be counted for the purpose of calculating the refreshed Scheme Mandate Limit.

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APPENDIX VII	STATUTORY AND GENERAL INFORMATION

(ii)	Notwithstanding the foregoing, the Company may grant Options beyond the Scheme Mandate Limit to Eligible Persons if:

(a)	separate Shareholders’ approval has been obtained for granting options beyond the Scheme Mandate Limit to Eligible Persons specifically identified by the Company before such Shareholders’ approval is sought; and

(b)	the Company, in connection with the seeking of such separate Shareholders’ approval, has first sent a circular to Shareholders containing such information as may be required by the Listing Rules then prevailing to be included in such circular.

(iii)	Subject to paragraph (iv) below, the maximum number of Shares issued and to be issued upon exercise of the Options granted to any Eligible Persons under the Share Option Scheme (including both exercised and outstanding Options) in any 12 month period shall not (when aggregated with any Shares subject to options granted during such period under any other share option schemes of the Company other than those options granted pursuant to specific approval by the Shareholders in a general meeting) exceed one percent of the Shares in issue for the time being.

(iv)	Where any further grant of options to an Eligible Person would result in the Shares issued and to be issued upon exercise of all options granted and to be granted to such person (including exercised, cancelled and outstanding options) in the 12 month period up to and including the date of such further grant representing in aggregate over one percent of the Shares in issue, such further grant must be separately approved by Shareholders in general meeting with such Eligible Person and his associates abstaining from voting. The Company must send a circular to the Shareholders disclosing the identity of the Eligible Person in question, the number and terms of the options to be granted (and options previously granted to such Eligible Person) and such other information required under the Listing Rules.

(v)	At any time, the maximum number of Shares which may be issued upon exercise of all options which then have been granted and have yet to be exercised under the Share Option Scheme and any other share option schemes of the Company shall not exceed 30% of the Shares in issue from time to time.

(G) Time of exercise of options

Subject to the terms of grant of any option, an option may be exercised by the grantee at any time during the option period and in accordance with the vesting schedule and other terms specified in the offer.

(H) Duration of Share Option Scheme

No option may be vested more than 10 years after the date of grant. Subject to earlier termination by our Company in general meeting or by the Board, the Share Option Scheme shall be valid and effective for a period of 10 years from [●].

(I) Performance targets

A grantee may be required to achieve any performance targets as the Committee may then specify in the grant before any options granted under the Share Option Scheme can be exercised.

(J) Rights attaching to the Shares

     (i) Dividends and voting rights

No dividends (including distributions made upon the liquidation of our Company) will be payable and no voting rights will be exercisable in relation to an option that has not been exercised.

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APPENDIX VII	STATUTORY AND GENERAL INFORMATION

Shares issued on the exercise of an option will rank equally in all respects with the Shares in issue on the date of issue. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of issue.

     (ii) Restrictions on transfer

An option shall be personal to the grantee and shall not be assignable nor transferable and no grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest (whether legal or beneficial) in favor of any third party over or in relation to any option.

(K) Amendments to the Share Option Scheme

Save for certain specific provisions, the Board may alter any of the other terms of the Share Option Scheme. Those specific provisions of the Share Option Scheme which relate to the matters set out in Rule 17.03 of the Listing Rules cannot be altered to the advantage of Grantees, and changes to the authority of the Board in relation to any alteration of the terms of the Share Option Scheme shall not be made, in either case, without the prior approval of Shareholders in general meeting. Any alterations to the terms and conditions of the Share Option Scheme which are of a material nature, or any change to the terms of options granted, must also, to be effective, be approved by the Shareholders in general meeting, except where the alterations take effect automatically under the existing terms of the Share Option Scheme. The Share Option Scheme so altered must comply with Chapter 17 of the Listing Rules.

(L) Effects of alterations to share capital

In the event of any alteration to the capital structure of the Company while any option remains exercisable, whether by way of capitalization, reserves, rights issue, consolidation, subdivision or reduction of the share capital of the Company, adjustments (if any) shall be made to (i) the number of Shares subject to the options so far as the remain exercisable; and (ii) the subscription price for the Shares, provided that (A) any such adjustments must give a grantee the same proportion of the equity capital of the Company as to which that Grantee was previously entitled, and any adjustments so made shall be in compliance with the Listing Rules and such applicable guidance and/or interpretation of the Listing Rules from time to time issued by the Stock Exchange (including, without limitation, the “Supplemental Guidance on Main Board Listing Rule 17.03(13) and the Notice immediately after the Rule” attached to the letter of the Stock Exchange dated September 5, 2005 to all issuers relating to share option schemes) and (B) that the adjustments would not result in the subscription price for a Share being less than its nominal value (provided that in such circumstances the subscription price shall be reduced to the nominal value). Any adjustments (save those made on a capitalization issue) shall be confirmed by an independent financial adviser or the auditors in writing to the Directors. The capacity of the auditors of the Company or the independent financial advisor to the Company in this paragraph is that of experts and not of arbitrators and their certification shall, in the absence of manifest error, be final and binding on the Company and the Grantees. Any adjustments made pursuant to a subdivision, reduction or consolidation of share capital shall be made on the basis that the aggregate subscription price payable by a Grantee on the full exercise of any option shall remain as nearly as possible the same (but shall not be greater than) as it was before such event.

(M) Rights on termination of employment

If the Grantee ceases to be an Eligible Person for any reason, the option shall lapse on the date of cessation and not be exercisable. The date of such cessation shall be (i) if he is an employee of the Group, his last actual working day at his work place with the Group whether salary is paid in lieu of notice or not; or (ii) if he is not an employee of the Group, the date on which the relationship constituting him an Eligible Person ceases.

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APPENDIX VII	STATUTORY AND GENERAL INFORMATION

(N) Rights on death

If the Grantee of an outstanding option dies before exercising his option, such option may be exercised by his personal representative(s) within a period of 12 months following the date of his death.

(O) Rights on a general offer by way of takeover

In the event of a general offer by way of takeover (other than by way of scheme of arrangement) being made to all the Shareholders (or all such Shareholders other than the offeror and/or any person controlled by the offeror and/or any person acting in association or concert with the offeror) and such offer becomes or is declared unconditional prior to the expiry date of the relevant Option, the Board shall at its absolute discretion determine whether the option shall (i) become exercisable subject to any conditions as it deems fit or (ii) be cancelled with no compensation to the grantee or (iii) continue to have effect according to its existing terms, and shall inform the grantee of its decision by notice.

(P) Rights on a general offer by way of scheme of arrangement

In the event of a general offer by way of scheme of arrangement being made to all the Shareholders and approved by the necessary number of Shareholders at the requisite meetings, the Board shall at its absolute discretion determine whether the option shall (i) become exercisable subject to any conditions as it deems fit or (ii) be cancelled with no compensation to the grantee, and shall inform the grantee of its decision by notice.

(Q) Rights on winding up

In the event a notice is given by the Board to the Shareholders to convene a Shareholders’ meeting for the purpose of considering and, if thought fit, approving a resolution to voluntarily wind up the Company, shall at its absolute discretion determine whether the option shall (i) become exercisable subject to any conditions as it deems fit or (ii) be cancelled with no compensation to the grantee, and shall inform the grantee of its decision by notice.

(R) Lapse of option

The right to exercise an option (to the extent not already exercised) shall terminate immediately upon the earliest of:

(i)	the expiry of the option period;

(ii)	the date of cessation referred to in paragraph M;

(iii)	the expiry of any of the periods referred to in paragraph N;

(iv)	the expiry date specified in the notice from the Board referred to in paragraph O;

(v)	subject to the scheme of arrangement becoming effective, the expiry date specified in the notice from the Board referred to in paragraph N;

(vi)	the date of the commencement of the winding-up of the Company;

(vii)	the date on which the Grantee ceases to be an Eligible Person by reason of failing to perform his duties at work, summary dismissal for misconduct or other breach of the terms of his employment or other contract or arrangement constituting him an Eligible Person, or the date on which he begins to appear to be unable to pay or has no reasonable prospect of being able to pay his debts or has become insolvent or has made any arrangements or composition with his or her creditors generally or on which he has been convicted of any criminal offence involving his or her integrity or honesty;

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APPENDIX VII	STATUTORY AND GENERAL INFORMATION

(viii)	any other expiration events as the Company may notify the Grantee from time to time; and

(ix)	the date on which the Grantee commits a breach by selling, transferring, charging, mortgaging, encumbering or creating any interest in favor of any third party over or in relation to any option.

(S) Termination of the Share Option Scheme

The Company, by resolution in general meeting, or the Board, may at any time terminate the operation of the Share Option Scheme and in such event no further option will be offered but in all other respects the provisions of the Share Option Scheme shall remain in full force and effect and options granted prior to such termination shall continue to be valid and exercisable in accordance with the Share Option Scheme.

(T) Cancellation of option

The Company may cancel any option granted but not exercised at anytime if the Grantee so agrees.

E. OTHER INFORMATION

1. Litigation

We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business. As at the Latest Practicable Date, no member of the Group was engaged in any material legal, arbitral or administrative proceedings and we are not aware of any material legal, arbitral or administrative proceedings pending or threatened by or against us.

2. Preliminary Expenses

The preliminary expenses of our Company are estimated to be approximately HK$[●] and are payable by our Company.

3. Taxation of Holders of Shares

     (1) Tax on dividends

No tax is payable in Hong Kong in respect of dividends paid by us.

     (2) Profits

No tax is imposed in Hong Kong in respect of capital gains from the sale of property such as the Shares. Trading gains from the sale of property by persons carrying on a trade, profession or business in Hong Kong where such gains are derived from or arise in Hong Kong from such trade, profession or business will be chargeable to Hong Kong profits tax, which is currently imposed at the rate of 16.5% on corporations and at a maximum rate of 15% on individuals. Gains from sales of the Shares effected on the Stock Exchange will be considered to be derived from or arise in Hong Kong. Liability for Hong Kong profits tax would thus arise in respect of trading gains from sales of the Shares realized by persons carrying on a business of trading or dealing in securities in Hong Kong.

     (3) Stamp duty

The sale, purchase and transfer of Shares registered with our Company’s Hong Kong branch register of members will be subject to Hong Kong stamp duty and the current ad valorem rate of Hong Kong stamp duty is 0.1% on the higher of the consideration for or the market value of the Shares and it is charged on the purchaser on every purchase and on the vendor on every sale of the Shares. In other words, a total stamp duty of 0.2% is currently payable on a typical sale and purchase

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APPENDIX VII	STATUTORY AND GENERAL INFORMATION

transaction involving the Shares. In addition, any instrument of transfer (if required) will be subject to a flat rate of stamp duty of HK$5.00. Where a sale or purchase of shares registered on the Hong Kong share register is effected by a person who is not resident in Hong Kong and any stamp duty payable on the contract note is not paid, the relevant instrument of transfer (if any) shall be chargeable with such duty, together with the duty otherwise chargeable thereon and the transferee shall be liable to pay such duty.

(4)	Estate duty

The Revenue (Abolition of Estate Duty) Ordinance 2005 came into effect on February 11, 2006 in Hong Kong, pursuant to which estate duty ceased to be chargeable in Hong Kong in respect of the estates of persons dying on or after that date. No Hong Kong estate duty is payable and no estate duty clearance papers are needed for an application for a grant of representation in respect of holders of Shares whose death occur on or after February 11, 2006.

5. Miscellaneous

(1)	Save as disclosed in this document, within the two years immediately preceding the date of this document:

(a)	no share or loan capital of our Company or any of our subsidiaries has been issued or agreed to be issued or is proposed to be fully or partly paid either for cash or a consideration other than cash;

(b)	no share or loan capital of our Company or any of our subsidiaries is under option or is agreed conditionally or unconditionally to be put under option;

(c)	no founders or management or deferred shares of our Company or any of our subsidiaries have been issued or agreed to be issued;

(d)	no commissions, discounts, brokerages or other special terms have been granted or agreed to be granted in connection with the issue or sale of any share or loan capital of our Company or any of our subsidiaries; and

(e)	no commission has been paid or is payable for subscription, agreeing to subscribe, procuring subscription or agreeing to procure subscription of any share in our Company or any of our subsidiaries.

(2)	Our Directors confirm that:

(a)	there has been no material adverse change in the financial or trading position or prospects of our Company since December 31, 2010 (being the date to which the latest audited consolidated financial statements of our Group were prepared); and

(b)	there has not been any interruption in the business of our Group which may have or has had a significant effect on the financial position of our Group in the 12 months preceding the date of this document.

(3)	The Directors have been advised that, under the Cayman Companies Law, the use of a Chinese name by our Company for identification purposes only does not contravene the Cayman Companies Law.

(4)	Chen Yau Wong was a director and 10% shareholder in Imperial Land Group plc and a director of certain of its subsidiaries. The Imperial Land Group of companies were primarily engaged in UK property development. Certain members of the group were put into creditors’ liquidation and all members of the group were subsequently wound up by the end of 1993.

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